Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

PLUM ACQUISITION CORP. III

PLUM III AMALCO CORP.

PLUM III MERGER CORP.

AND

TACTICAL RESOURCES CORP.

DATED AS OF AUGUST 22, 2024

i

v

Exhibits

Exhibit A	Form of Plan of Arrangement
Exhibit B	Form of Registration Rights Agreement
Exhibit C	Form of SPAC Domestication Articles
Exhibit D	Form of Closing Pubco Articles
Exhibit E	Form of Closing Company Articles
Exhibit F	Form of Share Award Agreement

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement, dated as of August 22, 2024 (this “Agreement”), is made and entered into by and among Plum Acquisition Corp. III, a Cayman Islands exempted company (“SPAC”), Plum III Amalco Corp., a corporation formed under the Laws of the Province of British Columbia and a direct, wholly owned Subsidiary of SPAC (the “Amalco”), Plum III Merger Corp., a corporation formed under the Laws of the Province of British Columbia (“Pubco”), and Tactical Resources Corp., a corporation formed under the Laws of the Province of British Columbia (the “Company”). SPAC, Amalco, Pubco and the Company are sometimes referred to herein collectively as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, SPAC is a blank check company formed under the Laws of the Cayman Islands for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities;

WHEREAS, Amalco is a newly formed corporation formed under the Laws of the Province of British Columbia solely for the purpose of engaging in the Transactions;

WHEREAS, Pubco is a newly formed corporation formed under the Laws of the Province of British Columbia solely for the purpose of engaging in the Transactions;

WHEREAS, on the terms and subject to the conditions of this Agreement and in accordance with applicable Law, SPAC shall transfer by way of continuation from the Cayman Islands to the Province of British Columbia in accordance with the Cayman Islands Companies Act (as revised) (the “Companies Act”) and continue as a corporation under the Laws of the Province of British Columbia in accordance with the applicable provisions of the Business Corporations Act (British Columbia) (the “BCBCA”) (such transfer by way of continuation and domestication, including all matters necessary or ancillary in order to effect such transfer by way of continuation and domestication, the “Domestication”);

WHEREAS, following the Domestication, on the terms and subject to the conditions set forth in this Agreement and the Plan of Arrangement and in accordance with applicable Law, SPAC shall amalgamate with Pubco (the “SPAC Amalgamation”) to form one corporate entity, except that the legal existence of Pubco will not cease and Pubco will survive the SPAC Amalgamation;

WHERAS, immediately following the SPAC Amalgamation, on the terms and subject to the conditions set forth in this Agreement and the Plan of Arrangement and in accordance with applicable Law, the Company and Amalco shall amalgamate (the “Company Amalgamation” and, together with the SPAC Amalgamation, the “Amalgamations”) to form one corporate entity, except that the legal existence of the Company will not cease and the Company will survive the Company Amalgamation;

WHEREAS, the Parties intend to complete the SPAC Amalgamation and the Company Amalgamation pursuant to a plan of arrangement in substantially the form attached hereto as Exhibit A, subject to any amendments or variations to such plan made in accordance with the terms thereof or made at the direction of the Court in the Final Order with the prior written consent of Pubco, the Company and SPAC, each acting reasonably (the “Plan of Arrangement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Pubco, SPAC, the Company and the Key Company Securityholders have entered into a voting and support agreement (the “Company Securityholder Support Agreement”) pursuant to which, among other things, each of the Key Company Securityholders has agreed to (a) refrain from transferring any of his, her or its Company Common Shares prior to the Closing, other than in connection with certain permitted transfers described therein, (b) vote his, her or its Company Common Shares and any additional Company Common Shares he, she or it acquires prior to the Company Shareholders Meeting in favor of each of the Company Shareholder Proposals, including the Company Arrangement Resolution, at the Company Shareholders Meeting and (c) waive, and not exercise, any Dissent Rights he, she or it may have with respect to the Transactions;

WHEREAS, concurrently with the execution and delivery of this Agreement, Pubco, SPAC, the Company, Mercury Capital, LLC, a Delaware limited liability company (“Sponsor”), Alpha Partners Technology Merger Sponsor LLC, a Delaware limited liability company (“Former Sponsor”), and certain other SPAC Shareholders set forth therein (together with Sponsor and Former Sponsor, the “Sponsor Parties”) have entered into a voting and support agreement (the “Sponsor Support Agreement”) pursuant to which, among other things, (a) each of the Sponsor Parties has agreed to (i) refrain from transferring any of his, her or its SPAC Shares prior to the Closing, other than in connection with certain permitted transfers described therein, (ii) vote his, her or its SPAC Shares and any additional SPAC Shares he, she or it acquires prior to the SPAC Shareholders Meeting in favor of each of the SPAC Shareholder Proposals at the SPAC Shareholders Meeting, (iii) waive, and not exercise, any rights he, she or it may have to elect to effect a SPAC Share Redemption in connection with the SPAC Shareholders’ Approval or the Transactions and (iv) waive, and not enforce, any anti-dilution rights he, she or it may have under the SPAC Governing Documents in connection with the Transactions, and (b) Sponsor has agreed to use, and subject to forfeiture, the Sponsor Incentive Units as set forth therein;

WHEREAS, concurrently with the execution and delivery of this Agreement, Pubco, SPAC and the Sponsor Parties have entered into a lock-up agreement (the “Sponsor Parties Lock-Up Agreement”) pursuant to which, among other things, certain Pubco Common Shares to be held by the Sponsor Parties immediately following the Closing shall be subject to certain limitations on disposition as set forth therein;

WHEREAS, SPAC and the Sponsor Parties are parties to that certain Registration Rights Agreement, dated as of July 27, 2021 (the “Original Registration Rights Agreement”), and, at the Closing, Pubco and the Sponsor Parties shall enter into a registration rights agreement in substantially the form attached hereto as Exhibit B (the “Registration Rights Agreement”) pursuant to which, among other things, (a) Pubco (as successor-in-interest to SPAC) and the Sponsor Parties shall terminate the Original Registration Rights Agreement and (b) Pubco shall provide the Sponsor Parties with certain demand and piggyback registration rights with respect to the Pubco Common Shares (and any securities convertible into or exercisable for Pubco Common Shares) to be held by such Persons immediately following the Closing;

WHEREAS, the board of directors of SPAC (the “SPAC Board”) has unanimously (a) determined that the Transactions are in the commercial interests of SPAC and that it is advisable for SPAC to enter into this Agreement and each of the Ancillary Agreements to which it is or will be a party and to consummate the Transactions, (b) approved the execution and delivery of this Agreement and each of the Ancillary Agreements to which it is or will be a party and the consummation of the Transactions and (c) recommended the approval and adoption of this Agreement and the approval of the SPAC Shareholder Proposals by the SPAC Shareholders at the SPAC Shareholders Meeting on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of Amalco (the “Amalco Board”) has unanimously (a) determined that it is fair to, advisable for and in the best interests of Amalco and SPAC, as the sole shareholder of Amalco, for Amalco to enter into this Agreement and each of the Ancillary Agreements to which it is or will be a party and to consummate the Transactions, (b) approved the execution and delivery of this Agreement and each of the Ancillary Agreements to which it is or will be a party and (c) recommended that SPAC, as the sole shareholder of Amalco, approve the Transactions, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of Pubco (the “Pubco Board”) has unanimously (a) determined that it is fair to, advisable for and in the best interests of Pubco and the Pubco Sole Shareholder for Pubco to enter into this Agreement and each of the Ancillary Agreements to which it is or will be a party and to consummate the Transactions, (b) approved the execution and delivery of this Agreement and each of the Ancillary Agreements to which it is or will be a party and (c) recommended that the Pubco Sole Shareholder approve the Transactions, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of the Company (the “Company Board”) has established a special committee of independent directors of the Company Board (the “Company Special Committee”) to, among other things, review and consider the Transactions, examine and review, from the point of view of the best interests of the Company and the Company Shareholders, the merits and fairness of the Transactions and to make recommendations to the Company Board in respect thereof;

WHEREAS, the Company Board, after receiving the unanimous recommendation of the Company Special Committee, has unanimously (with conflicted directors abstaining) (a) determined that it is fair to, advisable for and in the best interests of the Company and the Company Shareholders for the Company to enter into this Agreement and each of the Ancillary Agreements to which it is or will be a party and to consummate the Transactions, (b) approved the execution and delivery of this Agreement and each of the Ancillary Agreements to which it is or will be a party and (c) recommended that the Company Shareholders vote in favor of the Company Shareholder Proposals, including the Company Arrangement Resolution, at the Company Shareholders Meeting, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, following the execution of this Agreement and prior to the date on which the SPAC Shareholders’ Approval is obtained, Pubco intends to enter into one or more subscription agreements with PIPE Investors (“PIPE Subscription Agreements”) pursuant to which, on the terms and subject to the conditions set forth therein, such PIPE Investors shall purchase Pubco Common Shares concurrently with the Closing (such purchase, the “PIPE Investment”); and

WHEREAS, the Parties intend that: (a) for U.S. federal and applicable state and local income Tax purposes, (i) the Domestication and the SPAC Amalgamation each qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, (ii) the Company Amalgamation qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Company be the surviving entity of the “reorganization” and (iii) this Agreement and the Plan of Arrangement constitute, and are hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) (collectively, the “Intended U.S. Tax Treatment”); and (b) for Canadian federal and applicable provincial income Tax purposes, each of the Amalgamations is intended to (i) qualify as an amalgamation within the meaning of Section 87 of the Tax Act and for the purposes of the BCBCA, and (ii) be governed by subsections 87(1), 87(2), 87(4), 87(5) and 87(9) of the Tax Act, as applicable (collectively, the “Intended Canadian Tax Treatment” and together with the Intended U.S. Tax Treatment, the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

Article I

CERTAIN DEFINITIONS

Section 1.01 Definitions. As used herein, the following terms shall have the following meanings:

“Acquisition Proposal” means, (a) with respect to the Company, any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding) relating to an Alternative Transaction, and (b) with respect to SPAC, a Business Combination Proposal.

“Action” means any action, lawsuit, claim, audit, arbitration or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate of SPAC prior to (but not following) the Company Amalgamation Effective Time.

“Aggregate Exercise Price” means the aggregate dollar amount payable to the Company upon (a) the conversion of the Company Convertible Debenture in accordance with its terms and (b) the exercise of all vested In-the-Money Company Options and vested In-the-Money Company Warrants that are outstanding immediately prior to the Company Amalgamation Effective Time.

“Alternative Transaction” means, other than any of the Transactions, any Permitted Financing and the acquisition or disposition of equipment or other tangible personal property in the Ordinary Course, (a) any acquisition or purchase, direct or indirect, of (i) more than 25% of the consolidated assets of such Person and its Subsidiaries (based on the fair market value thereof as determined in good faith by the board of directors (or equivalent governing body) of such Person) or (ii) more than 25% of the total voting power of the Equity Securities of (A) such Person or (B) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, more than 25% of the consolidated assets of such Person and its Subsidiaries, (b) any take-over bid, issuer bid, tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person Beneficially Owning more than 25% of the total voting power of the Equity Securities of (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, more than 25% of the consolidated assets of such Person and its Subsidiaries, or (c) a merger, amalgamation, consolidation, share exchange, business combination, arrangement or other similar transaction involving (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, more than 25% or more of the consolidated assets of such Person and its Subsidiaries, in each case, that would result in any Person or Group who does not Beneficially Own more than 25% of the total voting power of the Equity Securities of such Person or such Subsidiaries prior to the consummation of such transaction becoming the Beneficial Owner of more than 25% of the total voting power of the Equity Securities of such Person or such Subsidiaries following the consummation of such transaction.

“Amalco Articles” means the Articles of Pubco adopted on August 8, 2024, as amended, restated or amended and restated from time to time.

“Amalco Certificate” means the Certificate of Incorporation of Amalco filed with the Registrar on August 8, 2024, as amended, restated or amended and restated from time to time.

“Amalco Governing Documents” means, collectively, the Amalco Articles and the Amalco Certificate.

“Amalco Sole Shareholder” means SPAC.

“Amalco Sole Shareholder Approval” means approval by the affirmative vote of the Amalco Sole Shareholder by means of a special resolution in respect of the Arrangement pursuant to the terms and subject to the conditions of the Plan of Arrangement, applicable Law and the Amalco Governing Documents.

“Ancillary Agreements” means, collectively, (a) the Plan of Arrangement, (b) the Company Securityholder Support Agreement, (c) the Sponsor Support Agreement, (d) the Sponsor Parties Lock-Up Agreement, (e) the Registration Rights Agreement, (f) the PIPE Subscription Agreements and (g) all other agreements, certificates and instruments executed and delivered by any of the Parties in connection with the Transactions.

“Anti-Bribery Laws” means the applicable anti-bribery provisions of the U.S. Foreign Corrupt Practices Act of 1977, the Corruption of Foreign Public Officials Act (Canada) and all other applicable anti-corruption and bribery Laws.

“Arrangement” means an arrangement under Section 288 of the BCBCA on the terms and subject to the conditions set forth in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of this Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of SPAC and the Company, such consent not to be unreasonably withheld, conditioned or delayed.

“Arrangement Consideration” means the sum of (a) $500,000,000, plus (b) the Aggregate Exercise Price, plus (c) the gross proceeds received by the Company in connection with any Permitted Financing.

“Arrangement Filings” means the records and information required to be provided to the Registrar under Section 292 of the BCBCA in respect of the Arrangement, together with a copy of the Final Order.

“Beneficial Owner” has the meaning set forth in Rule 13d-3 under the Exchange Act. The terms “Beneficially Own”, “Beneficially Owning” and “Beneficial Ownership” shall have the correlative meanings.

“Business Combination” has the meaning set forth in Article I of the SPAC Articles.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the Transactions), relating to a Business Combination.

“Business Contact Data” means any information that is used for the purpose of communicating or facilitating communication with an individual in relation to their employment, business or professional services, including the individual’s name, position or title, work address, work telephone number, work fax number or work e-mail address.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Vancouver, British Columbia, are authorized or required by Law to close.

“Change of Control Event” means any of the following transactions or series of transactions occurring following the Closing: (a) any Person or Group (other than Pubco or any of its Subsidiaries) becomes the Beneficial Owner or otherwise acquires control, directly or indirectly, of Equity Securities of Pubco, one or more Subsidiaries of Pubco holding assets constituting, individually or in the aggregate, more than 50% of the consolidated assets of Pubco and its Subsidiaries or any direct or indirect parent of any of the foregoing (each a “Pubco Entity”) representing more than 50% of the total voting power of the Equity Securities of a Pubco Entity (or, if such Pubco Entity does not have voting Equity Securities, more than 50% of the ownership interest representing the right to make decisions for such Pubco Entity); (b) the acquisition by any Person or Group in any manner of the ability to elect, or to control the election, of a majority of the members of the board of directors (or similar governing body) of any Pubco Entity; (c) any merger, amalgamation, consolidation, share exchange, business combination, arrangement or other transaction involving any Pubco Entity that results in the ultimate Beneficial Owners of such Pubco Entity’s Equity Securities immediately prior to the consummation of such transaction ceasing to Beneficially Own Equity Securities representing more than 50% of the total voting power of the Equity Securities of such Pubco Entity (or any surviving entity in such transaction or the ultimate parent thereof) following the consummation of such transaction; (d) any Pubco Entity sells, assigns, leases, licenses or transfers more than 50% of the consolidated assets of Pubco and its Subsidiaries (based on the fair market value thereof as determined in good faith by the Pubco Board); or (e) the sale, assignment, transfer or other disposition (whether by sale of assets or Equity Securities, merger, amalgamation, consolidation, share exchange, business combination, arrangement or otherwise) of one or more Subsidiaries of Pubco if more than 50% of the consolidated assets of Pubco and its Subsidiaries (based on the fair market value thereof as determined in good faith by the Pubco Board) are held by such Subsidiaries, except where such sale, assignment, transfer or other disposition is to a wholly-owned subsidiary of Pubco.

“Code” means the U.S. Internal Revenue Code of 1986.

“Company Amalgamation Effective Time” means the time at which the Company Amalgamation occurs, which shall be immediately following the completion of the SPAC Amalgamation at the SPAC Amalgamation Effective Time.

“Company Arrangement Resolution” means a special resolution of the holders of Company Common Shares in respect of the Arrangement to be considered at the Company Shareholders Meeting.

“Company Articles” means (a) the Articles of the Company adopted on September 7, 2022, as amended, restated or amended and restated from time to time, and (b) for all periods from and after the Company Amalgamation, the Closing Company Articles.

“Company Awards” means Company Options and Company RSUs granted under the Company Stock Plan or otherwise.

“Company Benefit Plan” means each compensation or benefits plan, policy, program, or arrangement and each other stock purchase, stock option, restricted stock, profit sharing, pension, retirement, savings, severance, retention, employment, consulting, commission, change-of-control, vacation, holiday pay, paid time off, employee loan, educational assistance, bonus, incentive, deferred compensation, fringe benefit, insurance, welfare, post-retirement health or welfare, health, life, disability, accident, sick pay, sick leave, termination, severance and other benefit plan, policy, program or arrangement, whether oral or written, insured or self-insured, registered or unregistered, in each case, that is sponsored, established, maintained, contributed to or required to be contributed to by the Company on behalf of current employees, officers, independent contractors (to the extent performing services for the Company similar to employees) or directors of the Company or their spouses, beneficiaries or dependents, or under which the Company has or could reasonably be expected to have any material liability, contingent or otherwise, other than any such plan, policy, program or arrangement sponsored by a Governmental Authority.

“Company Certificate” means the Certificate of Incorporation of the Company filed with the Registrar of Companies of the Province of British Columbia on June 25, 2018, as amended, restated or amended and restated from time to time.

“Company Common Shares” means the common shares without par value in the capital of the Company.

“Company Convertible Debenture” means that certain 10.0% Unsecured Convertible Debenture issued by the Company, dated as of May 17, 2024.

“Company Data” means all data contained in the Company Systems and all other information and data compilations used by the Company, whether or not in electronic form.

“Company Exchange Ratio” means the quotient obtained by dividing (a) the Price per Company Share by (b) $10.00.

“Company Governing Documents” means, collectively, the Company Articles and the Company Certificate.

“Company Information Circular” means the notice of the Company Shareholders Meeting to be sent to the Company Shareholders, and the accompanying management information circular to be prepared in connection with the Company Shareholders Meeting, together with any amendments thereto or supplements thereof in accordance with the terms of this Agreement.

“Company Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, assets and liabilities, results of operations or financial condition of the Company or (b) the ability of the Company to consummate the Transactions prior to the Agreement End Date; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (i) any change or proposed change in any applicable Laws, GAAP or IFRS, or any change in interpretation thereof following the date of this Agreement, (ii) any change in interest or exchange rates or economic, political, business or financial market conditions generally, including changes in the credit, debt, securities or capital markets or changes in prices of any security or market index or commodity or any disruption of such markets, (iii) the taking of any action required to be taken, or refraining from taking any action required not to be taken, under this Agreement or any Ancillary Agreement, (iv) any act of God, natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, wildfires, volcanic eruptions or similar occurrences), epidemic, pandemic, disease or other outbreak of illness or public health event, acts of nature or change in climate or any other force majeure event (including any escalation or worsening of any of the foregoing), (v) any acts of terrorism or war (whether or not declared), sabotage, civil unrest, curfews, public disorder, riots, hostilities, geopolitical or local, regional, state, national or international political conditions or social conditions (including any escalation or worsening of any of the foregoing), (vi) any failure of the Company to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position or any fluctuation in the stock price or trading volume of Company Common Shares; provided, that the exceptions in this clause (vi) shall not prevent a determination that any change, effect or development underlying such change has resulted in a Company Material Adverse Effect to the extent not excluded by another exception herein, (vii) any Events generally applicable to the industries or markets in which the Company operates, (viii) any matter existing as of the date of this Agreement to the extent expressly set forth in the Company Disclosure Schedules, (ix) any action taken at the written request of an authorized officer of, or with the written approval or consent of, SPAC, (x) any Event that is cured by the Company prior to the Closing or (xi) any Event attributable to the announcement of this Agreement or the pendency of the Transactions; provided, that, in the case of clauses (i), (ii), (iv), (v) and (vii), to the extent any such Event disproportionately affects the Company relative to other participants in the industries or markets in which the Company operates, such Event shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect.

“Company Option In-The-Money Amount” means, with respect to a given Company Option, the amount, if any, by which the total fair market value (determined as of immediately prior to the Company Amalgamation Effective Time) of the Company Common Shares that the holder of such Company Option is entitled to acquire upon exercise of such Company Option exceeds the amount payable by such holder to acquire such Company Common Shares upon exercise of such Company Option.

“Company Options” means the options to purchase Company Common Shares granted under the Company Stock Plan.

“Company Public Disclosures” means all documents publicly available under the Company’s profile on the CSA’s website through SEDAR+.

“Company RSU Vesting Acceleration” means the vesting in full, effective as of immediately prior to the Company Amalgamation Effective Time but subject to the substantially concurrent occurrence of the Company Amalgamation, of all Company RSUs outstanding as of such time in accordance with the Company Stock Plan.

“Company RSUs” means the restricted stock units of the Company granted under the Company Stock Plan.

“Company Securities” means, collectively, Company Common Shares, Company Options, Company RSUs, Company Warrants and the Company Convertible Debenture.

“Company Shareholder” means any holder of Company Common Shares.

“Company Shareholders Meeting” means the meeting of the Company Shareholders, including any adjournment or postponement thereof in accordance with the terms of this Agreement, that is to be convened as provided by the Interim Order to consider, and if deemed advisable approve, the Company Shareholder Proposals, including the Company Arrangement Resolution.

“Company Shareholders’ Approval” means approval by the affirmative vote of the holders of (a) at least two-thirds of the votes cast at the Company Shareholders Meeting by the Company Shareholders, present in person or represented by proxy and entitled to vote at the Company Shareholders Meeting, and (b) if required under MI 61-101, at least a simple majority of the votes cast at the Company Shareholders Meeting by the Company Shareholders, present in person or represented by proxy and entitled to vote at the Company Shareholders Meeting, other than the votes attached to the Company Common Shares held by the Company Shareholders excluded for purpose of such vote under MI 61-101, each pursuant to the terms and subject to the conditions of the Plan of Arrangement, applicable Law and the Company Governing Documents.

“Company Stock Plan” means the Tactical Resources Corp. Omnibus Incentive Plan adopted by the Company Board on August 28, 2023 and approved by the Company Shareholders on December 7, 2023, as amended, restated or amended and restated from time to time.

“Company Systems” means all information technology and computer systems (including computer software, information technology and telecommunication hardware and other equipment) relating to the generation, transmission, storage, maintenance or processing of data and information, whether or not in electronic form, used in the conduct of the business of the Company as presently conducted.

“Company Transaction Expenses” means, without duplication, all fees and expenses incurred by or on behalf of the Company (whether or not billed or accrued for) as a result of or in connection with the preparation, negotiation, documentation and execution of this Agreement and the Ancillary Agreements, the performance of the terms thereof and the consummation of the Transactions, including (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (b) any change in control bonus, transaction bonus or retention bonus to be paid to any current or former employee, independent contractor, director or officer of the Company at or after the Closing pursuant to any Contract to which the Company is a party prior to the Closing which becomes payable (including if subject to continued employment) solely as a result of the execution of this Agreement or the consummation of the Transactions and not because of any action of Pubco or its Subsidiaries following the Closing, (c) 50% of any and all filing fees payable to any Governmental Authorities in connection with the Regulatory Approvals or any other necessary approval, consent, registration, variance, waiver, license, permit, certification, registration or other authorization of any Governmental Authority, or the expiration or termination of any waiting period of any required filings or applications under any applicable Laws, in connection with the consummation of the Transactions, (d) all fees, costs and expenses in connection with the negotiation, preparation, execution, authorization or performance of agreements relating to the issuance of any Permitted Financing Securities, (e) all fees, costs and expenses associated with the preparation and completion of the Company Information Circular, (f) all fees, costs and expenses associated with the preparation and furnishing by the Company of information pursuant to the first sentence of Section 8.02(a)(iii) and (g) 50% of any and all filing fees payable to the SEC in connection with the Proxy/Registration Statement in accordance with Section 8.02(a)(iv).

“Company Warrant Agent” means Odyssey Trust Company.

“Company Warrant Agreement” means that certain Common Share Purchase Warrant Indenture, dated as of September 14, 2021, by and between the Company and the Company Warrant Agent, as supplemented by that certain First Supplemental Warrant Indenture, dated as of March 12, 2024, by and between the Company and the Company Warrant Agent.

“Company Warrants” means the warrants to purchase Company Common Shares that are outstanding immediately prior to the Closing.

“Confidential Information” means any non-public information of or concerning the Company or its business, including (in each case to the extent maintained on a confidential basis) business plans, financial data, customer and client lists, customer and client information (including names, addresses and contact information and including prospective customers and prospective clients), marketing plans, technology, products, services, solutions, offerings, platforms and Intellectual Property, whether existing or being developed.

“Confidentiality Agreement” means that certain letter agreement, dated as of March 25, 2024, between SPAC and the Company.

“Contracts” means any legally-binding written contracts, subcontracts, agreements, arrangements, understandings, commitments, instruments, undertakings, indentures, leases, subleases, licenses, sublicenses, mortgages, deeds of trust and purchase orders.

“Converted Company Option In-The-Money Amount” means, with respect to a given Converted Company Option, the amount, if any, by which the total fair market value (determined as of immediately following the Company Amalgamation Effective Time) of the Pubco Common Shares that the holder of such Converted Company Option is entitled to acquire upon exercise of such Converted Company Option exceeds the amount payable by such holder to acquire such Pubco Common Shares upon exercise of such Converted Company Option.

“Court” means the Supreme Court of British Columbia.

“CSA” means the Canadian Securities Administrators.

“Depositary” means such Person as Pubco may appoint, subject to the prior written approval of the Company (not to be unreasonably withheld, conditioned or delayed), to act as depositary in relation to the Arrangement.

“Disclosure Schedules” means, as applicable, the Company Disclosure Schedules or the SPAC Disclosure Schedules.

“Dissent Rights” means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement.

“Environmental Laws” means all applicable foreign, federal, state, provincial, municipal and local Laws as in effect on the date of this Agreement relating to the protection of the environment or, as they relate to exposure to Hazardous Materials, to health and safety, including Laws relating to (a) Releases or threatened Releases of any Hazardous Material and (b) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of any Hazardous Material.

“Environmental Permits” means the Permits required under Environmental Laws.

“Equity Securities” means, with respect to any Person, (a) any capital stock, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person and (b) any option, warrant, purchase right, conversion right, exchange right or other contractual obligation which would entitle any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including any interest, the value of which is in any way based on, linked to or derived from any interest described in clause (a), including stock appreciation, phantom stock, profit participation or other similar rights).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any Person, each entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included such Person, or that is a member of the same “controlled group” as such Person pursuant to Section 4001(a)(14) of ERISA.

“Event” means any event, development, change, circumstance, occurrence or effect.

“Exchange Act” means the U.S. Securities Exchange Act of 1934.

“Export Laws” means (a) all applicable Laws imposing trade sanctions administered or enforced by OFAC, all applicable sanctions Laws or embargos imposed or administered by the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury or other relevant sanctions Governmental Authorities and all applicable anti-boycott Laws administered by the U.S. Department of Commerce or the Department of Treasury, and (b) all applicable Laws relating to the import, export, re-export or transfer of information, data, goods and technology, including, as applicable, the Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State, and the export control Laws of the United Kingdom or the European Union.

“Final Order” means the final order of the Court pursuant to Section 291 of the BCBCA, approving the Arrangement, as such order may be amended by the Court with the consent of SPAC and the Company, such consent to not be unreasonably withheld, conditioned or delayed, at any time prior to the Company Amalgamation Effective Time or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended, on appeal; provided, that any such amendment is reasonably acceptable to each of SPAC and the Company.

“Fraud Claim” means a claim against a Person for fraud, as defined under the Laws of the State of Delaware (excluding any theories of equitable or constructive fraud or negligent misrepresentation), of such Person with respect to the making of the representations and warranties of such Person set forth in (a) Article III, Article IV or Article V of this Agreement as qualified by the Disclosure Schedules or (b) in any Ancillary Agreement, in each case, as applicable and when made; provided, that no Person shall be liable for or as a result of any other Person’s fraud.

“Fully-Diluted Company Shares” means, without duplication, the total number of issued and outstanding Company Common Shares as of immediately prior to the Company Amalgamation Effective Time, determined on a fully-diluted basis as the sum of (a) the number of Company Common Shares outstanding immediately prior to the Company Amalgamation Effective Time and (b) the number of Company Common Shares issuable (i) in respect of all issued and outstanding Company RSUs, (ii) upon exercise of all vested In-the-Money Company Options, (iii) upon exercise of all vested In-the-Money Company Warrants and (iv) upon conversion of the Company Convertible Debenture (including the number of Company Common Shares issuable in respect of all vested In-the-Money Company Warrants issuable upon the conversion thereof), in each case, in accordance with the terms thereof; provided, that, for the avoidance of doubt, Fully-Diluted Company Shares shall not include any Company Common Shares issuable upon exercise of any unvested In-the-Money Company Options, unvested In-the-Money Company Warrants, Out-of-the-Money Company Options or Out-of-the-Money Company Warrants.

“GAAP” means generally accepted accounting principles in the U.S. as in effect from time to time.

“Governing Documents” means the legal documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a Cayman Islands exempted company are its certificate of incorporation, memorandum of association and articles of association under the Cayman Companies Act, and the “Governing Documents” of a British Columbia corporation are its certificate of incorporation and articles, in each case, as amended, restated or amended and restated from time to time.

“Governmental Authority” means any federal, state, provincial, municipal, local, international, supranational or foreign government, governmental, regulatory or administrative authority, agency (which, for the purposes of this Agreement, shall include the SEC and the CSA, as applicable), commission, department, board, bureau, agency or similar body or instrumentality thereof, or any court, tribunal or judicial or arbitral body thereof.

“Governmental Order” means any order, judgment, injunction, decree, writ, ruling, stipulation, determination, verdict or award, in each case, entered by or with any Governmental Authority.

“Group” means a “group” of Persons as defined in Section 13(d) of the Exchange Act.

“Hazardous Materials” means any material, substance or waste which is now or hereafter defined, listed or identified as “hazardous” (including “hazardous substances” or “hazardous wastes”), “toxic”, a “pollutant” or a “contaminant”, or words of similar meaning, pursuant to any Environmental Law, including asbestos, urea formaldehyde, polychlorinated biphenyls, per- and polyfluoroalkyl substances, and petroleum (including its derivatives, by-products or other hydrocarbons).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“ICA” means the Investment Canada Act.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board, as incorporated in the CPA Canada Handbook at the relevant time.

“In-the-Money Company Option” means a Company Option with an exercise price per Company Common Share less than $10.00.

“In-the-Money Company Warrant” means a Company Warrant with an exercise price per Company Common Share less than $10.00.

“Indebtedness” means with respect to a specified Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money (excluding any Permitted Financing Securities), including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under GAAP or IFRS, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of, and premium (if any) in respect of, obligations evidenced by bonds, debentures, notes and similar instruments (excluding any Permitted Financing Securities), (e) the termination value of interest rate protection agreements and currency obligation swaps, options, derivatives, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes”, (g) deferred revenues, (h) dividend payable balances, (i) breakage costs, prepayment or early termination premiums, penalties or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (a) through (h), and (j) all Indebtedness of another Person referred to in clauses (a) through (i) above guaranteed directly or indirectly, jointly or severally, by such Person.

“Insolvency Event” means, in relation to any Person that is not a natural person: (a) any bankruptcy or liquidation proceeding is commenced with respect to such Person which remains undismissed for 60 days; (b) a final and non-appealable order is made by a Governmental Authority, or an effective resolution is passed by the board of directors (or equivalent governing body) of such Person, for the winding up or dissolution without winding up (other than for the purposes of a solvent reconstruction or amalgamation) of such Person; (c) a receiver, receiver and manager, judicial manager, liquidator, trustee, administrator or like official is appointed over such Person, or all or a substantial part of the undertaking or property of such Person, and is not discharged within 60 days of such appointment; or (d) such Person becomes unable to generally pay its debts as they become due or makes a general assignment for the benefit of its creditors.

“Intellectual Property” means, collectively, (a) copyrights, including copyrights in computer Software, (b) trademarks, service marks, trade names, trade dress and Internet domain names, (c) patents and patent applications, (d) registrations and applications for registrations of any of the foregoing in clauses (a) through (c) and (e) trade secrets.

“Interim Order” means the interim order of the Court contemplated by Section 2.02 and made pursuant to Section 291 of the BCBCA, providing for, among other things, the calling and holding of the SPAC Shareholders Meeting and the Company Shareholders Meeting, as the same may be amended by the Court with the consent of the Company and SPAC, such consent not to be unreasonably withheld, conditioned or delayed.

“Investment Company Act” means the U.S. Investment Company Act of 1940.

“JOBS Act” means Jumpstart Our Business Startups Act of 2012.

“Key Company Securityholders” means the Persons listed in Section 1.01(a) of the Company Disclosure Schedules.

“Law” means any statute, law, ordinance, rule, regulation, directive or Governmental Order, in each case, of any Governmental Authority, including general principles of common and civil law.

“Lien” means any lien, mortgage, deed of trust, pledge, hypothecation, charge, security interest, restriction or other encumbrance of any kind that secures the payment or performance of an obligation (other than any restriction created under applicable securities Laws).

“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Shareholders in Special Transactions, as amended and replaced from time to time.

“Nasdaq” means the Nasdaq Stock Market.

“OFAC” means the U.S. Office of Foreign Assets Control.

“Open Source Software” means all Software that is distributed as “free software”, “open source software”, “shareware” or under a similar licensing or distribution model, including Software licensed, provided, or distributed under any open source license, including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Foundation (as promulgated by the Free Software Foundation).

“Ordinary Course” means, with respect to an action taken by a specified Person, that such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

“Out-of-the-Money Company Options” means Company Options other than In-the-Money Company Options.

“Out-of-the-Money Company Warrants” means Company Warrants other than In-the-Money Company Warrants.

“Owned Intellectual Property” means any and all Intellectual Property owned by the Company.

“Owned Registered IP” means any and all Registered IP included in the Owned Intellectual Property.

“PCAOB” means the U.S. Public Company Accounting Oversight Board and any division or subdivision thereof.

“Peak REE Project” means the project undertaken by the Company to explore and potentially develop rare earth elements from materials extracted from the Sierra Blanca Quarry operated by Sierra Blanca Quarry LLC in Hudspeth County, Texas.

“Permit” means any consent, franchise, approval, registration, variance, license, permit, certificate or other authorization or approval of a Governmental Authority or pursuant to any applicable Law.

“Permitted Financing Securities” means any Equity Securities of the Company issued in any Permitted Financing.

“Permitted Liens” means (a) mechanic’s, materialmen’s and similar Liens arising in the Ordinary Course that do not materially detract from the use, value or marketability of the property encumbered thereby, (b) Liens for Taxes (i) not yet due and payable or (ii) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP or IFRS (as applicable), (c) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not, individually or in the aggregate, materially interfere with the present use, value or marketability of the property encumbered thereby, (d) with respect to any Leased Real Property (i) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Liens thereon, (ii) any Lien permitted under a Real Property Lease, (iii) any Liens encumbering the real property of which the Leased Real Property is a part and (iv) Liens not created by the Company with respect to the underlying fee interest of any Leased Real Property, in each case of clauses (i)-(iv), that do not materially interfere with the present use of the Leased Real Property, (e) zoning, building, entitlement and other land use and environmental Laws promulgated by any Governmental Authority that do not, individually or in the aggregate, materially interfere with the present use or value of the Leased Real Property, (f) non-exclusive licenses (or sublicenses) of, or other permissions to use, Intellectual Property entered into in the Ordinary Course, (g) Ordinary Course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (h) Liens arising in the Ordinary Course in connection with workers’ compensation, unemployment insurance or other types of social security, (i) reversionary rights in favor of landlords under any Leased Real Property with respect to any of the buildings or other improvements owned by the Company, (j) Liens that do not, individually or in the aggregate, materially impair the use, value or marketability of the applicable assets of the Company, (k) Liens identified in the Company Financial Statements and for which appropriate accruals or reserves have been made in accordance with GAAP or IFRS (as applicable), (l) Liens deemed to be created by this Agreement or any of the Ancillary Agreements, (m) such other imperfections of title or Liens, if any, arising in the Ordinary Course that in the aggregate are not material to the Company, (n) restrictions on transfer arising under applicable securities Laws, and (o) Liens that relate to Indebtedness permitted under this Agreement.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, trust, estate, joint venture, joint stock company, union, association, Governmental Authority or other entity, enterprise, authority or business organization of any kind.

“Personal Data” means any information that is considered personal information, personal data or other personally identifiable information under applicable Law concerning the privacy, collection, storage and transfer of any of the foregoing information, but excludes Business Contact Data.

“PIPE Investment Amount” means the aggregate amount of cash payable to Pubco at the PIPE Closing pursuant to the PIPE Subscription Agreements.

“PIPE Investors” means Persons that enter into PIPE Subscription Agreements to purchase Pubco Common Shares for cash.

“PIPE Subscription Agreement” means a Contract executed by SPAC, Pubco and a PIPE Investor in connection with the PIPE Investment.

“Price per Company Share” means the quotient, expressed as a dollar amount, obtained by dividing (a) the Arrangement Consideration by (b) the Fully-Diluted Company Shares.

“Privacy and Information Security Requirements” means (a) all applicable Laws that govern Processing of Personal Data, data privacy or information security in Canada, (b) all Laws applicable to the information security of Company Systems that are owned or controlled by the Company, (c) all Contractual obligations of the Company that relate to the Processing of Personal Data or protecting the security or privacy of personally identifiable information or personal data, as such terms are defined under applicable Canadian Laws and (d) all applicable requirements of the Personal Information Protection and Electronic Documents Act (Canada).

“Process” or “Processing” means the collection, use, storage, processing, distribution, transfer, import, export, disposal or disclosure regarding Personal Data (whether electronically or in any other form or medium).

“Pubco Articles” means (a) for all periods prior to the SPAC Amalgamation, the Articles of Pubco adopted on August 8, 2024, as amended, restated or amended and restated from time to time, and (b) thereafter, the Closing Pubco Articles.

“Pubco Certificate” means the Certificate of Incorporation of Pubco filed with the Registrar on August 8, 2024, as amended, restated or amended and restated from time to time.

“Pubco Common Shares” means the common shares of Pubco, par value $0.0001 per share.

“Pubco Governing Documents” means, collectively, the Pubco Articles and the Pubco Certificate.

“Pubco Sole Shareholder” means Kanishka Roy, as a nominee of SPAC.

“Pubco Sole Shareholder Approval” means approval by the affirmative vote of the Pubco Sole Shareholder by means of a special resolution in respect of the SPAC Amalgamation and the Arrangement pursuant to the terms and subject to the conditions of this Agreement, the Plan of Arrangement, applicable Law and the Pubco Governing Documents.

“Pubco Warrants” means, collectively, the Pubco Assumed Company Warrants and the Pubco Assumed SPAC Warrants.

“Registered IP” means all Intellectual Property that is registered, filed, applied for or issued under the authority of, with or by any Governmental Authority, domain name registrar or other public or quasi-public legal authority anywhere in the world.

“Registrar” means the Registrar of Companies appointed under Section 400 of the BCBCA.

“Release” means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, migrating, dumping, emitting, escaping or emptying into or upon the environment, including ambient air, soil, sediment, subsurface strata, surface water, groundwater or drinking water supply.

“Remedial Action” means any action to investigate, clean up, remove or remediate, or conduct remedial or corrective actions with respect to, any Release of Hazardous Materials.

“Representatives” means, with respect to a specified Person, collectively, the officers, directors, managers, employees, independent contractors, consultants, legal counsel, financial advisors, advisors, accountants, agents and other representatives of such Person.

“Sanctions” means, as applicable, any sanctions administered or enforced by OFAC, the United Nations Security Council, the European Union, His Majesty’s Treasury or other relevant sanctions Governmental Authorities.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933.

“Software” means all computer software, programs, applications, scripts, middleware, firmware or other software code of any nature, (including object code, source code, interpreted code, data files, rules, definitions and methodology derived from the foregoing).

“SPAC Amalgamation Bringdown Certificate” means a certificate signed by an officer of Pubco, dated as of the Closing Date, certifying that the conditions specified in Section 9.03(a)(i) and Section 9.03(b) (solely with respect to Pubco) have been satisfied.

“SPAC Amalgamation Effective Time” means 12:01 a.m. (Pacific Time) on the Closing Date, or such other time on the Closing Date as the Parties mutually agree in writing before the Closing Date.

“SPAC Arrangement Resolution” means a special resolution of the SPAC Shareholders in respect of the Arrangement to be considered at the SPAC Shareholders Meeting.

“SPAC Articles” means (a) for all periods prior to the Domestication, the Amended and Restated Memorandum and Articles of Association of SPAC adopted on July 27, 2021, as amended, restated or amended and restated from time to time, and (b) for all periods from and after the Domestication, the SPAC Domestication Articles.

“SPAC Certificate” means the Certificate of Incorporation of SPAC filed with the Registrar of Companies of the Cayman Islands on February 5, 2021, as amended, restated or amended and restated from time to time.

“SPAC Class A Shares” means (a) for all periods prior to the Domestication, Class A ordinary shares of SPAC, par value $0.0001 per share, authorized under the SPAC Articles, and (b) for all periods from and after the Domestication, Class A common shares of SPAC, par value $0.0001 per share, authorized under the SPAC Domestication Articles.

“SPAC Class B Shares” means (a) for all periods prior to the Domestication, Class B ordinary shares of SPAC, par value $0.0001 per share, authorized under the SPAC Articles, and (b) for all periods from and after the Domestication, Class B common shares of SPAC, par value $0.0001 per share, authorized under the SPAC Domestication Articles.

“SPAC Class B Unit” mean a unit of SPAC comprised of one SPAC Class B Share and one-third of one SPAC Class B Warrant.

“SPAC Class B Warrant” means a warrant to purchase one SPAC Class B Share at an exercise price of $11.50 per share.

“SPAC Common Shares” means, collectively, the SPAC Class A Shares and the SPAC Class B Shares.

“SPAC Deadline” means the deadline for SPAC to consummate a Business Combination as set forth in the SPAC Articles.

“SPAC Governing Documents” means, collectively, the SPAC Articles and the SPAC Certificate.

“SPAC IPO” means the initial public offering of SPAC consummated on July 30, 2021.

“SPAC Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, assets and liabilities, results of operations or financial condition of SPAC, Amalco or Pubco or (b) the ability of SPAC, Amalco or Pubco to consummate the Transactions prior to the Agreement End Date; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a SPAC Material Adverse Effect: (i) any change or proposed change in any applicable Laws, GAAP or IFRS, or any change in interpretation thereof following the date of this Agreement, (ii) any change in interest or exchange rates or economic, political, business or financial market conditions generally, including changes in the credit, debt, securities or capital markets or changes in prices of any security or market index or commodity or any disruption of such markets, (iii) the taking of any action required to be taken, or refraining from taking any action required not to be taken, under this Agreement or any Ancillary Agreement, (iv) any act of God, natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, wildfires, volcanic eruptions or similar occurrences), epidemic, pandemic, disease or other outbreak of illness or public health event, acts of nature or change in climate or any other force majeure event (including any escalation or worsening of any of the foregoing), (v) any acts of terrorism or war (whether or not declared), sabotage, civil unrest, curfews, public disorder, riots, hostilities, geopolitical or local, regional, state, national or international political conditions or social conditions (including any escalation or worsening of any of the foregoing), (vi) any matter existing as of the date of this Agreement to the extent expressly set forth in the SPAC Disclosure Schedules, (vii) any action taken at the written request of an authorized officer of, or with the written approval or consent of, the Company or (viii) any Event attributable to the announcement of this Agreement or the pendency of the Transactions; provided, that, in the case of clauses (i), (ii), (iv) and (v), to the extent any such Event disproportionately affects SPAC or Amalco relative to other participants in the industries or markets in which SPAC and Amalco operate, such Event shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a SPAC Material Adverse Effect.

“SPAC Miscellaneous Agreement” means any business combination marketing agreement, financial advisory agreement, placement agent agreement or any similar agreement in respect of the Transactions to which SPAC, Sponsor or any of their respective Affiliates is a party.

“SPAC Ordinary Units” means, collectively, the SPAC Public Units and the SPAC Private Units.

“SPAC Preference Shares” means (a) for all periods prior to the Domestication, preference shares of SPAC, par value $0.0001 per share, authorized under the SPAC Articles, and (b) for all periods from and after the Domestication, preferred shares of SPAC, par value $0.0001 per share, authorized under the SPAC Domestication Articles.

“SPAC Private Units” means units of SPAC sold in one or more private placements consummated concurrently with the SPAC IPO, each unit comprised of one SPAC Class A Share and one-third of one SPAC Private Warrant.

“SPAC Private Warrant” means a warrant to purchase one SPAC Class A Share at an exercise price of $11.50 per share sold in a private placement consummated concurrently with the SPAC IPO.

“SPAC Public Units” means units of SPAC sold in the SPAC IPO, each unit comprised of one SPAC Class A Share and one-third of one SPAC Public Warrant.

“SPAC Public Warrant” means a warrant to purchase one SPAC Class A Share at an exercise price of $11.50 per share included in a SPAC Public Unit sold in the SPAC IPO.

“SPAC Securities” means, collectively, the SPAC Units, the SPAC Shares and the SPAC Warrants.

“SPAC Share Redemption” means the election (not validly withdrawn or cancelled prior to the Closing) of an eligible (as determined in accordance with the SPAC Articles) holder of SPAC Class A Shares to redeem all or a portion of the SPAC Class A Shares held by such holder at a per share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account, but net of Taxes payable and up to $100,000 to pay dissolution expenses) in accordance with the SPAC Articles in connection with the consummation of the Transactions.

“SPAC Shareholder” means any holder of SPAC Shares.

“SPAC Shareholders Meeting” means the meeting of the SPAC Shareholders, including any adjournment or postponement thereof in accordance with the terms of this Agreement, that is to be convened as provided by the Interim Order to consider, and if deemed advisable approve, the SPAC Shareholder Proposals, including the SPAC Arrangement Resolution.

“SPAC Shareholders’ Approval” means the approval of the SPAC Shareholder Proposals, in each case, by an affirmative vote of the holders of at least a majority of SPAC Shares entitled to vote, who attend and vote thereupon (as determined in accordance with the SPAC Governing Documents and applicable Law) at a SPAC Shareholders Meeting duly called by the SPAC Board and held for such purpose.

“SPAC Shares” means, collectively, the SPAC Common Shares and the SPAC Preference Shares.

“SPAC Transaction Expenses” means, without duplication, all fees and expenses incurred by or on behalf of SPAC, Pubco or Amalco (whether or not billed or accrued for) as a result of or in connection with the preparation, negotiation, documentation and execution of this Agreement and the Ancillary Agreements, the performance of the terms thereof and the consummation of the Transactions, including (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (b) any change in control bonus, transaction bonus or retention bonus to be paid to any current or former employee, independent contractor, director or officer of SPAC, Pubco or Amalco at or after the Closing pursuant to any Contract to which SPAC, Pubco or Amalco is a party prior to the Closing which becomes payable (including if subject to continued employment) solely as a result of the execution of this Agreement or the consummation of the Transactions and not because of any action of Pubco or its Subsidiaries following the Closing (including any payroll or employment Taxes payable by SPAC, Pubco or Amalco in connection with the making of any such payments or any employer contribution resulting from, or required to be made as a result of, any such payments), (c) all fees, costs and expenses in connection with the negotiation, preparation, execution, authorization or performance of the PIPE Subscription Agreements and the consummation of the PIPE Investment, (d) 50% of any and all filing fees payable to the SEC in connection with, and all fees, costs and expenses in connection with the preparation and mailing of, the Proxy/Registration Statement in accordance with Section 8.02(a)(iv), (e) any amounts due to the underwriters of the SPAC IPO, (f) any costs or fees relating to the preparation, filing and mailing of any proxy statement(s) for the purpose of amending the SPAC Governing Documents and the Trust Agreement, in each case, to extend the time period for SPAC to consummate a Business Combination, or the seeking of any solicitation of proxies thereunder, the holding of any meeting of the SPAC Shareholders to consider, vote on and approve any such extension of the time period for SPAC to consummate a Business Combination (including the value of any additional securities or economic inducements offered to SPAC Shareholders in connection therewith), in each case if necessary and applicable, (g) any costs or fees incurred by SPAC, Pubco or Amalco in connection with entering into agreements with any SPAC Shareholders to incentivize them to unwind or facilitate the unwinding of any election to effect any SPAC Share Redemption (which such agreements shall be subject to the prior written consent of the Company), (h) 50% of any and all filing fees payable to any Governmental Authorities in connection with the Regulatory Approvals or any other necessary approval, consent, registration, variance, waiver, license, permit, certification, registration or other authorization of any Governmental Authority, or the expiration or termination of any waiting period of any required filings or applications under any applicable Laws, in connection with the consummation of the Transactions, (i) all fees, costs and expenses associated with the preparation and furnishing by SPAC, Pubco or Amalco of information pursuant to the first sentence of Section 8.02(a)(iii) and (j) all other costs and expenses incurred or payable by SPAC, Pubco or Amalco in connection with their respective operations through the Closing Date.

“SPAC Units” means, collectively, the SPAC Ordinary Units and the SPAC Class B Units.

“SPAC Warrant Agent” means Continental Stock Transfer & Trust Company.

“SPAC Warrant Agreement” means that certain Warrant Agreement, dated as of July 27, 2021, by and between SPAC and the SPAC Warrant Agent.

“SPAC Warrants” means, collectively, the SPAC Public Warrants, the SPAC Private Warrants and the SPAC Class B Warrants.

“Sponsor Incentive Units” means 2,030,860 SPAC Class B Units held by Sponsor as of the date of this Agreement.

“Standard Inbound IP Licenses” means non-exclusive licenses granted by a third party to the Company (a) for commercially available Software, products or applications that are licensed for a license fee of less than $150,000 per annum, (b) for Open Source Software, (c) for Intellectual Property provided under licenses in employee, consulting, contractor and other service provider agreements or (d) in nondisclosure agreements entered into in the Ordinary Course.

“Standard Outbound IP Licenses” means non-exclusive licenses granted by the Company in the Ordinary Course (a) to customers or service providers, (b) for the use of Intellectual Property that is not material to the Company or (c) that are ancillary to the purpose of the applicable Contracts.

“Subsidiary” means, with respect to a specified Person, any corporation, partnership, limited liability company, joint venture or other entity in which such Person, directly or indirectly, (a) owns or controls more than 50% of the outstanding voting securities, profits interest or capital interest, (b) is entitled to elect at least a majority of the board of directors or similar governing body or (c) in the case of a limited partnership, limited liability company or similar entity, is a general partner or managing member and has the power to direct the policies, management and affairs of such entity.

“Takeover Statute” means any moratorium, fair price, business combination, takeover, interested shareholder or similar Law.

“Tax Act” means the Income Tax Act (Canada).

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any amendments or supplements of any of the foregoing or attachments thereto.

“Taxes” means all U.S. federal, state, local, non-U.S. or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Transfer Taxes” means any transfer, documentary, sales, use, real property, stamp, registration, value added and other similar Taxes, fees and costs (including any associated penalties and interest) payable in connection with the Transactions or by reason of the execution and delivery of this Agreement.

“TSXV” means the TSX Venture Exchange.

“U.S.” means the United States of America.

“Working Capital Loans” mean any and all loans to SPAC from Sponsor or any of its Affiliates.

Section 1.02 Other Definitions.

Defined Term	Location of Definition
2023 Audited Financials	Section 6.02
2024 Audited Financials	Section 6.02
Additional Company CSA Filings	Section 6.03
Additional SPAC SEC Filings	Section 7.04
Agreement	Preamble
Agreement End Date	Section 10.01(b)
Amalco	Preamble
Amalco Board	Recitals
Amalco Shares	Section 4.24(c)
Amalgamations	Recitals
Anti-Money Laundering Laws	Section 3.26
Arrangement Consideration Shares	Section 2.10(b)(i)

Defined Term	Location of Definition
BCBCA	Recitals
Cancelled Company Shares	Section 2.10(b)(ii)
Cancelled SPAC Shares	Section 2.10(a)(iii)
Closing	Section 2.09(a)
Closing Company Articles	Section 2.09(f)(ii)
Closing Pubco Articles	Section 2.09(d)(ii)
Companies Act	Recitals
Company	Preamble
Company Amalgamation	Recitals
Company Board	Recitals
Company Board Recommendation	Section 8.02(c)(ii)
Company Change in Recommendation	Section 8.02(c)(iii)
Company Change in Recommendation Notice Period	Section 8.02(c)(iii)
Company CSA Filings	Section 3.30(a)
Company Cure Period	Section 10.01(j)
Company Disclosure Schedules	Article III
Company Financial Statements	Section 3.05(a)
Company Intervening Event	Section 8.02(c)(v)
Company Modification in Recommendation	Section 8.02(c)(ii)
Company Non-Recourse Party	Section 11.16(b)
Company Shareholder Proposals	Section 8.02(a)(ii)
Company Securityholder Support Agreement	Recitals
Company Special Committee	Recitals
Company Superior Proposal	Section 8.02(c)(iv)
Company Supplemental Indenture	Section 2.09(f)(v)
Company Termination Fee	Section 11.06(b)
Company Transaction Expenses Certificate	Section 2.08(a)
Converted Company Option	Section 2.10(b)(iv)
Converted Company RSU	Section 2.10(b)(v)
D&O Indemnified Parties	Section 8.09(a)
Dissenting Shares	Section 2.13(a)
Domestication	Recitals
Enforceability Exceptions	Section 3.04
Exchange Fund	Section 2.12(a)
FCPA	Section 3.25
Former Sponsor	Recitals
Incentive Plan	Section 8.10
Insurance Policies	Section 3.16
Intended Canadian Tax Treatment	Recitals
Intended Tax Treatment	Recitals
Intended U.S. Tax Treatment	Recitals
Interim Period	Section 6.01(a)
Irrevocable Direction	Section 2.12(a)
Leased Real Property	Section 3.09(b)
Material Contract	Section 3.06(a)

Defined Term	Location of Definition
Original Registration Rights Agreement	Recitals
Permitted Financing	Section 6.01(a)(xii)
PIPE Investment	Recitals
PIPE Subscription Agreements	Recitals
Plan of Arrangement	Recitals
Post-Closing Pubco Independent Director	Section 8.19
Post-Closing Pubco Independent Director Agreements	Section 8.19
Pre-Closing D&O Liability Insurance Policies	Section 8.09(b)
Prior Company Counsel	Section 11.18(a)
Prior SPAC Counsel	Section 11.18(a)
Privileged SPAC Deal Communications	Section 11.18(b)
Prospectus	Section 10.01(a)
Proxy/Registration Statement	Section 8.02(a)(i)
Pubco	Preamble
Pubco and SPAC Information	Section 2.04(d)
Pubco Assumed Company Warrant	Section 2.10(b)(vi)
Pubco Assumed SPAC Warrant	Section 2.10(a)(iv)
Pubco Board	Recitals
Pubco Shares	Section 5.03
Real Property Leases	Section 3.09(b)
Registration Rights Agreement	Recitals
Regulatory Approvals	Section 8.01(a)
Related Party	Section 3.19(a)
Released Claims	Section 11.01(b)(i)
SEC Financials	Section 6.02
Share Award Agreements	Section 8.18
Shareholder Litigation	Section 8.05
SPAC	Preamble
SPAC Amalgamation	Recitals
SPAC Board	Recitals
SPAC Board Recommendation	Section 8.02(b)(ii)
SPAC Cure Period	Section 10.01(k)
SPAC Deal Communications	Section 11.18(b)
SPAC Disclosure Schedules	Article IV
SPAC Financial Statements	Section 4.05(a)
SPAC Financing Certificate	Section 2.08(b)
SPAC Intervening Event	Section 8.02(b)(iv)
SPAC Intervening Event Change in Recommendation	Section 8.02(b)(iii)
SPAC Intervening Event Notice Period	Section 8.02(b)(iii)
SPAC Modification in Recommendation	Section 8.02(b)(iii)
SPAC Non-Recourse Party	Section 11.16(b)
SPAC Public Shareholders	Section 11.01(a)
SPAC SEC Filings	Section 4.16(a)
SPAC Shareholder Proposals	Section 8.02(a)(i)
SPAC Shareholders Meeting	Section 8.02(a)(i)

Defined Term	Location of Definition
SPAC Termination Fee	Section 11.06(c)
Sponsor	Recitals
Sponsor Parties	Recitals
Sponsor Parties Lock-Up Agreement	Recitals
Sponsor Support Agreement	Recitals
Terminating Company Breach	Section 10.01(i)
Terminating SPAC Breach	Section 10.01(k)
Trust Account	Section 11.01(a)
Trust Agreement	Section 4.17
Trustee	Section 4.17
Withholding Agent	Section 2.14

Section 1.03 Construction.

(a)  Unless the context of this Agreement otherwise requires or unless otherwise specified: (i) words of any gender shall be construed as masculine, feminine, neuter or any other gender, as applicable; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “herewith,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article,” “Section” and “clause” refer to the specified Article, Section or clause of this Agreement; (v) the terms “Schedule” or “Exhibit” refer to the specified Schedule or Exhibit of this Agreement; (vi) the words “including,” “included,” or “includes” shall mean “including, without limitation;” (vii) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends, and such phrase shall not simply mean “if;” (viii) the word “or” shall be disjunctive but not exclusive; (ix) references to “written” or “in writing” include in electronic form; and (x) any reference to a given Person includes such Person’s successors and permitted assigns.

(b)  Unless the context of this Agreement otherwise requires, references to Laws in this Agreement shall include all rules and regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c)  References in this Agreement to any Contract (including this Agreement) mean such Contract as amended, restated or supplemented, or the terms thereof modified or waived, from time to time in accordance with the terms thereof; provided, that with respect to any Contract listed (or required to be listed) on either Disclosure Schedules, all material amendments and modifications thereto (but excluding any purchase orders, work orders or statements of work) must also be listed on the appropriate section of the applicable Disclosure Schedules.

(d)  References to “$,” “US$,” “USD” or “dollars” are to the lawful currency of the U.S. For purposes of calculating the Aggregate Exercise Price or other terms herein applying currency other than U.S. dollars, such currencies shall be converted into U.S. dollars at the applicable Bloomberg exchange rate as of the time of calculation.

(e)  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Time periods within or following which any payment is to be made or act is to be done under this Agreement shall be calculated by excluding the calendar day on which the period commences and including the calendar day on which the period ends, and by extending the period to the next following Business Day if the last calendar day of the period is not a Business Day.

(f)  All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP or IFRS, as applicable based on the Person to which such terms apply.

(g)  The parties hereto and their respective counsel have reviewed and negotiated this Agreement as the joint agreement and understanding of the parties hereto, and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.

(h)  The headings preceding the text of any Articles, Sections or clauses included herein are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement.

(i)  The words “made available,” “provided” and “delivered” to a Party, or similar formulations, mean that such materials were (i) provided by physical or electronic transmission directly to such Party or its Representatives at least one Business Day prior to such time, or (ii) if applicable, available to such Party or its Representatives (without material redactions) in the electronic data room hosted by Dropbox utilized in connection with the Transactions at least one Business Day prior to such time.

Section 1.04 Knowledge. As used herein, (a) the phrase “to the Knowledge of the Company” shall mean the knowledge of the individuals identified in Section 1.04(a) of the Company Disclosure Schedules, and (b) the phrase “to the Knowledge of SPAC” shall mean the knowledge of the individuals identified in Section 1.04(b) of the SPAC Disclosure Schedules, in each case of clauses (a) and (b), as such individuals have acquired following reasonable inquiry of their respective direct reports.

Article II

TRANSACTIONS; CLOSING

Section 2.01 The Arrangement. On the terms and subject to the conditions set forth in this Agreement, following the Domestication, SPAC, Amalco, Pubco and the Company shall proceed to effect the Arrangement under Section 288 of the BCBCA on the terms set forth in the Plan of Arrangement. In the event of any conflict between the terms of this Agreement and the Plan of Arrangement, the Plan of Arrangement shall govern. Commencing at the SPAC Amalgamation Effective Time, the Parties shall give effect to and carry out the steps, actions and transactions to be carried out by them pursuant to the Plan of Arrangement.

Section 2.02 The Interim Order. No later than three Business Days after the date that the Proxy/Registration Statement is declared effective by the SEC, the Company shall apply in a manner reasonably acceptable to SPAC pursuant to Section 291 of the BCBCA and, in cooperation with SPAC, shall prepare, file and diligently pursue an application to the Court for the Interim Order in respect of the Arrangement, which shall provide, among other things:

(a)  for the class of Persons to whom notice is to be provided in respect of the Arrangement and the SPAC Shareholders Meeting and for the manner in which such notice is to be provided, such notices to include, among other things, that such Persons have a right to appear at the hearing before the Court at which the fairness of the Arrangement is to be adjudged;

(b)  confirmation of the record date for the purposes of determining the SPAC Shareholders entitled to receive notice of and vote at the SPAC Shareholders Meeting (which date shall be fixed and published by SPAC in consultation with the Company);

(c)  that the record date for the SPAC Shareholders entitled to receive notice of and to vote at the SPAC Shareholders Meeting will not change in respect of or as a consequence of any adjournment or postponement of the SPAC Shareholders Meeting, unless required by the Court, a court of competent jurisdiction or applicable Law;

(d)  that the required level of approval for the SPAC Arrangement Resolution shall be the SPAC Shareholders’ Approval;

(e)  that the SPAC Shareholders Meeting may be held in person or be a virtual meeting or hybrid meeting whereby all SPAC Shareholders may join virtually;

(f)  that, in all other respects, the terms, restrictions and conditions of the SPAC Governing Documents, including quorum requirements and all other matters, shall apply in respect of the SPAC Shareholders Meeting;

(g)  that the SPAC Shareholders Meeting may be adjourned or postponed from time to time by SPAC in accordance with the terms of this Agreement without the need for additional approval of the Court and without the necessity of first convening the SPAC Shareholders Meeting or first obtaining any vote of the SPAC Shareholders respecting such adjournment or postponement, and notice of any such adjournment or postponement shall be given by such method as the SPAC Board may determine is appropriate in the circumstances;

(h)  for the ability of the SPAC Shareholders to elect to effect a SPAC Share Redemption in connection with the SPAC Shareholders’ Approval or the Transactions as provided in the SPAC Governing Documents;

(i)  that the deadline for submission of proxies by the SPAC Shareholders for the SPAC Shareholders Meeting shall be 48 hours (excluding any day that is not a Business Day) prior to the SPAC Shareholders Meeting;

(j)  that the Sponsor Support Agreement has been duly executed by each of the Sponsor Parties;

(k)  for the class of Persons to whom notice is to be provided in respect of the Arrangement and the Company Shareholders Meeting and for the manner in which such notice is to be provided, such notices to include, among other things, that such Persons have a right to appear at the hearing before the Court at which the fairness of the Arrangement is to be adjudged;

(l)  confirmation of the record date for the purposes of determining the Company Shareholders entitled to receive notice of and vote at the Company Shareholders Meeting (which date shall be fixed and published by the Company in consultation with SPAC);

(m)  that the record date for the Company Shareholders entitled to receive notice of and to vote at the Company Shareholders Meeting will not change in respect of or as a consequence of any adjournment or postponement of the Company Shareholders Meeting, unless required by the Court or applicable Law;

(n)  that the required level of approval for the Company Arrangement Resolution shall be the Company Shareholders’ Approval;

(o)  that the Company Shareholders Meeting may be held in person or be a virtual meeting or hybrid meeting whereby all Company Shareholders may join virtually;

(p)  that, in all other respects, the terms, restrictions and conditions of the Company Governing Documents, including quorum requirements and all other matters, shall apply in respect of the Company Shareholders Meeting;

(q)  for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(r)  that the Company Shareholders Meeting may be adjourned or postponed from time to time by the Company in accordance with the terms of this Agreement without the need for additional approval of the Court and without the necessity of first convening the Company Shareholders Meeting or first obtaining any vote of the Company Shareholders respecting such adjournment or postponement, and notice of any such adjournment or postponement shall be given by such method as the Company Board may determine is appropriate in the circumstances;

(s)  for the grant of Dissent Rights to the Company Shareholders who are registered holders of Company Common Shares as set forth in the Plan of Arrangement to registered Company Shareholders, which Dissent Rights will provide for a Company Shareholder’s written objection to the Company Arrangement Resolution to be received by the Company at least 48 hours (excluding any day that is not a Business Day) before the Company Shareholders Meeting;

(t)  that the deadline for submission of proxies by the Company Shareholders for the Company Shareholders Meeting shall be 48 hours (excluding any day that is not a Business Day) prior to the Company Shareholders Meeting;

(u)  that the Company Securityholder Support Agreement has been duly executed by each of the Key Company Securityholders; and

(v)  for such other matters as the Company and SPAC may agree are reasonably necessary to complete the Transactions.

Section 2.03 The Company Shareholders Meeting; The SPAC Shareholders Meeting.

(a)  Subject to the terms of this Agreement, the Interim Order and the provision of the Pubco and SPAC Information in accordance with Section 2.04(d), the Company shall convene and conduct the Company Shareholders Meeting in accordance with the Company Governing Documents, applicable Laws and the Interim Order on or before the date that is 45 days following the receipt of the Interim Order, and shall not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Company Shareholders Meeting without the prior written consent of SPAC (not to be unreasonably withheld, conditioned or delayed), except as permitted by Section 8.02(c)(i). The Company shall reasonably consult with SPAC in fixing the record date for the Company Shareholders Meeting and the date of the Company Shareholders Meeting, give written notice to SPAC of the Company Shareholders Meeting and allow SPAC’s Representatives to attend the Company Shareholders Meeting. Subject to the other terms of this Agreement, the Company shall use its commercially reasonable efforts to obtain the Company Shareholders’ Approval in respect of the Company Arrangement Resolution, including instructing the management proxyholders named in the Company Information Circular to vote any discretionary proxy submitted by Company Shareholders in favor of such action, and shall take all other action reasonably necessary or advisable to secure the Company Shareholders’ Approval in respect of the Company Arrangement Resolution; provided, that neither the Company nor any of its Affiliates shall be required to pay or provide any additional consideration to any Company Shareholder in order to obtain the Company Shareholders’ Approval. Subject to the terms of this Agreement, the Company shall solicit from the Company Shareholders proxies against any resolution submitted by any Person that is inconsistent with, or which seeks (without SPAC’s consent, which consent shall not be unreasonably withheld, conditioned or delayed) to hinder or delay, the Company Arrangement Resolution and the completion of the transactions contemplated by this Agreement. Unless required by applicable Law, the Company shall not make any payment or settlement offer, or agree to any payment or settlement prior to the Closing with respect to any claims regarding the Arrangement or Dissent Rights without the prior written consent of SPAC (which consent shall not be unreasonably withheld, conditioned or delayed). The Company shall not change the record date for the Company Common Shares entitled to vote at the Company Shareholders Meeting in connection with any adjournment or postponement of the Company Shareholders Meeting, unless required by applicable Law.

(b)  Subject to the Company’s obligations under applicable Law, the Company shall (i) provide SPAC with periodic updates with respect to the aggregate tally of the proxies received by the Company in respect of the Company Arrangement Resolution, (ii) provide SPAC with periodic updates with respect to any communication from any Company Shareholder in opposition to the Arrangement, including with respect to written notice from any Company Shareholder of the exercise or withdrawal of Dissent Rights, (iii) to the extent reasonably practicable, provide SPAC with an opportunity to review any written communications sent by or on behalf of the Company to any such Person, and the Company will provide SPAC with periodic updates regarding any discussions, negotiations or proceedings involving any such Person and (iv) to the extent reasonably practicable, provide SPAC with the opportunity to review all communications sent to Company Shareholders in connection with the Company Shareholders Meeting.

(c)  Subject to the terms of this Agreement and the Interim Order, SPAC shall convene and conduct the SPAC Shareholders Meeting in accordance with the SPAC Governing Documents, applicable Laws and the Interim Order on or before the date that is 45 days following the receipt of the Interim Order, and shall not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the SPAC Shareholders Meeting without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), except as permitted by Section 8.02(b)(i). SPAC shall reasonably consult with the Company in fixing the record date for the SPAC Shareholders Meeting and the date of the SPAC Shareholders Meeting, give written notice to the Company of the SPAC Shareholders Meeting and allow the Company’s Representatives to attend the SPAC Shareholders Meeting. Subject to the other terms of this Agreement, SPAC shall use its commercially reasonable efforts to obtain the SPAC Shareholders’ Approval in respect of the SPAC Arrangement Resolution, including instructing the management proxyholders named in the Proxy/Registration Statement to vote any discretionary proxy submitted by SPAC Shareholders in favor of such action, and shall take all other action reasonably necessary or advisable to secure the SPAC Shareholders’ Approval in respect of the SPAC Arrangement Resolution; provided, that, except as set forth in the Sponsor Support Agreement, neither SPAC nor any of its Affiliates shall be required to pay or provide any additional consideration to any SPAC Shareholder in order to obtain the SPAC Shareholders’ Approval. Subject to the terms of this Agreement, SPAC shall solicit from the SPAC Shareholders proxies against any resolution submitted by any Person that is inconsistent with, or which seeks (without the Company’s consent, which consent shall not be unreasonably withheld, conditioned or delayed) to hinder or delay, the SPAC Arrangement Resolution and the completion of the transactions contemplated by this Agreement. Unless required by applicable Law, SPAC shall not make any payment or settlement offer, or agree to any payment or settlement prior to the Closing with respect to any claims regarding the Arrangement without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed). SPAC shall not change the record date for the SPAC Shares entitled to vote at the SPAC Shareholders Meeting in connection with any adjournment or postponement of the SPAC Shareholders Meeting, unless required by applicable Law.

(d)  Subject to SPAC’s obligations under applicable Law, SPAC shall (i) provide the Company with periodic updates with respect to the aggregate tally of the proxies received by SPAC in respect of the SPAC Arrangement Resolution, (ii) provide the Company with periodic updates with respect to any communication from any SPAC Shareholder in opposition to the Arrangement, (iii) to the extent reasonably practicable, provide the Company with an opportunity to review any written communications sent by or on behalf of SPAC to any such Person, and SPAC will provide the Company with periodic updates regarding any discussions, negotiations or proceedings involving any such Person and (iv) to the extent reasonably practicable, provide the Company with the opportunity to review all communications sent to SPAC Shareholders in connection with the SPAC Shareholders Meeting.

Section 2.04 The Company Information Circular.

(a)  As promptly as reasonably practicable after the execution of this Agreement, and in conjunction with the preparation of the Proxy/Registration Statement in accordance with Section 8.02, the Company shall prepare and complete (but taking into account the need for Pubco and SPAC to provide the Pubco and SPAC Information in accordance with Section 2.04(d)), in good faith consultation with SPAC, the Company Information Circular together with any other documents required by applicable Law in connection with the Company Shareholders Meeting and the Arrangement, and the Company shall, as promptly as practicable after obtaining the Interim Order, cause the Company Information Circular and such other documents to be sent to each Company Shareholder and other Person as required by the Interim Order and applicable Law, in each case so as to permit the Company Shareholders Meeting to be held by the date specified in Section 2.03(a).

(b)  The Company shall ensure that the Company Information Circular (i) complies in all material respects with the Company Governing Documents, the Interim Order and applicable Law, (ii) does not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (iii) provides the Company Shareholders with sufficient information (explained in sufficient detail) to permit them to form a reasoned judgement concerning the matters to be placed before the Company Shareholders Meeting and (iv) states any material interest of its directors or officers, whether as director, officer, equityholder or creditor of the Company, to the extent required by applicable Law, except, in the case of clauses (i) and (ii), with respect to Pubco and SPAC Information included in the Company Information Circular, which Pubco and SPAC shall ensure does not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company shall use commercially reasonable efforts to obtain any necessary consents from its auditor and any other advisors to the use of any financial, technical or other expert information required to be included in the Company Information Circular and to the identification in the Company Information Circular of each such advisor.

(c)  The Company shall, subject to the terms of this Agreement (including, for the avoidance of doubt, Section 8.02(c)), ensure that the Company Information Circular includes (i) a statement that the Company Board has unanimously determined that the Arrangement is in the best interests of the Company and unanimously recommends that the eligible Company Shareholders vote in favor of the Company Arrangement Resolution and (ii) a statement that each of the Key Company Securityholders has entered into the Company Securityholder Support Agreement pursuant to which, among other things, each of the Key Company Securityholders has agreed to (A) refrain from transferring any of his, her or its Company Common Shares prior to the Closing, other than in connection with certain permitted transfers described therein, (B) vote his, her or its Company Common Shares and any additional Company Common Shares he, she or it acquires prior to the Closing in favor of each of the Company Shareholder Proposals, including the Company Arrangement Resolution, at the Company Shareholders Meeting and (C) waive, and not exercise, any Dissent Rights he, she or it may have with respect to the Transactions.

(d)  Pubco and SPAC shall assist the Company in the preparation of the Company Information Circular, including obtaining and furnishing to the Company, on a timely basis, any information with respect to Pubco and SPAC required to be included under applicable Laws in the Company Information Circular (the “Pubco and SPAC Information”), including causing SPAC’s independent accountants to cooperate with the Company in a manner consistent with customary practice and to provide customary consents to the inclusion of audit reports if historical financial statements or other financial information are included in the Company Information Circular and ensuring that the Pubco and SPAC Information does not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company shall give SPAC and its legal counsel a reasonable opportunity to review and comment on drafts of the Company Information Circular and other related documents and shall give consideration in good faith to any comments made by SPAC and its legal counsel. For the avoidance of doubt, the final form and content of the Company Information Circular shall be determined by the Company. The Company shall provide SPAC with a final copy of the Company Information Circular in connection with its mailing to the Company Shareholders.

(e)  Each Party shall promptly notify the other Parties if it becomes aware that the Company Information Circular (i) contains any untrue statement of a material fact or fails to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or (ii) otherwise requires an amendment or supplement. The Parties shall cooperate in the preparation of any such amendment or supplement as required or appropriate, and the Company shall promptly deliver or otherwise disseminate any such amendment or supplement to the Company Shareholders as required by the Court of applicable Law.

(f)  The Company shall notify SPAC in a reasonably timely manner of any written requests or comments made by the Canadian securities regulatory authorities or TSXV in connection with the Company Information Circular.

Section 2.05 The Final Order. If (a) the Interim Order is granted, (b) the Company Arrangement Resolution is approved by the Company Shareholders at the Company Shareholders Meeting as provided for in the Interim Order and as required by applicable Law and (c) the SPAC Arrangement Resolution is approved by the SPAC Shareholders at the SPAC Shareholders Meeting as provided for in the Interim Order and as required by applicable Law, subject to the terms of this Agreement, the Company shall, in consultation with SPAC, take all steps reasonably necessary to submit the Arrangement to the Court and shall diligently pursue an application for the Final Order pursuant to Section 291 of the BCBCA as soon as reasonably practicable, but in any event not later than five Business Days after the later of (i) the date on which the Company Arrangement Resolution is passed at the Company Shareholders Meeting as provided for in the Interim Order and (ii) the date on which the SPAC Arrangement Resolution is passed at the SPAC Shareholders Meeting as provided for in the Interim Order (provided, that, if normal Court operations cause the application to be delayed beyond such period through no fault of, or failure of action by, the Company, the application date may be extended until the first commercially reasonable date upon which the application may be made), and, if at any time after the issuance of the Final Order and on or before the Closing Date, the Company is required by the terms of the Final Order or by Law to return to the Court with respect to the Final Order, it will only do so after prior notice to SPAC, and affording SPAC a reasonable opportunity to consult with the Company regarding the same.

Section 2.06 Court Proceedings.

(a)  In connection with all Court proceedings relating to obtaining the Interim Order and the Final Order, the Company shall: (i) diligently pursue the Interim Order and the Final Order; (ii) provide SPAC’s legal counsel with a reasonable opportunity to review and comment upon drafts of all materials to be filed with the Court in connection with the Arrangement, and give consideration in good faith to all such comments; (iii) provide SPAC copies of any notice of appearance, evidence or other documents served on it or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal from them, and any notice, written or oral, indicating the intention of any person to appeal, or oppose the granting of, the Interim Order or the Final Order; (iv) ensure that all materials filed with the Court in connection with the Arrangement are consistent in all material respects with this Agreement and the Plan of Arrangement; (v) not file any materials with the Court in connection with the Arrangement or serve any such materials, and not agree to modify or amend any materials so filed or served, except as contemplated by this Agreement or with SPAC’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed; provided, that SPAC is not required to agree or consent to any increase or variation in the form of the consideration payable hereunder or other modification or amendment to such filed or served materials that expands or increases its obligations, or diminishes or limits its rights, set forth in any such filed or served materials or under this Agreement or the Arrangement; (vi) subject to this Agreement, oppose any proposal from any person that the Final Order contain any provision inconsistent with the Arrangement or this Agreement, and if at any time after the issuance of the Final Order and prior to the Closing, the Company is required by the terms of the Final Order or by applicable Law to return to Court with respect to the Final Order, it will do so only after notice to, and in good faith consultation and cooperation with, SPAC; and (vii) not object to legal counsel to SPAC making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel reasonably considers appropriate; provided, that such submissions are consistent with this Agreement and the Plan of Arrangement and SPAC provides the Company with copies of such submissions prior to the hearing and affords the Company a reasonable opportunity to consult with SPAC regarding the same.

(b)  Subject to the terms of this Agreement, each of Pubco and SPAC shall cooperate with, assist and consent to the Company seeking the Interim Order and the Final Order, including by providing the Company on a timely basis any information (i) required by applicable Law to be supplied by it in connection therewith or (ii) reasonably requested by the Company in writing.

Section 2.07 Implementation Steps. Subject to the terms of this Agreement, each of Pubco and SPAC shall cooperate with, assist and consent to the Company seeking the Interim Order and the Final Order and, subject to the Company obtaining the Final Order and to the satisfaction or waiver (subject to applicable Laws) of each of the conditions set forth in this Agreement (excluding conditions that by their terms cannot be satisfied until the Closing, but subject to the satisfaction or, when permitted, waiver of those conditions as of the Closing) as soon as reasonably practicable thereafter (and in any event no later than two Business Days thereafter), take any and all steps and actions, and if applicable, making all filings with Governmental Authorities necessary to give effect to the Arrangement and carry out the terms of the Plan of Arrangement applicable to it prior to the Agreement End Date.

Section 2.08 Company Transaction Expenses Certificate; SPAC Financing Certificate.

(a)  No later than three Business Days prior to the Closing Date, the Company shall provide to SPAC a written report setting forth a list of all of the outstanding Company Transaction Expenses together with written invoices and wire transfer instructions for the payment thereof (the “Company Transaction Expenses Certificate”).

(b)  No later than three Business Days prior to the Closing Date, SPAC shall deliver to the Company a written report setting forth (i) the aggregate amount of cash proceeds that will be required to satisfy the exercise of SPAC Share Redemptions, (ii) a list of all outstanding SPAC Transaction Expenses together with written invoices and wire transfer instructions for the payment thereof and (iii) the aggregate amount owed (without duplication) under all Working Capital Loans to be repaid on the Closing Date pursuant to Section 2.11(d) (the “SPAC Financing Certificate”).

Section 2.09 Transactions.

(a)  Closing. In accordance with the terms and subject to the conditions of this Agreement, the Plan of Arrangement, the Interim Order and the Final Order, the closing of the Arrangement (the “Closing”) shall take place remotely by conference call and exchange of documents and signatures on the date which is three Business Days after the first date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or at such other time and place or in such other manner as shall be agreed upon by SPAC and the Company in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”. The Company shall file any Arrangement Filings required to be filed prior to the Closing Date with the Registrar not later than three Business Days after receipt of the Final Order, unless another date is agreed to in writing by SPAC and the Company. Subject to the satisfaction or waiver (subject to applicable Laws) of the last of the conditions set forth in Article IX hereof (excluding conditions that by their terms cannot be satisfied until the Closing Date, but subject to the satisfaction or, when permitted, waiver of those conditions as of the Closing Date), upon (i) the Company Arrangement Resolution having been approved and adopted at the Company Shareholders Meeting, (ii) the SPAC Arrangement Resolution having been approved and adopted at the SPAC Shareholders Meeting and (iii) the Company obtaining the Final Order, the SPAC Amalgamation shall become effective at the SPAC Amalgamation Effective Time and the Company Amalgamation shall become effective at the Company Amalgamation Effective Time.

(b)  SPAC Share Redemptions. Prior to the Domestication, pursuant to the SPAC Governing Documents, each SPAC Class A Share issued and outstanding with respect to which a SPAC Shareholder has validly elected to effect a SPAC Share Redemption shall be redeemed, and the holder thereof shall be entitled to receive from SPAC in respect of such SPAC Class A Share an amount in cash in accordance with the SPAC Governing Documents, and SPAC shall make such cash payments as promptly as reasonably practicable.

(c)  Domestication. No later than one Business Day prior to the Closing Date, on the terms and subject to the conditions set forth in this Agreement:

(i)  SPAC shall complete the Domestication; and

(ii)  SPAC shall, concurrently with and as part of the Domestication, adopt and file with the Registrar articles in substantially the form attached hereto as Exhibit C (the “SPAC Domestication Articles”).

(d)  SPAC Amalgamation. Following the Domestication and on the Closing Date, effective as of the SPAC Amalgamation Effective Time, Pubco shall deliver to SPAC and the Company the SPAC Amalgamation Bringdown Certificate and, subject to the satisfaction or waiver of the applicable conditions set forth in Article IX, on the terms and subject to the conditions set forth in this Agreement and the Plan of Arrangement:

(i)  the SPAC Amalgamation shall occur;

(ii)  Pubco shall adopt and file with the Registrar articles in substantially the form attached hereto as Exhibit D (the “Closing Pubco Articles”); and

(iii)  the officers and directors of SPAC then serving shall become the officers and directors of Pubco, each to hold office in accordance with the Pubco Governing Documents.

(e)  Pubco Share Redemption. Immediately following the SPAC Amalgamation and prior to the Company Amalgamation, the Pubco Shares shall be re-purchased by Pubco for cancellation for cash equal to the subscription price for the Pubco Shares.

(f)  Company Amalgamation. On the Closing Date and effective as of the Company Amalgamation Effective Time, on the terms and subject to the conditions set forth in this Agreement and the Plan of Arrangement:

(i)  the Company Amalgamation shall occur;

(ii)  the Company shall adopt and file with the Registrar articles in substantially the form attached hereto as Exhibit E (the “Closing Company Articles”);

(iii)  the officers and directors of the Company then serving shall resign, and the officers and directors of the Company shall become the officers and directors set forth in Section 2.09(f)(iii) of the Company Disclosure Schedules, each to hold office in accordance with the Company Governing Documents;

(iv)  (A) the officers of Pubco then serving shall resign, and the officers of Pubco shall become the officers set forth in Section 2.09(f)(iv) of the Company Disclosure Schedules, and (B) the directors of Pubco then serving shall resign, and the directors of Pubco shall become the directors set forth in Section 2.09(f)(iv) of the Company Disclosure Schedules, each to hold office in accordance with the Pubco Governing Documents;

(v)  Pubco, the Company and the Company Warrant Agent shall enter into an indenture supplemental to the Company Warrant Agreement, in accordance with the terms and conditions of the Company Warrant Agreement, in a form to be agreed by Pubco and the Company, each acting reasonably (the “Company Supplemental Indenture”); and

(vi)  Pubco and the Sponsor Parties shall enter into the Registration Rights Agreement.

(g)  PIPE Investment. On the Closing Date and effective as of the Company Amalgamation Effective Time, on the terms and subject to the conditions set forth in this Agreement and the PIPE Subscription Agreements, (i) the PIPE Investment shall be consummated, and (ii) Pubco shall issue and sell to each PIPE Investor the number of Pubco Common Shares set forth in the applicable PIPE Subscription Agreement in exchange for the purchase price set forth therein.

Section 2.10 Conversion and Exchange of Securities.

(a)  Effect of the SPAC Amalgamation on SPAC Securities. Pursuant to the Arrangement and without any action on the part of any Party or the holders of any of the following securities:

(i)  SPAC Units. At the SPAC Amalgamation Effective Time, (A) each SPAC Ordinary Unit that is outstanding immediately prior to the SPAC Amalgamation Effective Time shall be automatically divided, and the holder thereof shall be deemed to hold one SPAC Class A Share and one-third of one SPAC Warrant in accordance with the terms of the applicable SPAC Ordinary Unit, and (B) each SPAC Class B Unit that is outstanding immediately prior to the SPAC Amalgamation Effective Time shall be automatically divided, and the holder thereof shall be deemed to hold one SPAC Class B Share and one-third of one SPAC Class B Warrant in accordance with the terms of the applicable SPAC Class B Unit.

(ii)  SPAC Shares. At the SPAC Amalgamation Effective Time, and immediately following the division of each SPAC Unit in accordance with Section 2.10(a)(i), each SPAC Share that is issued and outstanding immediately prior to the SPAC Amalgamation Effective Time (other than any Cancelled SPAC Shares) shall automatically be cancelled and shall cease to exist in exchange for the right to receive one validly issued, fully paid and nonassessable Pubco Common Share. Each SPAC Share exchanged pursuant to this Section 2.10(a)(ii) shall no longer be outstanding, shall automatically be cancelled and retired and shall cease to exist, and each holder of (A) any certificate formerly representing any such SPAC Share or (B) any book-entry account which immediately prior to the SPAC Amalgamation Effective Time represented any such SPAC Share, shall, subject to applicable Law, cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 2.10(a)(ii).

(iii) Cancelled SPAC Shares. At the SPAC Amalgamation Effective Time, notwithstanding clause (ii) above or any other provision of this Agreement to the contrary, any SPAC Shares owned by SPAC as treasury shares immediately prior to the SPAC Amalgamation Effective Time, and any SPAC Shares owned by Pubco immediately prior to the SPAC Amalgamation Effective Time (“Cancelled SPAC Shares”) shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

(iv)  SPAC Warrants. At the SPAC Amalgamation Effective Time and immediately following the division of each SPAC Unit in accordance with Section 2.10(a)(i) and the exchange of the SPAC Shares in accordance with Section 2.10(a)(ii), each SPAC Warrant that remains outstanding and unexercised immediately prior to the SPAC Amalgamation Effective Time (and which is not automatically and fully exercised in accordance with its terms prior to the SPAC Amalgamation Effective Time) shall automatically be converted into a warrant to purchase a number of Pubco Common Shares (each, a “Pubco Assumed SPAC Warrant”) determined in accordance with the terms of such SPAC Warrant, and the holder thereof shall cease to have any other rights in and to SPAC with respect to such SPAC Warrant.

(v)  SPAC Actions. Prior to and at the SPAC Amalgamation Effective Time, SPAC shall take all corporate action reasonably necessary to effect the transactions contemplated by this Section 2.10(a) in accordance with the SPAC Governing Documents, including delivering all required notices and obtaining all necessary approvals and consents.

(vi)  Pubco Actions. Prior to and at the SPAC Amalgamation Effective Time, Pubco shall take all corporate action reasonably necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Pubco Assumed SPAC Warrants remain outstanding, a sufficient number of Pubco Common Shares for delivery upon the exercise of such Pubco Assumed SPAC Warrants.

(b)  Effect of the Arrangement on Company Securities. Pursuant to the Arrangement and without any action on the part of any Party or the holders of any of the following securities:

(i)  Company Common Shares. Pursuant to the Company Amalgamation, at the Company Amalgamation Effective Time, each Company Common Share that is issued and outstanding immediately prior to the Company Amalgamation Effective Time (other than any Cancelled Company Shares or Dissenting Shares) shall automatically be exchanged for the right to receive, in accordance with Section 2.12 and the Plan of Arrangement, a number of validly issued, fully paid and nonassessable Pubco Common Shares equal to the Company Exchange Ratio (the aggregate of all such Pubco Common Shares, the “Arrangement Consideration Shares”). Each Company Common Share exchanged pursuant to this Section 2.10(b)(i) shall no longer be outstanding, shall automatically be cancelled and retired and shall cease to exist, and each holder of (A) any certificate formerly representing any such Company Common Shares or (B) any book-entry account which immediately prior to the Company Amalgamation Effective Time represented any such Company Common Shares, shall, subject to applicable Law in the case of Dissenting Shares, cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 2.10(b)(i). Any Arrangement Consideration Shares exchanged for Company Common Shares which were, immediately prior to the Company Amalgamation Effective Time, subject to any vesting or forfeiture terms shall continue to be governed by such terms from and after the Company Amalgamation Effective Time.

(ii)  Cancelled Company Shares. Pursuant to the Company Amalgamation, at the Company Amalgamation Effective Time, notwithstanding clause (i) above or any other provision of this Agreement to the contrary, any Company Common Shares owned by the Company as treasury shares immediately prior to the Company Amalgamation Effective Time, and any Company Common Shares owned by Amalco immediately prior to the Company Amalgamation Effective Time (“Cancelled Company Shares”), shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

(iii) Dissenting Shares. Pursuant to the Company Amalgamation, at the Company Amalgamation Effective Time, each of the Dissenting Shares issued and outstanding immediately prior to the Company Amalgamation Effective Time shall be cancelled and cease to exist in accordance with Section 2.13(a) and shall thereafter represent only the right to receive the applicable payments set forth in Section 2.13(a) and the Plan of Arrangement.

(iv)  Company Options. Pursuant to the Company Amalgamation, at the Company Amalgamation Effective Time, each Company Option that is outstanding immediately prior to the Company Amalgamation Effective Time shall be assumed by Pubco and converted into an option to purchase Pubco Common Shares (each, a “Converted Company Option”). Each Converted Company Option shall have and be subject to the same terms and conditions (including vesting and exercisability terms) as were applicable to such Converted Company Option immediately prior to the Company Amalgamation Effective Time, except that (A) each Converted Company Option shall be exercisable for that number of Pubco Common Shares equal to the product of (1) the number of Company Common Shares subject to such Converted Company Option immediately prior to the Company Amalgamation Effective Time and (2) the Company Exchange Ratio, rounded down to the nearest whole Pubco Common Share, and (B) the per share exercise price for each Pubco Common Share issuable upon exercise of the Converted Company Option shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (1) the exercise price per Company Common Share of such Converted Company Option immediately prior to the Company Amalgamation Effective Time by (2) the Company Exchange Ratio. It is intended that the provisions of subsection 7(1.4) of the Tax Act apply to the exchange of a Company Option for a Converted Company Option. Therefore, in the event that the Converted Company Option In-The-Money Amount in respect of a given Converted Company Option exceeds the Company Option In-The-Money Amount in respect of the Company Option for which it is exchanged, the number of Pubco Common Shares issuable upon exercise of such Converted Company Option at and after the Company Amalgamation Effective Time will be adjusted accordingly with effect at and from the Company Amalgamation Effective Time to ensure that the Converted Company Option In-The-Money Amount in respect of such Converted Company Option does not exceed the Company Option In-The-Money Amount in respect of such Company Option.

(v)  Company RSUs. Pursuant to the Company Amalgamation, at the Company Amalgamation Effective Time, each Company RSU that is outstanding immediately prior to the Company Amalgamation Effective Time shall be assumed by Pubco and converted into a restricted stock unit in respect of Pubco Common Shares (each, a “Converted Company RSU”). Each Converted Company RSU shall have and be subject to the same terms and conditions (including vesting, forfeiture and acceleration terms) as were applicable to the corresponding Company RSU immediately prior to the Company Amalgamation Effective Time (subject to the Company RSU Vesting Acceleration), except that such Converted Company RSU shall be in respect of a number of Pubco Common Shares equal to the product of (A) the number of Company Common Shares subject to the Converted Company RSU immediately prior to the Company Amalgamation Effective Time and (B) the Company Exchange Ratio.

(vi)  Company Warrants. Pursuant to the Company Amalgamation, at the Company Amalgamation Effective Time, each Company Warrant that remains outstanding and unexercised immediately prior to the Company Amalgamation Effective Time (and which is not automatically and fully exercised in accordance with its terms prior to the Company Amalgamation Effective Time) shall automatically be converted into a warrant to purchase Pubco Common Shares (each, a “Pubco Assumed Company Warrant”) determined in accordance with the terms of the Company Warrant Agreement and the Company Supplemental Indenture, and the holder thereof shall cease to have any other rights in and to the Company with respect to such Company Warrant. Each Pubco Assumed Company Warrant shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Warrant immediately prior to the Company Amalgamation Effective Time in accordance with the Company Warrant Agreement and the Company Supplemental Indenture, except that (A) each Pubco Assumed Company Warrant shall be exercisable for that a number of Pubco Common Shares equal to the product of (1) the number of Company Common Shares subject to the corresponding Company Warrant immediately prior to the Company Amalgamation Effective Time and (2) the Company Exchange Ratio, and (B) the per share exercise price for each Pubco Common Share issuable upon exercise of the Pubco Assumed Company Warrant shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (1) the exercise price per Company Common Share of such corresponding Company Warrant immediately prior to the Company Amalgamation Effective Time by (2) the Company Exchange Ratio, and the holder thereof shall cease to have any other rights in and to the Company with respect to such Company Warrant.

(vii)  Company Convertible Debenture. At the Company Amalgamation Effective Time, the Company Convertible Debenture shall survive the Company Amalgamation in accordance with the terms thereof (subject to the conversion rights of the holder set forth therein).

(viii)  Company Actions. Prior to and at the Company Amalgamation Effective Time, the Company shall take all corporate action reasonably necessary to effect the transactions contemplated by this Section 2.10(b) in accordance with the Company Governing Documents, the Company Stock Plan, the Company Warrant Agreement and the Company Supplemental Indenture, any Contract applicable to any Company Awards, the Company Warrants and the Company Convertible Debenture, including delivering all required notices, obtaining all necessary approvals and consents and ensuring that no Converted Company Option or Converted Company RSU may vest prior to the effective date of a registration statement on Form S-8 or other applicable form of Pubco.

(ix)  Pubco Actions. Prior to and at the Company Amalgamation Effective Time, Pubco shall take all corporate action reasonably necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Converted Company Options or Pubco Assumed Company Warrants remain outstanding, a sufficient number of Pubco Common Shares for delivery upon the exercise of such Converted Company Options and Pubco Assumed Company Warrants.

(c)  Effect of the Arrangement on the Amalco Shares. Pursuant to the Arrangement and without any action on the part of any Party, pursuant to the Company Amalgamation and at the Company Amalgamation Effective Time, each Amalco Share shall automatically be exchanged for one validly-issued, fully paid and nonassessable common share of the Company issued in accordance with the Closing Company Articles.

Section 2.11 Closing Deliverables.

(a)  At the Closing, the Company will deliver or cause to be delivered to Pubco and SPAC, in form and substance reasonably acceptable to SPAC:

(i)  duly executed counterparts of each of the Ancillary Agreements contemplated to be executed at the Closing by the Company;

(ii)  a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that the conditions specified in Section 9.02(a) and Section 9.02(b) have been satisfied; and

(iii)  a copy of the Company Supplemental Indenture, duly executed by the Company and the Company Warrant Agent.

(b)  At the Closing, Pubco and SPAC will deliver or cause to be delivered to the Company, in form and substance reasonably acceptable to the Company:

(i)  duly executed counterparts of each of the Ancillary Agreements contemplated to be executed at the Closing by Pubco, SPAC, Amalco or any of the Sponsor Parties;

(ii)  a certificate signed by an officer of SPAC, dated as of the Closing Date, certifying that the conditions specified in Section 9.03(a) and Section 9.03(b) have been satisfied;

(iii)  written resignations of all the directors and officers of Pubco serving immediately prior to the SPAC Amalgamation Effective Time, effective as of the SPAC Amalgamation Effective Time;

(iv)  written resignations of all the directors and officers of Pubco serving immediately prior to the Company Amalgamation Effective Time, effective as of the Company Amalgamation Effective Time;

(v)  written resignations of all the directors and officers of Amalco serving immediately prior to the Company Amalgamation Effective Time, effective as of the Company Amalgamation Effective Time; and

(vi)  a copy of the Company Supplemental Indenture, duly executed by Pubco.

(c)  On the Closing Date, Pubco shall pay or cause to be paid by wire transfer of immediately available funds (i) the outstanding Company Transaction Expenses as set forth in the Company Transaction Expenses Certificate pursuant to Section 2.08(a) and (ii) the outstanding SPAC Transaction Expenses as set forth in the SPAC Financing Certificate pursuant to Section 2.08(b).

(d)  At the Closing, Pubco shall repay in full the aggregate outstanding amount due under all Working Capital Loans by wire transfer of immediately available funds to the account designated by Sponsor or its applicable Affiliate.

Section 2.12 Issuance of Arrangement Consideration Shares.

(a)  Following receipt of the Final Order but prior to the Company Amalgamation Effective Time, Pubco shall deposit or cause to be deposited with the Depositary (i) a number of Pubco Common Shares in escrow which are sufficient to deliver the Arrangement Consideration Shares issuable pursuant to this Agreement and the Plan of Arrangement (the “Exchange Fund”) and (ii) an irrevocable direction for the issuance of the Arrangement Consideration Shares on the terms and subject to the conditions set forth in this Agreement and the Plan of Arrangement (the “Irrevocable Direction”).

(b)  Upon consummation of the Arrangement, and on the terms and subject to the conditions set forth in the Plan of Arrangement, Pubco shall cause the Depositary pursuant to the Irrevocable Direction to (i) issue the Arrangement Consideration Shares to the Company Shareholders out of the Exchange Fund and (ii) cause the names of such Company Shareholders to be entered on the shareholders’ ledger of Pubco as the record owners of such shares. The Exchange Fund shall not be used for any other purpose.

(c)  Notwithstanding anything to the contrary contained herein, no fraction of a Pubco Common Share shall be issued by virtue of the Arrangement or the other Transactions, and each Person who would otherwise be entitled to a fraction of a Pubco Common Share (after aggregating all fractional Pubco Common Shares that otherwise would be received by such holder) shall instead have the number of Pubco Common Shares issued to such Person rounded down to the nearest whole Pubco Common Share, without payment in lieu of such fractional shares.

(d)  If, between the date of this Agreement and the Company Amalgamation Effective Time, (i) the Company declares, sets aside or pays any share dividend or other distribution payable in shares to its shareholders of record as of a time prior to the Company Amalgamation Effective Time or (ii) the issued and outstanding Company Common Shares shall have been changed into a different number or class of shares by reason of any share split, share combination, consolidation, reclassification, recapitalization, reorganization, exchange, readjustment of shares or similar transaction (other than any such changes contemplated by this Agreement or any of the Ancillary Agreements), then in each case, the Arrangement Consideration Shares shall be appropriately adjusted as necessary to provide Company Shareholders the same economic effect as contemplated by this Agreement and the Plan of Arrangement prior to such action and, as so adjusted, shall from and after the date of such event be the Arrangement Consideration Shares, subject to further adjustment in accordance with this Section 2.12(d).

Section 2.13  Dissent Rights.

(a)  Notwithstanding any provision of this Agreement to the contrary and to the extent available under the BCBCA, any Company Common Shares that are outstanding immediately prior to the Company Amalgamation Effective Time and that are held by Company Shareholders who have not voted in favor of the Arrangement nor consented thereto in writing and who have given a notice of election to dissent pursuant to Section 242 of the BCBCA and otherwise complied with all of the provisions of the BCBCA relevant to the exercise and perfection of dissenters’ rights with respect to such Company Common Shares (the “Dissenting Shares”) shall not be exchanged for, and any such Company Shareholder shall have no right to receive, any Arrangement Consideration pursuant to the Arrangement, and any holder of Dissenting Shares shall cease to have any of the rights as a shareholder of the Company save for the right to be paid fair value for such holder’s Dissenting Shares in accordance with the Plan of Arrangement. Any Company Shareholder who prior to the Company Amalgamation Effective Time fails to perfect or validly withdraws a notice of election to dissent or otherwise loses his, her or its rights to payment for their Company Common Shares pursuant to Section 245 of the BCBCA shall be treated in the same manner as a Company Shareholder who did not give a notice of election to dissent pursuant to Section 242 of the BCBCA.

(b)  Prior to the Company Amalgamation Effective Time, the Company shall give SPAC prompt written notice of any notice of objection to the Company Arrangement Resolution pursuant to Section 242 of the BCBCA received by the Company. Subject to the requirements of Sections 237 to 247 of the BCBCA (as the same may be amended by the Interim Order or the Plan of Arrangement), the Company shall not, except with the prior written consent of SPAC (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to any Dissenting Shares or offer to settle or settle any demand made pursuant to Section 245 of the BCBCA.

Section 2.14  Withholding. Each of the Parties, their Affiliates and the Depositary and their respective agents (each a “Withholding Agent”) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the Plan of Arrangement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Tax Act or any provision of provincial, state, local or foreign Tax Law; provided that the Withholding Agent shall cooperate with the applicable recipient to reduce or eliminate any such requirement to deduct or withhold to the maximum extent permitted by Law. Except with respect to any compensatory amount payable under this Agreement, the Parties have no knowledge as of the date hereof of any required deduction or withholding from amounts otherwise payable to any holder of Company Securities pursuant to this Agreement, and Pubco shall use commercially reasonable efforts to provide the holders of Company Securities with written notice of its intention to withhold as soon as reasonably practicable after such determination. Without limiting the foregoing, the Withholding Agent may give effect to withholding hereunder by withholding any consideration issued in the form of shares or other consideration issued in kind, and then selling such portion of such shares or other consideration issued in kind as it may determine and using the proceeds thereof to satisfy applicable withholding obligations and remitting such proceeds to applicable taxing authorities. To the extent that amounts are so withheld by a Withholding Agent and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties agree to provide any necessary Tax forms, including any forms or information for Canadian or other applicable Law purposes as reasonably determined by the Withholding Agent.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to SPAC the following, except (x) as set forth in the Company Public Disclosures that were available at least one Business Day prior to the date hereof on the CSA’s website through SEDAR+ (which disclosure shall apply only against any representations and warranties to which it is reasonably apparent it should relate and excluding disclosures referred to in any “risk factors” or “forward looking statements” sections of such Company CSA Filings and any other disclosures in such Company CSA Filings to the extent they are of a cautionary, predictive or forward-looking nature) (it being acknowledged that nothing disclosed in such Company CSA Filings will be deemed to modify or qualify the representations and warranties set forth in Section 3.05 or Section 3.30), or (y) as set forth in the disclosure schedules delivered to SPAC by the Company on the date of this Agreement in accordance with Section 11.09 (the “Company Disclosure Schedules”):

Section 3.01  Organization, Good Standing, Corporate Power and Qualification; Governing Documents.

(a)  The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the Province of British Columbia. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

(b)  The Company is presently qualified or licensed to do business as a foreign corporation in each jurisdiction in which it is required to be so qualified or licensed and is in good standing in each such jurisdiction (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof), except where the failure to be so qualified or licensed and in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)  The Company has provided to SPAC true, correct and complete copies of the Company Governing Documents, each as amended, restated or otherwise modified and in effect as of the date of this Agreement. Each of the Company Governing Documents is in full force and effect, and the Company is not in violation of any of the provisions of the Company Governing Documents in any material respect.

Section 3.02  Subsidiaries. The Company does not directly or indirectly own any Equity Securities of any Person.

Section 3.03  Capitalization.

(a)  As of the date of this Agreement, the authorized share capital of the Company consists of an unlimited number of Company Common Shares, 35,674,480 of which are issued and outstanding.

(b)  All Company Securities that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, were issued free and clear of all Liens other than transfer restrictions arising under applicable securities Laws or the Company Governing Documents and have not been issued in violation of (i) any provision of the Company Governing Documents, (ii) any purchase option, call option, right of first refusal, right of first offer, preemptive right, subscription right, conversion right or other similar right or (iii) any applicable securities Laws, the Company Warrant Agreement or the Company Stock Plan, as applicable.

(c)  Other than the Company Shareholders’ Approval, there is no consent required of the Company Shareholders in connection with the Transactions.

(d)  A true and complete list of the Company Warrants, Company RSUs and Company Options issued and outstanding as of the date of this Agreement, and the identity of the Persons that are the holders thereof, is set forth in Section 3.03(d) of the Company Disclosure Schedules. With respect to each Company RSU and Company Option, Section 3.03(d) of the Company Disclosure Schedules also lists (i) the date of grant, (ii) any applicable exercise price, (iii) any applicable expiration date, (iv) whether each Company RSU and Company Option is vested or unvested, together with any applicable vesting schedule, and (v) the number of Company Common Shares issuable upon exercise or settlement thereof. With respect to each Company Warrant, Section 3.03(d) of the Company Disclosure Schedules also lists (A) any applicable exercise price, (B) any applicable expiration date and (C) the number of Company Common Shares issuable upon exercise of each Company Warrant.

(e)  Except for the Company Options, the Company RSUs, the Company Warrants, the Company Convertible Debenture and any Permitted Financing Securities, there are no authorized or issued options, warrants, convertible securities or other equity appreciation, phantom equity, profit participation, purchase options, call options, rights of first refusal, rights of first offer, preemptive rights, subscription rights, conversion rights or other similar rights, or any Contracts of any character obligating the Company to issue, exchange, transfer, deliver or sell any Equity Securities of the Company. The Company is not a party to or subject to any Contract that affects or relates to the voting, transfers or giving of written consents with respect to any Company Common Shares or by a director of the Company. Except for the Company Convertible Debenture, there is no outstanding Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company Shareholders may vote. The Company has not adopted any shareholder rights plan or similar agreement to which the Company would be or become subject, party or otherwise bound.

(f)  The Company has no obligation to repurchase, redeem or otherwise acquire any Company Common Shares or other Equity Securities of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

(g)  Since December 31, 2021, the Company has not declared or paid any dividends or authorized or made any distribution upon or with respect to the Company Common Shares or made any loans or advances to any Person, other than advances to employees or independent contractors for expenses in the Ordinary Course.

Section 3.04  Due Authorization. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is or will be a party, to perform its obligations hereunder and thereunder and, subject only to obtaining the Company Shareholders’ Approval, to consummate the Transactions. The (a) execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is or will be a party, (b) consummation of the Transactions and (c) performance of its obligations hereunder and thereunder has been duly and validly authorized by all necessary corporate action on the part of the Company and its directors, officers and shareholders, subject only, in the case of clause (b), to obtaining the Company Shareholders’ Approval, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the Transactions (other than the Company Shareholders’ Approval). This Agreement and each of the Ancillary Agreements to which the Company is or will be a party, assuming due authorization, execution and delivery by each other party hereto and thereto, constitute or will constitute at the Closing (with respect to the Ancillary Agreements to be executed at the Closing) legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally or general principles of equity (the “Enforceability Exceptions”).

Section 3.05  Financial Statements.

(a)  Each of the financial statements of the Company (including, in each case, any notes thereto) contained in the Company CSA Filings (the “Company Financial Statements”) are true and correct in all material respects and present fairly the financial condition, operating results, changes in shareholders equity and cash flows of the Company as at the dates and during the periods therein indicated. Each of the Company Financial Statements has been prepared in accordance with IFRS, applied on a consistent basis throughout the periods indicated (subject, in the case of unaudited Company Financial Statements, to normal and recurring year-end audit adjustments which have not had, and would not reasonably be expected to, individually or in the aggregate, be material), and comply in all material respects with applicable accounting requirements, rules and regulations of the CSA and securities Laws.

(b)  The Company has established and maintains disclosure controls and procedures that are designed to provide reasonable assurances that material information relating to the Company and other material information required to be disclosed by the Company (including any fraud that involves management or other employees or independent contractors who have a significant role in the internal controls of the Company) is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the CSA and that all such material information is accumulated and communicated to the management of the Company by others within the Company to allow timely decisions to be made regarding required disclosures and to make the certifications required under any applicable Laws. The Company has established and maintains a system of internal controls over financial reporting sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorizations, (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (v) records are maintained in reasonable detail which accurately and fairly reflect, in all material respects, its transactions and dispositions of assets.

(c)  Since December 31, 2021, neither the Company nor, to the Knowledge of the Company, any Representative of the Company has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company with respect to the Company Financial Statements or the internal accounting controls of the Company, including any written complaint, allegation, assertion or claim that the Company has engaged in improper accounting or auditing practices. Since December 31, 2021, to the Knowledge of the Company, no attorney representing the Company, whether or not employed by the Company, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Representatives to the Company Board or any committee thereof or to any director or officer of the Company. Since December 31, 2021, neither the Company nor, to the Knowledge of the Company, any of its Representatives (including its independent auditors) has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any internal investigations regarding accounting or revenue recognition or (iii) any fraud, whether or not material, that involves the Company’s management or other employees or independent contractors who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company.

(d)  The Company has no liability or obligation, accrued, absolute, contingent or otherwise, individually or in the aggregate, that would be required to be set forth on the balance sheet of the Company prepared in accordance with IFRS applied on a consistent basis, other than (i) obligations and liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) obligations and liabilities under Contracts incurred in the Ordinary Course (other than due to a material breach under any such Contracts, or any act or omission that, with the giving of notice, the lapse of time or otherwise, would constitute a material breach thereunder), (iii) any Company Transaction Expenses, (iv) obligations incurred by the Company’s execution of, or the Company’s performance of its obligations under, this Agreement or the Ancillary Agreements to which it is or will be a party and (v) obligations and liabilities reflected, or reserved against, in the latest balance sheet included in the Company Financial Statements or as set forth in Section 3.05(d) of the Company Disclosure Schedules.

(e)  As of the date of this Agreement, except for the Company Convertible Debenture, the Company has no Indebtedness. The Company is not a party to, and has no Contractual obligation to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, which Contract has the purpose of avoiding disclosure of any material transaction involving, or material liabilities of, the Company in the Company Financial Statements.

(f)  The Company’s current auditors are independent with respect to the Company within the meaning of the rules of professional conduct applicable to auditors in Canada. Since December 31, 2021, there has not been a “reportable event” (within the meaning of Section 4.11 of National Instrument 51-102 – Continuous Disclosure Obligations) with the current auditors of the Company.

Section 3.06  Material Contracts.

(a)  Section 3.06(a) of the Company Disclosure Schedules lists, as of the date of this Agreement, all Contracts (other than Company Benefit Plans) to which the Company is a party or by which any of its assets or properties is bound that constitute or involve the following (each of the following, a “Material Contract”):

(i)  Contracts (A) with any of the Affiliates of the Company or (B) pursuant to which the Company receives any “preferred pricing” or similar benefit that is utilized by the Company in the Ordinary Course and material to the conduct of its business as presently conducted;

(ii)  Contracts evidencing any Indebtedness (other than capitalized lease obligations incurred in the Ordinary Course) of $100,000 or more, including any convertible debt instruments and any pledge agreements, security agreements or other collateral agreements pursuant to which the Company has granted to any Person a Lien on any of the material properties or assets of the Company in connection therewith;

(iii)  any Contract with the top five suppliers of the Company as determined by dollar volume of payments during the 2023 fiscal year;

(iv)  any Real Property Lease;

(v)  Contracts with any Governmental Authority;

(vi)  Contracts awarded by the Company to a third party in the performance of a Contract with a Governmental Authority;

(vii)  Contracts which will remain in effect immediately following the Closing and (A) limit, or purport to limit, the right of the Company to engage or compete in any line of business or with any Person or in any geographic area or during any period of time, (B) require the Company to conduct any business on a “most favored nations” basis with any third party or (C) provide for “exclusivity” or any similar requirement in favor of any third party, except in the case of each of clauses (A), (B) and (C) for such restrictions, requirements and provisions that are not material to the Company;

(viii)  Contracts between the Company and any Related Party of the Company (other than any (A) customary confidentiality, assignment of inventions or noncompetition or other similar Contracts or (B) Company Benefit Plans);

(ix)  Contracts providing for (A) the sale of any material properties or tangible assets of the Company other than in the Ordinary Course, (B) the grant to any Person of any preferential rights to purchase any material properties or tangible assets of the Company other than in the Ordinary Course or (C) the acquisition by the Company of any operating business or material properties or assets for consideration in excess of $500,000, other than in the Ordinary Course;

(x)  Contracts providing for any interest rate, commodity or currency protection (including any swaps, collars, caps or similar hedging obligations);

(xi)  any partnership, joint venture or similar agreements, other than any customary joint operating agreements or unit agreements of the Company entered into in the Ordinary Course;

(xii)  Contracts involving any resolution or settlement of any Action that require future payments by the Company in excess of $100,000 or impose other continuing obligations on the Company, including any injunctive or other non-monetary relief;

(xiii)  Contracts granting a license or other permission to use any Intellectual Property of the Company, other than (A) Standard Inbound IP Licenses and (B) Standard Outbound IP Licenses;

(xiv)  Contracts to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(xv)  Contracts granting any Person an irrevocable power of attorney from the Company; and

(xvi)  Contracts for the use by the Company of any tangible property where the annual lease payments are greater than $100,000 (other than any office equipment or operating equipment made in the Ordinary Course).

(b)  Each Material Contract is in full force and effect and a legal, valid, binding obligation of the Company and, to the Knowledge of the Company, the other parties thereto. The Company is not in material breach or material violation of, or material default under, any Material Contract, and, to the Knowledge of the Company, no other party thereto is in material breach or material violation of, or material default under, any Material Contract. The Company has not received any written notice of default under any Material Contract, except for any such defaults which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No party to a Material Contract has given written, or, to the Knowledge of the Company, oral notice to the Company of any exercise of termination rights with respect to any Material Contract or any non-renewal or modification of any Material Contract, except for any such defaults which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has furnished or made available to SPAC true and complete copies of all Material Contracts, including all amendments thereto.

Section 3.07  Intellectual Property.

(a)  Section 3.07(a) of the Company Disclosure Schedules sets forth an accurate and complete list, as of the date of this Agreement, of each item of Owned Registered IP.

(b)  Each item of Owned Registered IP is, as of the date of this Agreement, subsisting and, to the Knowledge of the Company, solely with respect to issued or registered items included therein, valid and enforceable. There are no Actions currently before any Governmental Authority anywhere in the world to which the Company is a party and in which any claims have been raised relating to the validity, enforceability, registrability, scope or ownership with respect to any material Owned Registered IP. Except as would not be material to the Company, the Company is the sole and exclusive owner of any and all Owned Registered IP, free and clear of all Liens, except for Permitted Liens.

(c)  To the Knowledge of the Company, there is no infringement, misappropriation or other violation of any material Owned Intellectual Property by any third party, and, except as would not be material to the Company, the Company has not brought any Actions to any third party regarding the foregoing. To the Knowledge of the Company, the operation of the Company’s business as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property owned by any third party, except as would not be material to the Company. The Company is not a party to any proceeding, or received any written communications, alleging or relating to any of the foregoing set forth in this Section 3.07(c), except as would not be material to the Company.

(d)  The Company takes commercially reasonable steps designed to maintain and protect the confidentiality of all trade secrets included in the Owned Intellectual Property. To the Knowledge of the Company, there has been no misappropriation of trade secrets included in the Owned Intellectual Property by any Person.

(e)  The representations and warranties set forth in this Section 3.07 shall constitute the sole representations and warranties made herein by the Company with respect to the infringement, misappropriation or other violation of Intellectual Property.

Section 3.08  Title to Properties and Assets; Liens. Except as would not be material to the Company, the Company has good and marketable title to its tangible properties, assets and rights, free and clear of any Liens, other than Permitted Liens. With respect to the properties, assets and rights leased by the Company, except as would not be material to the Company, the Company is in compliance with such leases and has a valid leasehold interest therein free and clear of any Liens, other than Permitted Liens.

Section 3.09  Real Estate.

(a)  As of the date of this Agreement, the Company does not own any real property, and the Company is not a party to any Contract under which it has a right to purchase any real property.

(b)  Section 3.09(b) of the Company Disclosure Schedules sets forth a true, correct and complete list of all leases, subleases, licenses and similar occupancy agreements for the use or occupancy of real property or real property interests held by the Company as of the date of this Agreement, including all amendments thereto (the “Real Property Leases” and such real property or real property interests, the “Leased Real Property”). Except as would not be material to the Company, the Company has a valid, and, to the Knowledge of the Company, enforceable, leasehold interest, license or right to occupy or similar right with respect to each Leased Real Property, free and clear of all Liens, except for Permitted Liens. Each of the Real Property Leases is in full force and effect and is a legal, valid and binding obligation of the Company and, to the Knowledge of the Company, the counterparties thereto, enforceable against them in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions. Except as would not be material to the Company, (i) there is not, under any of the Real Property Leases, any existing default by the Company or, to the Knowledge of the Company, any other party thereto, and (ii) the Company has not received any written notice of any default by the Company or, to the Knowledge of the Company, any other party thereto, under any of the Real Property Leases.

(c)  The Company has not received any written notice regarding any actual or pending, and, to the Knowledge of the Company, there is no threatened, condemnation, action in eminent domain, taking, revocation (or intent to revoke) or contest action by any Governmental Authority with respect to all or a material portion of any Leased Real Property.

(d)  As presently conducted, the operations of the Company on the Leased Real Property do not violate in any material respect any applicable building code, zoning requirement or other Law relating to such property.

Section 3.10  Environmental Matters.

(a)  Since December 31, 2021, each of the Company and, to the Knowledge of the Company, each property and facility leased or operated by the Company is, and has been, in material compliance with all Environmental Laws.

(b)  The Company possesses all material Environmental Permits that are required for the operation of its business as presently conducted, and such Environmental Permits are in full force and effect, and since December 31, 2021, the Company is, and has been, in material compliance with all such Environmental Permits.

(c)  There has been no Release of any Hazardous Materials by the Company at, in, on, under or from any real property currently leased or operated by the Company that requires any material Remedial Action pursuant to Environmental Law, and the Company has not received any written notice that it is currently liable pursuant to Environmental Laws for any material Remedial Action of any Hazardous Materials that the Company sent to a third-party site for disposal.

(d)  There are no Actions pending or, to the Knowledge of the Company, threatened in writing against the Company alleging any material violation of, or material non-compliance with, any Environmental Law or material Environmental Permit.

(e)  The Company has not entered into any consent, settlement or other written agreement with any Governmental Authority relating to any material violation of, or material non-compliance with, any Environmental Law.

Section 3.11  No Conflicts. The execution and delivery by the Company of, and the performance by the Company of its obligations pursuant to, this Agreement and each of the Ancillary Agreements to which it is or will be a party will not result in, by the giving of notice, the lapse of time or otherwise, (a) any violation of, conflict with or, subject to obtaining the Company Shareholders’ Approval and the Regulatory Approvals, require any consent, filing, notice, waiver or approval or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification, suspension or acceleration) under (i) the Company Governing Documents, (ii) any Material Contract or (iii) any applicable Law, Permit or Governmental Order, nor (b) the creation of any Lien (other than Permitted Liens) upon any of its properties or assets, except, in the case of clauses (a)(ii), (a)(iii) and (b), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.12  Compliance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company is conducting its business and operations, and otherwise is and has been since December 31, 2021, in compliance with all applicable Laws. Since December 31, 2021, neither the Company nor, to the Knowledge of the Company, any Representative of the Company has received any written notice from any Governmental Authority alleging noncompliance with any applicable Law. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company is not in conflict with, or in default, breach or violation of, any term or provision of any Governmental Order by which it or any of its properties or assets is bound.

Section 3.13  Permits. The Company has obtained, and is in compliance in all material respects with, all Permits required by applicable Laws necessary to conduct its business as currently conducted, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) such Permits are valid, in full force and effect and in good standing, (b) the Company is not in default under any such Permits, (c) all fees and other amounts required to be paid with respect to such Permits as of the date hereof have been paid and (d) there are no Actions pending or, to the Knowledge of the Company, threatened against the Company that could reasonably be expected to result in the suspension, loss or revocation of any such Permits.

Section 3.14  Absence of Changes. Since the date of the most recent Company Financial Statements and through the date hereof, (a) there has not been, individually or in the aggregate, any Company Material Adverse Effect, (b) the Company has conducted its business in all material respects in the Ordinary Course (other than with respect to the evaluation of and negotiations in connection with this Agreement and the Transactions) and (c) the Company has not taken any action that, if taken after the date of this Agreement, would constitute a breach or violation of its covenants set forth in clauses (i), (ii), (iv), (vi), (viii), (xiv), (xv) or (xxi) of Section 6.01(a).

Section 3.15  Litigation. Except as would not be material to the Company:

(a)  there are no Actions pending or, to the Knowledge of the Company, threatened against the Company or any of its assets or properties, and no written notice of any such Action involving or relating to the Company, whether pending or threatened, has been received by the Company or, to the Knowledge of the Company, any of its Representatives;

(b)  neither the Company nor any of its properties or assets is subject to any Governmental Order or consent decree, settlement agreement or other similar written agreement with, or, to the Knowledge of the Company, continuing investigation by, any Governmental Authority; and

(c)  there is no Action initiated by the Company currently pending or which the Company currently intends to initiate.

Section 3.16  Insurance. The Company has in full force and effect insurance policies that cover such risks and are in such amounts as are determined by the Company to be reasonable for the business of the Company, which are set forth on Section 3.16 of the Company Disclosure Schedules (the “Insurance Policies”). True, correct and complete copies of the material Insurance Policies of the Company as in effect as of the date of this Agreement have been made available to SPAC, and all premiums due thereunder have been paid, and no written notice of cancellation or termination has been received by the Company with respect to any such policy. The Company has not received any written notice of denial or dispute of coverage for, and to the Knowledge of the Company, no insurer has otherwise denied or disputed coverage for, any material claim under any such Insurance Policy during the last 12 months.

Section 3.17  Required Filings and Consents.

(a)  Assuming the accuracy of the representations made by SPAC and Amalco in Article IV and Pubco in Article V, no consent, approval or authorization of, or registration, qualification, designation, declaration or filing with, or notification to, or expiration or termination of a waiting period imposed by, any Governmental Authority on the part of the Company is required in connection with the execution and delivery of this Agreement or any Ancillary Agreement to which the Company is or will be a party or the consummation of the Transactions, except for (a) such filings or notices as may be required under the Securities Act, the Exchange Act or other applicable securities Laws or the HSR Act, (b) the Regulatory Approvals, and (c) such other consents, approvals, authorizations, registrations, qualifications, designations, declarations, filings or notifications, or the expiration or termination of such waiting periods, the failure of which to make or obtain has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)  The Company is not engaged in manufacturing as defined by the HSR Act and related rules. The Company’s (i) annual net sales do not exceed the current threshold of $239 million and (ii) total assets do not exceed the current threshold of $23.9 million, both under Section 18a(a)(2)(B)(ii)(II) and (III) of the HSR Act and related rules.

Section 3.18  Brokers or Finders. No broker, finder, agent or similar intermediary has acted on behalf of the Company, and the Company has not incurred, directly or indirectly, as a result of any action taken by or on behalf of the Company, any liability for any brokerage or finders’ fees or agents’ commissions or any similar charges, in each case, in connection with this Agreement or the consummation of any of the Transactions.

Section 3.19  Related Party Transactions. Except with respect to actions expressly contemplated by this Agreement, any of the Ancillary Agreements or any Company Benefit Plan:

(a)  no director, officer, employee or Affiliate (each, a “Related Party”) of the Company is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any Related Party of the Company, other than with respect to advances to employees or independent contractors for expenses in the Ordinary Course;

(b)  to the Knowledge of the Company, no Related Party of the Company has any direct or indirect ownership interest in any Person with whom the Company is a counterparty to a Material Contract or has a material business relationship, except for ownership of less than 10% of the outstanding shares of any such Person;

(c)  to the Knowledge of the Company, no Related Party of the Company has a direct or indirect financial or beneficial interest in any Contract with the Company, other than any such Contracts related to such Person’s (i) ownership of Equity Securities of the Company, (ii) indemnification by the Company or (iii) salary, commission and other compensation and employment benefits provided by the Company to such Person in the Ordinary Course; and

(d)  there are no Contracts between the Company, on the one hand, and any immediate family member of any director or officer of the Company, on the other hand.

Section 3.20  Employment and Labor.

(a)  Section 3.20(a) of the Company Disclosure Schedules sets forth a true, complete and accurate list, for each independent contractor of the Company (to the extent performing services for the Company similar to an employee) as of the date of this Agreement, of such independent contractor’s (i) identification number, (ii) title or position, (iii) services provided, (iv) location of service, (v) original start date, (vi) cumulative length of service, (vii) fees, (viii) incentive compensation over the past year (including commissions, bonuses and equity incentives), (ix) visa or other work permit sponsored by the Company (including type of visa and expiration date, as applicable), and (x) Contract applicable to such services. Each independent contractor of the Company has been properly classified as an independent contractor and the Company has not received any notice from any Governmental Authority disputing such classification. Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Company Benefit Plan. As of the date of this Agreement, the Company has no employees.

(b)  The Company is and has been, since December 31, 2021, in compliance with all applicable Laws in all material respects relating to service providers or engagement of labor, including all applicable Laws relating to wages, vacation pay, sick pay, hours, overtime, Company Benefit Plan contributions or payments, collective bargaining, civil rights, safety and health, workers’ compensation, immigration, Canada Pension Plan remittances, or social security Taxes or other similar Taxes.

(c)  The Company is not and has never been a party to or otherwise bound by any collective bargaining agreement or other agreement with a labor union, works council, trade union, industrial organization or other similar employee organization applicable to any employees and, to the Knowledge of the Company, there are no activities or proceedings of any labor union, works council, trade union, industrial organization or other similar employee organization to organize any such employees. Additionally, except as had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there is no unfair labor practice charge or complaint pending before any applicable Governmental Authority relating to the Company or any of its respective employees, (ii) there is no labor strike, slowdown, dispute, or work stoppage or lockout pending, and the Company has not experienced any strike, slowdown or work stoppage, lockout or other collective labor action by or with respect to any of their respective employees, (iii) there is no representation claim or petition pending before any applicable Governmental Authority and (iv) there are no charges with respect to or relating to the Company pending before any applicable Governmental Authority responsible for the prevention of unlawful employment practices. The Company has not been involved in any dispute with any labor union, works council, trade union, industrial organization, or similar representative of employees, in each case, at any time since December 31, 2021.

(d)  Except as would not be material to the Company, there are no, and, since December 31, 2021, there have not been any, Actions pending, or, to the Knowledge of the Company, threatened, against the Company involving allegations of sexual harassment or sexual misconduct by an employee, intern, volunteer, officer, director or other Person who provides or provided services to the Company. The Company has not entered into a settlement agreement with a current or former employee, intern, volunteer, officer, director or other Person who provides or provided services to the Company resolving allegations of sexual harassment or sexual misconduct by an employee, intern, volunteer, officer, director or other Person who provides or provided services to the Company.

(e)  To the Knowledge of the Company, as of the date of this Agreement, no officer of the Company intends to terminate his or her service with the Company, nor does the Company have any present intention to terminate the service of any of the forgoing.

(f)  No Person who provides services to the Company has notified the Company in writing that they will resign or retire or cease to provide work or services as a result of the closing of the transactions contemplated by this Agreement.

(g)  The Company has not closed any plant or facility, effectuated any layoffs of employees or implemented any mass or group termination, early retirement or separation since December 31, 2021, and the Company has not planned or announced any such action or program for the future.

(h)  Except as would not be material to the Company, the Company is not subject to any pending or, to the Knowledge of the Company, threatened Actions in respect of any current or former officer, director or independent contractor of the Company. There are no outstanding judgments or orders under any applicable Law or settlement or pending settlement requiring the reinstatement of or requiring the taking of any action, or the refraining from taking any action, or which place a financial obligation upon the Company, in respect of any current or former officer, director or independent contractor of the Company.

(i)  The Company is not liable to pay any allowance, annuity, benefit, lump sum, pension, premium or other payment in respect of the death, disability, retirement, resignation, dismissal or cessation of Persons that provide services to the Company other than pursuant to any Company Benefit Plan set out in Section 3.21(a) of the Company Disclosure Schedules.

(j)  There are no overdue or unpaid pension or superannuation-related contributions, statutory or otherwise due on the part of the Company or any independent contractor of the Company (if applicable) that are outstanding and unpaid. There are no loans made to Persons who provide services to the Company.

Section 3.21  Company Benefit Plans.

(a)  Section 3.21(a) of the Company Disclosure Schedules sets forth a true and complete list of each material Company Benefit Plan. With respect to each material Company Benefit Plan, the Company has made available to SPAC or its counsel a true, complete and correct copy, to the extent applicable, of (i) each document constituting a part of such Company Benefit Plan (or a complete and accurate description of any unwritten Company Benefit Plan), (ii) the most recent member booklet or summary plan description, including any summary of material modifications and (iii) the most recent actuarial report or other financial report or statements relating to such Company Benefit Plan.

(b)  Each Company Benefit Plan has been established, administered, operated and funded in accordance with its terms and in compliance with all applicable Laws in all material respects. Except as would not be material to the Company, there are no pending or, to the Knowledge of the Company, threatened Actions by any Person against or relating to the Company Benefit Plans, other than routine benefits claims. No Company Benefit Plan is presently under audit or examination by any Governmental Authority. No event has occurred and no condition exists that would reasonably be expected to subject the Company to any material Tax, penalty or fine in connection with any Company Benefit Plan.

(c)  No Company Benefit Plan is, and neither the Company nor any ERISA Affiliate of the Company has ever sponsored, established, maintained, contributed to or been required to contribute to, or in any way has any liability (whether on account of an ERISA Affiliate or otherwise), directly or indirectly, with respect to any Company Benefit Plan that is (i) governed by ERISA or (ii) a “registered pension plan”, a “deferred profit sharing plan”, a “registered retirement savings plan”, or a “retirement compensation arrangement” as defined in subsection 248(1) of the Income Tax Act (Canada) or a pension plan as defined under other applicable Laws in Canada, including any such plan that is a defined benefit pension plan or a multi-employer pension plan under applicable Laws in Canada.

(d)  All material contributions, premium payments and other amounts required to have been paid under or with respect to any Company Benefit Plan have been timely paid in accordance with the terms of such Company Benefit Plan.

(e)  No event has occurred and no condition exists that would reasonably be expected to subject the Company by reason of their affiliation with any of its ERISA Affiliates to any material (i) Tax, penalty, fine, (ii) Lien or (iii) other liability imposed by ERISA, the Code or other applicable Laws, in each case, in respect of any employee benefit plan maintained, sponsored, contributed to, or required to be contributed to by its ERISA Affiliates (other than the Company).

(f)  Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in combination with another event): (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any employee, director or individual independent contractor of the Company or with respect to any Company Benefit Plan, including any bonus, separation, severance, redundancy, termination, change in control, retention or similar benefits; (ii) increase any benefits otherwise payable under any Company Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits to any employee, director or individual independent contractor of the Company; or (iv) result in any payment or benefit (whether in cash or property or the vesting of property) by the Company to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No Person is entitled to receive any additional payment (including any Tax gross-up or other payment) from the Company as a result of the imposition of the excise Taxes required by Section 4999 of the Code or any Taxes required by Section 409A of the Code, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g)  No Company Benefit Plan provides, nor does the Company have or reasonably expect to have any obligation to provide, retiree life or medical to any current or former officer, director or consultant of the Company or their respective beneficiaries or dependents after termination of service except as may be required by applicable Law.

(h)  All material contributions, premiums or payments required to be made or remitted with respect to any Company Benefit Plan have been timely made or remitted to the extent due or properly accrued on the financial statements of the Company. The Company has no actual or potential unfunded liabilities with respect to any Company Benefit Plan that is a defined benefit pension plan and no accumulated funding deficiencies exist in any Company Benefit Plan that is a defined benefit pension plan.

Section 3.22  Tax.

(a)  The Company: (i) has filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by it, and all such filed Tax Returns are complete and accurate in all material respects; (ii) has timely paid all material Taxes (whether or not shown as due) on such filed Tax Returns and any other material Taxes that the Company is otherwise obligated to pay (taking into account any extension of time to pay such Taxes); (iii) with respect to all material Tax Returns filed by it, has not waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency; and (iv) does not have any deficiency, audit, examination, investigation or other proceeding in respect of material Taxes or Tax matters pending or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open. All material Taxes of the Company which are not yet due and payable have been (A) for periods covered by the Company Financial Statements, adequately accrued and reserved on the Company Financial Statements in accordance with IFRS and (B) for periods not covered by the Company Financial Statements, accrued on the books and records of the Company, in each case as of the date of this Agreement.

(b)  The Company is not a party to, is not bound by and does not have any obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses), and does not have any potential liability or obligation to any Person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment entered into in the Ordinary Course the primary purpose of which does not relate to Taxes.

(c)  The Company has withheld and paid to the appropriate taxing authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other person and has complied in all material respects with all applicable Laws, rules and regulations relating to the withholding and remittance and related reporting requirements with respect to such Taxes.

(d)  The Company has not been a member of an affiliated, consolidated, combined or unitary group for U.S. federal, state, local or non-U.S. Tax purposes.

(e)  The Company does not have a request for a material ruling in respect of Taxes pending with any taxing authority.

(f)  There are no material Tax liens upon any assets of the Company except for Permitted Liens.

(g)  None of the shares in the Company are “taxable Canadian property” within the meaning of the Tax Act to any shareholder of the Company.

(h)  The Company has not: (i) received written notice from a non-Canadian or non-U.S. taxing authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized or (ii) received written notice from a jurisdiction where it does not file Tax Returns that it is subject to Tax in that jurisdiction. The Company is not subject to Tax in any country other than its country of incorporation, organization or formation or by virtue of having employees, a permanent establishment, other place of business or similar presence in that country.

(i)  The Company has not participated in a “reportable transaction” within the meaning of either subsection 237.3(1) of the Tax Act or a “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2) (or any corresponding or similar provision of state, local or non-U.S. Law), or a “notifiable transaction” within the meaning of subsection 237.4(1) of the Tax Act.

(j)  None of Sections 80 to 80.04, both inclusive, of the Tax Act have applied or will apply to the Company. The Company has no material unpaid amounts that may be required to be included in income under Section 78 of the Tax Act.

(k)  The Company has not acquired property from any Person in circumstances where the Company did or could have become liable for any Taxes payable by such Person pursuant to Section 160 of the Tax Act.

(l)  The Company has not made any payments or delivered services or sold, transferred or otherwise assigned goods to any Person in circumstances where the provisions of Section 247 of the Tax Act, Section 482 of the Code, or any similar provision of any other similar Law applied.

(m)  The Company is a “taxable Canadian corporation” as such term is defined in the Tax Act.

(n)  The Company has not taken or agreed to take any action, nor does it intend to or plan to take any action, or have any Knowledge of any fact or circumstance, that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment; provided, that the foregoing representation will not prevent the Company from taking any actions required by this Agreement or any Ancillary Agreement.

Section 3.23  Books and Records. The minute books of the Company, copies of which have been provided to SPAC, contain complete and accurate records in all material respects of all meetings and other corporate actions of the Company Shareholders and the Company Board and all committees thereof.

Section 3.24  Data Privacy and Security.

(a)  The Company complies, and since December 31, 2021 the Company has complied, in all material respects, with all Privacy and Information Security Requirements, except where the failure to so comply would not reasonably be expected to have a Company Material Adverse Effect. Since December 31, 2021, the Company has not been notified in writing of, or, to the Knowledge of the Company, is the subject of, any Action related to Processing of Personal Data by any Governmental Authority regarding any actual or possible violations of any Privacy and Information Security Requirement by the Company.

(b)  The Company employs safeguards that are required to comply with all Privacy and Information Security Requirements to protect Personal Data within its control and requires the same of all vendors under contract with the Company that Process Personal Data on its behalf, except where the failure to do any of the foregoing would not reasonably be expected to have a Company Material Adverse Effect. The Company provides, and has since December 31, 2021 provided, all requisite notices and obtained all required consents, and satisfied all other requirements (including notification to Governmental Authorities) necessary under any Privacy and Information Security Requirement for the Processing (including international and onward transfer) of all Personal Data in connection with the conduct of the business as currently conducted, except where the failure to do any of the foregoing would not reasonably be expected to have a Company Material Adverse Effect.

(c)  Except as would not be material to the Company, to the Knowledge of the Company, since December 31, 2021, the Company has not suffered a security breach with respect to any of the Company Data in the possession or control of the Company and, except as would not be material to the Company and to the Knowledge of the Company, since December 31, 2021, there has been no unauthorized or illegal use of or access to any Company Data in the possession or control of the Company. To the Knowledge of the Company, since December 31, 2021, the Company Systems owned or controlled by the Company have had no material errors or defects that have not been remedied in all material respects and, to the Knowledge of the Company, contain no code designed to disrupt, disable, harm, distort or otherwise impede in any manner the legitimate operation of such Company Systems (including what are sometimes referred to as “viruses,” “worms,” “time bombs” or “back doors”) that have not been removed or remedied in all material respects, except as would not reasonably be expected to result in any material disruption to, or material interruption in, the conduct of the Company’s business for more than three calendar weeks.

Section 3.25  Foreign Corrupt Practices Act. Since December 31, 2021, neither the Company nor, to the Knowledge of the Company, any of its Representatives, distributors, resellers or other third parties acting on behalf of the Company have made, directly or indirectly, any payment or promise to pay, or any gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, corruptly, to (a) any foreign official (as such term is defined in the U.S. Foreign Corrupt Practices Act (the “FCPA”)) for the purpose of influencing any official act or decision of such foreign official or inducing him or her to use his or her influence to affect any act or decision of a Governmental Authority or (b) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a Governmental Authority, in the case of both clauses (a) and (b) above, in order to assist the Company to obtain or retain business for, or direct business to, the Company. Since December 31, 2021, neither the Company nor, to the Knowledge of the Company, any of its Representatives, distributors, resellers or other third parties acting on behalf of the Company has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any such funds in violation of any applicable Anti-Bribery Laws. No Action by or before any Governmental Authority involving the Company with respect to FCPA or any other applicable Anti-Bribery Laws is pending or, to the Knowledge of the Company, threatened in writing, except as would not be material to the Company.

Section 3.26  Anti-Money Laundering. The operations of the Company are and have been conducted at all times since December 31, 2021 in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, applicable provisions of the USA PATRIOT Act of 2001, applicable provisions of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), and applicable money laundering Laws of all jurisdictions in which the Company conducts its business, or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority having jurisdiction over the Company (collectively, the “Anti-Money Laundering Laws”). No Action by or before any Governmental Authority involving the Company with respect to Anti-Money Laundering Laws is pending or, to the Knowledge of the Company, threatened in writing, except as would not be material to the Company.

Section 3.27  Sanctions. Neither the Company nor, to the Knowledge of the Company, any of its Representatives is a Person that is, or is owned or controlled by a Person that is, (a) the subject of any Sanctions or (b) located, organized, incorporated or resident in a country or territory that is the subject of comprehensive Sanctions (including the Crimea, Donetsk and Luhansk regions of Ukraine, Russia, Cuba, Iran, North Korea and Syria). Since December 31, 2018, to the Knowledge of the Company, the Company has not engaged in any dealings or transactions with any Person, or in any country or territory, that at the time of such dealing or transaction was, or whose government was, the subject of Sanctions.

Section 3.28  Export Controls. The Company and, to the Knowledge of the Company, its Representatives in their capacities as such, have, since December 31, 2021, been in compliance with all applicable Export Laws, except as would not be material to the Company. The Company has not (a) received written notice of any actual, alleged or potential violation of any applicable Export Law or (b) been a party to or the subject of any Action that is pending or, to the Knowledge of the Company, threatened in writing by or before any Governmental Authority related to any actual, alleged or potential violation of any applicable Export Law, in each case, except as would not be material to the Company.

Section 3.29  Provided Information. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto, or any other report, form, registration or other filing made with any Governmental Authority (including the SEC and the CSA) with respect to the Transactions; (b) in the Proxy/Registration Statement or the Company Information Circular; or (c) in the mailings or other distributions to the SPAC Shareholders, the Company Shareholders, the PIPE Investors or prospective investors with respect to the consummation of the Transactions (including any amendment to any of the documents identified in clauses (a) through (c)), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading; provided, however, that, notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information or statements included or incorporated by reference in any of the documents identified in clauses (a) through (c) that were not supplied by or on behalf of the Company for use therein. All documents that the Company is responsible for filing with the CSA in connection with the Transactions will comply as to form and substance in all material respects with applicable securities Laws.

Section 3.30  CSA Filings.

(a)  The Company has timely filed or furnished all statements, prospectuses, registration statements, forms, certifications, schedules, exhibits, reports and documents required to be filed or furnished by it with the CSA (collectively, as they have been amended or supplemented since the time of their filing through the date that is one Business Day prior to the date of this Agreement, the “Company CSA Filings”), including with respect to the Peak REE Project. Each Company CSA Filing, as of the date of its filing, and as of the date of any amendment or supplement thereto, complied in all material respects with the requirements of applicable Law. As of the date of its filing (or if amended or superseded by a filing, the initial filing), each Company CSA Filing did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved material comments in comment letters received from the CSA with respect to any of the Company CSA Filings. To the Knowledge of the Company, none of the Company CSA Filings filed on or prior to the date of this Agreement is subject to ongoing CSA review or investigation.

(b)  To the Knowledge of the Company, each director and executive officer of the Company has filed with the CSA on a timely basis all statements required by applicable Law in connection with their service to the Company. There are no outstanding loans or other extensions of credit made by the Company to any executive officer or director of the Company.

(c)  The Company is in compliance in all material respects with the applicable TSX listing and corporate governance rules and regulations.

Section 3.31  OTC Markets and TSXV Quotation. As of the date of this Agreement, the Company Common Shares are listed for trading on (a) the OTC Markets under the symbol “USREF” and (b) TSXV under the symbol “RARE”. The Company is in compliance in all material respects with the rules of the OTC Markets and TSXV and there is no Action pending or, to the Knowledge of the Company, threatened against the Company by the OTC Markets Group or the TMX Group with respect to any intention by such entity to deregister the Company Common Shares or terminate the listing of the Company Common Shares on the OTC Markets or TSXV. The Company has not taken any action to delist the Company Common Shares on either the OTC Markets or TSXV except as contemplated by this Agreement.

Section 3.32  Cultural Business. The Company is not a “cultural business” within the meaning of the ICA.

Section 3.33  Corporate Approvals. The Company Board has, as of the date of this Agreement, unanimously (with conflicted directors abstaining) (a) determined that it is fair to, advisable for and in the best interests of the Company and the Company Shareholders for the Company to enter into this Agreement and each of the Ancillary Agreements to which it is or will be a party and to consummate the Transactions, (b) approved the execution and delivery of this Agreement and each of the Ancillary Agreements to which it is or will be a party and (c) recommended that the Company Shareholders vote in favor of the Company Arrangement Resolution at the Company Shareholders Meeting, on the terms and subject to the conditions set forth in this Agreement. The Company Shareholders’ Approval represents the only approval of the holders of any Equity Securities of the Company necessary in connection with the entry into this Agreement by the Company and the consummation of the Transactions.

Section 3.34  Solvency. As of the date of this Agreement, the Company is not the subject of an Insolvency Event.

Section 3.35  No Additional Representations or Warranties. THE COMPANY ACKNOWLEDGES AND AGREES THAT, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE SET FORTH IN Article IV, Article V OR THE ANCILLARY AGREEMENTS, (A) (I) NONE OF SPAC, AMALCO OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON MAKES, AND SPAC AND AMALCO EXPRESSLY DISCLAIM, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR ANY OF THE TRANSACTIONS, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF SPAC, AMALCO OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF SPAC OR AMALCO BY THE MANAGEMENT OF SPAC OR OTHERS IN CONNECTION WITH THE TRANSACTIONS, AND (II) NONE OF PUBCO OR ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON MAKES, AND PUBCO EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR ANY OF THE TRANSACTIONS, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF PUBCO OR ANY OF ITS AFFILIATES OR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF PUBCO BY THE MANAGEMENT OF PUBCO OR OTHERS IN CONNECTION WITH THE TRANSACTIONS, AND (B) NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY OTHER PERSON IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS. THE COMPANY ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN Article IV (AS QUALIFIED BY THE SPAC DISCLOSURE SCHEDULES) OR Article V OR THE ANCILLARY AGREEMENTS, ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF SPAC, AMALCO OR PUBCO ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF SPAC, AMALCO, PUBCO OR ANY OTHER PERSON, AND THE COMPANY ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN Article IV OR Article V OR THE ANCILLARY AGREEMENTS, NONE OF SUCH MATERIALS MAY BE RELIED UPON BY THE COMPANY OR ANY OTHER PERSON IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS.

Article IV

REPRESENTATIONS AND WARRANTIES OF SPAC AND AMALCO

Each of SPAC and Amalco hereby represents and warrants to the Company the following, except as set forth in (x) the SPAC SEC Filings that were available at least one Business Day prior to the date hereof on the SEC’s website through EDGAR (which disclosure shall apply only against any representations and warranties to which it is reasonably apparent it should relate and excluding disclosures referred to in any “risk factors” or “forward looking statements” sections of such SPAC SEC Filings and any other disclosures in such SPAC SEC Filings to the extent they are of a cautionary, predictive or forward-looking nature) (it being acknowledged that nothing disclosed in such SPAC SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 4.05 or Section 4.16) or (y) the disclosure schedules delivered to the Company by SPAC on the date of this Agreement in accordance with Section 11.09 (the “SPAC Disclosure Schedules”):

Section 4.01  Organization, Good Standing, Corporate Power and Qualification; Governing Documents.

(a)  As of the date of this Agreement and prior to the Domestication, SPAC is an exempted company duly organized, validly existing and in good standing under the Laws of the Cayman Islands. From and after the Domestication, SPAC is a corporation duly organized, validly existing and in good standing under the Laws of the Province of British Columbia. SPAC has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

(b)  SPAC is presently qualified or licensed to do business as a foreign corporation in each jurisdiction in which it is required to be so qualified or licensed and is in good standing in each such jurisdiction (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof), except where the failure to be so qualified or licensed and in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

(c)  SPAC has provided to the Company true, correct and complete copies of the SPAC Governing Documents, each as amended, restated or otherwise modified and in effect as of the date of this Agreement. Each of the SPAC Governing Documents is in full force and effect, and SPAC is not in violation of any of the provisions of the SPAC Governing Documents.

Section 4.02  Subsidiaries. Amalco is the only Subsidiary of SPAC. Except for Amalco, SPAC does not directly or indirectly own any Equity Securities of any Person.

Section 4.03  Capitalization.

(a)  As of the date of this Agreement, the authorized share capital of SPAC consists of (i) 200,000,000 SPAC Class A Ordinary Shares, 3,149,199 of which are issued and outstanding, (ii) 20,000,000 SPAC Class B Ordinary Shares, 7,062,500 of which are issued and outstanding, (iii) 1,000,000 SPAC Preference Shares, none of which are issued and outstanding, (iv) SPAC Public Warrants exercisable for an aggregate of 9,416,666 SPAC Class A Ordinary Shares, (v) SPAC Private Warrants exercisable for an aggregate of 288,334 SPAC Class A Ordinary Shares, (vi) SPAC Class B Warrants exercisable for an aggregate of 2,354,167 SPAC B Ordinary Shares, (vii) 97,329 SPAC Public Units, all of which are issued and outstanding, (viii) 865,000 SPAC Private Units, all of which are issued and outstanding and (ix) 7,062,500 SPAC Class B Units, all of which are issued and outstanding.

(b)  All SPAC Securities that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, were issued free and clear of all Liens other than transfer restrictions arising under applicable securities Laws or the SPAC Governing Documents and have not been issued in violation of (i) any provision of the SPAC Governing Documents, (ii) any purchase option, call option, right of first refusal, right of first offer, preemptive right, subscription right, conversion right or other similar right or (iii) any applicable securities Laws and the SPAC Warrant Agreement, as applicable.

(c)  Except for the SPAC Warrants, there are no authorized or issued options, warrants, convertible securities or other equity appreciation, phantom equity, profit participation, purchase options, call options, rights of first refusal, rights of first offer, preemptive rights, subscription rights, conversion rights or other similar rights, or any Contracts of any character, obligating SPAC to issue, exchange, transfer, deliver or sell any Equity Securities of SPAC.

(d)  There are no voting trusts, voting agreements, proxies, shareholder agreements or other Contracts with respect to the voting or transfer of any SPAC Shares or any other Equity Securities of SPAC. There is no outstanding Indebtedness of SPAC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which SPAC’s shareholders may vote.

(e)  SPAC has no obligation to repurchase, redeem or otherwise acquire any SPAC Shares or other Equity Securities of SPAC or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

Section 4.04  Due Authorization. SPAC has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is or will be a party, to perform its obligations hereunder and thereunder and, subject only to obtaining the SPAC Shareholders’ Approval, to consummate the Transactions. The (a) execution and delivery by SPAC of this Agreement and the Ancillary Agreements to which it is or will be a party, (b) consummation of the Transactions and (c) performance of its obligations hereunder and thereunder has been duly and validly authorized by all necessary corporate action on the part of SPAC and its directors, officers and shareholders, subject only, in the case of clause (b), to obtaining the SPAC Shareholders’ Approval, and no other corporate proceedings on the part of SPAC are necessary to authorize this Agreement or the consummation of the Transactions (other than the SPAC Shareholders’ Approval). This Agreement and each of the Ancillary Agreements to which SPAC is or will be a party, assuming due authorization, execution and delivery by each other party hereto and thereto, constitute or will constitute at the Closing (with respect to the Ancillary Agreements to be executed at the Closing) legal, valid and binding obligations of SPAC, enforceable against SPAC in accordance with their respective terms, except as such enforceability may be limited by the Enforceability Exceptions.

Section 4.05  Financial Statements.

(a)  The financial statements of SPAC contained in the SPAC SEC Filings (the “SPAC Financial Statements”) are true and correct in all material respects and present fairly the financial condition, operating results, changes in shareholders equity and cash flows of SPAC as at the dates and during the periods therein indicated. Each of the SPAC Financial Statements has been prepared in accordance with GAAP, Regulation S-K, and Regulation S-X, in each case, applied on a consistent basis throughout the periods indicated (subject, in the case of unaudited SPAC Financial Statements, to normal and recurring year-end audit adjustments which have not had, and would not reasonably be expected to, individually or in the aggregate, be material), and comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act.

(b)  SPAC has established and maintains disclosure controls and procedures that are designed to provide reasonable assurances that material information relating to SPAC and other material information required to be disclosed by SPAC (including any fraud that involves management or other employees who have a significant role in the internal controls of SPAC) is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such material information is accumulated and communicated to the management of SPAC by others within SPAC to allow timely decisions to be made regarding required disclosures and to make the certifications required under any applicable Laws. SPAC has established and maintains a system of internal controls over financial reporting sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorizations, (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (v) records are maintained in reasonable detail which accurately and fairly reflect, in all material respects, its transactions and dispositions of assets.

(c)  Since the formation of SPAC, neither SPAC nor, to the Knowledge of SPAC, any Representative of SPAC has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of SPAC with respect to the SPAC Financial Statements or the internal accounting controls of SPAC, including any written complaint, allegation, assertion or claim that SPAC has engaged in improper accounting or auditing practices. Since the formation of SPAC, to the Knowledge of SPAC, no attorney representing SPAC, whether or not employed by SPAC, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by SPAC or any of its Representatives to the SPAC Board or any committee thereof or to any director or officer of SPAC. Since the formation of SPAC, neither SPAC nor, to the Knowledge of SPAC, any Representative (including its independent auditors) has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC, (ii) any internal investigations regarding accounting or revenue recognition or (iii) any fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC.

(d)  SPAC has no liability or obligation, accrued, absolute, contingent or otherwise, individually or in the aggregate, that would be required to be set forth on the balance sheet of SPAC prepared in accordance with GAAP applied on a consistent basis, other than (i) obligations and liabilities that have not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect, (ii) obligations and liabilities under Contracts incurred in the Ordinary Course (other than due to a material breach under any such Contracts, or any act or omission that, with the giving of notice, the lapse of time or otherwise, would constitute a material breach thereunder), (iii) SPAC Transaction Expenses, (iv) obligations incurred by SPAC’s execution of, or SPAC’s performance of its obligations under, this Agreement or the Ancillary Agreements to which it is or will be a party and (v) obligations and liabilities reflected, or reserved against, in the latest balance sheet included in the SPAC Financial Statements or as set forth in Section 4.05(d) of the SPAC Disclosure Schedules.

(e)  As of the date of this Agreement, SPAC does not have any Indebtedness. SPAC does not have any material off-balance sheet arrangements that are not disclosed in the SPAC SEC Filings.

Section 4.06  No Conflicts. The execution and delivery by SPAC of, and the performance by SPAC of its obligations pursuant to, this Agreement and each of the Ancillary Agreements to which it is or will be a party will not result in, by the giving of notice, the lapse of time or otherwise, (a) any violation of, conflict with, or subject to obtaining the SPAC Shareholders’ Approval and the Regulatory Approvals, require any consent, filing, notice, waiver or approval or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification, suspension or acceleration) under, (i) the SPAC Governing Documents, (ii) any Contract to which it is a party or by which any of its properties or assets is bound or (iii) any applicable Law, Permit or Governmental Order, nor (b) the creation of any Lien (other than Permitted Liens) upon any of its properties or assets except, in the case of clauses (a)(ii) and (b), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

Section 4.07  Compliance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect, SPAC is conducting its business and operations, and otherwise is, and has been since the date of its formation, in compliance with all applicable Laws. Since the date of its formation, neither SPAC nor, to the Knowledge of SPAC, any Representative of SPAC has received any written notice from any Governmental Authority alleging noncompliance with any applicable Law. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect, SPAC is not in conflict with, or in default, breach or violation of, any term or provision of any Governmental Order by which it or any of its properties or assets is bound.

Section 4.08  Permits. SPAC has obtained, and is in compliance in all material respects with, all Permits required by applicable Laws necessary to conduct its business as currently conducted, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect, (a) such Permits are valid, in full force and effect and in good standing, (b) SPAC is not in default under any such Permits, (c) all fees and other amounts required to be paid with respect to such Permits as of the date hereof have been paid and (d) there are no Actions pending or, to the Knowledge of SPAC, threatened against SPAC that could reasonably be expected to result in the suspension, loss or revocation of any such Permits.

Section 4.09  Absence of Changes. Since the date of the most recent SPAC Financial Statements, (a) there has not been, individually or in the aggregate, any SPAC Material Adverse Effect, (b) SPAC has conducted its business in all material respects in the Ordinary Course (other than with respect to the evaluation of and negotiations in connection with this Agreement and the Transactions) and (c) SPAC has not taken any action that, if taken after the date of this Agreement, would constitute a breach or violation of its covenants set forth in clauses (i), (ii), (iii), (v), (vii), (xi), (xii) or (xv) of Section 7.03(a).

Section 4.10  Litigation. Except as would not be material to SPAC, there are no Actions pending or, to the Knowledge of SPAC, threatened against SPAC or any of its assets or properties, and no written notice of any such Action involving or relating to SPAC, whether pending or threatened, has been received by SPAC or, to the Knowledge of SPAC, any of its Representatives. Except as would not be material to SPAC, neither SPAC nor any of its properties or assets is subject to any Governmental Order or consent decree, settlement agreement or other similar written agreement with, or, to the Knowledge of SPAC, continuing investigation by, any Governmental Authority. There is no Action initiated by SPAC currently pending or which SPAC currently intends to initiate.

Section 4.11  Required Filings and Consents. Assuming the accuracy of the representations made by the Company in Article III and Pubco in Article V, no consent, approval or authorization of, or registration, qualification, designation, declaration or filing with, or notification to, or expiration or termination of a waiting period imposed by, any Governmental Authority on the part of SPAC is required in connection with the execution and delivery of this Agreement or any Ancillary Agreement to which SPAC is or will be a party or the consummation of the Transactions, except for (a) such filings or notices as may be required under the Securities Act, the Exchange Act or other applicable securities Laws or the HSR Act, (b) the Regulatory Approvals, (c) the completion of the Domestication in accordance with the applicable requirements of the CICL and the BCBCA and (d) such other consents, approvals, authorizations, registrations, qualifications, designations, declarations, filings or notifications, or the expiration or termination of such waiting periods, the failure of which to make or obtain has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

Section 4.12  Brokers or Finders. No broker, finder, agent or similar intermediary has acted on behalf of SPAC or Amalco, and neither SPAC nor Amalco has incurred, directly or indirectly, as a result of any action taken by or on behalf of SPAC or Amalco, any liability for any brokerage or finders’ fees or agents’ commissions or any similar charges, in each case, in connection with this Agreement or the consummation of any of the Transactions.

Section 4.13  Tax.

(a)  SPAC: (i) has filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by it, and all such filed Tax Returns are complete and accurate in all material respects; (ii) has timely paid all material Taxes (whether or not shown as due) on such filed Tax Returns and any other material Taxes that SPAC is otherwise obligated to pay (taking into account any extension of time to pay such Taxes); (iii) with respect to all material Tax Returns filed by it, has not waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency; and (iv) does not have any deficiency, audit, examination, investigation or other proceeding in respect of material Taxes or Tax matters pending or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open. All material Taxes of SPAC which are not yet due and payable have been (A) for periods covered by the SPAC Financial Statements, adequately accrued and reserved on the SPAC Financial Statements in accordance with GAAP and (B) for periods not covered by the SPAC Financial Statements, accrued on the books and records of SPAC, in each case as of the date of this Agreement.

(b)  SPAC is not a party to, is not bound by and does not have any obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses), and does not have any potential liability or obligation to any Person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment entered into in the Ordinary Course the primary purpose of which does not relate to Taxes.

(c)  SPAC has withheld and paid to the appropriate taxing authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other person and has complied in all material respects with all applicable Laws, rules and regulations relating to the withholding and remittance and related reporting requirements with respect to such Taxes.

(d)  SPAC has not been a member of an affiliated, consolidated, combined or unitary group for U.S. federal, state, local or non-U.S. Tax purposes.

(e)  SPAC does not have a request for a material ruling in respect of Taxes pending with any taxing authority.

(f)  There are no material Tax liens upon any assets of SPAC except for Permitted Liens.

(g)  SPAC has not: (i) received written notice from a non-U.S. taxing authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized or (ii) received written notice from a jurisdiction where it does not file Tax Returns that it is subject to Tax in that jurisdiction. SPAC is not subject to Tax in any country other than its country of incorporation, organization or formation or by virtue of having employees, a permanent establishment, other place of business or similar presence in that country.

(h)  SPAC has not participated in a “reportable transaction” within the meaning of either subsection 237.3(1) of the Tax Act or a “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2) (or any corresponding or similar provision of state, local or non-U.S. Law).

(i)  SPAC has not taken or agreed to take any action, nor does it intend to or plan to take any action, or have any Knowledge of any fact or circumstance, that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment; provided, that the foregoing representation will not prevent SPAC from taking any actions required by this Agreement or any Ancillary Agreement.

Section 4.14  Takeover Statutes and Charter Provisions. SPAC and the SPAC Board have taken all action necessary so that this Agreement and the Transactions are exempted from the restrictions on business combinations and voting requirements contained in any Takeover Statute applicable to SPAC that is, or becomes applicable to, this Agreement or the Transactions, and, if any such Takeover Statute is or becomes applicable to any of the foregoing, SPAC and the SPAC Board agree to take all action necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Ancillary Agreements and otherwise to lawfully eliminate or minimize the effect of such Takeover Statute on this Agreement or the Transactions.

Section 4.15  Provided Information. None of the information supplied or to be supplied by or on behalf of SPAC or Amalco for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto, or any other report, form, registration or other filing made with any Governmental Authority (including the SEC and the CSA) with respect to the Transactions; (b) in the Proxy/Registration Statement or the Company Information Circular; or (c) in the mailings or other distributions to the SPAC Shareholders, the Company Shareholders, the PIPE Investors or prospective investors with respect to the consummation of the Transactions (including any amendment to any of the documents identified in clauses (a) through (c)), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading; provided, however, that, notwithstanding the foregoing, no representation or warranty is made by SPAC or Amalco with respect to information or statements included or incorporated by reference in any of the documents identified in clauses (a) through (c) that were not supplied by or on behalf of SPAC or Amalco for use therein. All documents that SPAC is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with applicable securities Laws.

Section 4.16  SEC Filings.

(a)  SPAC has timely filed or furnished all statements, prospectuses, registration statements, forms, certifications, schedules, exhibits, reports and documents required to be filed or furnished by it with the SEC (collectively, as they have been amended or supplemented since the time of their filing through the date that is two Business Days prior to the date of this Agreement, the “SPAC SEC Filings”). Each SPAC SEC Filing, as of the date of its filing, and as of the date of any amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act applicable to such SPAC SEC Filing. As of the date of its filing (or if amended or superseded by a filing, the initial filing), each SPAC SEC Filing did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any of the SPAC SEC Filings. To the Knowledge of SPAC, none of the SPAC SEC Filings filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation.

(b)  Each director and executive officer of SPAC has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act. There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC, and SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c)  SPAC is in compliance with the applicable Nasdaq listing and corporate governance rules and regulations.

Section 4.17  Trust Account. As of the date of this Agreement, SPAC has at least $25,193,578.08 in the Trust Account, such monies invested in U.S. government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of July 27, 2021, between SPAC and Continental Stock Transfer & Trust Company, as trustee (the “Trustee,” and such Investment Management Trust Agreement, the “Trust Agreement”). The Trust Agreement has not been amended or modified, is in full force and effect, is a valid and binding obligation of SPAC and, to the Knowledge of SPAC, the Trustee and is enforceable in accordance with its terms, subject to the Enforceability Exceptions. There are no separate Contracts that would cause the description of the Trust Agreement in the SPAC SEC Filings to be inaccurate in any material respect or that would entitle any Person (other than (a) SPAC Shareholders holding SPAC Class A Shares who shall have elected to effect a SPAC Share Redemption and (b) as contemplated by the following sentence) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than (i) to pay Taxes owed by SPAC as a result of assets of SPAC or interest or other income earned on the assets of SPAC or (ii) in connection with SPAC Share Redemptions. There are no Actions pending or, to the Knowledge of SPAC, threatened with respect to the Trust Account. SPAC has complied in all material respects with the Trust Agreement, and SPAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Closing, the obligations of SPAC to dissolve or liquidate pursuant to the SPAC Governing Documents shall terminate and SPAC shall have no obligation whatsoever pursuant to the SPAC Governing Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the Transactions. To the Knowledge of SPAC, following the Closing, no SPAC Shareholder shall be entitled to receive any amount from the Trust Account except in connection with SPAC Share Redemptions (or a redemption right in connection with an amendment of the SPAC Governing Documents to extend SPAC’s deadline to consummate a Business Combination).

Section 4.18  Investment Company Act; JOBS Act; Investment Canada Act. SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. SPAC constitutes an “emerging growth company” within the meaning of the JOBS Act. SPAC is a “trade agreement investor” and is not a “state-owned enterprise” as such terms are defined in the ICA.

Section 4.19  Business Activities.

(a)  Since its incorporation, SPAC has not conducted any business activities other than activities (i) in connection with or incident or related to its incorporation or continuing corporate existence, (ii) those that are administrative, ministerial or otherwise immaterial in nature, (iii) related to the SPAC IPO, or (iv) directed toward the accomplishment of a Business Combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Agreements to which SPAC is or will be a party, the performance of its obligations hereunder or thereunder or the consummation of the Transactions. Except as set forth in the SPAC Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements to which SPAC is or will be a party, there is no Contract to which SPAC is a party of which is binding upon the properties or assets of SPAC which has or would reasonably be expected to have the effect of prohibiting or impairing in any material respect any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Closing.

(b)  SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any Person (including in respect of any other potential Business Combination).

(c)  Other than any officers or as described in the SPAC SEC Filings, SPAC has never had any employees. Other than consultants and advisors retained in the Ordinary Course (including in connection with the Transactions) or as described in the SPAC SEC Filings, SPAC has never retained any contractors. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities reasonably taken on SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by SPAC outside of the Trust Account, SPAC has no unsatisfied liability with respect to any employee, director, or officer. SPAC has never and does not currently maintain or have any liability under any employment or employee benefit plan, program or arrangement, and neither the execution and delivery of this Agreement or any of the Ancillary Agreements to which SPAC is or will be a party, nor the consummation of the Transactions, will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of SPAC, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

(d)  Except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith and the SPAC Transaction Expenses) or any Contracts that are exhibits to the SPAC SEC Filings, and SPAC is not a party to any Contract with any Person that (i) obligates SPAC to make payments of $75,000 or more or (ii) will remain in effect immediately following the Closing and limit the right of SPAC or any of its Affiliates to engage in any line of business or in any geographic area.

(e)  The SPAC SEC Filings include true, correct and complete copies of each SPAC Material Contract. Each SPAC Material Contract is in full force and effect and is a valid, binding and enforceable obligation of SPAC and, to the Knowledge of SPAC, each of the counterparties thereto, subject to the Enforceability Exceptions.

(f)  There is no Contract to which SPAC is a party or by which any of its properties or assets is bound which requires payment by any party of a Tax gross-up or Tax reimbursement payment to any Person.

Section 4.20  Nasdaq Quotation. As of the date of this Agreement, SPAC Class A Ordinary Shares, SPAC Public Warrants, and SPAC Public Units are each registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbols “PLMJ”, “PLMJW” and “PLMJU” respectively. SPAC is in compliance with the rules of Nasdaq and there is no Action pending or, to the Knowledge of SPAC, threatened against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Class A Ordinary Shares or the SPAC Public Warrants or terminate the listing of SPAC Class A Ordinary Shares, SPAC Public Warrants, and SPAC Public Units on Nasdaq. SPAC has not taken any action in an attempt to terminate the registration of SPAC Class A Ordinary Shares, SPAC Public Warrants, or SPAC Public Units under the Exchange Act except as contemplated by this Agreement.

Section 4.21  Corporate Approvals. The SPAC Board (including any required committee or subgroup of such board) has, as of the date of this Agreement, unanimously (a) declared the advisability of the Transactions, (b) determined that the Transactions are fair to and in the best interests of the SPAC Shareholders, (c) determined that the Transactions constitute a Business Combination, and (d) recommended that the SPAC Shareholders approve the SPAC Shareholder Proposals. The SPAC Shareholders’ Approval represents the only approval of the holders of any Equity Securities of SPAC necessary in connection with the entry into this Agreement by SPAC and the consummation of the Transactions.

Section 4.22  PIPE Subscription Agreements. The PIPE Subscription Agreements will be, upon execution thereof, legal, valid and binding obligations of SPAC and, to the Knowledge of SPAC, the PIPE Investor party to each such PIPE Subscription Agreement.

Section 4.23  Related Party Transactions. Except with respect to actions expressly contemplated by this Agreement or any of the Ancillary Agreements:

(a)  neither Sponsor nor any other Related Party of SPAC is indebted to SPAC, nor is SPAC indebted (or committed to make loans or extend or guarantee credit) to Sponsor or any other Related Party of SPAC, other than with respect to advances to employees or independent contractors for expenses in the Ordinary Course;

(b)  to the Knowledge of SPAC, neither Sponsor nor any Related Party of SPAC has any direct or indirect ownership interest in any Person with whom SPAC is a counterparty to a Contract or has a material business relationship, except for ownership of less than 10% of the outstanding shares of any such Person;

(c)  to the Knowledge of SPAC, no Related Party of SPAC has a direct or indirect financial or beneficial interest in any Contract with SPAC, other than any such Contracts related to such Person’s (i) ownership of Equity Securities of SPAC, (ii) indemnification by SPAC or (iii) salary, commission and other compensation and employment benefits provided by SPAC to such Person in the Ordinary Course; and

(d)  There are no Contracts between SPAC, on the one hand, and Sponsor or any Related Party of SPAC, or any immediate family member of any director or officer of SPAC, on the other hand.

Section 4.24  Amalco.

(a)  Amalco is a corporation duly organized, validly existing and in good standing under the Laws of the Province of British Columbia. Amalco has provided to the Company true, correct and complete copies of the Amalco Governing Documents, each as amended, restated or otherwise modified and in effect as of the date of this Agreement. Each of the Amalco Governing Documents is in full force and effect, and Amalco is not in violation of any of the provisions of the Amalco Governing Documents.

(b)  Amalco was formed solely for the purpose of engaging in the Transactions, and Amalco has not engaged in any other business or activities since its formation. At all times prior to the Company Amalgamation Effective Time, Amalco shall not have any assets, liabilities or obligations of any nature or any tax attributes, other than (i) those set forth under the Amalco Governing Documents (including its costs of formation), and (ii) pursuant to this Agreement, the Ancillary Agreements and the Transactions.

(c)  As of the date of this Agreement, the authorized share capital of Amalco consists of an unlimited number of common shares, 100 of which are issued and outstanding, and all issued and outstanding common shares of Amalco are owned by SPAC (the “Amalco Shares”). The Amalco Shares have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, were issued free and clear of all Liens other than transfer restrictions arising under applicable securities Laws or the Amalco Governing Documents and have not been issued in violation of (i) any provision of the Amalco Governing Documents, (ii) any purchase option, call option, right of first refusal, right of first offer, preemptive right, subscription right, conversion right or other similar right or (iii) any applicable securities Laws. At all times prior to the Company Amalgamation Effective Time, no other Equity Securities of Amalco shall be issued or outstanding.

(d)  Amalco has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is or will be a party, to perform its obligations hereunder and thereunder and, subject only to obtaining the Amalco Sole Shareholder Approval, to consummate the Transactions. The (a) execution and delivery by Amalco of this Agreement and the Ancillary Agreements to which it is or will be a party, (b) consummation of the Transactions and (c) performance of its obligations hereunder and thereunder has been duly and validly authorized by all necessary corporate action on the part of Amalco and its directors, officers and shareholders, subject only, in the case of clause (b), to obtaining the Amalco Sole Shareholder Approval, and no other corporate proceedings on the part of Amalco are necessary to authorize this Agreement or the consummation of the Transactions (other than the Amalco Sole Shareholder Approval). This Agreement and each of the Ancillary Agreements to which Amalco is or will be a party, assuming due authorization, execution and delivery by each other party hereto and thereto, constitute or will constitute at the Closing (with respect to the Ancillary Agreements to be executed at the Closing) valid and binding obligations of Amalco, enforceable against Amalco in accordance with their respective terms, except as such enforceability may be limited by the Enforceability Exceptions.

(e)  The execution and delivery by Amalco of, and the performance by Amalco of its obligations pursuant to, this Agreement and each of the Ancillary Agreements to which it is or will be a party will not result in, by the giving of notice, the lapse of time or otherwise, (a) any violation of, conflict with, or subject to obtaining the Amalco Sole Shareholder Approval and the Regulatory Approvals, require any consent, filing, notice, waiver or approval or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification, suspension or acceleration) under, (i) the Amalco Governing Documents, (ii) any Contract to which it is a party or by which any of its properties or assets is bound or (iii) any applicable Law, Permit or Governmental Order, nor (b) the creation of any Lien (other than Permitted Liens) upon any of its properties or assets, except, in the case of clauses (a)(ii) and (b), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

(f)  Assuming the accuracy of the representations made by the Company in Article III and Pubco in Article V, no consent, approval or authorization of, or registration, qualification, designation, declaration or filing with, or notification to, or the expiration or termination of a waiting period imposed by, any Governmental Authority on the part of Amalco is required in connection with the execution and delivery of this Agreement or any Ancillary Agreement to which Amalco is or will be a party or the consummation of the Transactions, except for (a) such filings or notices as may be required under applicable securities Laws or the HSR Act, (b) the Regulatory Approvals, and (c) such other consents, approvals, authorizations, registrations, qualifications, designations, declarations, filings or notifications, or expiration or termination of such waiting periods, the failure of which to make or obtain has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

(g)  The Amalco Board (including any required committee or subgroup of such board) has, as of the date of this Agreement, unanimously (i) determined that it is fair to, advisable for and in the best interests of Amalco and SPAC, as the sole shareholder of Amalco, for Amalco to enter into this Agreement and each of the Ancillary Agreements to which it is or will be a party and to consummate the Transactions, (ii) approved the execution and delivery of this Agreement and each of the Ancillary Agreements to which it is or will be a party and (iii) recommended that SPAC, as the sole shareholder of Amalco, approve the Transactions, on the terms and subject to the conditions set forth in this Agreement.

Section 4.25  No Additional Representations or Warranties. EACH OF SPAC AND AMALCO ACKNOWLEDGES AND AGREES THAT, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO SPAC, AMALCO OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE SET FORTH IN Article III, Article V OR THE ANCILLARY AGREEMENTS, (A) (I) NONE OF THE COMPANY, ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR ANY OF THE TRANSACTIONS, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE COMPANY OR ANY OF ITS AFFILIATES OR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE COMPANY BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS, AND (II) NONE OF PUBCO OR ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON MAKES, AND PUBCO EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR ANY OF THE TRANSACTIONS, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF PUBCO OR ANY OF ITS AFFILIATES OR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF PUBCO BY THE MANAGEMENT OF PUBCO OR OTHERS IN CONNECTION WITH THE TRANSACTIONS, AND (B) NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY SPAC, AMALCO OR ANY OTHER PERSON IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS. EACH OF SPAC AND AMALCO ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN Article III (AS QUALIFIED BY THE COMPANY DISCLOSURE SCHEDULES) OR Article V OR THE ANCILLARY AGREEMENTS, ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF THE COMPANY OR PUBCO ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, PUBCO OR ANY OTHER PERSON, AND EACH OF SPAC AND AMALCO ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN Article III OR Article V OR THE ANCILLARY AGREEMENTS, NONE OF SUCH MATERIALS MAY BE RELIED UPON BY SPAC, AMALCO OR ANY OTHER PERSON IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS.

Article V

REPRESENTATIONS AND WARRANTIES OF PUBCO

Pubco hereby represents and warrants to SPAC and the Company the following:

Section 5.01  Organization and Good Standing; Governing Documents. Pubco is a corporation duly organized, validly existing and in good standing under the Laws of the Province of British Columbia. Pubco has provided to SPAC and the Company true, correct and complete copies of the Pubco Governing Documents, each as amended, restated or otherwise modified and in effect as of the date of this Agreement. Each of the Pubco Governing Documents is in full force and effect, and Pubco is not in violation of any of the provisions of the Pubco Governing Documents.

Section 5.02  Subsidiaries. Pubco does not directly or indirectly own any Equity Securities of any Person.

Section 5.03  Capitalization. As of the date of this Agreement, the authorized share capital of Pubco consists of an unlimited number of Pubco Common Shares, 100 of which are issued and outstanding, and all issued and outstanding Pubco Common Shares are owned by the Pubco Sole Shareholder (the “Pubco Shares”). The Pubco Shares have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, were issued free and clear of all Liens other than transfer restrictions arising under applicable securities Laws or the Pubco Governing Documents and have not been issued in violation of (i) any provision of the Pubco Governing Documents, (ii) any purchase option, call option, right of first refusal, right of first offer, preemptive right, subscription right, conversion right or other similar right or (iii) any applicable securities Laws. At all times prior to the SPAC Amalgamation Effective Time, no other Equity Securities of Pubco shall be issued or outstanding.

Section 5.04  Due Authorization. Pubco has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is or will be a party, to perform its obligations hereunder and thereunder and, subject only to obtaining the Pubco Sole Shareholder Approval, to consummate the Transactions. The (a) execution and delivery by Pubco of this Agreement and the Ancillary Agreements to which it is or will be a party, (b) consummation of the Transactions and (c) performance of its obligations hereunder and thereunder has been duly and validly authorized by all necessary corporate action on the part of Pubco and its directors, officers and shareholders, subject only, in the case of clause (b), to obtaining the Pubco Sole Shareholder Approval, and no other corporate proceedings on the part of Pubco are necessary to authorize this Agreement or the consummation of the Transactions (other than the Pubco Sole Shareholder Approval). This Agreement and each of the Ancillary Agreements to which Pubco is or will be a party, assuming due authorization, execution and delivery by each other party hereto and thereto, constitute or will constitute at the Closing (with respect to the Ancillary Agreements to be executed at the Closing) valid and binding obligations of Pubco, enforceable against Pubco in accordance with their respective terms, except as such enforceability may be limited by the Enforceability Exceptions.

Section 5.05  No Conflicts. The execution and delivery by Pubco of, and the performance by Pubco of its obligations pursuant to, this Agreement and each of the Ancillary Agreements to which it is or will be a party will not result in, by the giving of notice, the lapse of time or otherwise, (a) any violation of, conflict with, or subject to obtaining the Pubco Sole Shareholder Approval and the Regulatory Approvals, require any consent, filing, notice, waiver or approval or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification, suspension or acceleration) under, (i) the Pubco Governing Documents, (ii) any Contract to which it is a party or by which any of its properties or assets is bound or (iii) any applicable Law, Permit or Governmental Order, nor (b) the creation of any Lien (other than Permitted Liens) upon any of its properties or assets, except, in the case of clauses (a)(ii) and (b), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

Section 5.06  Compliance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect, Pubco is conducting its business and operations, and otherwise is, and has been since the date of its formation, in compliance with all applicable Laws. Since the date of its formation, neither Pubco nor, to the knowledge of Pubco, any Representative of Pubco has received any written notice from any Governmental Authority alleging noncompliance with any applicable Law. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect, Pubco is not in conflict with, or in default, breach or violation, of any term or provision of any Governmental Order by which it or any of its properties or assets is bound.

Section 5.07  Permits. Pubco has obtained, and is in compliance in all material respects with, all Permits required by applicable Laws necessary to conduct its business as currently conducted, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect, (a) such Permits are valid, in full force and effect and in good standing, (b) Pubco is not in default under any such Permits, (c) all fees and other amounts required to be paid with respect to such Permits as of the date hereof have been paid and (d) there are no Actions pending or, to the knowledge of Pubco, threatened against Pubco that could reasonably be expected to result in the suspension, loss or revocation of any such Permits.

Section 5.08  Absence of Changes. Since the date of its formation, (a) there has not been, individually or in the aggregate, any SPAC Material Adverse Effect, and (b) Pubco has not conducted any business (other than with respect to the evaluation of and negotiations in connection with this Agreement and the Transactions).

Section 5.09  Litigation. Except as would not be material to Pubco, there are no Actions pending or, to the knowledge of Pubco, threatened against Pubco or any of its assets or properties, and no written notice of any such Action involving or relating to Pubco, whether pending or threatened, has been received by Pubco or, to the knowledge of Pubco, any of its Representatives. Except as would not be material to Pubco, neither Pubco nor any of its properties or assets is subject to any Governmental Order or consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Pubco, continuing investigation by, any Governmental Authority. There is no Action initiated by Pubco currently pending or which Pubco currently intends to initiate.

Section 5.10  Required Filings and Consents. Assuming the accuracy of the representations made by the Company in Article III and SPAC and Amalco in Article IV, no consent, approval or authorization of, or registration, qualification, designation, declaration or filing with, or notification to, or expiration or termination of a waiting period imposed by, any Governmental Authority on the part of Pubco is required in connection with the execution and delivery of this Agreement or any Ancillary Agreement to which Pubco is or will be a party or the consummation of the Transactions, except for (a) such filings or notices as may be required under the Securities Act, the Exchange Act or other applicable securities Laws or the HSR Act, (b) the Regulatory Approvals and (c) such other consents, approvals, authorizations, registrations, qualifications, designations, declarations, filings or notifications the failure of which to make or obtain has not, and would not reasonably be expected to, materially delay or impair the ability of Pubco to consummate the Transactions or to perform its obligations under this Agreement or the Ancillary Agreements to which it is or will be a party.

Section 5.11  Brokers or Finders. No broker, finder, agent or similar intermediary has acted on behalf of Pubco, and Pubco has not incurred, directly or indirectly, as a result of any action taken by or on behalf of Pubco, any liability for any brokerage or finders’ fees or agents’ commissions or any similar charges, in each case, in connection with this Agreement or the consummation of any of the Transactions.

Section 5.12  Provided Information. None of the information supplied or to be supplied by or on behalf of Pubco for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto, or any other report, form, registration or other filing made with any Governmental Authority (including the SEC and the CSA) with respect to the Transactions; (b) in the Proxy/Registration Statement or the Company Information Circular; or (c) in the mailings or other distributions to the SPAC Shareholders, the Company Shareholders, the PIPE Investors or prospective investors with respect to the consummation of the Transactions (including any amendment to any of the documents identified in clauses (a) through (c)), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading; provided, however, that, notwithstanding the foregoing, no representation or warranty is made by Pubco with respect to information or statements included or incorporated by reference in any of the documents identified in clauses (a) through (c) that were not supplied by or on behalf of Pubco for use therein. All documents that Pubco is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with applicable securities Laws.

Section 5.13  Investment Company Act; JOBS Act; Investment Canada Act. Pubco is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Pubco constitutes an “emerging growth company” within the meaning of the JOBS Act. Pubco is a “trade agreement investor” and is not a “state-owned enterprise” as such terms are defined in the ICA.

Section 5.14  Business Activities. Pubco was formed solely for the purpose of engaging in the Transactions, and Pubco has not engaged in any other business or activities since its formation. At all times prior to the SPAC Amalgamation Effective Time, Pubco shall not have any assets, liabilities or obligations of any nature or any tax attributes, other than (i) those set forth under the Pubco Governing Documents (including its costs of formation), and (ii) pursuant to this Agreement, the Ancillary Agreements and the Transactions.

Section 5.15  Corporate Approvals. The Pubco Board (including any required committee or subgroup of such board) has, as of the date of this Agreement, unanimously (a) determined that it is fair to, advisable for and in the best interests of Pubco and the Pubco Sole Shareholder for Pubco to enter into this Agreement and each of the Ancillary Agreements to which it is or will be a party and to consummate the Transactions, (b) approved the execution and delivery of this Agreement and each of the Ancillary Agreements to which it is or will be a party and (c) recommended that the Pubco Sole Shareholder approve the Transactions, on the terms and subject to the conditions set forth in this Agreement.

Section 5.16  PIPE Subscription Agreements. The PIPE Subscription Agreements will be, upon execution thereof, legal, valid and binding obligations of Pubco and, to the knowledge of Pubco, the PIPE Investor party to each such PIPE Subscription Agreement.

Section 5.17  No Additional Representations or Warranties. PUBCO ACKNOWLEDGES AND AGREES THAT, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PUBCO OR ANY OF ITS AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE SET FORTH IN Article III, Article IV OR THE ANCILLARY AGREEMENTS, (A) (I) NONE OF THE COMPANY, ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR ANY OF THE TRANSACTIONS, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE COMPANY OR ANY OF ITS AFFILIATES OR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE COMPANY BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS, AND (II) NONE OF SPAC, AMALCO OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON MAKES, AND SPAC AND AMALCO EXPRESSLY DISCLAIM, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR ANY OF THE TRANSACTIONS, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF SPAC AND AMALCO OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF SPAC OR AMALCO BY THE MANAGEMENT OF SPAC OR OTHERS IN CONNECTION WITH THE TRANSACTIONS, AND (B) NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY PUBCO OR ANY OTHER PERSON IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS. PUBCO ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN Article III (AS QUALIFIED BY THE COMPANY DISCLOSURE SCHEDULES) OR Article IV (AS QUALIFED BY THE SPAC DISCLOSURE SCHEDULES) OR THE ANCILLARY AGREEMENTS, ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF THE COMPANY, SPAC OR AMALCO ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, SPAC, AMALCO OR ANY OTHER PERSON, AND PUBCO ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN Article III OR Article IV OR THE ANCILLARY AGREEMENTS, NONE OF SUCH MATERIALS MAY BE RELIED UPON BY PUBCO OR ANY OTHER PERSON IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS.

Article VI

COVENANTS OF THE COMPANY

Section 6.01  Company Conduct of Business.

(a)  Except (i) as contemplated by this Agreement, any of the Ancillary Agreements or the Plan of Arrangement, (ii) as required by applicable Law or Governmental Order, (iii) as set forth in Section 6.01(a) of the Company Disclosure Schedules or (iv) as consented to by SPAC in writing (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with Section 10.01 (the “Interim Period”), the Company shall use its commercially reasonable efforts to operate its business in the Ordinary Course, and shall not:

(i)  change or amend the Company Governing Documents;

(ii)  make or declare any dividend or distribution in respect of its Equity Securities;

(iii)  split, combine, reclassify or otherwise amend any terms of any of its Equity Securities, except in connection with the Company RSU Vesting Acceleration;

(iv)  purchase, repurchase, redeem or otherwise acquire any of its issued and outstanding Equity Securities, except for repurchases of its Equity Securities in connection with any termination of employment or other services;

(v)  reduce the stated capital of the Company Common Shares;

(vi)  sell, assign, transfer, convey, exclusively license, lease or otherwise dispose of any material assets or properties of the Company, except for any such dispositions made in the Ordinary Course;

(vii)  acquire any ownership interest in any real property;

(viii)  (A) merge, amalgamate or consolidate with or into, or acquire (by purchasing a material portion of the assets of or Equity Securities in, or by any other manner), any other Person with a fair market value in excess of $2,500,000 in any individual transaction (or series of related transactions) or $5,000,000 in the aggregate, or (B) be acquired by any other Person;

(ix)  engage in any new business line that is inconsistent with the Company’s business as currently conducted or (as disclosed in the Company CSA Filings made prior to the date of this Agreement) planned or proposed to be conducted;

(x)  make any material changes to the Company’s accounting policies, principles, methods, practices or procedures, except (A) as disclosed in the Company CSA Filings, (B) as required by applicable Laws or IFRS or (C) in connection with the preparation of the SEC Financials;

(xi)  except to comply with IFRS or applicable Law or in connection with the preparation of the SEC Financials, (A) make, change or revoke any material election in respect of Taxes, or settle or compromise any material Canadian Tax liability or material U.S. federal, state, local or non-U.S. Tax liability, except in the Ordinary Course, (B) change any annual Tax accounting period, adopt or change any method of Tax accounting (including methods of reporting income or deductions for Tax purposes), amend any Tax Return or file any claim for a Tax refunds, enter into any closing agreement, waive or extend any statute of limitations period in respect of an amount of Taxes, settle any Tax claim, audit or assessment or surrender any right to claim a Tax refund, offset or other reduction in Tax liability, (C) incur any liability for Taxes other than in the Ordinary Course, (D) prepare any Tax Return in a manner inconsistent with past practice, (E) enter into a Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement (other than any such agreements the primary purpose of which is unrelated to Tax) or (F) grant any power of attorney relating to any Tax matter;

(xii)  issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any of its Equity Securities, other than (A) issuances of Company Common Shares upon vesting of any Company RSUs or exercise of any vested Company Options outstanding as of the date of this Agreement, (B) issuances of Company Common Shares upon full or partial exercise of any Company Warrants, (C) issuances of Company Common Shares or Company Warrants upon full or partial exercise of the Company Convertible Debenture, (D) grants of Company Options or Company RSUs, the grant of which has been approved by the Company Board and is made in the Ordinary Course and (E) the consummation of one or more financing transactions prior to the Company Amalgamation Effective Time pursuant to which Equity Securities of the Company are sold in an amount not to exceed, in the aggregate, $10,000,000 (each, a “Permitted Financing”);

(xiii)  adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, or file for bankruptcy or otherwise wind-up its operations;

(xiv)  waive, release, settle, compromise or otherwise resolve any Action, except for waivers, releases, settlements, compromises or other resolutions that are solely monetary in nature and do not exceed $100,000 individually or $500,000 in the aggregate;

(xv)  incur, assume or guarantee any Indebtedness, the principal amount of which exceeds $1,000,000 in the aggregate;

(xvi)  enter into any interest rate, currency, equity or commodity swaps, hedges, forward sales contracts or similar transactions, other than in the Ordinary Course;

(xvii)  (A) enter into any joint venture or similar agreement, arrangement or relationship or (B) enter into any Contract providing any Person control over management of the operations of the Company or the appointment of governing bodies of the Company;

(xviii)  enter into, renew or amend in any material respect (A) any transaction or Contract with an Affiliate of the Company or any Company Shareholder that would require disclosure of such transaction or Contract under applicable Law, (B) any Contract with any broker, finder, investment banker or financial advisor with respect to any of the Transactions, or (C) except in the Ordinary Course, any Contract that, had such Contract been entered into on or before the date of this Agreement, would have been required to be disclosed in Section 3.06(a) of the Company Disclosure Schedules;

(xix)  (A) enter into, renew or amend the material terms of any employment agreement with any executive officers of the Company, (B) hire any new employees holding an executive position or (C) transfer or terminate the employment or engagement of any employee holding an executive position other than any such termination for cause;

(xx)  adopt, enter into or incur any liability with respect to any Company Benefit Plan, other than in the Ordinary Course;

(xxi)  make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, employees, agents or consultants, other than business expenses advanced to officers, directors or employees in the Ordinary Course), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons or enter into any “keep well” or similar agreement to maintain the financial condition of any Person;

(xxii)  (A) voluntarily fail to maintain or cancel any material Insurance Policy, in each case, other than in connection with a replacement of such Insurance Policy with another insurance policy on terms no less favorable than such Insurance Policy in all material respects, or (B) voluntarily materially and adversely change coverage under any material Insurance Policy;

(xxiii)  voluntarily fail to maintain in full force and effect, or to comply in all material respects with the requirements of, any Permit that is material to the conduct of the business of the Company as currently conducted; or

(xxiv)  enter into any Contract or otherwise make any binding commitment to take any action prohibited under this Section 6.01(a).

(b)  During the Interim Period, the Company shall use commercially reasonable efforts to maintain and preserve intact its business organization and business relationships and keep available the services of its officers and independent contractors as a group.

(c)  During the Interim Period, the Company shall comply in all material respects with, and continue performing under, as applicable, the Company Governing Documents and all Material Contracts to which it is a party.

(d)  Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall give to SPAC, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing.

(e)  Notwithstanding anything herein to the contrary, the Parties agree that, during the Interim Period, the Company shall take the actions, or refrain from taking the actions, as applicable, as set forth in Section 6.01(e) of the Company Disclosure Schedules.

Section 6.02  PCAOB Audited Financials. To the extent required for the Proxy/Registration Statement (and any amendment thereto), the Company shall use commercially reasonably efforts to deliver to Pubco, as promptly as reasonably practicable following the date of this Agreement, the following financial statements prepared in accordance with GAAP and Regulation S-X: (a) the audited balance sheet of the Company as at July 31, 2023, and the related audited statements of comprehensive income (loss), changes in shareholders’ equity and cash flows for the year then ended, audited in accordance with PCAOB standards and including the report therefor prepared by the Company’s independent auditor (the “2023 Audited Financials”), and (b) the audited balance sheet of the Company as at July 31, 2024, and the related audited statements of comprehensive income (loss), changes in shareholders’ equity and cash flows for the year then ended, audited in accordance with PCAOB standards and including the report therefor prepared by the Company’s independent auditor (the “2024 Audited Financials”, and together with the 2023 Audited Financials, the “SEC Financials”).

Section 6.03  Company Public Filings. During the Interim Period, the Company shall use commercially reasonable efforts to keep current and timely file (taking into account any permitted extensions of time within which to file) all of the forms, reports, schedules, statements and other documents required to be filed by the Company with the CSA, including all necessary amendments and supplements thereto, and otherwise comply in all material respects with applicable securities Laws (the “Additional Company CSA Filings”); provided, that any failure of the Company to timely file any Additional Company CSA Filings that is caused by the failure of the Company’s independent registered public accounting firm to consent to the filing of the Company’s financial statements (despite the Company having exercised its commercially reasonable efforts to secure such consent in a timely manner consistent with the Ordinary Course), or otherwise as a result of a delay by the Company’s independent registered public accounting firm, shall not be deemed to be a breach of this Section 6.03; and provided, further, that a later filing of any required materials shall cure any previous failure to previously file such materials for purposes of this Section 6.03. The Company shall use commercially reasonable efforts to ensure that all Additional Company CSA Filings (including any financial statements or schedules included therein) (i) shall be prepared in all material respects in accordance with the requirements of applicable Law and (ii) shall not, at the time they are filed, and, if amended, as of the date of such amendment, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As used in this Section 6.03, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the CSA. The Company shall consult with SPAC regarding any Additional Company CSA Filings which discuss or refer to this Agreement or the Transactions, except with respect to references that do not disclose information not previously disclosed in accordance with the terms of this Agreement, and shall provide SPAC with a reasonable opportunity to review and provide comments to any such Additional Company CSA Filings prior to the filing of any such Additional Company CSA Filings; provided, however, that (i) such SPAC comments shall relate only to the Company or the Transaction, and (ii) the Company shall consider in good faith any reasonable comments to such Additional Company CSA Filings timely provided by SPAC.

Article VII

COVENANTS OF SPAC

Section 7.01  Trust Account Payments. Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice SPAC shall provide to the Trustee in accordance with the terms of the Trust Agreement and at least 48 hours prior to the SPAC Amalgamation Effective Time), (a) in accordance with and pursuant to the Trust Agreement, SPAC shall (i) cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered prior to or at the Closing and (ii) use its reasonable best efforts to cause the Trustee to, at the Closing, (A) pay as and when due all amounts payable to SPAC Shareholders pursuant to any SPAC Share Redemptions and (B) thereafter disburse all remaining amounts then held in the Trust Account as directed by SPAC in such notice (including for payment of the amounts set forth in Section 2.11(c) and Section 2.11(d)), in each case, subject to this Agreement and the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided in the Trust Agreement.

Section 7.02  SPAC Nasdaq Listing. From the date of this Agreement until the Closing, SPAC shall use commercially reasonable efforts to ensure that the SPAC Class A Shares, the SPAC Public Warrants and the SPAC Public Units remain listed on Nasdaq. From the date of this Agreement until the Closing, SPAC shall promptly notify the Company in writing of any communications or correspondence from Nasdaq (or any other securities exchange on which SPAC Securities are listed from time to time) or the SEC with respect to the listing or registration of the SPAC Class A Shares, the SPAC Public Warrants, the SPAC Units or other securities of SPAC, compliance with the rules and regulations of Nasdaq (or any other securities exchange on which SPAC Securities are listed from time to time) or the SEC and any potential suspension of listing or delisting or deregistration action contemplated or threatened by Nasdaq (or any other securities exchange on which SPAC Securities are listed from time to time) or the SEC.

Section 7.03  SPAC Conduct of Business.

(a)  Except (i) as contemplated by this Agreement or any of the Ancillary Agreements, (ii) as required by applicable Law or Governmental Order, (iii) as set forth in Section 7.03(a) of the SPAC Disclosure Schedules or (iv) as consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned or delayed), during the Interim Period, SPAC shall use its commercially reasonable efforts to operate its business in the Ordinary Course and shall not:

(i)  change, modify or amend the Trust Agreement or the SPAC Governing Documents, or seek any approval from the SPAC Shareholders to take any such action, except as contemplated by the SPAC Shareholder Proposals;

(ii)  change, modify or amend the SPAC Warrant Agreement, including by reducing the Warrant Price (as defined in the SPAC Warrant Agreement);

(iii)  make or declare any dividend or distribution in respect of its Equity Securities, other than as required pursuant to the SPAC Governing Documents in connection with any SPAC Share Redemptions;

(iv)  split, combine, reclassify or otherwise amend any terms of any of its Equity Securities;

(v)  purchase, repurchase, redeem or otherwise acquire any of its issued and outstanding Equity Securities, except for redemptions of SPAC Class A Shares prior to the SPAC Amalgamation Effective Time as a result of any SPAC Share Redemptions;

(vi)  reduce the stated capital of any of the SPAC Shares;

(vii)  acquire any ownership interest in any real property;

(viii)  (A) merge, consolidate or amalgamate with or into, or acquire (by purchasing a material portion of the assets of or Equity Securities in, or by any other manner), any other Person, or (B) be acquired by any other Person;

(ix)  make any material changes to SPAC’s accounting policies, principles, methods, practices or procedures, except (A) as disclosed in the SPAC SEC Filings or (B) as required by applicable Laws or GAAP;

(x)  except to comply with GAAP or with applicable Law, (A) make, change or revoke any material election in respect of Taxes, or settle or compromise any material Canadian Tax liability or material U.S. federal, state, local or non-U.S. Tax liability, (B) change any annual Tax accounting period, adopt or change any method of Tax accounting (including methods of reporting income or deductions for Tax purposes), amend any Tax Return or file any claim for a Tax refund, enter into any closing agreement, waive or extend any statute of limitations period in respect of an amount of Taxes, settle any Tax claim, audit or assessment or surrender any right to claim a Tax refund, offset or other reduction in Tax liability, (C) incur any liability for Taxes other than in the Ordinary Course, (D) prepare any Tax Return in a manner inconsistent with past practice, (E) enter into a Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement (other than any such agreements the primary purpose of which is unrelated to Tax) or (F) grant any power of attorney relating to any Tax matter;

(xi)  issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any Equity Securities, other than issuances of SPAC Class A Shares or SPAC Class B Shares upon any full or partial exercise of SPAC Warrants;

(xii)  adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, or file for bankruptcy or otherwise wind-up its operations;

(xiii)  waive, release, settle, compromise or otherwise resolve any Action, except where such waiver, release, settlement or compromise involves only the payment of monetary damages in an amount less than $100,000;

(xiv)  incur, assume or guarantee any Indebtedness, except for a loan from Sponsor or an Affiliate thereof or certain of SPAC’s officers and directors to finance the SPAC Transaction Expenses;

(xv)  enter into any interest rate, currency, equity or commodity swaps, hedges, forward sales contracts or similar transactions;

(xvi)  (A) enter into any joint venture or similar agreement, arrangement or relationship or (B) enter into any Contract providing any Person control over management of the operations of SPAC or the appointment of governing bodies of SPAC;

(xvii)  enter into, renew or amend in any material respect, (A) any transaction or Contract with an Affiliate of SPAC (including, for the avoidance of doubt, (1) Sponsor and (2) any Person in which Sponsor has a direct or indirect legal, contractual or Beneficial Ownership interest of 5% or more), other than with respect to Indebtedness expressly permitted by Section 7.03(a)(xiv), or any SPAC Shareholder that would require disclosure of such transaction or Contract under Item 404 of Regulation S-K or (B) any Contract with any broker, finder, investment banker or financial advisor with respect to any of the Transactions;

(xviii)  (A) hire, or otherwise enter into any employment, consulting or similar agreement with, any person, (B) grant any increase in the compensation of any current or former officer or director, (C) adopt any benefit plan for the benefit of any current or former officer or director, or (D) amend in any material respect any existing agreement with any current or former officer or director;

(xix)  make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, employees, agents or consultants, other than business expenses advanced to officers, directors or employees in the Ordinary Course), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons or enter into any “keep well” or similar agreement to maintain the financial condition of any Person; or

(xx)  enter into any Contract or otherwise make any binding commitment to take any action prohibited under this Section 7.03(a).

(b)  During the Interim Period, SPAC shall use commercially reasonable efforts to maintain and preserve intact its business organization and business relationships and keep available the services of its officers and independent contractors as a group.

(c)  During the Interim Period, SPAC shall comply in all material respects with, and continue performing under, as applicable, the SPAC Governing Documents, the Trust Agreement and all other material Contracts to which it is a party.

(d)  Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall give to the Company, directly or indirectly, the right to control or direct the operations of SPAC prior to the Closing.

Section 7.04  SPAC Public Filings. During the Interim Period, SPAC shall use commercially reasonable efforts to keep current and timely file (taking into account any permitted extensions of time within which to file) all of the forms, reports, schedules, statements and other documents required to be filed by SPAC with the SEC, including all necessary amendments and supplements thereto, and otherwise comply in all material respects with applicable securities Laws (the “Additional SPAC SEC Filings”); provided, that any failure of SPAC to timely file any Additional SPAC SEC Filings that is caused by the failure of SPAC’s independent registered public accounting firm to consent to the filing of SPAC’s financial statements (despite SPAC having exercised its commercially reasonable efforts to secure such consent in a timely manner consistent with the Ordinary Course), or otherwise as a result of a delay by SPAC’s independent registered public accounting firm, shall not be deemed to be a breach of this Section 7.04; and provided, further, that a later filing of any required materials shall cure any previous failure to previously file such materials for purposes of this Section 7.04. SPAC shall use commercially reasonable efforts to ensure that all Additional SPAC SEC Filings (including any financial statements or schedules included therein) (i) shall be prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, in each case to the extent applicable, and (ii) shall not, at the time they are filed, and, if amended, as of the date of such amendment, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As used in this Section 7.04, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq. SPAC shall consult with the Company regarding any Additional SPAC SEC Filings which discuss or refer to this Agreement or the Transactions, except with respect to references that do not disclose information not previously disclosed in accordance with the terms of this Agreement, and shall provide the Company with a reasonable opportunity to review and provide comments to any such Additional SPAC SEC Filings prior to the filing of any such Additional SPAC SEC Filings; provided, however, that (i) such Company comments shall relate only to the Company or the Transaction, and (ii) SPAC shall consider in good faith any reasonable comments to such Additional SPAC SEC Filings timely provided by the Company.

Section 7.05  Section 16 Matters. Prior to the SPAC Amalgamation Effective Time, SPAC shall take all reasonable steps as may be required or permitted to cause any acquisition or disposition of the Beneficial Ownership of any SPAC Securities that occurs or is deemed to occur by reason of or pursuant to the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SPAC to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.06  Domestication. Subject to obtaining the SPAC Shareholders’ Approval, prior to the SPAC Amalgamation, SPAC shall take all actions necessary to cause the Domestication to become effective in accordance with the applicable provisions of the BCBCA and the Companies Act, including by (a) making and procuring all filings required to be made, including with the Registrar of Companies in the Cayman Islands as required under the Companies Act and with the Registrar as required under the BCBCA, in connection with the Domestication and (b) obtaining a Certificate of Continuation issued pursuant to Section 303 of the BCBCA. The Domestication shall be effective upon obtaining such Certificate of Continuation.

Article VIII

ADDITIONAL AGREEMENTS

Section 8.01  Regulatory Approvals; Other Filings.

(a)  Each of the Company and SPAC shall use its commercially reasonable efforts to cooperate in good faith with any Governmental Authority and to undertake promptly any and all actions necessary, proper or advisable to obtain any required approvals, consents, registrations, variances, waivers, licenses, permits, certifications, registrations or other authorizations from, or to make any required filings or declarations with or notifications to, any Governmental Authority in order to complete lawfully the Transactions prior to the Agreement End Date, including the Interim Order and the Final Order and under the Laws set forth in Section 8.01(a) of the Company Disclosure Schedules (collectively, the “Regulatory Approvals”), as soon as practicable following the execution of this Agreement. Each of the Company and SPAC shall take such action as may be required to cause the expiration or termination of the waiting, notice or review periods under any applicable Regulatory Approval with respect to the Transactions.

(b)  With respect to each of the Regulatory Approvals and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities relating to the Transactions, each of the Company and SPAC shall (i) promptly submit all notifications, reports and other filings required to be submitted to a Governmental Authority in order to obtain the Regulatory Approvals, (ii) diligently and expeditiously defend and use its commercially reasonable efforts to obtain the Regulatory Approvals and any other necessary approvals, consents, registrations, variances, waivers, licenses, permits, certifications, registrations or other authorizations under any applicable Laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions and (iii) reasonably cooperate with each other in the defense of such matters. To the extent not prohibited by applicable Law, the Company shall promptly furnish to SPAC, and SPAC shall promptly furnish to the Company, copies of any notices or written communications received by such Party or any of its Affiliates from any Governmental Authority with respect to the Transactions (or, in the case of oral communications, advise the outside counsel for the other Party orally), and each such Party shall permit the other Party and its legal counsel a reasonable opportunity to review in advance, and each such Party shall consider in good faith the comments of such other Party and its legal counsel in connection with, any proposed written communications by such Party or its Affiliates to any Governmental Authority concerning the Transactions; provided, however, that neither the Company nor SPAC shall enter into any agreement with any Governmental Authority relating to any Regulatory Approval contemplated by this Agreement without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed). To the extent not prohibited by Law, the Company agrees to provide SPAC and its legal counsel, and SPAC agrees to provide the Company and its legal counsel, the opportunity, on reasonable advance written notice, to participate in any meetings or discussions, either in person or by telephone, between such Party or any of its Affiliates or Representatives, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions, and, in the event the other Party or its legal counsel is prohibited from participating in or attending any such meetings or discussions, such Party shall keep such other Party promptly and reasonably apprised with respect thereto. Each of the Company and SPAC agrees to make all filings, to provide all information reasonably required of such Party and to reasonably cooperate with each other, in each case, in connection with the Regulatory Approvals; provided, further, that such Party shall not be required to provide information to the extent that (A) any applicable Law or Contract requires it or its Affiliates to restrict or prohibit access to such information, (B) in the reasonable judgment of such Party, such information is commercially sensitive and disclosure of such information would have a material and adverse impact on the business, results of operations or financial condition of such Party, or (C) disclosure of such information would reasonably be likely to result in the loss or waiver of the attorney-client, work product or other applicable privilege.

Section 8.02  Preparation of Proxy/Registration Statement; SPAC Shareholders’ Approval; Company Shareholders’ Approval.

(a)  Proxy/Registration Statement.

(i)  As promptly as reasonably practicable after the execution of this Agreement, SPAC and the Company shall prepare, and Pubco and the Company shall file with the SEC, a proxy/registration statement on Form F-4 (as amended or supplemented from time to time, the “Proxy/Registration Statement”) relating to the meeting of SPAC Shareholders (including any adjournment or postponement thereof, the “SPAC Shareholders Meeting”) (A) in connection with the registration under the Securities Act of the Pubco Common Shares to be issued to the SPAC Shareholders and the Company Shareholders pursuant to this Agreement, (B) to provide the SPAC Public Shareholders an opportunity to have their SPAC Class A Shares redeemed in accordance with the SPAC Governing Documents and (C) to solicit proxies from SPAC Shareholders for the approval and adoption of (1) this Agreement, the Arrangement and the other Transactions, including the Domestication, (2) the issuance of Pubco Common Shares in connection with the Transactions, including the PIPE Investment, (3) the SPAC Domestication Articles and the Closing Pubco Articles, (4) the Incentive Plan, (5) any other proposals as the SEC may indicate are necessary in its comments to the Proxy/Registration Statement or correspondence related thereto, (6) any other proposals as mutually determined by SPAC and the Company to be necessary or appropriate in connection with the Transactions and (7) adjournment of the SPAC Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (1) through (7), collectively, the “SPAC Shareholder Proposals”).

(ii) The Proxy/Registration Statement shall also be used (A) in connection with the registration under the Securities Act of the Pubco Common Shares to be issued to the Company Shareholders pursuant to this Agreement and (B) in conjunction with the Company Information Circular to solicit proxies from Company Shareholders at the Company Shareholders Meeting for the approval and adoption of (1) this Agreement, the Arrangement and the other Transactions, (2) the Incentive Plan, (3) any other proposals as the SEC may indicate are necessary in its comments to the Proxy/Registration Statement or correspondence related thereto, (4) any other proposals as mutually determined by SPAC and the Company to be necessary or appropriate in connection with the Transactions and (5) adjournment of the Company Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (1) through (5), collectively, the “Company Shareholder Proposals”).

(iii) Each Party shall furnish all information concerning such Party as any of the other Parties may reasonably request in connection with the actions contemplated by this Section 8.02(a) and the preparation of the Proxy/Registration Statement. Each Party shall use commercially reasonable efforts to (A) cause the Proxy/Registration Statement, when filed with the SEC, to comply in all material respects with all Laws applicable thereto, including all applicable rules and regulations promulgated by the SEC, (B) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy/Registration Statement, (C) cause the Proxy/Registration Statement to be declared effective under the Securities Act as promptly as practicable and (D) keep the Proxy/Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Proxy/Registration Statement, each Party shall take all or any action required under any applicable securities Laws in connection with the issuance of Pubco Common Shares pursuant to this Agreement or the Ancillary Agreements. Each Party also agrees to use commercially reasonable efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the Transactions, and each Party shall furnish all information concerning such Party or any of its respective equityholders as may be reasonably requested in connection with any such action.

(iv) As promptly as practicable after the Proxy/Registration Statement is declared effective by the SEC, SPAC shall mail (or cause to be mailed) the Proxy/Registration Statement to the SPAC Shareholders. Each Party shall furnish to the other Parties all information concerning itself and its Subsidiaries, officers, directors, managers and equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy/Registration Statement, a current report of SPAC on Form 8-K pursuant to the Exchange Act in connection with the Transactions or any other statement, filing, notice or application made by or on behalf of Pubco, SPAC, the Company or their respective Affiliates to any regulatory authority (including Nasdaq, the SEC, TSVX and the CSA) in connection with the Transactions. SPAC shall comply in all material respects with all applicable rules and regulations promulgated by the SEC, any applicable rules and regulations of Nasdaq, the SPAC Governing Documents and this Agreement in the distribution of the Proxy/Registration Statement, any solicitation of proxies thereunder, the calling and holding of the SPAC Shareholders Meeting and any SPAC Share Redemptions. The Company shall comply in all material respects with all applicable rules and regulations promulgated by the CSA, any applicable rules and regulations of TSXV and OTC Markets, the Company Governing Documents and this Agreement in the distribution of the Proxy/Registration Statement, any solicitation of proxies thereunder and the calling and holding of the Company Shareholders Meeting. Subject to Section 11.06, (A) the Company, on the one hand, and SPAC, on the other hand, shall each be responsible for and pay 50% of any and all filing fees payable to the SEC in connection with the Proxy/Registration Statement, and (B) SPAC shall be responsible for and pay all fees, costs and expenses for the preparation and mailing of the Proxy/Registration Statement (excluding, for the avoidance of doubt, the fees and expenses of the Company’s outside counsel, financial advisors, auditors, consultants and other advisors).

(v)  Without limiting anything to the contrary in this Section 8.02(a), any filing of, or amendment or supplement to, the Proxy/Registration Statement will be prepared by SPAC and the Company and filed by Pubco and the Company with the SEC. Pubco will notify SPAC and the Company in writing, promptly after receiving notice thereof, of the time when the Proxy/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of Pubco Common Shares to be issued or issuable in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy/Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto, and shall provide SPAC and the Company with a reasonable opportunity to provide comments and amendments to any such filing. Pubco, SPAC and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) any response to comments of the SEC or its staff with respect to the Proxy/Registration Statement and any amendments filed in response thereto.

(vi)  If, at any time prior to the Closing, any event or circumstance relating to SPAC or its officers or directors is discovered by SPAC which should be set forth in an amendment or a supplement to the Proxy/Registration Statement or a current report of SPAC on Form 8-K, SPAC shall promptly inform Pubco and the Company in writing thereof. If, at any time prior to the Closing, any event or circumstance relating to the Company or its officers or directors is discovered by the Company which should be set forth in an amendment or a supplement to the Proxy/Registration Statement or a current report of SPAC on Form 8-K, the Company shall promptly inform Pubco and SPAC in writing thereof. If, at any time prior to the Closing, any event or circumstance relating to Pubco or its officers or directors is discovered by Pubco which should be set forth in an amendment or a supplement to the Proxy/Registration Statement or a current report of SPAC on Form 8-K, Pubco shall promptly inform SPAC and the Company in writing thereof. Thereafter, Pubco, SPAC and the Company shall promptly cooperate in the preparation of an appropriate amendment or supplement to the Proxy/Registration Statement describing or correcting such information and shall promptly file such amendment or supplement with the SEC and, to the extent required by Law, disseminate such amendment or supplement to the SPAC Shareholders.

(b) SPAC Shareholders’ Approval.

(i) Prior to or as promptly as practicable after the Proxy/Registration Statement is declared effective under the Securities Act and as provided by the Interim Order, SPAC shall commence a broker search under Section 14a-3 of the Exchange Act, establish a record date for, duly call, give notice of and convene and hold the SPAC Shareholders Meeting (and in any event, such meeting shall be held not more than 30 days after the date on which the Proxy/Registration Statement is mailed to the SPAC Shareholders) for the purpose of voting on the SPAC Shareholder Proposals and obtaining the SPAC Shareholders’ Approval (including any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the approval and adoption of this Agreement), providing SPAC Shareholders with the opportunity to elect to effect a SPAC Share Redemption and such other matters as may be mutually agreed by SPAC and the Company. SPAC shall use its commercially reasonable efforts to (A) solicit from the SPAC Shareholders proxies in favor of the approval and adoption of this Agreement and the SPAC Shareholder Proposals, including the SPAC Shareholders’ Approval, and shall take all other action necessary or advisable to obtain such proxies and the SPAC Shareholders’ Approval and (B) obtain the vote or consent of the SPAC Shareholders required by and in compliance with all applicable Laws, Nasdaq rules and the SPAC Governing Documents; provided, that, subject to the terms of the Sponsor Support Agreement, none of SPAC, Sponsor or any of their Affiliates shall be required to pay any additional consideration to any SPAC Shareholder in order to obtain the SPAC Shareholders’ Approval. SPAC (1) shall consult with the Company regarding the broker search, the record date and the date of the SPAC Shareholders Meeting and (2) shall not adjourn or postpone the SPAC Shareholders Meeting without the prior written consent of Company (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that SPAC may adjourn or postpone the SPAC Shareholders Meeting for a period of not longer than 15 days without any such consent (w) to the extent necessary to ensure that any supplement or amendment to the Proxy/Registration Statement that SPAC reasonably determines (following consultation with the Company) is necessary to comply with applicable Laws, is provided to the SPAC Shareholders in advance of a vote on the approval and adoption of this Agreement, (x) if, as of the time that the SPAC Shareholders Meeting is originally scheduled, there are insufficient SPAC Shares represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the SPAC Shareholders Meeting or (y) if, as of the time that the SPAC Shareholders Meeting is originally scheduled, adjournment or postponement of the SPAC Shareholders Meeting is necessary to enable SPAC to solicit additional proxies required to obtain the SPAC Shareholders’ Approval. Subject to SPAC’s obligations under applicable Law, SPAC shall provide the Company with (I) reasonable updates with respect to the tabulated vote counts received by SPAC, and (II) the right to review and discuss all communications sent to SPAC Shareholders with respect to the SPAC Shareholders Meeting.

(ii) The Proxy/Registration Statement shall include a statement to the effect that the SPAC Board has unanimously recommended that the SPAC Shareholders vote in favor of the SPAC Shareholder Proposals at the SPAC Shareholders Meeting (such statement, the “SPAC Board Recommendation”), and, subject to Section 8.02(b)(iii), neither the SPAC Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the SPAC Board Recommendation (a “SPAC Modification in Recommendation”).

(iii) Notwithstanding anything to the contrary contained in this Agreement (including Section 8.02(b)(ii)), the SPAC Board may, at any time prior to, but not after, obtaining the SPAC Shareholders’ Approval, make a SPAC Modification in Recommendation solely in response to a SPAC Intervening Event (a “SPAC Intervening Event Change in Recommendation”) if the SPAC Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be a breach of the fiduciary duties of the SPAC Board under applicable Law; provided, that (A) SPAC shall have delivered written notice to the Company of the SPAC Board’s intention to make a SPAC Intervening Event Change in Recommendation at least five Business Days prior to the taking of such action by the SPAC Board (the “SPAC Intervening Event Notice Period”), which notice shall specify the applicable SPAC Intervening Event in reasonable detail, including the material facts and information constituting the basis for such determination, and state the SPAC Board has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would be a breach of the fiduciary duties of the SPAC Board under applicable Law, (B) during the SPAC Intervening Event Notice Period and prior to making a SPAC Intervening Event Change in Recommendation, if requested by the Company, SPAC and its Representatives shall have negotiated in good faith with the Company and its Representatives regarding any revisions or adjustments proposed by the Company to the terms and conditions of this Agreement as would enable the SPAC Board to proceed with the SPAC Board Recommendation and not make such SPAC Intervening Event Change in Recommendation and (C) if the Company requested negotiations in accordance with clause (B), the SPAC Board may make a SPAC Intervening Event Change in Recommendation only if the SPAC Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that the Company shall have, prior to the expiration of the SPAC Intervening Event Notice Period, proposed in writing, continues to determine in good faith, after consultation with outside legal counsel, and reaffirms in writing to the Company on the date on which the SPAC Intervening Event Notice Period expires, that failure to make a SPAC Intervening Event Change in Recommendation would be a breach of its fiduciary duties to the SPAC Shareholders under applicable Law. To the fullest extent permitted by applicable Law, SPAC’s obligations to commence a broker search, establish a record date for, duly call, give notice of, convene and hold the SPAC Shareholders Meeting shall not be affected by any SPAC Modification in Recommendation.

(iv) For purposes of this Section 8.02(b), a “SPAC Intervening Event” shall mean any Event that (A) has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (B) was not known and was not reasonably foreseeable to the SPAC Board as of the date of this Agreement and that becomes known to the SPAC Board prior to obtaining the SPAC Shareholders’ Approval and (C) does not relate to and excludes, whether alone or in combination, (1) any Acquisition Proposal (solely with respect to SPAC), (2) any change in the price or trading volume of the SPAC Class A Shares, the SPAC Public Warrants or the SPAC Units, (3) any Action filed or threatened against SPAC or any member of the SPAC Board arising out of or related to the Transactions by a Person other than a Governmental Authority that was not known by, or the consequences of which were not reasonably foreseeable to, the SPAC Board as of the date of this Agreement and that becomes known to the SPAC Board prior to obtaining the SPAC Shareholders’ Approval, (4) any action expressly required by, or required to be taken by a Party in order to comply with its obligations under this Agreement, any Ancillary Agreement or the Plan of Arrangement or (5) the timing of any approval or clearance of any Governmental Authority required for the consummation of the Transactions, including any of the Regulatory Approvals.

(c) Company Shareholders’ Approval.

(i) Prior to or as promptly as practicable after the Proxy/Registration Statement is declared effective under the Securities Act and as provided by the Interim Order, the Company shall establish a record date for, duly call, give notice of and convene and hold the Company Shareholders Meeting (and in any event, such meeting shall be held not more than 45 days after the date on which the Company Information Circular is mailed to the Company Shareholders) for the purpose of voting on the Company Shareholder Proposals and obtaining the Company Shareholders’ Approval (including any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the approval and adoption of this Agreement) and such other matters as may be mutually agreed by SPAC and the Company. The Company shall use its commercially reasonable efforts to (A) solicit from the Company Shareholders proxies in favor of the approval and adoption of this Agreement and the Company Shareholder Proposals, including the Company Shareholders’ Approval, and shall take all other action necessary or advisable to obtain such proxies and the Company Shareholders’ Approval and (B) obtain the vote or consent of the Company Shareholders required by and in compliance with all applicable Laws, CSA rules and the Company Governing Documents; provided, that none of the Company or any of its Affiliates shall be required to pay any additional consideration to any Company Shareholder in order to obtain the Company Shareholders’ Approval. The Company (1) shall consult with SPAC regarding the record date and the date of the Company Shareholders Meeting and (2) shall not adjourn or postpone the Company Shareholders Meeting without the prior written consent of SPAC (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that the Company may adjourn or postpone the Company Shareholders Meeting for a period of not longer than 15 days without any such consent (x) to the extent necessary to ensure that any supplement or amendment to the Proxy/Registration Statement that the Company reasonably determines (following consultation with SPAC) is necessary to comply with applicable Laws, is provided to the Company Shareholders in advance of a vote on the approval and adoption of this Agreement, (y) if, as of the time that the Company Shareholders Meeting is originally scheduled, there are insufficient Company Common Shares represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders Meeting or (z) if, as of the time that the Company Shareholders Meeting is originally scheduled, adjournment or postponement of the Company Shareholders Meeting is necessary to enable the Company to solicit additional proxies required to obtain the Company Shareholders’ Approval. Subject to the Company’s obligations under applicable Law, the Company shall provide SPAC with (I) reasonable updates with respect to the tabulated vote counts received by the Company, and (II) the right to review and discuss all communications sent to Company Shareholders with respect to the Company Shareholders Meeting.

(ii) The Company Information Circular shall include a statement to the effect that the Company Board has unanimously recommended that the Company Shareholders vote in favor of the Company Shareholder Proposals at the Company Shareholders Meeting (such statement, the “Company Board Recommendation”), and, subject to Section 8.02(c)(iii), the Company Board shall not withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the Company Board Recommendation (a “Company Modification in Recommendation”).

(iii) Notwithstanding anything to the contrary contained in this Agreement (including Section 8.02(c)(ii)), the Company Board may, at any time prior to, but not after, obtaining the Company Shareholders’ Approval, make a Company Modification in Recommendation (a “Company Change in Recommendation”) in response to (A) an Acquisition Proposal, if the Company Board determines in good faith, after consultation with outside legal counsel, that (1) the failure to take such action would be a breach of the fiduciary duties of the Company Board under applicable Law and (2) such Acquisition Proposal constitutes a Company Superior Proposal, or (B) a Company Intervening Event if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be a breach of the fiduciary duties of the Company Board under applicable Law; provided, that, in the case of each of clauses (A) and (B), (x) the Company shall have delivered written notice to SPAC of the Company Board’s intention to make a Company Change in Recommendation at least five Business Days prior to the taking of such action by the Company Board (the “Company Change in Recommendation Notice Period”), which notice shall (I) state that the Company has received an Acquisition Proposal that the Company Board intends to declare a Company Superior Proposal or that a Company Intervening Event has occurred, and that the Company Board intends to make a Company Change in Recommendation in response thereto, and (II) include the material terms and conditions of such Acquisition Proposal (excluding the identity of the third party making such Acquisition Proposal) or a description of such Company Intervening Event, (y) during the Company Change in Recommendation Notice Period and prior to making a Company Change in Recommendation, if requested by SPAC, the Company and its Representatives shall have negotiated in good faith with SPAC and its Representatives regarding any revisions or adjustments proposed by SPAC to the terms and conditions of this Agreement as would enable the Company Board to proceed with the Company Board Recommendation and not make such Company Change in Recommendation and (z) if SPAC requested negotiations in accordance with clause (y), the Company Board may make a Company Change in Recommendation only if the Company Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that SPAC shall have, prior to the expiration of the Company Change in Recommendation Notice Period, proposed in writing, continues to determine in good faith, after consultation with outside legal counsel, and reaffirms in writing to SPAC on the date on which the Company Change in Recommendation Notice Period expires, that such Acquisition Proposal continues to constitute a Company Superior Proposal or that such Company Intervening Event still exists. To the fullest extent permitted by applicable Law, the Company’s obligations to commence a broker search, establish a record date for, duly call, give notice of, convene and hold the Company Shareholders Meeting shall not be affected by any Company Modification in Recommendation.

(iv) For purposes of this Section 8.02(c), a “Company Superior Proposal” shall mean a bona fide Acquisition Proposal with respect to the Company that (A) is not made as a result of a breach by the Company of its obligations under Section 8.06(a)(i) and (B) the Company Board, after consultation with outside legal counsel, determines in good faith would or would reasonably be expected to, if consummated, result in a transaction that is more favorable to the Company and the Company Shareholders than the Transactions after taking into account all such factors and matters deemed relevant in good faith by the Company Board, including legal, financial (including the financing terms of any such Acquisition Proposal), regulatory, timing or other aspects of such Acquisition Proposal and the Transactions and after taking into account any changes to the terms of this Agreement irrevocably offered in writing by SPAC in response to such Company Superior Proposal pursuant to, and in accordance with Section 8.02(c)(iii).

(v) For purposes of this Section 8.02(c), a “Company Intervening Event” shall mean any Event (A) materially effecting the business, assets, operations or condition (financial or otherwise) of the Company that (B) was not known and was not reasonably foreseeable to the Company Board as of the date of this Agreement and that becomes known to the Company Board prior to obtaining the Company Shareholders’ Approval and (C) does not relate to and excludes, whether alone or in combination, (1) any Acquisition Proposal (solely with respect to the Company), (2) any change in the price or trading volume of the Company Common Shares, (3) any Action filed or threatened against the Company or any member of the Company Board arising out of or related to the Transactions by a Person other than a Governmental Authority that was not known by, or the consequences of which were not reasonably foreseeable to, the Company Board as of the date of this Agreement and that becomes known to the Company Board prior to obtaining the Company Shareholders’ Approval, (4) any action expressly required by, or required to be taken by a Party in order to comply with its obligations under this Agreement, any Ancillary Agreement or the Plan of Arrangement or (5) the timing of any approval or clearance of any Governmental Authority required for the consummation of the Transactions, including any of the Regulatory Approvals.

Section 8.03  Support of Transactions.

(a) SPAC shall promptly notify the Company in writing of any material filings, actions, suits, claims, investigations or proceedings commenced or, to the Knowledge of SPAC, threated against, related to or involving SPAC that relate to this Agreement or the Transactions. The Company shall promptly notify SPAC in writing of any material filings, actions, suits, claims, investigations or proceedings commenced or, to the Knowledge of the Company, threatened against, relating to or involving the Company that relate to this Agreement or the Transactions. Pubco shall promptly notify SPAC and the Company in writing of any material filings, actions, suits, claims, investigations or proceedings commenced or, to the knowledge of Pubco, threatened against, relating to or involving Pubco that relate to this Agreement or the Transactions.

(b) Each of SPAC and the Company shall use its reasonable best efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable under applicable Law to consummate and make effective the Transactions as soon as reasonably practicable, including:

(i) using commercially reasonable efforts during the Interim Period to cause the Closing Date to occur and the Transactions to be completed on or before the Agreement End Date and to take all actions, and to cause other actions to be taken which are within its power to control, to satisfy (or to cause the satisfaction of), (A) in the case of SPAC, the conditions in favor of the Company set out in Section 9.01 and Section 9.03, and (B) in the case of the Company, the conditions in favor of SPAC set out in Section 9.01 and Section 9.02;

(ii) in the case of the Company, obtaining and maintaining all consents, waivers, permits, exemptions, orders, approvals, agreements, amendments or confirmations that are (A) required to be obtained under any material Contracts to which the Company is a party in connection with the Transactions or (B) required in order to maintain any material Contracts to which the Company is a party in full force and effect following completion of the Transactions;

(iii) opposing any injunction, restraining or other Governmental Order seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Transactions and defending against, or causing to be defended against, any Actions to which it is a party or brought against it or its directors or officers challenging this Agreement or the Transactions;

(iv) carrying out the terms of the Interim Order and the Final Order applicable to it and complying promptly with all requirements imposed by applicable Law on it with respect to this Agreement or the Transactions; and

(v) refraining from taking any action which is inconsistent with this Agreement or which would reasonably be expected to prevent, delay or otherwise impede the consummation of the Transactions.

(c) During the Interim Period, SPAC shall use its commercially reasonable efforts to cause SPAC Shareholders not to elect to effect a SPAC Share Redemption or to unwind any such elections. SPAC shall not enter into any Contract with any SPAC Shareholder or any Affiliate of such SPAC Shareholder relating to SPAC Share Redemptions without the prior written consent of the Company; provided, however, that the prior written consent of the Company shall not be required for any such Contracts which do not impose any liabilities of any kind on SPAC, Pubco or Amalco.

(d) Notwithstanding anything in this Section 8.03 to the contrary, nothing in this Agreement shall require the Company or SPAC or any of their respective Affiliates to (i) commence or threaten to commence, pursue or defend against any Action (without limiting the express obligations to make regulatory filings under Section 8.01), whether judicial or administrative, (ii) seek to have any stay or other Governmental Order vacated or reversed, (iii) propose, negotiate, commit to or effect by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any properties, assets or business of the Company, (iv) take or commit to take any action that limits the freedom of action of the Company or SPAC with respect to, or the ability to retain, control or operate, or to exert full rights of ownership in respect of, the business, properties or assets of the Company or SPAC or (v) grant any financial, legal or other accommodation to any Person (for the avoidance of doubt, without limiting the express obligations of such Persons under the terms of this Agreement and the Ancillary Agreements).

Section 8.04 Tax Matters.

(a) This Agreement and the Plan of Arrangement are intended to constitute, and the Parties hereto hereby adopt this Agreement and the Plan of Arrangement as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). Each of the Parties shall use its reasonable best efforts to: (a) cause the Transactions to qualify for the Intended Tax Treatment; (b) except for actions required by this Agreement or any Ancillary Agreement, not (and shall not permit or cause any of their Affiliates, Subsidiaries or Representatives to) take or fail to take any action, or become obligated to take or fail to take any action, which action or failure could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment; and (c) report and file all relevant Tax Returns consistent with the Intended Tax Treatment (including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxation year of the Closing, as applicable) and take no position inconsistent with the Intended Tax Treatment (whether in audits, Tax Returns or otherwise), unless, solely in the case of the Intended U.S. Tax Treatment, required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Code, or, solely in the case of the Intended Canadian Tax Treatment, required to do so pursuant to applicable Law. In the event either SPAC or the Company seeks a tax opinion from its respective tax advisor regarding the Intended Tax Treatment of the Transactions, or the SEC requests or requires tax opinions, each Party shall use its commercially reasonable efforts to execute and deliver customary tax representation letters as to factual matters as the applicable tax advisor may reasonably request in form and substance reasonably satisfactory to such advisor. Each Party shall prepare and file all Tax Returns consistent with the Intended Tax Treatment and will not take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a determination within the meaning of Section 1313(a) of the Code. Each Party agrees to promptly notify the other Parties of any challenge to the Intended Tax Treatment by any Governmental Authority.

(b) The Parties shall ensure that all Transfer Taxes incurred in connection with this Agreement, any of the Ancillary Agreements or the consummation of the Transactions are timely paid in full to the applicable taxing authorities, and Pubco shall file, or cause to be filed, all necessary Tax Returns with respect to all such Transfer Taxes.

Section 8.05  Shareholder Litigation. The Company shall promptly notify SPAC in writing, and SPAC shall promptly notify the Company in writing, as the case may be, of any Action commenced (or to the Knowledge of the Company or the Knowledge of SPAC, as applicable, threatened) on or after the date of this Agreement against such Party, any of its Affiliates or any of its directors by any Company Shareholder or SPAC Shareholder, as applicable, relating to this Agreement or any of the Transactions (any such Action, “Shareholder Litigation”), and such Party shall keep the other Party reasonably informed regarding any such Shareholder Litigation. The Company shall give SPAC the opportunity to reasonably participate in, but not control, the defense or settlement of any such Shareholder Litigation brought against the Company, any of its Affiliates or any of its directors, and no such settlement shall be agreed to without SPAC’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). SPAC shall give the Company the opportunity to reasonably participate in, but not control, the defense or settlement of any such Shareholder Litigation brought against SPAC, any of its Affiliates or any of its directors, and no such settlement shall be agreed to without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 8.06  Acquisition Proposals.

(a) During the Interim Period, each of the Company and SPAC shall not, and shall cause its respective Representatives not to, directly or indirectly, except to the extent necessary to consummate the PIPE Investment or any Permitted Financing, (i) solicit, knowingly assist or initiate any negotiations or discussions with any Person with respect to, or provide any non-public information or data concerning the Company or SPAC or any of its Subsidiaries to any Person relating to, an Acquisition Proposal, or afford to any Person access to the business, properties, assets or personnel of the Company or SPAC or any of its Subsidiaries in connection with an Acquisition Proposal, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, term sheet, memorandum of understanding or agreement in principle, or any other agreement, in each case relating to an Acquisition Proposal, (iii) grant any waiver, amendment or release under any confidentiality or standstill agreement or the anti-takeover Laws of any state relating to an Acquisition Proposal (provided, that if the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the Company Board’s fiduciary duties under applicable Law, the Company may grant such waiver, amendment or release solely to the extent necessary to permit the Person bound by such agreement to make a non-public Acquisition Proposal to the Company Board), (iv) approve, endorse or recommend in writing, or publicly propose to approve, endorse or recommend, any Acquisition Proposal or (v) otherwise knowingly facilitate or knowingly encourage any inquiries, proposals, discussions or negotiations or any effort or attempt by any Person to make an Acquisition Proposal.

(b) Each of the Company and SPAC shall, and shall cause its respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal.

(c) Without limiting the foregoing, the Parties agree that any violation of the restrictions set forth in this Section 8.06 by a Party or its Affiliates or Representatives shall be deemed to be a breach of this Section 8.06 by such Party.

(d) Notwithstanding anything to the contrary in this Agreement, prior to the receipt of the Company Shareholders’ Approval, the Company Board, directly or indirectly through any Representative, may (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) an Acquisition Proposal with respect to the Company that the Company Board believes in good faith, after consultation with outside legal counsel, constitutes or would reasonably be expected to result in a Company Superior Proposal, and (ii) thereafter furnish to such third party non-public information relating to the Company pursuant to a customary confidentiality agreement.

(e) The Company shall notify SPAC promptly (but in no event later than 48 hours) after receipt by the Company (or, to the Knowledge of the Company, any of its Representatives) of any Acquisition Proposal or any request for information regarding the Company or any of its Subsidiaries or for access to the business, properties, assets, books, records, work papers or other documents of the Company by any third party that has definitively indicated that it is intending to make or will be making, or has made, an Acquisition Proposal. Such notice shall be in writing and shall include the material terms and conditions of such Acquisition Proposal or request for information or access (excluding the identity of the third party making such Acquisition Proposal or request for information or access). The Company shall keep SPAC reasonably informed, on a reasonably current basis, of the status of any such Acquisition Proposal or request.

Section 8.07  Access to Information; Confidentiality; Inspection.

(a) During the Interim Period, to the extent permitted by applicable Law, each of the Parties shall, solely for the purpose of consummating the Transactions, (i) afford to the other Parties and their respective Representatives reasonable access, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the Ordinary Course of its operations, to its respective assets, properties, facilities, books, Contracts, Tax Returns, records and appropriate officers, employees and other personnel, and shall furnish such Representatives with all financial and operating data and other information concerning its affairs that are in its possession as such Representatives may reasonably request, and (ii) reasonably cooperate with the other Parties and their respective Representatives regarding all due diligence matters, including document requests.

(b) All information obtained by the Parties and their respective Representatives pursuant to Section 8.07(a) shall be subject to the Confidentiality Agreement, and each Party hereby agrees to be bound to the restrictions set forth therein (applied mutatis mutandis to each Party and its Representatives) as to all information furnished before or after the date of this Agreement, which information shall constitute “Confidential Information” under the Confidentiality Agreement (subject to the exceptions set forth in Section 2 thereof) with respect to the Company. Notwithstanding the foregoing, each Party (and its Representatives) may consult any Tax advisor as is reasonably necessary regarding the Intended Tax Treatment and Tax structure of the Transactions and may disclose to such Tax advisor, as is reasonably necessary, the Intended Tax Treatment and Tax structure of the Transactions and all materials (including any Tax analysis) that are provided relating to such treatment or structure, in each case, in accordance with and pursuant to the Confidentiality Agreement.

(c) Notwithstanding anything set forth in Section 8.07(a) to the contrary, no Party shall be required to directly or indirectly provide access to or disclose information where the access or disclosure would violate its obligations of confidentiality or similar legal restrictions with respect to such information, jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the Parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention of applicable Law).

Section 8.08  Termination of Certain Agreements.

(a) SPAC shall take all necessary action to ensure that, effective as of the Closing, all Contracts with respect to Working Capital Loans and any and all SPAC Miscellaneous Agreements are terminated upon payment in full of the SPAC Transaction Expenses and the repayment in full of amounts outstanding pursuant to the Working Capital Loans; provided, that any and all confidentiality or indemnification provisions in any such agreement shall survive such termination to the extent set forth in such agreement.

(b) The Company shall take all necessary action to ensure that, effective as of the Closing, any and all Contracts between the Company and any broker, finder, investment banker or financial advisor with respect to any of the Transactions are terminated upon payment in full of the Company Transaction Expenses to the extent any payment is due; provided, that any and all confidentiality or indemnification provisions in any such agreement shall survive such termination to the extent set forth in such agreement.

(c) Each Party will provide evidence reasonably satisfactory to the other Party that the Contracts referred to in Section 8.08(a) or Section 8.08(b), as applicable, have been terminated (except for indemnification and confidentiality provisions as may survive any such termination in accordance with the terms of the applicable Contracts) and that all amounts owing thereunder have been paid in full.

Section 8.09  D&O Indemnification and Insurance.

(a) From and after the Closing, Pubco shall indemnify and hold harmless each present and former officer, director, manager, employee and agent of Pubco, the Company, SPAC and Amalco (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of Pubco, the Company, SPAC or Amalco, respectively (the “D&O Indemnified Parties”)) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that Pubco, the Company, SPAC or Amalco, respectively, would have been permitted under applicable Law and its respective Governing Documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law which shall be conditioned on an undertaking to repay any such expenses if it is ultimately determined that such D&O Indemnified Party was not entitled thereto). Without limiting the foregoing, Pubco shall, and from and after the Closing shall cause its Subsidiaries to, (i) maintain for a period of not less than six years from the Closing provisions in its Governing Documents concerning the limitation of liability, indemnification, contribution and exculpation (including provisions relating to expense advancement) of the D&O Indemnified Parties that are no less favorable to those Persons than the provisions of the Governing Documents of Pubco, the Company, SPAC or Amalco, as applicable, in each case, as of the date of this Agreement, (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by applicable Law.

(b) For a period of six years from and after the Closing, Pubco shall, and shall cause its Subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering the D&O Indemnified Parties who are covered by Pubco’s, the Company’s, SPAC’s or Amalco’s, as applicable, directors’ and officers’ liability insurance policies in effect as of the date of this Agreement (the “Pre-Closing D&O Liability Insurance Policies”) with coverage amounts, terms and conditions not less favorable to any D&O Indemnified Parties than those of the applicable Pre-Closing D&O Liability Insurance Policies, except that in no event shall Pubco or its Subsidiaries, as the case may be, be required to pay an annual premium for such insurance in excess of 200% of the aggregate annual premium payable under the applicable Pre-Closing D&O Liability Insurance Policies for the year ending December 31, 2024; provided, however, that (i) notwithstanding anything to the contrary contained in this Agreement, each of Pubco, the Company, SPAC and Amalco may cause coverage to be extended under its respective Pre-Closing D&O Liability Insurance Policy by obtaining a six-year “tail” policy with respect to claims existing or occurring at or prior to the Closing, and if and to the extent such policies have been obtained prior to the Closing, each of Pubco and its Subsidiaries shall maintain such insurance policies in effect and shall continue to honor the obligations thereunder, and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 8.09(b) shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 8.09 shall survive the Closing indefinitely and shall be binding on Pubco, the Company, SPAC and Amalco and their respective successors and permitted assigns. In the event that Pubco, the Company, SPAC or Amalco or any of their respective successors or permitted assigns merges, amalgamates or consolidates with or into any other Person and shall not be the continuing or surviving corporation or entity of such merger, amalgamation or consolidation, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Pubco shall ensure, and shall cause its Subsidiaries to ensure, that proper provision shall be made so that the successors and permitted assigns of such Person shall succeed to the obligations set forth in this Section 8.09.

(d) The provisions of Section 8.09(a) through Section 8.09(c) (i) are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or who has been at any time prior to the date of this Agreement or who becomes prior to the Closing, a D&O Indemnified Party, his or her heirs and his or her personal representatives, (ii) are in addition to, and not in substitution for, any other rights to indemnification, contribution and exculpation (including provisions relating to expense advancement) that any such Person may have, whether pursuant to applicable Law, Contract, Governing Documents or otherwise and (iii) shall not be amended, repealed or otherwise modified in any respect that would adversely affect the rights of any D&O Indemnified Party thereunder without the written consent of such D&O Indemnified Party, in each case, except as required by applicable Law.

Section 8.10  Incentive Plan. Prior to the SPAC Amalgamation Effective Time, subject to approval by the SPAC Shareholders and the Company Shareholders and conditioned upon the occurrence of, and effective as of, the Closing Date, Pubco shall approve and adopt an equity incentive plan, in form and substance reasonably acceptable to the Company, that provides for grants of awards to employees and other service providers of Pubco and its Subsidiaries in the form of options, restricted stock, restricted stock units or other equity-based awards based on Pubco Common Shares, with the number of Pubco Common Shares initially reserved for issuance under the Incentive Plan equal to the sum of (a) 1,000,000 and (b) 10% of the total number of Pubco Common Shares outstanding immediately following the Closing (on a fully-diluted basis assuming the conversion of all securities convertible into or exercisable for Pubco Common Shares, other than the Pubco Common Shares issuable pursuant to the Share Award Agreements) (the “Incentive Plan”), which Incentive Plan shall have an annual “evergreen” increase of not more than 3% of the number of Pubco Common Shares outstanding as of the day prior to such increase.

Section 8.11  Delisting and Deregistration. Each of the Parties shall use its commercially reasonable efforts to cause (a) the Company Common Shares to be delisted from OTC Markets and TSXV, and to terminate the registration of the Company with the CSA, as of the Company Amalgamation Effective Time or as soon as practicable thereafter, and (b) the SPAC Units, the SPAC Class A Shares and the SPAC Public Warrants to be delisted from Nasdaq (or be succeeded by the applicable Equity Securities of Pubco), and to terminate the registration of SPAC with the SEC pursuant to Sections 12(b), 12(g) and 15(d) of the Exchange Act (or be succeeded by Pubco), as of the Company Amalgamation Effective Time or as soon as practicable thereafter.

Section 8.12  Nasdaq Listing. During the Interim Period, each of the Parties shall use its commercially reasonable efforts to have the Pubco Common Shares and the Pubco Warrants listed on Nasdaq, effective as of the SPAC Amalgamation Effective Time.

Section 8.13  Pubco Conduct of Business. During the Interim Period, Pubco shall not engage in any activities other than (i) the execution of any Ancillary Agreements to which it is to be a party and (ii) the performance of its obligations under this Agreement or the Ancillary Agreements to which it is a party in furtherance of the Transactions.

Section 8.14  Amalco Conduct of Business. During the Interim Period, Amalco shall not engage in any activities other than (i) the execution of any Ancillary Agreements to which it is to be a party and (ii) the performance of its obligations under this Agreement or the Ancillary Agreements to which it is a party in furtherance of the Transactions.

Section 8.15  Pubco and Amalco Shareholder Approvals.

(a) Promptly following the execution of this Agreement (and in any event within 24 hours therefrom), the Pubco Sole Shareholder shall deliver to the Company evidence, in form and substance reasonably acceptable to the Company, of the Pubco Sole Shareholder Approval.

(b) Promptly following the execution of this Agreement (and in any event within 24 hours therefrom), SPAC, as the sole shareholder of Amalco, shall deliver to the Company evidence, in form and substance reasonably acceptable to the Company, of the Amalco Sole Shareholder Approval.

Section 8.16  PIPE Investment.

(a) During the Interim Period, each of SPAC and Pubco shall use their respective commercially reasonable efforts to take, or cause to be taken, and the Company shall cooperate with each of SPAC and Pubco in the taking of, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the PIPE Investment concurrently with the Closing, including: (i) entering into PIPE Subscription Agreements in form and substance acceptable to the Company and maintaining such PIPE Subscription Agreements in full force and effect; (ii) providing, upon written request, the other Parties with such information and assistance as is reasonably requested in connection with the negotiation, preparation and execution of the PIPE Subscription Agreements and the consummation of the PIPE Investment; (iii) satisfying on a timely basis all conditions and covenants applicable to such Party in the PIPE Subscription Agreements and otherwise complying with its obligations thereunder; (iv) in the event that all conditions in the PIPE Subscription Agreements (other than those conditions that by their nature are to be satisfied at the PIPE Closing (as defined in the PIPE Subscription Agreements), but subject to their satisfaction at the PIPE Closing) have been satisfied, consummating the PIPE Investment concurrently with the Closing on the terms and subject to the conditions set forth in the PIPE Subscription Agreements; (v) conferring with the other Parties regarding timing of the PIPE Closing; (vi) delivering notices to the PIPE Investors sufficiently in advance of the PIPE Closing to cause them to fund the PIPE Investment Amount as far in advance of the PIPE Closing as permitted by the PIPE Subscription Agreements; and (vii) causing each PIPE Investor to pay to (or as directed by) Pubco its applicable portion of the PIPE Investment Amount as set forth in the applicable PIPE Subscription Agreement and upon the terms and subject to the conditions set forth therein. Pubco shall take all actions required under the PIPE Subscription Agreements with respect to the timely issuance and delivery of the Pubco Common Shares issuable in connection with the PIPE Investment, whether in certificate or book-entry form, as and when required under any such PIPE Subscription Agreements.

(b) Without limiting the generality of Section 8.16(a), Pubco shall give SPAC and the Company prompt (and, in any event, within three Business Days) written notice: (i) of any breach or default (or any Event that, with the giving of notice, the lapse of time or otherwise, could give rise to any breach or default) by any party to any PIPE Subscription Agreement known to Pubco or of which Pubco becomes aware; (ii) of the receipt of any written notice or other communication from any party to any PIPE Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by such party to any PIPE Subscription Agreement or any provisions of any PIPE Subscription Agreement; and (iii) if Pubco does not expect to receive all or any portion of the PIPE Investment Amount on the terms or in the manner contemplated by the PIPE Subscription Agreements.

Section 8.17  Notification of Certain Matters. Prior to the Closing, each Party shall provide the other Parties with prompt written notice if such Party or any of its Affiliates (a) becomes aware of any event, fact or circumstance that would cause or would reasonably be expected to cause any of the conditions set forth in Article IX not to be satisfied at the Closing or to be materially delayed, (b) fails to comply with any material covenant or agreement to be complied with or satisfied by it under this Agreement or any Ancillary Agreement in any material respect, (c) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging that the consent, approval, waiver or authorization of such third party is required in connection with the Transactions, (d) receives any notice or other communication from any Governmental Authority in connection with the Transactions or (e) becomes aware of the commencement or threat, in writing, of any material Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, with respect to the consummation of the Transactions. No such notice shall (i) constitute an acknowledgment or admission by the Party providing such notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached or (ii) affect any representation or warranty in this Agreement of any Party or any condition to the obligations of any Party.

Section 8.18  Share Award Agreements. At the Closing, Pubco shall enter into share award agreements in substantially the form attached hereto as Exhibit F with each of the service providers of the Company set forth on Section 8.18 of the Company Disclosure Schedules (or, at the election of each such service provider, a controlled Affiliate of such service provider) (collectively, the “Share Award Agreements”) pursuant to which, among other things, Pubco shall issue to each such service provider (or, at the election of each such service provider, a controlled Affiliate of such service provider), as consideration for providing services to the Company, an award representing the right to receive the number of Pubco Common Shares set forth opposite such service provider’s name on Section 8.18 of the Company Disclosure Schedules (constituting an aggregate of 1,000,000 Pubco Common Shares) on the terms and subject to the conditions set forth in the applicable Share Award Agreement.

Section 8.19  Post-Closing Pubco Independent Director Agreements. During the Interim Period, each of the Company and Pubco shall use their respective commercially reasonable efforts to negotiate with each of the individuals set forth in Section 2.09(f)(iv) of the Company Disclosure Schedules who shall become an independent director of the Pubco Board at the Closing (each such individual, a “Post-Closing Pubco Independent Director”) an agreement, in form and substance acceptable to each of the Company, Pubco and such Post-Closing Pubco Independent Director, each acting reasonably, in respect of such Post-Closing Pubco Independent Director’s service on the Pubco Board from and after the Closing, which agreement shall be entered into by and between Pubco and such Post-Closing Pubco Independent Director at the Closing (collectively, the “Post Closing Pubco Independent Director Agreements”).

Section 8.20  Company RSU Vesting Acceleration. During the Interim Period, the Company Board shall take all such actions as are reasonably required to consummate the Company RSU Vesting Acceleration.

Article IX

CONDITIONS TO OBLIGATIONS

Section 9.01  Conditions to Obligations of Each Party. The obligations of each of the Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Pubco, SPAC and the Company:

(a) The SPAC Shareholders’ Approval shall have been obtained.

(b) The Company Shareholders’ Approval shall have been obtained.

(c) Each of the Interim Order and the Final Order shall have been granted in form and substance satisfactory to the Parties, acting reasonably, and the Final Order shall not have been set aside or modified in a manner unacceptable to the Parties, acting reasonably, on appeal or otherwise.

(d) All Regulatory Approvals shall have been obtained and any applicable waiting periods therefor shall have expired or been terminated, and no Regulatory Approval shall have been set aside or modified in any manner unacceptable to the Parties, acting reasonably, on appeal or otherwise.

(e) The Proxy/Registration Statement shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Proxy/Registration Statement shall be in effect, and no proceedings for the purpose of suspending the effectiveness of the Proxy/Registration Statement shall have been initiated or threatened by the SEC and not withdrawn.

(f)  No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order which is then in effect and has the effect of making the Transactions illegal or which otherwise prohibits consummation of the Transactions.

(g) The Pubco Common Shares and the Pubco Warrants shall have been accepted for listing on Nasdaq.

(h) The distribution of the Pubco Common Shares pursuant to the Arrangement shall be exempt from the prospectus and registration requirements of applicable securities Laws in Canada either by virtue of exemptive relief from the securities regulatory authorities of each of the provinces of Canada or by virtue of exemptions under applicable securities Laws and shall not be subject to resale restrictions under applicable securities Laws (other than as applicable to control persons or pursuant to Section 2.6 of National Instrument 45-102 – Resale of Securities).

(i) Pubco shall have paid, or caused to be paid, each of the items set forth in Section 2.11(c) and Section 2.11(d).

(j) After giving effect to any SPAC Share Redemptions, Pubco shall have net tangible assets of at least $5,000,001.

Section 9.02  Conditions to Obligations of Pubco, SPAC and Amalco. The obligations of Pubco, SPAC and Amalco to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Pubco, SPAC and Amalco:

(a) Each of the representations and warranties of the Company contained in (i) Section 3.01(a), Section 3.03, Section 3.04 and Section 3.18 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though then made (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein), except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be so true and correct as of such date, (ii) Section 3.14(a) shall be true and correct as of the date of this Agreement and as of the Closing Date as though then made (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein), except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be so true and correct in all respects as of such date, and (iii) any other section of Article III shall be true and correct as of the date of this Agreement and as of the Closing Date as though then made (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein), except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be so true and correct as of such date, except for any inaccuracies or omissions that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b) Each of the covenants, obligations and agreements of the Company to be performed or complied with as of or prior to the Closing Date shall have been performed or complied with in all material respects.

(c) The Company shall have delivered, or caused to be delivered, to SPAC each of the deliverables set forth in Section 2.11(a).

(d) No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date that is continuing.

Section 9.03  Conditions to Obligations of the Company. The obligations of the Company to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) Each of the representations and warranties of (i) Pubco contained in (A) Section 5.01, Section 5.03, Section 5.04 and Section 5.11 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though then made (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein), except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be so true and correct as of such date, (B) Section 5.08(a) shall be true and correct as of the date of this Agreement and as of the Closing Date as though then made (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein), except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be so true and correct in all respects as of such date, and (C) any other section of Article V shall be true and correct as of the date of this Agreement and as of the Closing Date as though then made (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein), except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be so true and correct as of such date, except for any inaccuracies or omissions that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a SPAC Material Adverse Effect, (ii) SPAC contained in (A) Section 4.01, Section 4.03, Section 4.04 and Section 4.12 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though then made (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein), except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be so true and correct as of such date, (B) Section 4.09(a) shall be true and correct as of the date of this Agreement and as of the Closing Date as though then made (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein), except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be so true and correct in all respects as of such date, and (C) any other section of Article IV shall be true and correct as of the date of this Agreement and as of the Closing Date as though then made (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein), except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be so true and correct as of such date, except for any inaccuracies or omissions that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a SPAC Material Adverse Effect, and (iii) Amalco contained in (A) Section 4.12, Section 4.24(a), Section 4.24(c) and Section 4.24(d) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though then made (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein), except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be so true and correct as of such date, (B) Section 4.09(a) shall be true and correct as of the date of this Agreement and as of the Closing Date as though then made (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein), except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be so true and correct in all respects as of such date, and (C) any other section of Article IV shall be true and correct as of the date of this Agreement and as of the Closing Date as though then made (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein), except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be so true and correct as of such date, except for any inaccuracies or omissions that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a SPAC Material Adverse Effect.

(b) Each of the covenants, obligations and agreements of Pubco, SPAC and Amalco to be performed or complied with as of or prior to the Closing Date shall have been performed or complied with in all material respects.

(c) No SPAC Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date that is continuing.

(d) Pubco shall have delivered, or caused to be delivered, to the Company each of the deliverables set forth in Section 2.11(b).

(e) Pubco shall have deposited or caused to be deposited with the Depositary, in accordance with Section 2.12(a), the Exchange Fund and the Irrevocable Direction.

(f)  Effective as of the Closing, the directors and officers of Pubco and Amalco serving in such capacities immediately prior to the Closing shall have resigned.

Section 9.04  Frustration of Conditions. No Party may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by such Party’s failure to act in good faith or to take such actions as are reasonably necessary to cause the conditions of the other Party in this Article IX to be satisfied, as required by Section 8.03.

Article X

TERMINATION/EFFECTIVENESS

Section 10.01 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the SPAC Shareholders or the Company Shareholders, as follows:

(a) by mutual written consent of the Company and SPAC (or, from and after the SPAC Amalgamation Effective Time, Pubco);

(b) by written notice from the Company or SPAC (or, from and after the SPAC Amalgamation Effective Time, Pubco) to the other Party if the Closing shall not have occurred by January 30, 2025 (the “Agreement End Date”); provided, that the right to terminate this Agreement under this Section 10.01(b) shall not be available to any Party whose breach or violation (or, in the case of SPAC, a breach or violation by Pubco or Amalco) of any representation, warranty, covenant, obligation or agreement under this Agreement has been the principal cause of the failure of a condition set forth in Article IX to be satisfied on or before such date;

(c) by written notice from the Company or SPAC (or, from and after the SPAC Amalgamation Effective Time, Pubco) to the other Party if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and non-appealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions;

(d) by written notice from the Company to SPAC if, prior to obtaining the SPAC Shareholders’ Approval, there has been a SPAC Modification in Recommendation;

(e) by written notice from SPAC to the Company if, prior to obtaining the Company Shareholders’ Approval, there has been a Company Modification in Recommendation;

(f)  by written notice from the Company or SPAC to the other Party if the SPAC Shareholders’ Approval shall not have been obtained by reason of the failure to obtain the required vote at the SPAC Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof, which SPAC Shareholders Meeting shall have concluded;

(g) by written notice from the Company to SPAC at any time prior to receipt of the Company Shareholders’ Approval in connection with a Company Superior Proposal or a Company Intervening Event, in each case, pursuant to the terms of Section 8.02(c)(iii);

(h) by written notice from the Company or SPAC to the other Party if the Company Shareholders’ Approval shall not have been obtained by reason of the failure to obtain the required vote at the Company Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof, which Company Shareholders Meeting shall have concluded;

(i) by written notice from the Company to SPAC if evidence, in form and substance reasonably satisfactory to the Company, of either the Pubco Sole Shareholder Approval or the Amalco Sole Shareholder Approval has not been delivered to the Company within 24 hours of the execution of this Agreement;

(j) by written notice from SPAC (or, from and after the SPAC Amalgamation Effective Time, Pubco) to the Company if (i) there is any breach of any representation, warranty, covenant, obligation or agreement of the Company set forth in this Agreement such that any condition set forth in Section 9.02(a) or Section 9.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if any such Terminating Company Breach is curable by the Company, then, for a period of 30 days after receipt by the Company of written notice from SPAC (or, from and after the SPAC Amalgamation Effective Time, Pubco) of such breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period and (ii) SPAC (or, from and after the SPAC Amalgamation Effective Time, Pubco) is not in material breach of its representations, warranties, covenants, obligations or agreements under this Agreement; or

(k) by written notice from the Company to SPAC (or, from and after the SPAC Amalgamation Effective Time, Pubco) if (i) there is any breach of any representation, warranty, covenant, obligation or agreement of SPAC set forth in this Agreement such that any condition set forth in Section 9.03(a) or Section 9.03(b) would not be satisfied at the Closing (a “Terminating SPAC Breach”), except that, if any such Terminating SPAC Breach is curable by SPAC (or, from and after the SPAC Amalgamation Effective Time, Pubco), then, for a period of 30 days after receipt by SPAC (or, from and after the SPAC Amalgamation Effective Time, Pubco) of written notice from the Company of such breach (the “SPAC Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating SPAC Breach is not cured within the SPAC Cure Period and (ii) the Company is not in material breach of its representations, warranties, covenants, obligations or agreements under this Agreement.

Section 10.02 Effect of Termination. In the event of the valid termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of either Party or its respective Affiliates, officers, directors, employees, shareholders or other Representatives, other than liability of any Party for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 10.02 and Article XI and the Confidentiality Agreement shall survive any termination of this Agreement.

Article XI

MISCELLANEOUS

Section 11.01 Trust Account Waiver.

(a) The Company acknowledges that, as described in the final prospectus of SPAC, dated as of July 27, 2021 and filed with the SEC on July 29, 2021 (File No: 333-253221) (the “Prospectus”) available at www.sec.gov, substantially all of SPAC’s assets consist of the cash proceeds of the IPO and private placements of its securities occurring simultaneously with the SPAC IPO, and substantially all of those proceeds (including overallotment securities acquired by SPAC’s underwriters) have been deposited in a trust account (the “Trust Account”) for the benefit of SPAC’s public shareholders (including overallotment shares acquired by the underwriters of SPAC) (“SPAC Public Shareholders”). The Company understands and acknowledges that, except with respect to interest earned on the funds held in the Trust Account that may be released to SPAC to pay its Taxes (and up to $100,000 in dissolution expenses), funds held in the Trust Account may be disbursed only (i) to SPAC Public Shareholders in connection with SPAC Share Redemptions if SPAC completes a transaction which constitutes a Business Combination or in connection with an extension of the SPAC Deadline, (ii) to SPAC Public Shareholders if SPAC fails to complete a Business Combination on or prior to the SPAC Deadline and (iii) to SPAC after or concurrently with the consummation of a Business Combination.

(b) For and in consideration of SPAC entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, on behalf of itself and its Affiliates, hereby agrees that:

(i) notwithstanding anything to the contrary contained in this Agreement, neither it nor any of its Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to this Agreement, or any proposed or actual business relationship between SPAC or its Representatives, on the one hand, and the Company or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”);

(ii) the Company, on behalf of itself and its Affiliates, hereby irrevocably waives any Released Claims that the Company or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with SPAC or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever. The Company acknowledges and agrees that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC and its Affiliates to induce SPAC to enter into this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its Affiliates under applicable Law; and

(iii) to the extent that the Company or any of its Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to SPAC or its Representatives, which Action seeks, in whole or in part, monetary relief against SPAC or its Representatives, the Company hereby acknowledges and agrees, on behalf of its and its Affiliates, that the Company’s and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Company or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein.

(c) Notwithstanding the foregoing, nothing in this Section 11.01 shall waive, limit, amend, alter, change, supersede or otherwise modify the right of the Company or any of its Affiliates (i) to pursue any claims against SPAC or any of its Affiliates, or any of their respective successors or assigns, for damages or other legal relief against monies or other assets held outside the Trust Account (other than distributions therefrom directly or indirectly to SPAC Public Shareholders), (ii) to bring any Action for specific performance or other injunctive or equitable relief, including the right of the Company to compel SPAC to perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to SPAC Share Redemptions) in accordance with the terms of this Agreement and the Trust Agreement and (iii) to pursue any claims that the Company or any of its Affiliates may have in the future against SPAC’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds, but excluding distributions from the Trust Account directly or indirectly to SPAC Public Shareholders).

(d) This Section 11.01 will survive any termination of this Agreement for any reason and continue indefinitely.

Section 11.02 Waiver. Either SPAC or the Company may, at any time prior to the Closing, (a) extend the time for the performance of the obligations or acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party that are contained in this Agreement or (c) waive compliance by the other Party with any of the agreements or conditions contained in this Agreement, but, in each case, such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party granting such extension or waiver. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 11.03 Notices. All notices, requests, claims, demands, waivers, consents, approvals and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered in person with written confirmation of receipt, (b) on the third Business Day after posting in the U.S. mail having been sent registered or certified mail, return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service, return receipt requested, postage prepaid, or (d) when sent by email (with no “bounceback” or other notice of non-delivery, and provided that, unless affirmatively confirmed by the recipient as received, notice is also sent to such Party under another method permitted in this Section 11.03 within two Business Days thereafter) during normal business hours at the location of the recipient, and otherwise on the following Business Day, addressed as follows (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.03):

If to SPAC or, prior to the Closing, Pubco or Amalco:

Plum Acquisition Corp. III
2021 Fillmore St. #2089
San Francisco, CA 94115
Attention:	Steven Handwerker
Email:	[omitted]

With a required copy (which shall not constitute notice) to:

Hogan Lovells US LLP
390 Madison Avenue
New York, NY 10017
Attention:	Richard Aftanas; John Duke
Email:	richard.aftanas@hoganlovells.com; john.duke@hoganlovells.com

and

Aird & Berlis LLP
Brookfield Place
181 Bay Street, Suite 1800
Toronto, Canada M5J 2T9
Attention:	Francesco Gucciardo
Email:	fgucciardo@airdberlis.com

If to the Company or, from and after the Closing, to Pubco:

Tactical Resources Corp.
1500 – 1055 West Georgia Street
Vancouver, BC V6E 4N7
Canada
Attention:	Kuljit Basi
Email:	[omitted]

With a required copy (which shall not constitute notice) to:

Allen Overy Shearman Sterling US LLP
2601 Olive Street, 17th Floor
Dallas, Texas 75201
United States of America
Attention:	Alain Dermarkar; Romain Dambre
Email:	alain.dermarkar@aoshearman.com; romain.dambre@aoshearman.com

and

McMillan LLP
Suite 1500 - 1055 West Georgia Street
Vancouver, British Columbia, V6E 4N7
Canada
Attention:	Desmond Balakrishnan
Email:	desmond.balakrishnan@mcmillan.ca

Section 11.04 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Party, and any such purported assignment without such prior written consent shall be void. No assignment shall relieve the assigning Party of any of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, and no permitted assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 11.05 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person (including any Affiliate or current or former equityholder, director, manager, officer, employee or independent contractor of any Party, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement of any Party (or any dependent or beneficiary thereof)), other than the Parties, any rights or remedies under or by reason of this Agreement; provided, however, that (x) the D&O Indemnified Parties (and their successors, heirs and Representatives) are intended third-party beneficiaries of, and may enforce, Section 8.09, (y) the Company Non-Recourse Parties and the SPAC Non-Recourse Parties (and their respective successors, heirs and Representatives), are intended third-party beneficiaries of, and may enforce, Section 11.16.

Section 11.06 Expenses.

(a) Except as otherwise set forth in this Agreement, each Party shall be responsible for and pay its own expenses incurred in connection with the negotiation and execution of this Agreement and the Ancillary Agreements to which it is or will be a party, the performance of its obligations hereunder and thereunder and the consummation of the Transactions, including all fees and expenses of its legal counsel, financial advisors, investment bankers, accountants and other advisors; provided, that, if the Closing shall occur, Pubco shall pay or cause to be paid, in accordance with Section 2.11(c), the outstanding Company Transaction Expenses and the outstanding SPAC Transaction Expenses.

(b) If this Agreement is validly terminated by SPAC pursuant to Section 10.01(e)or by the Company pursuant to Section 10.01(g), then the Company shall pay to SPAC, by wire transfer of immediately available funds and within two Business Day after any such termination, a fee in an amount (such amount, the “Company Termination Fee”) equal to the sum of (i) $2,000,000 and (ii) the lesser of $2,500,000 and the reasonable and documented third-party, out-of-pocket fees and expenses incurred and payable by or on behalf of SPAC, Pubco or Amalco in connection with this Agreement, the Ancillary Agreements and the Transactions; provided, that SPAC shall provide the Company with the good faith amount of such fees and expenses no later than one Business Day following any such termination. The Company Termination Fee shall constitute liquidated damages under this Agreement and, if paid, shall be the sole and exclusive remedy (whether at law, in equity, in Contract, in tort or otherwise) of SPAC, Pubco and Amalco and their respective equityholders and Affiliates (including Sponsor) against the Company or any of its directors, officers, equityholders and Affiliates for, and in no event will any of them be entitled to recover any other monetary damages or pursue any other remedy (whether at law, in equity, in Contract, in tort or otherwise) with respect to, (A) any loss suffered as a result of the failure of the Transactions to be consummated, (B) the termination of this Agreement and the Ancillary Agreements, (C) any liabilities or obligations arising under this Agreement or any of the Ancillary Agreements or (D) any Actions in connection with, arising out of or relating to any breach, termination or failure of or under this Agreement or any of the Ancillary Agreements, and upon payment to SPAC of the Company Termination Fee in accordance with this Section 11.06(b), neither the Company nor any of its directors, officers, equityholders or Affiliates shall have any further liability or obligation to SPAC, Pubco or Amalco or any of their respective equityholders or Affiliates (including Sponsor) in connection with, relating to or arising out of this Agreement, any of the Ancillary Agreements or the Transactions.

(c) If this Agreement is validly terminated by the Company pursuant to Section 10.01(d), then SPAC shall pay to the Company, by wire transfer of immediately available funds and within two Business Day after any such termination, a fee in an amount (such amount, the “SPAC Termination Fee”) equal to the sum of (i) $2,000,000 and (ii) the lesser of $2,500,000 and the reasonable and documented third-party, out-of-pocket fees and expenses incurred and payable by or on behalf of the Company in connection with this Agreement, the Ancillary Agreements and the Transactions; provided, that the Company shall provide SPAC with the good faith amount of such fees and expenses no later than one Business Day following any such termination. The SPAC Termination Fee shall constitute liquidated damages under this Agreement and, if paid, shall be the sole and exclusive remedy (whether at law, in equity, in Contract, in tort or otherwise) of the Company and its equityholders and Affiliates against SPAC, Pubco and Amalco or any of their respective directors, officers, equityholders and Affiliates for, and in no event will any of them be entitled to recover any other monetary damages or pursue any other remedy (whether at law, in equity, in Contract, in tort or otherwise) with respect to, (A) any loss suffered as a result of the failure of the Transactions to be consummated, (B) the termination of this Agreement and the Ancillary Agreements, (C) any liabilities or obligations arising under this Agreement or any of the Ancillary Agreements or (D) any Actions in connection with, arising out of or relating to any breach, termination or failure of or under this Agreement or any of the Ancillary Agreements, and upon payment to the Company of the SPAC Termination Fee in accordance with this Section 11.06(c), none of SPAC, Pubco or Amalco or any of their respective directors, officers, equityholders or Affiliates shall have any further liability or obligation to the Company or its equityholders or Affiliates in connection with, relating to or arising out of this Agreement, any of the Ancillary Agreements or the Transactions.

Section 11.07 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of New York without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction; provided, however, that (a) the fiduciary duties of the Company Board and the Company Special Committee shall be governed by the Laws of the Province of British Columbia, and (b) prior to the Domestication, the fiduciary duties of the SPAC Board shall be governed by the Laws of the Cayman Islands.

Section 11.08 Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, and by different Parties in separate counterparts, with the same effect as if all Parties had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

Section 11.09 Company and SPAC Disclosure Schedules. The Company Disclosure Schedules and the SPAC Disclosure Schedules (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. Any disclosure made by SPAC in the SPAC Disclosure Schedules or by the Company in the Company Disclosure Schedules (including, in each case, any section thereof) with reference to any section of this Agreement or section thereof shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections thereof if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section thereof. Certain information set forth in the Company Disclosure Schedule or the SPAC Disclosure Schedules is included therein solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any such information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality or used as a basis for interpreting the term “material” or other similar terms in this Agreement. The Company Disclosure Schedules and the SPAC Disclosure Schedules, and the information and statements contained therein, are not intended to constitute, and shall not be construed as constituting, representations or warranties of the Company or SPAC, and any item of information, matter or document disclosed or referenced in, or attached to, the Company Disclosure Schedules or the SPAC Disclosure Schedules shall not (a) be deemed or interpreted to expand the scope of any representation or warranty, obligation, covenant, condition or agreement contained in this Agreement, (b) constitute, or be deemed to constitute, an admission of liability or obligation or otherwise to any third party regarding such matter or (c) represent an admission to any third party that the consummation of the Transactions requires the consent of any third party. Without limiting the generality of the foregoing, all references in the Company Disclosure Schedules or the SPAC Disclosure Schedules to the enforceability of agreements with third parties, the existence or non-existence of third-party rights, the absence or existence of breaches or defaults by the Company or SPAC or any of their respective Affiliates or third parties, or similar matters or statements, are not intended to be admissions against interests, give rise to any inference or proof of accuracy or be admissible against any Person by or in favor of any Person who is not a Party.

Section 11.10 Entire Agreement. This Agreement (together with the Company Disclosure Schedules, the SPAC Disclosure Schedules and the Ancillary Agreements) constitutes the entire agreement between the Parties relating to the Transactions and supersedes any other Contracts, whether written or oral, that may have been made or entered into by or between any of the Parties or any of their respective Affiliates relating to the Transactions. Each of the Company Disclosure Schedules, the SPAC Disclosure Schedules, the other schedules hereto and the exhibits hereto is incorporated herein by reference and expressly made a part hereof, and all capitalized terms used and not otherwise defined in the Company Disclosure Schedules, the SPAC Disclosure Schedule or any such schedule or exhibit shall have the meaning ascribed to such term in this Agreement.

Section 11.11 Amendments. This Agreement may be amended or modified at any time, in whole or in part, only by a duly authorized agreement in writing executed by SPAC and the Company.

Section 11.12 Publicity.

(a) All press releases or other public communications relating to this Agreement or the Transactions, and the method of release or publication thereof, shall require the mutual approval of SPAC and the Company, which approval shall not be unreasonably withheld, conditioned or delayed by either Party; provided, that no mutual approval shall be required to the extent any proposed press release or other public communication does not contain information relating to this Agreement or the Transactions that has not previously been made public under this Section 11.12(a). For the avoidance of doubt, nothing contained in this Section 11.12 shall prevent SPAC or the Company or their respective Affiliates or Representatives from furnishing customary summarized information concerning the Transactions and publicly available information to their current and prospective investors or PIPE Investors; provided, that any such recipient of any information which is not generally available to the public shall first agree to customary confidentiality, non-use and non-disclosure terms which provide reasonable and adequate protections for such information.

(b) The restrictions in Section 11.12(a) shall not apply to the extent a public communication is required to be made by applicable securities Laws, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the Party making such communication shall use its commercially reasonable efforts to consult with the other Party in advance as to its form, content and timing and consider in good faith any comments from such other Party. Disclosures resulting from the Parties’ efforts to obtain the Regulatory Approvals which are made in accordance with Section 8.01 shall be deemed not to violate this Section 11.12.

Section 11.13 Severability. If any provision of this Agreement is held invalid, illegal or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid, illegal or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions reasonably necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent reasonably necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid, illegal or unenforceable with a valid, legal and enforceable provision giving effect to the original intent of the Parties.

Section 11.14 Jurisdiction; WAIVER OF JURY TRIAL.

(a) Any Action based upon, arising out of or related to this Agreement shall be brought in the Supreme Court of the State of New York, New York County, or, if it has or can acquire jurisdiction, in the U.S. District Court for the Southern District of New York (and in each case, any appellate courts thereof), and each of the Parties unconditionally and irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement in any other court. Each Party further agrees that notice delivered pursuant to Section 11.03 shall constitute sufficient service of process and waives any argument that such service is insufficient. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence any Actions or otherwise proceed against any other Party in any other jurisdiction to enforce judgments obtained in any Action brought pursuant to this Section 11.14.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT.

Section 11.15 Enforcement. The Parties agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party shall be entitled to an injunction or injunctions to prevent actual or threatened breaches of this Agreement and to specific enforcement of the performance of the terms and provisions of this Agreement, in addition to any other remedy to which either Party is or may be entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law, and each Party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 11.16 Non-Recourse.

(a) This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against, the Company or SPAC as named parties hereto, and then only with respect to the specific obligations set forth herein with respect to such Party.

(b) Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party), (i) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or other Representative of the Company (each, a “Company Non-Recourse Party”), and (ii) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or other Representative of SPAC (each, a “SPAC Non-Recourse Party”), shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company or SPAC under this Agreement for any claim based on, arising out of, or related to this Agreement.

Section 11.17 Non-Survival of Representations, Warranties and Covenants; Independent Investigation.

(a) None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate (including confirmations therein), statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations and other agreements, shall survive the Closing, and each of them shall terminate and expire upon the occurrence of the Closing such that no claim for breach thereof may be brought after the Closing with respect thereto against any of the Parties or any of their respective Affiliates, and there shall be no liability in respect thereof, whether such liability has accrued prior to or after the Closing, on the part of any of the Parties or any of their respective Affiliates, except only for (a) Fraud Claims, (b) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing, and then only with respect to any breaches thereof occurring after the Closing, and (c) this Article XI and any corresponding definitions set forth in Article I.

(b) Each of the Parties has made its own independent investigation, review and analysis regarding the other Parties, their respective businesses and the Transactions, which investigation, review and analysis were conducted by such Party together with expert advisors, including legal counsel, that it has engaged for such purpose. Each Party and its Representatives have been provided with full and complete access to the Representatives, properties, offices and facilities, books and records of the other Parties and any other information that they have requested in connection with their investigation of the other Parties, their respective businesses and the Transactions.

Section 11.18 Conflicts and Privilege.

(a) SPAC and the Company hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among Sponsor, on the one hand, and SPAC or the Company, on the other hand, (i) any legal counsel (including Hogan Lovells US LLP) that represented SPAC or Sponsor prior to the Closing (“Prior SPAC Counsel”) may represent Sponsor in such dispute even though the interests of Sponsor may be directly adverse to SPAC, and even though such counsel may have represented SPAC prior to the Closing in a matter substantially related to such dispute, and (ii) any legal counsel (including Allen Overy Shearman Sterling US LLP and McMillan LLP) that represented the Company prior to the Closing (“Prior Company Counsel”) may represent the Company, SPAC or any of their respective Affiliates in such dispute even though the interests of SPAC may be directly adverse to Sponsor, and even though such counsel may have represented the Company prior to the Closing in a matter substantially related to such dispute.

(b) The Company further agrees, on behalf of itself and, after the Closing, on behalf of SPAC, the Company and their respective Affiliates, that all pre-Closing communications in any form or format whatsoever between or among any of Prior SPAC Counsel, SPAC or Sponsor, or any of their respective Representatives that relate in any way to the negotiation or documentation of this Agreement or the Ancillary Agreements or the consummation of the Transactions or, beginning on the date of this Agreement, any dispute arising under this Agreement (collectively, the “SPAC Deal Communications”) shall be deemed to be retained and owned collectively by Sponsor, shall be controlled by Sponsor and shall not pass to or be claimed by SPAC, the Company or their respective Affiliates after the Closing. All SPAC Deal Communications that are attorney-client privileged (the “Privileged SPAC Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Sponsor, shall be controlled by Sponsor and shall not pass to or be claimed by SPAC, the Company or their respective Affiliates after the Closing; provided, however, that nothing contained herein shall be deemed to be a waiver by Sponsor or any of its Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(c) Notwithstanding the foregoing, in the event that a dispute arises between SPAC, the Company or their respective Affiliates, on the one hand, and a third party other than Sponsor, on the other hand, Sponsor may assert the attorney-client privilege to prevent the disclosure of the Privileged SPAC Deal Communications to such third party; provided, however, that none of SPAC, the Company nor their respective Affiliates may waive such privilege with respect to Privileged SPAC Deal Communications without the prior written consent of Sponsor. In the event that SPAC, the Company or any of their respective Affiliates is legally required by Governmental Order or otherwise to access or obtain a copy of all or a portion of the Privileged SPAC Deal Communications, SPAC shall, as promptly as reasonably practicable after becoming aware thereof, notify Sponsor in writing so that Sponsor can (at the sole cost and expense of Sponsor) seek a protective order, and SPAC, the Company and their respective Affiliates agree to use commercially reasonable efforts (at the sole cost and expense of Sponsor) to assist therewith.

(d) To the extent that files or other materials maintained by Prior SPAC Counsel constitute property of its clients, only Sponsor shall hold such property rights and Prior SPAC Counsel shall have no duty to reveal or disclose any such files or other materials or any Privileged SPAC Deal Communications by reason of any attorney-client relationship between Prior SPAC Counsel, on the one hand, and SPAC, the Company or any of their respective Affiliates after the Closing, on the other hand, so long as such files or other materials would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(e) SPAC agrees on behalf of itself and, after the Closing, on behalf of SPAC and the Company, (i) to the extent that SPAC or, after the Closing, the Company receives or takes physical possession of any SPAC Deal Communications, (A) such physical possession or receipt shall not, in any way, be deemed a waiver by Sponsor or any other Person of the privileges or protections described in this Section 11.18, and (B) neither SPAC nor, after the Closing, the Company shall assert any claim that Sponsor or any other Person waived the attorney-client privilege, attorney work-product protection or any other right or expectation of client confidence applicable to any such materials or communications, (ii) not to access or use the SPAC Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have SPAC or, after the Closing, the Company waive the attorney-client or other privilege, or by otherwise asserting that SPAC or, after the Closing, the Company have the right to waive the attorney-client or other privilege and (iii) not to seek to obtain the SPAC Deal Communications from Prior SPAC Counsel so long as such SPAC Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the parties have hereunto caused this Business Combination Agreement to be duly executed as of the date first above written.

SPAC:

PLUM ACQUISITION CORP. III

By:	/s/ Kanishka Roy
	Name:	Kanishka Roy
	Title:	President and Chief Executive Officer

AMALCO:

PLUM III AMALCO CORP.

By:	/s/ Kanishka Roy
	Name:	Kanishka Roy
	Title:	Chief Executive Officer

PUBCO:

PLUM III MERGER CORP.

By:	/s/ Kanishka Roy
	Name:	Kanishka Roy
	Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF the parties have hereunto caused this Business Combination Agreement to be duly executed as of the date first above written.

COMPANY:

TACTICAL RESOURCES CORP.

By:	/s/ Ranjeet Sundher
	Name:	Ranjeet Sundher
	Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

Exhibit A

FORM OF PLAN OF ARRANGEMENT UNDER SECTION 288
OF THE BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

Article 1
definitions and INTERPRETATION

1.1 Definitions. Unless indicated otherwise, where used in this Plan of Arrangement, capitalized terms used but not defined shall have the meanings specified in the Business Combination Agreement and the following terms shall have the following meanings (and grammatical variations of such terms shall have corresponding meanings):

(a)	“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate of SPAC prior to (but not following) the Company Amalgamation Effective Time;

(b)	“Amalco” means Plum III Amalco Corp., a corporation formed under the Laws of the Province of British Columbia and a direct, wholly owned Subsidiary of SPAC;

(c)	“Arrangement” means an arrangement under Section 288 of the BCBCA on the terms and subject to the conditions set forth in this Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of the Business Combination Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of SPAC and the Company, such consent not to be unreasonably withheld, conditioned or delayed;

(d)	“Arrangement Consideration Shares” has the meaning ascribed to it in Section 2.3(2)(d)(i);

(e)	“BCBCA” means the Business Corporations Act (British Columbia), and the regulations made thereunder, as now in effect and as such act and regulations may be promulgated or amended from time to time;

(f)	“Book-Entry Shares” has the meaning ascribed thereto in Section 4.1(a);

(g)	“Business Combination Agreement” means the Business Combination Agreement dated as of August 22, 2024, among SPAC, the Company, Amalco and Pubco, as the same may be amended, amended and restated or supplemented from time to time;

(h)	“Business Day” means a day other than a Saturday, Sunday or other day which commercial banks in New York, New York or Vancouver, British Columbia, are authorized by Law to close;

(i)	“Cancelled Company Shares” has the meaning ascribed thereto in Section 2.3(2)(c);

(j)	“Cancelled SPAC Shares” has the meaning ascribed thereto in Section 2.3(1)(l)(iii);

(k)	“CDS” means the Canadian Depository for Securities;

(l)	“Certificates” has the meaning ascribed thereto in Section 4.1(a);

(m)	“Closing” means the closing of the Arrangement in accordance with the terms and subject to the conditions of the Business Combination Agreement, this Plan of Arrangement, the Interim Order, and the Final Order;

(n)	“Closing Date” means the date on which Closing occurs;

(o)	“Company” means Tactical Resources Corp., a corporation formed under the Laws of the Province of British Columbia;

(p)	“Company Amalgamation” means the amalgamation of the Company and Amalco to form one corporate entity in accordance with the terms of Section 269 of the BCBCA, except that the legal existence of the Company will not cease and the Company will survive the Company Amalgamation, subject to the conditions set forth in the Business Combination Agreement and this Plan of Arrangement;

(q)	“Company Amalgamation Effective Time” means the time at which the Company Amalgamation occurs, which shall be immediately following the completion of the SPAC Amalgamation at the SPAC Amalgamation Effective Time;

(r)	“Company Arrangement Resolution” means a special resolution of the holders of Company Common Shares in respect of the Arrangement to be considered at the Company Shareholders Meeting;

(s)	“Company Common Shares” means the common shares without par value in the capital of the Company;

(t)	“Company Convertible Debenture” means that certain 10.0% Unsecured Convertible Debenture issued by the Company, dated as of May 17, 2024;

(u)	“Company Exchange Ratio” means the quotient obtained by dividing (i) the Price per Company Share by (ii) $10.00;

(v)	“Company Option In-The-Money Amount” means, with respect to a given Company Option, the amount, if any, by which the total fair market value (determined as of immediately prior to the Company Amalgamation Effective Time) of the Company Common Shares that the holder of such Company Option is entitled to acquire upon exercise of such Company Option exceeds the amount payable by such holder to acquire such Company Common Shares upon exercise of such Company Option;

(w)	“Company Options” means the options to purchase Company Common Shares granted under the Company Stock Plan;

(x)	“Company RSUs” means the restricted stock units of the Company granted under the Company Stock Plan;

(y)	“Company Securities” means, collectively, Company Common Shares, Company Options, Company RSUs, Company Warrants and the Company Convertible Debenture;

(z)	“Company Securityholders” means, collectively, the holders of the Company Securities;

(aa)	“Company Shareholder” means any holder of Company Common Shares;

(bb)	“Company Shareholders Meeting” means the meeting of the Company Shareholders, including any adjournment or postponement thereof in accordance with the terms of the Business Combination Agreement, that is to be convened as provided by the Interim Order to consider, and if deemed advisable approve, the Company Shareholder Proposals, including the Company Arrangement Resolution;

(cc)	“Company Stock Plan” means the Tactical Resources Corp. Omnibus Incentive Plan adopted by the Company Board on August 28, 2023 and approved by the Company Shareholders on December 7, 2023, as amended, restated or amended and restated from time to time;

(dd)	“Company Warrants” means the warrants to purchase Company Common Shares that are outstanding immediately prior to the Closing;

(ee)	“Converted Company Option” has the meaning ascribed thereto in Section 2.3(2)(d)(ii);

(ff)	“Converted Company RSU” has the meaning ascribed to it in Section 2.3(2)(d)(iii);

(gg)	“Court” means the Supreme Court of British Columbia;

(hh)	“Depositary” means such Person as Pubco may appoint, subject to the prior written approval of the Company (not to be unreasonably withheld, conditioned or delayed) to act as depositary in relation to the Arrangement;

(ii)	“Dissent Procedures” has the meaning ascribed thereto in Section 3.1(a);

(jj)	“Dissent Rights” has the meaning ascribed thereto in Section 3.1(a);

(kk)	“Dissenting Shareholder” means a registered Company Shareholder who dissents in respect of the Arrangement in strict compliance with the Dissent Procedures;

(ll)	“DTC” means the Depository Trust Company;

(mm)	“Final Order” means the final order of the Court pursuant to Section 291 of the BCBCA, approving the Arrangement, as such order may be amended by the Court with the consent of SPAC and the Company, such consent to not be unreasonably withheld, conditioned or delayed, at any time prior to the Company Amalgamation Effective Time or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended, on appeal; provided, that any such amendment is reasonably acceptable to each of SPAC and the Company;

(nn)	“Governmental Authority” means any federal, state, provincial, municipal, local, international, supranational or foreign government, governmental, regulatory or administrative authority, agency (which, for the purposes of this Plan of Arrangement, shall include the SEC and the CSA, as applicable), commission, department, board, bureau, agency or similar body or instrumentality thereof, or any court, tribunal or judicial or arbitral body thereof;

(oo)	“Interim Order” means the interim order of the Court contemplated by Section 2.02 of the Business Combination Agreement and made pursuant to Section 291 of the BCBCA, providing for, among other things, the calling and holding of the SPAC Shareholders Meeting and the Company Shareholders Meeting, as the same may be amended by the Court with the consent of the Company and SPAC, such consent not to be unreasonably withheld, conditioned or delayed;

(pp)	“Letter of Transmittal” has the meaning ascribed thereto in Section 4.1(a);

(qq)	“Lien” means any lien, mortgage, deed of trust, pledge, hypothecation, charge, security interest, restriction or other encumbrance of any kind that secures the payment or performance of an obligation (other than any restriction created under applicable securities Laws);

(rr)	“Lost Certificate Affidavit” has the meaning ascribed thereto in Section 4.3;

(ss)	“New Pubco” has the meaning ascribed thereto in Section 2.3(1);

(tt)	“New Pubco Common Share” has the meaning ascribed thereto in Section 2.3(1)(l)(ii);

(uu)	“Party” and “Parties” means, as applicable, SPAC, the Company, Amalco, Pubco and New Pubco;

(vv)	“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, trust, estate, joint venture, joint stock company, union, association, Governmental Authority or other entity, enterprise, authority or business organization of any kind;

(ww)	“Plan of Arrangement” means this plan of arrangement and any amendment or variation hereto made in accordance with Article 5 hereto or the Business Combination Agreement or upon the direction of the Court in the Final Order with the prior written consent of Pubco, the Company and SPAC, each acting reasonably;

(xx)	“Price per Company Share” means the quotient, expressed as a dollar amount, obtained by dividing (i) the Arrangement Consideration by (ii) the Fully-Diluted Company Shares;

(yy)	“Pubco” means Plum III Merger Corp., a corporation formed under the Laws of the Province of British Columbia;

(zz)	“Pubco Assumed Company Warrant” has the meaning ascribed to it in Section 2.3(2)(d)(v);

(aaa)	“Pubco Assumed SPAC Warrant” has the meaning ascribed to it in Section 2.3(1)(l)(iv);

(bbb)	“Pubco Common Shares” means the common shares of Pubco, par value $0.0001 per share;

(ccc)	“Registrar” means the Registrar of Companies appointed pursuant to Section 400 of the BCBCA;

(ddd)	“SPAC” means Plum Acquisition Corp. III, a Cayman Islands exempted company;

(eee)	“SPAC Amalgamation Effective Time” means 12:01 a.m. (Pacific Time) on the Closing Date, or such other time on the Closing Date as the Parties mutually agree in writing before the Closing Date;

(fff)	“SPAC Class A Shares” means (i) for all periods prior to the Domestication, Class A ordinary shares of SPAC, par value $0.0001 per share, authorized under the SPAC Articles, and (ii) for all periods from and after the Domestication, Class A common shares of SPAC, par value $0.0001 per share, authorized under the SPAC Domestication Articles;

(ggg)	“SPAC Class B Shares” means (i) for all periods prior to the Domestication, Class B ordinary shares of SPAC, par value $0.0001 per share, authorized under the SPAC Articles, and (ii) for all periods from and after the Domestication, Class B common shares of SPAC, par value $0.0001 per share, authorized under the SPAC Domestication Articles;

(hhh)	“SPAC Class B Unit” mean a unit of SPAC comprised of one SPAC Class B Share and one-third of one SPAC Class B Warrant;

(iii)	“SPAC Class B Warrant” means a warrant to purchase one SPAC Class B Share at an exercise price of $11.50 per share;

(jjj)	“SPAC Common Shares” means, collectively, the SPAC Class A Shares and the SPAC Class B Share;

(kkk)	“SPAC IPO” means the initial public offering of SPAC consummated on July 30, 2021;

(lll)	“SPAC Ordinary Units” means collectively, the SPAC Public Units and the SPAC Private Units;

(mmm)	“SPAC Preference Shares” means preference shares of SPAC, par value $0.0001 per share;

(nnn)	“SPAC Private Units” means units of SPAC sold in one or more private placements consummated concurrently with the SPAC IPO, each unit comprised of one SPAC Class A Share and one-third of one SPAC Private Warrant;

(ooo)	“SPAC Private Warrant” means a warrant to purchase one SPAC Class A Share at an exercise price of $11.50 per share sold in a private placement consummated concurrently with the SPAC IPO;

(ppp)	“SPAC Public Units” means units of SPAC sold in the SPAC IPO, each unit comprised of one SPAC Class A Share and one-third of one SPAC Public Warrant;

(qqq)	“SPAC Public Warrant” means a warrant to purchase one SPAC Class A Share at an exercise price of $11.50 per share included in a SPAC Public Unit sold in the SPAC IPO;

(rrr)	“SPAC Shares” means, collectively, the SPAC Common Shares and the SPAC Preference Shares;

(sss)	“SPAC Units” means, collectively, the SPAC Ordinary Units and the SPAC Class B Units;

(ttt)	“SPAC Warrants” means, collectively, the SPAC Public Warrants, the SPAC Private Warrants and the SPAC Class B Warrants;

(uuu)	“Subsidiary” means, with respect to a specified Person, any corporation, partnership, limited liability company, joint venture or other entity in which such Person, directly or indirectly, (i) owns or controls more than 50% of the outstanding voting securities, profits interest or capital interest, (ii) is entitled to elect at least a majority of the board of directors or similar governing body or (iii) in the case of a limited partnership, limited liability company or similar entity, is a general partner or managing member and has the power to direct the policies, management and affairs of such entity;

(vvv)	“Tax Act” means the Income Tax Act (Canada);

(www)	“Taxes” means all U.S. federal, state, local, non-U.S. or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto;

(xxx)	“Transmittal Documents” has the meaning set out in Section 4.1(c); and

(yyy)	“Withholding Agent” has the meaning ascribed thereto in Section 4.5.

1.2 Interpretation Not Affected by Headings, etc. The division of this Plan of Arrangement into sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references in this Plan of Arrangement to a “Section” followed by a number and/or a letter refer to the specified section of this Plan of Arrangement. Unless otherwise indicated, the terms “this Plan of Arrangement”, “hereof”, “herein”, “hereunder” and “hereby” and similar expressions refer to this Plan of Arrangement as amended or supplemented from time to time pursuant to the applicable provisions hereof, and not to any particular section or other portion hereof.

1.3 Currency. Unless otherwise stated, all sums of money referred to in this Plan of Arrangement are expressed in lawful money of the United States.

1.4 Number, etc. Unless the context otherwise requires, words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders.

1.5 Construction. In this Plan of Arrangement unless otherwise indicated:

(a)	the words “include”, “including” or “in particular”, when following any general term or statement, shall not be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as permitting the general term or statement to refer to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement;

(b)	a reference to a statute means that statute, as amended and in effect as of the date of this Plan of Arrangement, and includes each and every regulation and rule made thereunder and in effect as of the date hereof; and

(c)	where a word, term or phrase is defined, its derivatives or other grammatical forms have a corresponding meaning.

1.6 Time. Time shall be of the essence in every matter or action contemplated hereunder. All times expressed herein or in any Letter of Transmittal contemplated herein are local time Vancouver, British Columbia unless otherwise stipulated herein or therein.

Article 2

ARRANGEMENT

2.1 Business Combination Agreement. This Plan of Arrangement is made pursuant to, is subject to the provisions of, and forms a part of, the Business Combination Agreement, except in respect of the sequence of the steps comprising the Arrangement, which shall occur in the order set forth herein.

2.2 Binding Effect. This Plan of Arrangement shall become effective, and be binding, (a) at the SPAC Amalgamation Effective Time on (i) SPAC, (ii) Pubco and (iii) all other applicable Persons served with notice of the final application to approve this Plan of Arrangement, and (b) at the Company Amalgamation Effective Time on (i) Pubco, (ii) Amalco, (iii) the Company, (iv) Company Securityholders (including Dissenting Shareholders) and (v) all other applicable Persons served with notice of the final application to approve this Plan of Arrangement.

2.3 Arrangement.

(1) SPAC Amalgamation. At the SPAC Amalgamation Effective Time, SPAC and Pubco shall amalgamate under Section 269 of the BCBCA to form one corporate entity (“New Pubco”) (except that Pubco will be considered the surviving corporation in the SPAC Amalgamation) and, for the avoidance of doubt, the SPAC Amalgamation is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the U.S. Treasury Regulations promulgated thereunder for U.S. federal income tax purposes, and the SPAC Amalgamation is intended to qualify as an amalgamation as defined in subsection 87(1) of the Tax Act, and without limiting the generality of the foregoing, upon and as a consequence of the SPAC Amalgamation:

(a)	Pubco shall survive the SPAC Amalgamation as New Pubco;

(b)	the properties, rights and interests of Pubco shall continue to be the properties, rights and interests of New Pubco provided that the SPAC Amalgamation shall not constitute an assignment by operation of law, a transfer or any other disposition of the properties, rights or interests of Pubco to New Pubco;

(c)	the separate legal existence of SPAC shall cease without SPAC being liquidated or wound up, and the property, rights and interests of SPAC shall become the property, rights and interests of New Pubco provided that the SPAC Amalgamation shall not constitute an assignment by operation of law, a transfer or any other disposition of the properties, rights or interests of SPAC to New Pubco;

(d)	New Pubco shall continue to be liable for the obligations of each of SPAC and Pubco;

(e)	any existing cause of action, claim or liability to prosecution is unaffected by the SPAC Amalgamation;

(f)	a civil, criminal or administrative action or proceeding pending by or against either Pubco or SPAC prior to the SPAC Amalgamation may be continued to be prosecuted by or against New Pubco;

(g)	a conviction against, or a ruling, order or judgment in favour of or against, either Pubco or SPAC may be enforced by or against New Pubco;

(h)	the name of New Pubco shall be “Plum III Merger Corp.” or such other name as the Company and SPAC, each acting reasonably, may agree to in writing prior to the SPAC Amalgamation Effective Time;

(i)	the registered office of New Pubco shall be the registered office of Pubco;

(j)	the articles of amalgamation of New Pubco shall be the Closing Pubco Articles and the certificate of amalgamation and notice of articles of New Pubco are deemed to be the certificate of incorporation and notice of articles for New Pubco;

(k)	the officers and directors of SPAC then serving shall become the officers and directors of New Pubco, each to hold office in accordance with the Pubco Governing Documents;

(l)	without any action on the part of any Party or the holders of any of the following securities:

(i)	(A) each SPAC Ordinary Unit that is outstanding immediately prior to the SPAC Amalgamation Effective Time shall be automatically divided, and the holder thereof shall be deemed to hold one SPAC Class A Share and one-third of one SPAC Warrant in accordance with the terms of the applicable SPAC Ordinary Unit, and (B) each SPAC Class B Unit that is outstanding immediately prior to the SPAC Amalgamation Effective Time shall be automatically divided, and the holder thereof shall be deemed to hold one SPAC Class B Share and one-third of one SPAC Class B Warrant in accordance with the terms of the applicable SPAC Class B Unit;

(ii)	immediately following the division of each SPAC Unit in accordance with Section 2.3(1)(l)(i), each SPAC Share that is issued and outstanding immediately prior to the SPAC Amalgamation Effective Time (other than any Cancelled SPAC Shares) shall automatically be cancelled and shall cease to exist in exchange for the right to receive one validly issued, fully paid and nonassessable common share in the authorized share capital of New Pubco (each, a “New Pubco Common Share”). Each SPAC Share exchanged pursuant to this Section 2.3(1)(l)(ii) shall no longer be outstanding, shall automatically be cancelled and retired and shall cease to exist, and each holder of (A) any certificate formerly representing any such SPAC Share or (B) any book-entry account which immediately prior to the SPAC Amalgamation Effective Time represented any such SPAC Share, shall, subject to applicable Law, cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 2.3(1)(l)(ii);

(iii)	notwithstanding clause (ii) above or any other provision of this Plan of Arrangement to the contrary, any SPAC Shares owned by SPAC as treasury shares immediately prior to the SPAC Amalgamation Effective Time, and any SPAC Shares owned by Pubco immediately prior to the SPAC Amalgamation Effective Time (“Cancelled SPAC Shares”) shall be canceled and shall cease to exist without any conversion thereof or payment therefor;

(iv)	immediately following the division of each SPAC Unit in accordance with Section 2.3(1)(l)(i) and the exchange of the SPAC Shares in accordance with Section 2.3(1)(l)(ii), each SPAC Warrant that remains outstanding and unexercised immediately prior to the SPAC Amalgamation Effective Time (and which is not automatically and fully exercised in accordance with its terms prior to the SPAC Amalgamation Effective Time) shall automatically be converted into a warrant to purchase a number of New Pubco Common Shares (each, a “Pubco Assumed SPAC Warrant”) determined in accordance with the terms of such SPAC Warrant, and the holder thereof shall cease to have any other rights in and to SPAC with respect to such SPAC Warrant;

(v)	each outstanding Pubco Common Share shall automatically, without any action on the part of Pubco Sole Shareholder, be exchanged for one New Pubco Common Share; and

(vi)	there shall be added to the stated capital of the New Pubco Common Shares, in respect of the New Pubco Common Shares issued by New Pubco to the former holders of SPAC Shares and Pubco Common Shares, an amount equal to the aggregate paid-up capital (for the purposes of the Tax Act) of the SPAC Shares and Pubco Common Shares immediately prior to such exchange;

(m)	no certificates will be issued to represent the New Pubco Common Shares or Pubco Assumed SPAC Warrants and the certificates formerly representing the SPAC Shares, Pubco Common Shares and SPAC Warrants shall, following the SPAC Arrangement Effective Time, be deemed to represent the New Pubco Common Shares and Pubco Assumed SPAC Warrants, respectively; and

(n)	the New Pubco Common Shares issued to the Pubco Sole Shareholder pursuant to Section 2.3(1)(l)(v) shall be purchased by New Pubco in consideration for the payment by New Pubco to the Pubco Sole Shareholder in cash in an amount equal to the subscription price for the Pubco Common Shares paid by Pubco Sole Shareholder, the Pubco Sole Shareholder shall be removed as a registered holder of New Pubco Common Shares on the securities register of New Pubco and the New Pubco Common Shares so purchased shall be, and shall be deemed to be, cancelled.

(2) Company Amalgamation. On the Closing Date and effective as of the Company Amalgamation Effective Time, and without any further authorization, act or formality, unless stated otherwise:

(a)	each Company Common Share held by a Dissenting Shareholder in respect of which the Company Shareholder has validly exercised his, her or its Dissent Rights shall be transferred and assigned by such Dissenting Shareholder, without any further act or formality on his, her or its party, to the Company for cancellation (free and clear of any Liens) in accordance with, and for the consideration set forth in, Section 3.1;

(b)	with respect to each Company Common Share transferred and assigned in accordance with Section 2.3(2)(a):

(i)	the registered holder thereof shall cease to be the registered holder of such Company Common Share and the name of such registered holder shall be removed from the register of Company Shareholders as of the Company Amalgamation Effective Time;

(ii)	the registered holder thereof shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer and assign such Company Common Share; and

(iii)	the Company shall be the holder of all of such Company Common Shares so transferred in accordance with Section 2.3(2)(a) and such Company Common Shares shall be cancelled by the Company for no consideration, other than as set forth in Section 3.1(a) and the central securities register of the Company shall be revised accordingly;

(c)	any Company Common Shares owned by the Company as treasury shares immediately prior to the Company Amalgamation Effective Time, and any Company Common Shares owned by Amalco immediately prior to the Company Amalgamation Effective Time (collectively, “Cancelled Company Shares”), shall be canceled and shall cease to exist without any conversion thereof or payment therefor;

(d)	the Company and Amalco shall amalgamate under Section 269 of the BCBCA (except that the Company will be considered the surviving corporation in the Company Amalgamation) and, for the avoidance of doubt, the Company Amalgamation is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the U.S. Treasury Regulations promulgated thereunder for U.S. federal income tax purposes, and the Company Amalgamation is intended to qualify as an amalgamation as defined in subsection 87(1) of the Tax Act, and without limiting the generality of the foregoing, upon and as a consequence of the Company Amalgamation:

(i)	each Company Common Share (other than any Cancelled Company Shares or Dissenting Shares) shall automatically be exchanged for the right to receive, upon delivery of the Transmittal Documents in accordance with the Business Combination Agreement and this Plan of Arrangement, a number of validly issued, fully paid and nonassessable New Pubco Common Shares equal to the Company Exchange Ratio (the aggregate of all such New Pubco Common Shares, the “Arrangement Consideration Shares”), and each Company Common Share exchanged pursuant to this Section 2.3(2)(d)(i) shall no longer be outstanding, shall automatically be cancelled and retired and shall cease to exist, and each holder of (A) any certificate formerly representing any such Company Common Shares or (B) any book-entry account which immediately prior to the Company Amalgamation Effective Time represented any such Company Common Shares, shall, subject to applicable Law in the case of Dissenting Shares, cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 2.3(2)(d)(ii), and any Arrangement Consideration Shares exchanged for Company Common Shares which were, immediately prior to the Company Amalgamation Effective Time, subject to any vesting or forfeiture terms shall continue to be governed by such terms from and after the Company Amalgamation Effective Time;

(ii)	each outstanding Company Option, that is outstanding immediately prior to the Company Amalgamation Effective Time shall be assumed by New Pubco and automatically converted, without any action on the part of the parties or the holder thereof, into an option to purchase New Pubco Common Shares (each, a “Converted Company Option”), and each Converted Company Option shall have and be subject to the same terms and conditions (including vesting and exercisability terms) as were applicable to such Converted Company Option immediately prior to the Company Amalgamation Effective Time, except that (A) each Converted Company Option shall be exercisable for that number of New Pubco Common Shares equal to the product of (1) the number of Company Common Shares subject to such Converted Company Option immediately prior to the Company Amalgamation Effective Time and (2) the Company Exchange Ratio, rounded down to the nearest whole New Pubco Common Share, and (B) the per share exercise price for each New Pubco Common Share issuable upon exercise of the Converted Company Option shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (1) the exercise price per Company Common Share of such Converted Company Option immediately prior to the Company Amalgamation Effective Time by (2) the Company Exchange Ratio. It is intended that the provisions of subsection 7(1.4) of the Tax Act apply to the exchange of a Company Option for a Converted Company Option. Therefore, in the event that the Converted Company Option In-The-Money Amount in respect of a given Converted Company Option exceeds the Company Option In-The-Money Amount in respect of the Company Option for which it is exchanged, the number of New Pubco Common Shares issuable upon exercise of such Converted Company Option at and after the Company Amalgamation Effective Time will be adjusted accordingly with effect at and from the Company Amalgamation Effective Time to ensure that the Converted Company Option In-The-Money Amount in respect of such Converted Company Option does not exceed the Company Option In-The-Money Amount in respect of such Company Option

(iii)	each Company RSU that is outstanding immediately prior to the Company Amalgamation Effective Time shall be assumed by New Pubco and converted into a restricted stock unit in respect of New Pubco Common Shares (each, a “Converted Company RSU”), and each Converted Company RSU shall have and be subject to the same terms and conditions (including vesting, forfeiture and acceleration terms) as were applicable to the corresponding Company RSU immediately prior to the Company Amalgamation Effective Time (subject to the Company RSU Vesting Acceleration), except that such Converted Company RSU shall be in respect of a number of New Pubco Common Shares equal to the product of (A) the number of Company Common Shares subject to the Converted Company RSU immediately prior to the Company Amalgamation Effective Time and (B) the Company Exchange Ratio;

(iv)	each Company Warrant that remains outstanding and unexercised immediately prior to the Company Amalgamation Effective Time (and which is not automatically and fully exercised in accordance with its terms prior to the Company Amalgamation Effective Time) shall be automatically converted into a warrant to purchase New Pubco Common Shares (each, a “Pubco Assumed Company Warrant”) determined in accordance with the terms of the Company Warrant Agreement and the Company Supplemental Indenture, and the holder thereof shall cease to have any other rights in and to the Company with respect to such Company Warrant, and each Pubco Assumed Company Warrant shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Warrant immediately prior to the Company Amalgamation Effective Time in accordance with the Company Warrant Agreement and the Company Supplemental Indenture, except that (A) each Pubco Assumed Company Warrant shall be exercisable for that a number of New Pubco Common Shares equal to the product of (1) the number of Company Common Shares subject to the corresponding Company Warrant immediately prior to the Company Amalgamation Effective Time and (2) the Company Exchange Ratio, and (B) the per share exercise price for each New Pubco Common Share issuable upon exercise of the Pubco Assumed Company Warrant shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (1) the exercise price per Company Common Share of such corresponding Company Warrant immediately prior to the Company Amalgamation Effective Time by (2) the Company Exchange Ratio, and the holder thereof shall cease to have any other rights in and to the Company with respect to such Company Warrant;

(v)	the Company Convertible Debenture shall survive the Company Amalgamation in accordance with the terms thereof (subject to the conversion rights of the holder set forth therein); and

(vi)	each outstanding share of Amalco shall automatically, without any action on the part of the Parties or the holder thereof, be exchanged for one validly-issued, fully paid and non-assessable common share of the Company issued in accordance with Closing Company Articles;

(e)	without limiting the generality of Section 2.3(2)(d), the Company and Amalco shall continue as the Company and, from and after the Closing Date:

(i)	the name of the Company shall be “Tactical Resources Corp.” or such other name as the Company and SPAC, each acting reasonably, may agree to in writing prior to the Company Amalgamation Effective Time;

(ii)	the Company will be considered the surviving corporation in the Company Amalgamation;

(iii)	the Company shall adopt and file with the Registrar articles and notice of articles in substantially the form attached as Exhibit E to the Business Combination Agreement;

(iv)	the officers and directors of the Company then serving shall resign, and the officers and directors of the Company shall become the officers and directors set forth in Section 2.09(f)(iii) of the Company Disclosure Schedules, each to hold office in accordance with the Company Governing Documents;

(v)	(A) the officers of Pubco then serving shall resign, and the officers of Pubco shall become the officers set forth in Section 2.09(f)(iv) of the Company Disclosure Schedules, and (B) the directors of Pubco then serving shall resign, and the directors of Pubco shall become the directors set forth in Section 2.09(f)(iv) of the Company Disclosure Schedules, each to hold office in accordance with the Pubco Governing Documents;

(vi)	Pubco, the Company and the Company Warrant Agent shall enter into an indenture supplemental to the Company Warrant Agreement, in accordance with the terms and conditions of the Company Warrant Agreement, in a form to be agreed by Pubco and the Company, each acting reasonably;

(vii)	Pubco and the Sponsor Parties shall enter into the Registration Rights Agreement;

(viii)	other than the Company Securities exchanged under Section 2.3(2)(d), all rights, contracts, permits and interests of the Company and Amalco shall continue as rights, contracts, permits and interests of the Company as if the Company and Amalco continued and, for greater certainty, the amalgamation shall not constitute a transfer or assignment of the rights or obligations of either of the Company or Amalco under any such rights, contracts, permits and interests;

(ix)	the Company shall own and hold the property of the Company and Amalco and, without limiting the provisions hereof, all rights of creditors or others shall be unimpaired by such amalgamation;

(x)	all liabilities and obligations of the Company and Amalco, whether arising by contract or otherwise, may be enforced against the Company to the same extent as if such obligations had been incurred or contracted by it;

(xi)	any existing cause of action, claim or liability to prosecution shall be unaffected;

(xii)	a civil, criminal or administrative action or proceeding pending by or against either the Company or Amalco may be continued by or against the Company; and

(xiii)	a conviction against, or ruling, order or judgment in favour of or against either the Company or Amalco may be enforced by or against the Company; and

(f)	the exchanges and cancellations provided for in Sections 2.3(2)(a) through 2.3(2)(d) hereof shall be deemed to occur simultaneously on the Closing Date on which such exchanges and cancellations first begin as contemplated therein, notwithstanding certain procedures related thereto that may not be completed until after such Business Day.

2.4 No Fractional Shares. Notwithstanding anything to the contrary contained herein, no fraction of a New Pubco Common Share shall be issued by virtue of the Arrangement or the other Transactions, and each Person who would otherwise be entitled to a fraction of a New Pubco Common Share (after aggregating all fractional New Pubco Common Shares that otherwise would be received by such holder) shall instead have the number of New Pubco Common Shares issued to such Person rounded down to the nearest whole New Pubco Common Share, without payment in lieu of such fractional shares.

Article 3

RIGHTS OF DISSENT

3.1 Rights of Dissent

(a)	Registered Company Shareholders may exercise dissent rights with respect to any Company Shares held by such holder (“Dissent Rights”) in connection with the Arrangement pursuant to and in the manner set forth in Division 2 of Part 8 of the BCBCA, as modified by the Interim Order, the Final Order and this Section 3.1 (the “Dissent Procedures”); provided that, notwithstanding Section 242 of the BCBCA, the written objection to the Company Arrangement Resolution contemplated by Section 242 of the BCBCA must be received by the Company not later than 5:00 p.m. (Vancouver time) on the Business Day that is two Business Days immediately preceding the date of the Company Shareholders Meeting (as it may be adjourned or postponed from time to time). Each Dissenting Shareholder who duly exercises such holder’s Dissent Rights shall, notwithstanding anything to the contrary in Section 245 of the BCBCA, be deemed to have transferred for cancellation the Company Common Shares held by such holder and in respect of which Dissent Rights have been validly exercised to the Company free and clear of all Liens (other than the right to be paid fair value for such Company Common Shares as set out in this Section 3.1), as provided in Section 2.3(2)(a) and if they:

(i)	ultimately are determined to be entitled to be paid fair value for such Company Common Shares: (A) shall be deemed not to have participated in the transactions in Article 2 (other than Section 2.3(2)(a) and 2.3(2)(b)); (B) will be entitled to be paid by the Company the fair value of such Company Common Shares, which fair value shall be determined in accordance with the procedures applicable to the payout value set out in Sections 244 and 245 of the BCBCA and determined as of the close of business on the Business Day before the Company Arrangement Resolution was adopted; and (C) shall not be entitled to any other payment or consideration, including any payment or consideration that would be payable or issuable under the Arrangement had such holders not exercised their Dissent Rights in respect of such Company Common Shares; or

(ii)	ultimately are not entitled, for any reason, to be paid fair value for their Company Common Shares, shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting holder of Company Common Shares and shall be entitled to receive only the New Pubco Common Shares on the basis determined in accordance with Section 2.3(2)(d)(i) that such holder would have received pursuant to the Arrangement if such registered holder had not exercised Dissent Rights; but in no case shall the Company, SPAC, Pubco, New Pubco, Amalco or any other Person be required to recognize such Persons as holders of Company Common Shares after the Company Amalgamation Effective Time, and the names of such Persons shall be deleted from the registers of holders of Company Common Shares at the Company Amalgamation Effective Time.

(b)	In addition to any other restrictions set forth in the BCBCA and the Interim Order, Company Common Shareholders who vote, or who have instructed a proxyholder to vote, in favour of the Company Arrangement Resolution shall not be entitled to exercise Dissent Rights.

Article 4
DELIVERY OF NEW PUBCO COMMON SHARES

4.1 Delivery of New Pubco Common Shares

(a)	At or prior to the Company Amalgamation Effective Time, Pubco shall send, or shall cause its duly appointed transfer agent to send, to each Company Shareholder holding Company Common Shares evidenced by certificates (the “Certificates”) or represented by book-entry (the “Book-Entry Shares”) and not held by DTC or CDS, a letter of transmittal for use in such exchange, in a form to be mutually agreed upon by SPAC, the Company and the Depositary (the “Letter of Transmittal”) (which shall specify that the delivery of the exchanged New Pubco Common Shares shall be effected, and risk of loss and title shall pass, only upon proper delivery of a properly completed and duly executed Letter of Transmittal) and, if applicable, the appropriate Certificates, if any (or a Lost Certificate Affidavit), to the Depositary for use in such exchange.

(b)	With respect to Book-Entry Shares, including the Company Common Shares held through the DTC or CDS, SPAC and the Company shall cooperate to establish procedures with the Depositary, DTC or CDS to ensure that the Depositary will transmit to DTC or CDS, as the case may be (or their respective nominees) as soon as reasonably practicable on or after the Closing Date, upon surrender of Book-Entry Shares held of record by DTC or CDS (or their respective nominees) in accordance with customary surrender procedures, the applicable New Pubco Common Shares to be exchanged for such Book-Entry Shares held through the DTC or CDS, as applicable.

(c)	Each Company Shareholder shall be entitled to receive the applicable Arrangement Consideration Shares in respect of the Company Common Shares tendered for exchange within thirty (30) days after the Company Amalgamation Effective Time, subject to either, with respect to Book-Entry Shares, the procedures established in accordance with Section 4.1(b) or, with respect to Company Securities evidenced by Certificates, the delivery to the Depositary of the following items prior thereto (collectively, the “Transmittal Documents”): (i) the Certificates (or a Lost Certificate Affidavit), (ii) a properly completed and duly executed Letter of Transmittal, and (iii) such other documents as may be reasonably requested by the Depositary or Pubco. Until so surrendered, each Certificate shall represent after the Effective Time for all purposes only the right to receive the Arrangement Consideration Shares attributable to such Company Shareholder.

4.2 Distributions with Respect to Unsurrendered Certificates. No dividends or other distributions declared or made after the Company Amalgamation Effective Time with respect to New Pubco Common Shares with a record date after the Company Amalgamation Effective Time shall be paid to the holder of any unsurrendered Certificate which immediately prior to the Company Amalgamation Effective Time represented outstanding Company Common Shares that were exchanged pursuant to Section 2.3 unless and until the holder of record of such Certificate shall surrender such Certificate in accordance with Section 4.1. Subject to applicable law, at the time of such surrender of any such Certificate (or in the case of clause (b) below, at the appropriate payment date), there shall be paid to the holder of record of the Certificates formerly representing whole Company Common Shares, without interest, (a) the amount of dividends or other distributions with a record date after the Company Amalgamation Effective Time but prior to surrender and a payment date prior to surrender paid with respect to such whole New Pubco Common Share and (b) on the appropriate payment date, the amount of dividends or other distributions with a record date after the Company Amalgamation Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole New Pubco Common Share.

4.3 Lost Certificates. In the event any Certificate which immediately prior to the Company Amalgamation Effective Time represented one or more outstanding Company Common Shares that were exchanged pursuant to Section 2.3(2)(d)(i) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed (a “Lost Certificate Affidavit”), the Depositary will issue in exchange for such lost, stolen or destroyed certificate, one or more certificates or book-entry advice statements representing one or more New Pubco Common Shares (and any dividends or distributions with respect thereto) deliverable in accordance with such holder’s Letter of Transmittal. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom Certificates or book-entry advice statements representing New Pubco Common Shares are to be issued shall, as a condition precedent to the issuance thereof, give a bond satisfactory to Pubco and its transfer agent and the Depositary in such sum as Pubco may direct or otherwise indemnify Pubco, its transfer agent and the Depositary in a manner satisfactory to Pubco, its transfer agent and the Depositary against any claim that may be made against Pubco, its transfer agent and/or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed.

4.4 Extinction of Rights. Any Certificate or book-entry advice statements which immediately prior to the Company Amalgamation Effective Time represented outstanding Company Common Shares that were exchanged pursuant to Section 2.3(2)(d)(i) and not deposited, with all other instruments required by Section 4.1 on or prior to the sixth anniversary of the Closing Date shall cease to represent a claim or interest of any kind or nature as a shareholder of Pubco or as a former shareholder of the Company. On such date, New Pubco Common Shares to which the former registered holder of the Certificate referred to in the preceding sentence was ultimately entitled shall be deemed to have been surrendered to Pubco together with all entitlements to dividends, distributions and interest thereon held for such former registered holder. None of Pubco, the Company or the Depositary shall be liable to any person in respect of any New Pubco Common Shares (or dividends, distributions and interest in respect thereof) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

4.5 Withholding Rights. Each of the Parties, their Affiliates and the Depositary and their respective agents (each a “Withholding Agent”) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Business Combination Agreement or this Plan of Arrangement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Tax Act or any provision of provincial, state, local or foreign Tax Law; provided that the Withholding Agent shall cooperate with the applicable recipient to reduce or eliminate any such requirement to deduct or withhold to the maximum extent permitted by Law. Except with respect to any compensatory amount payable under the Business Combination Agreement, Pubco shall use commercially reasonable efforts to provide the applicable Company Securityholders with written notice of its intention to withhold as soon as reasonably practicable after such determination. Without limiting the foregoing, the Withholding Agent may give effect to withholding hereunder by withholding any consideration issued in the form of shares or other consideration issued in kind, and then selling such portion of such shares or other consideration issued in kind as it may determine and using the proceeds thereof to satisfy applicable withholding obligations and remitting such proceeds to applicable Tax authorities. To the extent that amounts are so withheld by a Withholding Agent and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of the Business Combination Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties agree to provide any necessary Tax forms, including any forms or information for Canadian or other non-U.S. applicable Law purposes as reasonably determined by the Withholding Agent.

4.6 Deemed Fully Paid and Non-Assessable Shares. All New Pubco Common Shares issued pursuant hereto shall be deemed to be validly issued and outstanding as fully paid and non-assessable shares for all purposes of the BCBCA.

4.7 Paramountcy. From and after the Company Amalgamation Effective Time: (A) this Plan of Arrangement shall take precedence and priority over any and all Company Securities issued prior to the Company Amalgamation Effective Time or pursuant to this Plan of Arrangement; (B) the rights and obligations of the Company Securityholders, SPAC, the Company, Amalco, Pubco, the Depository and any transfer agent or other depositary in relation thereto, shall be solely as provided for in this Plan of Arrangement; and (C) all actions, cause of action, claims and proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to the Company Securities shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.

Article 5

AMENDMENTS

5.1 SPAC and the Company reserve the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Closing Date, provided that each such amendment, modification and/or supplement must be: (a) set out in writing, (b) agreed to in writing by SPAC and the Company, (c) filed with the Court and, if made following the Company Shareholders Meeting, approved by the Court (to the extent required by the Court), and (d) communicated to Company Securityholders, if and as required by the Court.

5.2 Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company at any time prior to the Company Shareholders Meeting (provided that SPAC shall have previously consented in writing thereto) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Company Shareholders Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

5.3 Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the Company Shareholders Meeting shall be effective only if (a) it is consented to in writing by each of the Company and SPAC, and (b) if required by the Court, it is consented to by the Company Shareholders voting in the manner directed by the Court.

5.4 Any amendment, modification or supplement to this Plan of Arrangement may be made following the Company Amalgamation Effective Time by Pubco, provided that it concerns a matter which, in the reasonable opinions of Pubco is of an administrative or ministerial nature required to better give effect to the implementation of this Plan of Arrangement and is not materially adverse to the financial or economic interests of any Company Shareholder.

5.5  The Parties, acting reasonably, agree to make all necessary consequential amendments to the Plan of Arrangement that are reasonably necessary to give effect to the foregoing.

Article 6
FURTHER ASSURANCES

6.1  Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Business Combination Agreement shall make, do and execute, or cause to be made, done or executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein.

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Exhibit B

FOrm of REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is entered into as of [●], by and among Plum III Merger Corp., a corporation formed under the Laws of the Province of British Columbia (“Pubco”), and each of the Persons listed on Schedule A hereto (each such Person and any Person who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “Holder” and collectively, the “Holders”).

WHEREAS, Plum Acquisition Corp. III, a Cayman Islands exempted company (“SPAC”), Plum III Amalco Corp., a corporation formed under the Laws of the Province of British Columbia and a direct, wholly owned Subsidiary of SPAC, Pubco and Tactical Resources Corp., a corporation formed under the Laws of the Province of British Columbia (the “Company”), have entered into that certain Business Combination Agreement, dated as of August 22, 2024 (as it may be amended, restated, amended and restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), which provides for, among other things, a business combination among SPAC, Pubco and the Company;

WHEREAS, concurrently with the execution and delivery of the Business Combination Agreement, Pubco, SPAC, Mercury Capital, LLC, a Delaware limited liability company (“Sponsor”), Alpha Partners Technology Merger Sponsor LLC, a Delaware limited liability company (“Former Sponsor”), and certain other SPAC Shareholders set forth therein (together with Sponsor and Former Sponsor, the “Sponsor Parties”) entered into a lock-up agreement (the “Sponsor Parties Lock-Up Agreement”) pursuant to which, among other things, certain Pubco Common Shares to be held by the Sponsor Parties immediately following the Closing shall be subject to certain limitations on disposition as set forth therein;

WHEREAS, SPAC and the Sponsor Parties are parties to the certain Registration Rights Agreement, dated as of July 27, 2021 (the “Original Registration Rights Agreement”);

WHEREAS, Pubco (as successor-in-interest to SPAC) and the Sponsor Parties desire to terminate the Original Registration Rights Agreement, effective as of the Closing, in connection with the execution and delivery of this Agreement; and

WHEREAS, the parties hereto desire to enter into this Agreement pursuant to which Pubco shall grant to the Holders certain registration rights with respect to the Registrable Securities (as defined herein) as set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Business Combination Agreement. The terms defined in this Section 1 shall, for all purposes of this Agreement, have the respective meanings set forth below:

(a) “Adverse Disclosure” means any public disclosure of material non-public information, which disclosure, in the good faith judgment of any officer or a majority of the directors then serving on the Board, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed and (iii) Pubco has a bona fide business purpose for not making such information public.

(b) “Board” means the Board of Directors of Pubco.

(c) “Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement not misleading or, in the case of a Prospectus, not misleading in the light of the circumstances under which they were made.

(d) “Permitted Transferees” shall mean any Person to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the applicable lock-up period set forth in the Sponsor Parties Lock-Up Agreement and any other applicable agreement between such Holder and Pubco, and to any subsequent transferee thereafter.

(e) “Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

(f) “Registrable Security” shall mean the Pubco Common Shares held by the Holders, or issuable to the Holders upon exercise or conversion of any other Equity Securities of Pubco, and the securities set forth on Schedule A hereto (including any warrants, shares of capital stock or other securities of Pubco issued as a dividend or other distribution with respect to or in exchange for or in replacement of such Pubco Common Shares); provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act after the date of this Agreement and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement, (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by Pubco and subsequent public distribution of such securities shall not require registration under the Securities Act, (iii) such securities shall have ceased to be outstanding or (iv) such securities have been sold to, or through, a broker, dealer or Underwriter in a public distribution or other public securities transaction.

(g) “Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

(h) “Registration Expenses” shall mean the out-of-pocket expenses relating to a Registration, including, without limitation, the following:

(i) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Pubco Common Shares are then listed;

(ii) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside legal counsel for the Underwriters, if any, in connection with blue sky qualifications of Registrable Securities);

(iii) printing, messenger, telephone and delivery expenses;

(iv) reasonable fees and disbursements of counsel for Pubco;

(v) reasonable fees and disbursements of all independent registered public accountants of Pubco incurred specifically in connection with such Registration; and

(vi) reasonable and documented out-of-pocket fees and expenses of one outside legal counsel (the choice of which shall be subject to Pubco’s approval, not to be unreasonably withheld, conditioned or delayed) selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration.

(i) “Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

(j) “Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

(k) “Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of Pubco are sold to one or more Underwriters in a firm commitment underwriting for distribution to the public.

2. Registration Rights.

2.1 Demand Registration.

(a) Registration Statement. As soon as practicable but no later than 15 Business Days following the Closing Date, Pubco shall prepare and file with the SEC a shelf registration statement under Rule 415 of the Securities Act (such registration statement, a “Shelf Registration Statement”) covering the resale of all the Registrable Securities (determined as of two Business Days prior to such filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf Registration Statement declared effective as soon as practicable after the filing thereof and no later than the earlier of (i) the 90th calendar day (or the 120th calendar day if the SEC notifies Pubco that it will “review” the Shelf Registration Statement) following the Closing Date and (ii) the 10th Business Day after the date Pubco is notified (orally or in writing, whichever is earlier) by the SEC that such Shelf Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf Registration Statement shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. Pubco shall maintain the Shelf Registration Statement in accordance with the terms hereof, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf Registration Statement continuously effective, available for use to permit all Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event Pubco files a Shelf Registration Statement on Form F-1, Pubco shall use commercially reasonable efforts to convert such Shelf Registration Statement to a Shelf Registration Statement on Form F-3 as soon as practicable after Pubco is eligible to use Form F-3. In the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, Pubco, upon request of a Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by a Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf Registration Statement shall be subject to the terms hereof; provided, however, that Pubco shall only be required to cause such Registrable Securities to be so covered once annually after inquiry of the Holders.

(b) Request for Registration. Subject to the provisions of Section 2.1(f) hereof, at any time and from time to time on or after the date hereof, Holders of Registrable Securities (the “Demanding Holders”) may make a written demand for Registration of all or part of their Registrable Securities with a fair market value of at least $50 million, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). Pubco shall, within seven calendar days of Pubco’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify Pubco, in writing, within three Business Days after the receipt by the Holder of the notice from Pubco. Upon receipt by Pubco of any such written notification from a Requesting Holder(s) to Pubco, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and Pubco shall effect, as soon thereafter as practicable, but not more than 60 calendar days after Pubco’s receipt of the Demand Registration, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. Under no circumstances shall Pubco be obligated to effect more than one Registration in any 12-month period pursuant to a Demand Registration under this Section 2.1(b) with respect to any or all Registrable Securities. Each Holder agrees that such Holder shall treat as confidential the receipt of the notice of Demand Registration and shall not disclose or use the information contained in such notice of Demand Registration without the prior written consent of Pubco or until such time as the information contained therein is or becomes available to the public generally, other than as a result of disclosure by the Holder in breach of the terms of this Agreement.

(c) Effective Registration. Notwithstanding the provisions of Section 2.1(b) above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the SEC with respect to a Registration pursuant to a Demand Registration has been declared effective by the SEC and (ii) Pubco has complied with all of its obligations under this Agreement with respect thereto in all material respects; provided, that if after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently enjoined by any stop order or injunction of the SEC, federal or state court or any other governmental agency, the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until (A) such stop order or injunction is removed, rescinded or otherwise terminated and (B) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify Pubco in writing of such election not later than five calendar days following such removal, rescinding or termination; and provided, further, that Pubco shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

(d) Underwritten Offering. Subject to the provisions of Section 2.1(e) hereof, if a majority-in-interest of the Demanding Holders so advise Pubco as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this Section 2.1(d) shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration.

(e) Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Demand Registration, in good faith, advise Pubco, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Pubco Common Shares or other equity securities that Pubco desires to sell and the Pubco Common Shares, if any, as to which a Registration has been requested pursuant to separate written contractual piggyback registration rights held by any other shareholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then Pubco shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Pubco Common Shares or other equity securities that Pubco desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Pubco Common Shares or other Equity Securities of other Persons that Pubco is obligated to register in a Registration pursuant to separate written contractual arrangements with such Persons and that can be sold without exceeding the Maximum Number of Securities.

(f) Demand Registration Withdrawal. A majority-in-interest of the Demanding Holders initiating a Demand Registration or a majority-in-interest of the Requesting Holders (if any), pursuant to a Registration under Section 2.1(c) shall have the right to withdraw from a Registration pursuant to such Demand Registration for any or no reason whatsoever upon written notification to Pubco and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration at least five Business Days prior to the effectiveness of the Registration Statement filed with the SEC with respect to the Registration of their Registrable Securities pursuant to such Demand Registration (or in the case of an Underwritten Registration pursuant to Rule 415 under the Securities Act, at least seven Business Days prior to the time of pricing of the applicable offering).

2.2 Piggyback Registration.

(a) Piggyback Rights. If, at any time on or after the date hereof, Pubco proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of Persons other than the Holders of Registrable Securities, other than a Registration Statement (i) filed in connection with any employee share option or other benefit plan (including the Incentive Plan), (ii) for an exchange offer or offering of securities solely to Pubco’s existing shareholders, (iii) for an offering of debt that is convertible into equity securities of Pubco, (iv) for a registered offering not involving a “road show” or other substantial marketing efforts or a widespread distribution of securities, such as a “registered direct” offering (whether or not underwritten), (v) for an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, (vi) for a dividend reinvestment plan or (vii) filed pursuant to and in connection with the transactions contemplated by the Business Combination Agreement, then Pubco shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as reasonably practicable but not less than seven calendar days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within three Business Days after receipt of such written notice (such Registration a “Piggyback Registration”). Pubco shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2(a) to be included in a Piggyback Registration on the same terms and conditions as any similar securities of Pubco included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this Section 2.2(a) shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by Pubco. Pubco shall have the right to terminate or withdraw any Registration Statement initiated by it under this Section 2.2(a) before the effective date of such Registration, whether or not any Holder has elected to include Registrable Securities in such Registration.

(b) Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advise Pubco and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of the Pubco Common Shares that Pubco desires to sell, taken together with (i) the Pubco Common Shares, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with Persons other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the Pubco Common Shares, if any, as to which Registration has been requested pursuant to separate written contractual piggyback registration rights of other shareholders of Pubco, exceeds the Maximum Number of Securities, then:

(i) If the Registration is undertaken for Pubco’s account, Pubco shall include in any such Registration: (A) first, the Pubco Common Shares or other equity securities that Pubco desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2(a) hereof, pro rata based on the respective number of Registrable Securities that each Holder has so requested exercising its rights to register its Registrable Securities pursuant to Section 2.2(a) hereof, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Pubco Common Shares, if any, as to which Registration has been requested pursuant to written contractual piggyback registration rights of other shareholders of Pubco, which can be sold without exceeding the Maximum Number of Securities;

(ii) If the Registration is pursuant to a request by Persons other than the Holders of Registrable Securities, then Pubco shall include in any such Registration: (A) first, the Pubco Common Shares or other equity securities, if any, of such requesting Persons, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2(a), pro rata based on the respective number of Registrable Securities that each Holder has so requested exercising its rights to register its Registrable Securities pursuant to Section 2.2(a) hereof, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Pubco Common Shares or other equity securities that Pubco desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Pubco Common Shares or other equity securities for the account of other Persons that Pubco is obligated to register pursuant to separate written contractual arrangements with such Persons, which can be sold without exceeding the Maximum Number of Securities.

(c) Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to Pubco and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the SEC with respect to such Piggyback Registration (or in the case of an Underwritten Registration pursuant to Rule 415 under the Securities Act, at least five Business Days prior to the time of pricing of the applicable offering). Pubco (whether on its own good faith determination or as the result of a request for withdrawal by Persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the SEC in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, Pubco shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2(c).

(d) Piggyback Registration Rights Separate from Demand Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof.

2.3 Restrictions on Registration Rights. If: (a) during the period starting with the date 60 days prior to Pubco’s good faith estimate of the date of the filing of, and ending on a date 120 days after the effective date of, a Pubco-initiated Registration and provided that Pubco has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to Section 2.1(a) and it continues to actively employ, in good faith, commercially reasonable efforts to cause the applicable Registration Statement to become effective; (b) the Holders have requested an Underwritten Registration and Pubco and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (c) in the good faith judgment of the Board such Demand Registration would be seriously detrimental to Pubco and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case Pubco shall notify such Holders that, in the good faith judgment of the Board, it would be seriously detrimental to Pubco for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, Pubco shall have the right to defer such filing for a period of not more than 60 calendar days; provided, however, that Pubco shall not defer its obligation in this manner more than once in any 12-month period.

3. Pubco Procedures.

3.1 General Procedures. If at any time on or after the date hereof Pubco is required to effect the Registration of Registrable Securities, Pubco shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto Pubco shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC as soon as reasonably practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective for a period of up to 180 days or, if earlier, until all Registrable Securities covered by such Registration Statement have been sold;

(b) prepare and file with the SEC such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the majority-in-interest of the Holders with Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by Pubco or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

(c) prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

(d) prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of Pubco and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that Pubco shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

(e) cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by Pubco are then listed;

(f) provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

(g) advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

(h) at least two calendar days prior to the filing of any Registration Statement or Prospectus or any material amendment or supplement to such Registration Statement or Prospectus (other than by way of a document incorporated by reference into such Registration Statement or Prospectus) furnish a copy thereof to each seller of such Registrable Securities or its counsel;

(i) notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

(j) permit a representative of the Holders (such representative to be selected by a majority-in-interest of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriters to participate, at each such Person’s own expense, in the preparation of the Registration Statement, and cause Pubco’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to Pubco, prior to the release or disclosure of any such information;

(k) obtain a “cold comfort” letter from Pubco’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter(s) may reasonably request;

(l) on the date the Registrable Securities are delivered for sale pursuant to such Registration, in the event of an Underwritten Registration, obtain an opinion, dated such date, of counsel representing Pubco for the purposes of such Registration, addressed to the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;

(m) in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter(s) of such offering;

(n) make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months beginning with the first day of Pubco’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the SEC); and

(o) otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by, the Holders in connection with such Registration and sales.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by Pubco; provided, however, that Pubco shall not be required to pay for more than one registration proceeding with respect to a registration request begun pursuant to Section 2.1 by the Demanding Holders, if such registration request is subsequently withdrawn at the request of the Demanding Holders. Any Registration Expenses of Registrations not borne by Pubco pursuant to the immediately preceding sentence shall be borne by the Demanding Holders pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Underwritten Offerings. No Person may participate in any Underwritten Offering for equity securities of Pubco pursuant to a Registration initiated by Pubco hereunder unless such Person (a) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by Pubco and (b) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.4 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from Pubco that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that Pubco hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice), or until he, she or it is advised in writing by Pubco that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require Pubco to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to Pubco for reasons beyond Pubco’s control, Pubco may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for a reasonable period of time (as determined in good faith by Pubco). In the event Pubco exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. Pubco shall promptly notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, Pubco, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by Pubco after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act. Pubco further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Pubco Common Shares held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the SEC, to the extent that such rule or such successor rule is available to Pubco), including providing any customary legal opinions. Upon the request of any Holder, Pubco shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

4. Indemnification and Contribution.

(a) In connection with any Registration Statement in which a Holder of Registrable Securities is participating, Pubco agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each Person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, except insofar as the same are caused by or contained in any information furnished in writing to Pubco by such Holder expressly for use therein. Pubco shall indemnify the Underwriters, their officers and directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder. Notwithstanding the foregoing, the indemnity agreement contained in this Section 4(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of Pubco, which consent shall not be unreasonably withheld, conditioned, or delayed.

(b) In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to Pubco in writing such information and affidavits as Pubco reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify Pubco, its directors and officers and agents and each Person who controls Pubco (within the meaning of the Securities Act) and any other Holder of Registrable Securities participating in the Registration, against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of Pubco. Notwithstanding the foregoing, the indemnity agreement contained in this Section 4(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the applicable Holder(s) of Registrable Securities, which consent shall not be unreasonably withheld, conditioned or delayed.

(c) Any Person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which he, she or it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned, or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.

(d) The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of securities. Pubco and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event Pubco’s or such Holder’s indemnification is unavailable for any reason.

(e) If the indemnification provided under Section 4 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4(e) shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability except in the case of fraud or willful misconduct by such Holder. The amount paid or payable by a party hereto as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4(a), 4(b) and 4(c) above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4(e) were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4(e). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4(e) from any Person who was not guilty of such fraudulent misrepresentation.

5. Miscellaneous.

5.1 Notices. All notices, requests, claims, demands, waivers, consents, approvals and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered in person with written confirmation of receipt, (b) on the third Business Day after posting in the U.S. mail having been sent registered or certified mail, return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service, return receipt requested, postage prepaid, or (d) when sent by email (with no “bounceback” or other notice of non-delivery, and provided that, unless affirmatively confirmed by the recipient as received, notice is also sent to such party hereto under another method permitted in this Section 5.1 within two Business Days thereafter) during normal business hours at the location of the recipient, and otherwise on the following Business Day, addressed as follows (or at such other address for a party hereto as shall be specified in a notice given in accordance with this Section 5.1):

If to Pubco:

Tactical Resources Corp.

1500 – 1055 West Georgia Street

Vancouver, BC V6E 4N7

Canada

Attention: Kuljit Basi

Email: [omitted]

With a required copy (which shall not constitute notice) to:

Allen Overy Shearman Sterling US LLP

2601 Olive Street, 17th Floor

Dallas, Texas 75201

United States of America

Attention: Alain Dermarkar; Romain Dambre

Email: alain.dermarkar@aoshearman.com; romain.dambre@aoshearman.com

and

McMillan LLP

Suite 1500 - 1055 West Georgia Street

Vancouver, British Columbia, V6E 4N7

Canada

Attention: Desmond Balakrishnan

Email: desmond.balakrishnan@mcmillan.ca

If to a Holder, to the address or email address set forth for such Holder on his, her or its signature page hereto.

5.2 Assignment; No Third Party Beneficiaries.

(a) This Agreement and the rights, duties and obligations of Pubco hereunder may not be assigned or delegated by Pubco in whole or in part. Prior to the expiration of the applicable lock-up period set forth in the Sponsor Parties Lock-Up Agreement, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee, but only if such Permitted Transferee assumes such Holder’s rights and obligations under this Agreement upon his, her or its execution and delivery of a joinder agreement, in form and substance reasonably acceptable to Pubco, agreeing to be bound by the terms and conditions of this Agreement as if such Person were a Holder party hereto, whereupon such Person will be treated for all purposes of this Agreement, with the same rights, benefits and obligations hereunder as such Holder with respect to the transferred Registrable Securities. No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate Pubco unless and until Pubco shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in form and substance reasonably acceptable to Pubco, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

(b) This Agreement shall be for the sole benefit of the parties hereto and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the parties hereto and their respective successors and permitted assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason of this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the parties hereto acting as partners or participants in a joint venture.

5.3 Entire Agreement. This Agreement and the Business Combination Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede any other Contracts, whether written or oral, among the parties hereto with respect to the subject matter of this Agreement, except as otherwise expressly provided in this Agreement. Without limiting the generality of the foregoing, Pubco (as successor-in-interest to SPAC) and the Sponsor Parties hereby agree that the Original Registration Rights Agreement is hereby terminated and of no further force or effect.

5.4 Amendments and Modifications. Upon the written consent of Pubco and the Holders of at least a majority-in-interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the shares of Pubco, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or Pubco and any other party hereto or any failure or delay on the part of a Holder or Pubco in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or Pubco. No single or partial exercise of any rights or remedies under this Agreement by a party hereto shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party hereto. Any amendment, termination, or waiver effected in accordance with this Section 5.4 shall be binding on each party hereto and all of such party’s successors and permitted assigns, regardless of whether or not any such party, successor or assignee entered into or approved such amendment, termination, or waiver.

5.5 Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

5.6 Enforcement; Remedies Cumulative. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each party hereto shall be entitled to an injunction or injunctions to prevent actual or threatened breaches of this Agreement and to specific enforcement of the performance of the terms and provisions of this Agreement, in addition to any other remedy to which either Party is or may be entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party hereto shall allege, and each party hereto hereby waives the defense, that there is an adequate remedy at law, and each party hereto agrees to waive any requirement for the securing or posting of any bond in connection therewith. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

5.7 Term. This Agreement shall terminate upon the earlier of (a) the fifth anniversary of the date of this Agreement and (b) the date as of which no Registrable Securities remain outstanding. The provisions of Section 3.5 and Section 4 shall survive any termination.

5.8 Incorporation by Reference. Sections 1.03 (Construction), 11.07 (Governing Law), 11.08 (Headings; Counterparts), 11.13 (Severability) and 11.14 (Jurisdiction; WAIVER OF JURY TRIAL) of the Business Combination Agreement are incorporated herein by reference and shall apply to this Agreement mutatis mutandis.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the date first written above.

PUBCO:

PLUM III MERGER CORP.

By:
Name:
Title:

SPAC:

PLUM ACQUISITION CORP. III

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the date first written above.

holderS:

Holder Name (Individual):

By:
Address:

Holder Name (Entity):

By:
Name:
Title:
Address:

[Signature Page to Registration Rights Agreement]

Exhibit C

FORM OF SPAC DOMESTICATION ARTICLES

●

(the “Company”)

Incorporation No. _______________

ARTICLES

INDEX

1.	INTERPRETATION		1

	1.1	Definitions	1

2.	SHARES AND SHARE CERTIFICATES		1

	2.1	Authorized Share Structure	1

	2.2	Form of Share Certificate	1

	2.3	Shareholder Entitled to Certificate or Acknowledgement	2

	2.4	Delivery by Mail	2

	2.5	Replacement of Worn Out or Defaced Certificate or Acknowledgement	2

	2.6	Replacement of Lost, Stolen or Destroyed Certificate or Acknowledgement	2

	2.7	Splitting Share Certificates	2

	2.8	Certificate Fee	3

	2.9	Recognition of Trusts	3

	2.10	Uncertificated Shares	3

3.	ISSUE OF SHARES		3

	3.1	Directors Authorized	3

	3.2	Commissions and Discounts	3

	3.3	Brokerage	3

	3.4	Conditions of Issue	3

C-i

	3.5	Share Purchase Warrants and Rights	4

4.	SHARE REGISTERS		4

	4.1	Central Securities Register	4

	4.2	Closing Register	4

5.	SHARE TRANSFERS		4

	5.1	Registering Transfers	4

	5.2	Form of Instrument of Transfer	4

	5.3	Transferor Remains Shareholder	4

	5.4	Signing of Instrument of Transfer	5

	5.5	Enquiry as to Title Not Required	5

	5.6	Transfer Fee	5

6.	TRANSMISSION OF SHARES		5

	6.1	Legal Personal Representative Recognized on Death	5

	6.2	Rights of Legal Personal Representative	5

7.	PURCHASE OF SHARES		5

	7.1	Company Authorized to Purchase Shares	5

	7.2	Purchase When Insolvent	6

	7.3	Sale and Voting of Purchased Shares	6

8.	BORROWING POWERS		6

9.	ALTERATIONS		6

	9.1	Alteration of Authorized Share Structure	6

	9.2	Special Rights and Restrictions	7

	9.3	Change of Name	7

	9.4	Other Alterations	7

C-ii

10.	MEETINGS OF SHAREHOLDERS		7

	10.1	Annual General Meetings	7

	10.2	Resolution Instead of Annual General Meeting	8

	10.3	Calling of Meetings of Shareholders	8

	10.4	Notice for Meetings of Shareholders	8

	10.5	Record Date for Notice	8

	10.6	Record Date for Voting	8

	10.7	Failure to Give Notice and Waiver of Notice	8

	10.8	Notice of Special Business at Meetings of Shareholders	9

	10.9	Location of Meeting	9

	10.10	Electronic Meetings	9

	10.11	Electronic Voting	9

11.	PROCEEDINGS AT MEETINGS OF SHAREHOLDERS		9

	11.1	Special Business	9

	11.2	Special Majority	10

	11.3	Quorum	10

	11.4	One Shareholder May Constitute Quorum	10

	11.5	Other Persons May Attend	10

	11.6	Requirement of Quorum	11

	11.7	Lack of Quorum	11

	11.8	Lack of Quorum at Succeeding Meeting	11

	11.9	Chair	11

	11.10	Selection of Alternate Chair	11

	11.11	Adjournments	11

	11.12	Notice of Adjourned Meeting	11

C-iii

	11.13	Decisions by Show of Hands or Poll	12

	11.14	Declaration of Result	12

	11.15	Motion Need Not be Seconded	12

	11.16	Casting Vote	12

	11.17	Manner of Taking Poll	12

	11.18	Demand for Poll on Adjournment	12

	11.19	Chair Must Resolve Dispute	12

	11.20	Casting of Votes	12

	11.21	Demand for Poll	12

	11.22	Demand for Poll Not to Prevent Continuance of Meeting	13

	11.23	Retention of Ballots and Proxies	13

12.	VOTES OF SHAREHOLDERS		13

	12.1	Number of Votes by Shareholder or by Shares	13

	12.2	Votes of Persons in Representative Capacity	13

	12.3	Votes by Joint Holders	13

	12.4	Legal Personal Representatives as Joint Shareholders	13

	12.5	Representative of a Corporate Shareholder	14

	12.6	Proxy Provisions Do Not Apply to All Companies	14

	12.7	Appointment of Proxy Holders	14

	12.8	Alternate Proxy Holders	14

	12.9	When Proxy Holder Need Not Be Shareholder	14

	12.10	Deposit of Proxy	15

	12.11	Validity of Proxy Vote	15

	12.12	Form of Proxy	16

	12.13	Revocation of Proxy	16

C-iv

	12.14	Revocation of Proxy Must Be Signed	16

	12.15	Production of Evidence of Authority to Vote	16

13.	DIRECTORS		16

	13.1	First Directors; Number of Directors	16

	13.2	Change in Number of Directors	17

	13.3	Directors’ Acts Valid Despite Vacancy	17

	13.4	Qualifications of Directors	17

	13.5	Remuneration of Directors	17

	13.6	Reimbursement of Expenses of Directors	17

	13.7	Special Remuneration for Directors	17

	13.8	Gratuity, Pension or Allowance on Retirement of Director	17

14.	ELECTION AND REMOVAL OF DIRECTORS		18

	14.1	Election at Annual General Meeting	18

	14.2	Consent to be a Director	18

	14.3	Failure to Elect or Appoint Directors	18

	14.4	Places of Retiring Directors Not Filled	18

	14.5	Directors May Fill Casual Vacancies	19

	14.6	Remaining Directors Power to Act	19

	14.7	Shareholders May Fill Vacancies	19

	14.8	Additional Directors	19

	14.9	Ceasing to be a Director	19

	14.10	Removal of Director by Shareholders	19

	14.11	Removal of Director by Directors	20

	14.12	Advance Notice of Nominations of Directors	20

C-v

	15.	POWERS AND DUTIES OF DIRECTORS	23

	15.1	Powers of Management	23

	15.2	Appointment of Attorney of Company	23

16.	DISCLOSURE OF INTEREST OF DIRECTORS		23

	16.1	Obligation to Account for Profits	23

	16.2	Restrictions on Voting by Reason of Interest	23

	16.3	Interested Director Counted in Quorum	24

	16.4	Disclosure of Conflict of Interest or Property	24

	16.5	Director Holding Other Office in the Company	24

	16.6	No Disqualification	24

	16.7	Professional Services by Director or Officer	24

	16.8	Director or Officer in Other Corporations	24

17.	PROCEEDINGS OF DIRECTORS		24

	17.1	Meetings of Directors	24

	17.2	Voting at Meetings	24

	17.3	Chair of Meetings	24

	17.4	Meetings by Telephone or Other Communications Medium	25

	17.5	Calling of Meetings	25

	17.6	Notice of Meetings	25

	17.7	When Notice Not Required	25

	17.8	Meeting Valid Despite Failure to Give Notice	25

	17.9	Waiver of Notice of Meetings	26

	17.10	Quorum	26

	17.11	Validity of Acts Where Appointment Defective	26

	17.12	Consent Resolutions in Writing	26

C-vi

18.	EXECUTIVE AND OTHER COMMITTEES		26

	18.1	Appointment and Powers of Executive Committee	26

	18.2	Appointment and Powers of Other Committees	26

	18.3	Obligations of Committees	27

	18.4	Powers of Board	27

	18.5	Committee Meetings	27

19.	OFFICERS		28

	19.1	Directors May Appoint Officers	28

	19.2	Functions, Duties and Powers of Officers	28

	19.3	Qualifications	28

	19.4	Remuneration and Terms of Appointment	28

20.	INDEMNIFICATION		28

	20.1	Definitions	28

	20.2	Mandatory Indemnification of Directors and Former Directors	29

	20.3	Indemnification of Other Persons	29

	20.4	Non-Compliance with Business Corporations Act	29

	20.5	Company May Purchase Insurance	29

21.	DIVIDENDS		29

	21.1	Payment of Dividends Subject to Special Rights	29

	21.2	Declaration of Dividends	29

	21.3	No Notice Required	30

	21.4	Record Date	30

	21.5	Manner of Paying Dividend	30

	21.6	Settlement of Difficulties	30

	21.7	When Dividend Payable	30

C-vii

	21.8	Dividends to be Paid in Accordance with Number of Shares	30

	21.9	Receipt by Joint Shareholders	30

	21.10	Dividend Bears No Interest	30

	21.11	Fractional Dividends	30

	21.12	Payment of Dividends	31

	21.13	Capitalization of Surplus	31

22.	DOCUMENTS, RECORDS AND REPORTS		31

	22.1	Recording of Financial Affairs	31

	22.2	Inspection of Accounting Records	31

23.	NOTICES		31

	23.1	Method of Giving Notice	31

	23.2	Deemed Receipt of Mailing	32

	23.3	Certificate of Sending	32

	23.4	Notice to Joint Shareholders	32

	23.5	Notice to Trustees	33

24.	SEAL		33

	24.1	Who May Attest Seal	33

	24.2	Sealing Copies	33

	24.3	Mechanical Reproduction of Seal	33

25.	PROHIBITIONS		33

	25.1	Definitions	33

	25.2	Application	34

	25.3	Consent Required for Transfer of Shares or Designated Securities	34

26.	SPECIAL RIGHTS AND RESTRICTIONS		34

	26.1	Authorized Capital	34

	26.2	Defined Terms	34

	26.3	Class A Common Shares	36

	26.4	Class B Common Shares	36

	26.5	Preferred Shares	38

	26.6	Redemption, Repurchase and Surrender of Shares	39

27.	BUSINESS COMBINATION		39

C-viii

●

(the “Company”)

Incorporation No. _______________

ARTICLES

The Company has as its articles the following articles:

1. INTERPRETATION

1.1   Definitions

In these Articles, unless the context otherwise requires:

(a) “board of directors”, “directors” and “board” mean the directors or sole director of the Company for the time being;

(b) “Business Corporations Act” means the Business Corporations Act, SBC 2002, c. 57 from time to time in force and all amendments thereto and includes all regulations and amendments thereto made pursuant to that Act;

(c) “Interpretation Act” means the Interpretation Act, RSBC 1996, c. 238 from time to time in force and all amendments thereto and includes all regulations and amendments thereto made pursuant to that Act;

(d) “legal personal representative” means the personal or other legal representative of the shareholder;

(e) “registered address” of a shareholder means the shareholder’s address as recorded in the central securities register;

(f)   “seal” means the seal of the Company, if any.

1.2 Business Corporations Act and Interpretation Act Definitions Applicable

The definitions in the Business Corporations Act and the definitions and rules of construction in the Interpretation Act, with the necessary changes, so far as applicable, and unless the context requires otherwise, apply to these Articles as if they were an enactment. If there is a conflict between a definition in the Business Corporations Act and a definition or rule in the Interpretation Act relating to a term used in these Articles, the definition in the Business Corporations Act will prevail in relation to the use of the term in these Articles. If there is a conflict between these Articles and the Business Corporations Act, the Business Corporations Act will prevail.

2. SHARES AND SHARE CERTIFICATES

2.1   Authorized Share Structure

The authorized share structure of the Company consists of shares of the class or classes and series, if any, described in the Notice of Articles of the Company.

2.2   Form of Share Certificate

Each share certificate issued by the Company must comply with, and be signed as required by, the Business Corporations Act.

2.3   Shareholder Entitled to Certificate or Acknowledgement

Each shareholder is entitled, without charge, to:

(a) one share certificate representing the shares of each class or series of shares registered in the shareholder’s name, or

(b) a non-transferable written acknowledgement of the shareholder’s right to obtain such a share certificate;

provided that in respect of a share held jointly by several persons, the Company is not bound to issue more than one share certificate and delivery of a share certificate for a share to one of several joint shareholders or to one of the shareholders’ duly authorized agents will be sufficient delivery to all.

2.4   Delivery by Mail

Any share certificate or non-transferable written acknowledgement of a shareholder’s right to obtain a share certificate may be sent to the shareholder by mail at the shareholder’s registered address and neither the Company nor any director, officer or agent of the Company is liable for any loss to the shareholder because the share certificate or acknowledgement is lost in the mail or stolen.

2.5   Replacement of Worn Out or Defaced Certificate or Acknowledgement

If the directors are satisfied that a share certificate or a non-transferable written acknowledgement of the shareholder’s right to obtain a share certificate is worn out or defaced, they must, on production to them of the share certificate or acknowledgement, as the case may be, and on such other terms, if any, as they think fit:

(a) order the share certificate or acknowledgement, as the case may be, to be cancelled; and

(b) issue a replacement share certificate or acknowledgement, as the case may be.

2.6   Replacement of Lost, Stolen or Destroyed Certificate or Acknowledgement

If a share certificate or a non-transferable written acknowledgement of a shareholder’s right to obtain a share certificate is lost, stolen or destroyed, a replacement share certificate or acknowledgement, as the case may be, must be issued to the person entitled to that share certificate or acknowledgement, as the case may be, if the directors receive:

(a) proof satisfactory to them that the share certificate or acknowledgement is lost, stolen or destroyed; and

(b) any indemnity the directors consider adequate.

2.7   Splitting Share Certificates

If a shareholder surrenders a share certificate to the Company with a written request that the Company issue in the shareholder’s name two or more share certificates, each representing a specified number of shares and in the aggregate representing the same number of shares as the share certificate so surrendered, the Company must cancel the surrendered share certificate and issue replacement share certificates in accordance with that request.

2.8   Certificate Fee

There must be paid to the Company, in relation to the issue of any share certificate under Articles 2.5, 2.6 or 2.7, the amount, if any and which must not exceed the amount prescribed under the Business Corporations Act, determined by the directors.

2.9   Recognition of Trusts

Except as required by law or statute or these Articles, no person will be recognized by the Company as holding any share upon any trust, and the Company is not bound by or compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future or partial interest in any share or fraction of a share or (except as by law or statute or these Articles provided or as ordered by a court of competent jurisdiction) any other rights in respect of any share except an absolute right to the entirety thereof in the shareholder.

2.10   Uncertificated Shares

Notwithstanding any other provisions of this Part, the directors may, by resolution, provide that:

(a) the shares of any or all of the classes and series of the Company’s shares may be uncertificated shares; or

(b) any specified shares may be uncertificated shares.

3. ISSUE OF SHARES

3.1   Directors Authorized

Subject to the Business Corporations Act and the rights of the holders of issued shares of the Company, the Company may issue, allot, sell or otherwise dispose of the unissued shares, and issued shares held by the Company, at the times, to the persons, including directors, in the manner, on the terms and conditions and for the issue prices (including any premium at which shares with par value may be issued) that the directors may determine. The issue price for a share with par value must be equal to or greater than the par value of the share.

3.2   Commissions and Discounts

The Company may at any time, pay a reasonable commission or allow a reasonable discount to any person in consideration of that person purchasing or agreeing to purchase shares of the Company from the Company or any other person or procuring or agreeing to procure purchasers for shares of the Company.

3.3   Brokerage

The Company may pay such brokerage fee or other consideration as may be lawful for or in connection with the sale or placement of its securities.

3.4   Conditions of Issue

Except as provided for by the Business Corporations Act, no share may be issued until it is fully paid. A share is fully paid when:

(a) consideration is provided to the Company for the issue of the share by one or more of the following:

(i)   past services performed for the Company;

(ii)  property;

(iii)  money; and

(b) the value of the consideration received by the Company equals or exceeds the issue price set for the share under Article 3.1.

3.5   Share Purchase Warrants and Rights

Subject to the Business Corporations Act, the Company may issue share purchase warrants, options and rights upon such terms and conditions as the directors determine, which share purchase warrants, options and rights may be issued alone or in conjunction with debentures, debenture stock, bonds, shares or any other securities issued or created by the Company from time to time.

4. SHARE REGISTERS

4.1   Central Securities Register

As required by and subject to the Business Corporations Act, the Company must maintain in British Columbia a central securities register. The directors may, subject to the Business Corporations Act, appoint an agent to maintain the central securities register. The directors may also appoint one or more agents, including the agent which keeps the central securities register, as transfer agent for its shares or any class or series of its shares, as the case may be, and the same or another agent as registrar for its shares or such class or series of its shares, as the case may be. The directors may terminate such appointment of any agent at any time and may appoint another agent in its place.

4.2   Closing Register

The Company must not at any time close its central securities register.

5. SHARE TRANSFERS

5.1   Registering Transfers

A transfer of a share of the Company must not be registered unless:

(a) a duly signed instrument of transfer in respect of the share has been received by the Company;

(b) if a share certificate has been issued by the Company in respect of the share to be transferred, that share certificate has been surrendered to the Company; and

(c) if a non-transferable written acknowledgement of the shareholder’s right to obtain a share certificate has been issued by the Company in respect of the share to be transferred, that acknowledgement has been surrendered to the Company.

5.2   Form of Instrument of Transfer

The instrument of transfer in respect of any share of the Company must be either in the form, if any, on the back of the Company’s share certificates or in any other form that may be approved by the directors from time to time.

5.3   Transferor Remains Shareholder

Except to the extent that the Business Corporations Act otherwise provides, the transferor of shares is deemed to remain the holder of the shares until the name of the transferee is entered in a securities register of the Company in respect of the transfer.

5.4   Signing of Instrument of Transfer

If a shareholder, or his or her duly authorized attorney, signs an instrument of transfer in respect of shares registered in the name of the shareholder, the signed instrument of transfer constitutes a complete and sufficient authority to the Company and its directors, officers and agents to register the number of shares specified in the instrument of transfer or specified in any other manner, or, if no number is specified, all the shares represented by the share certificates or set out in the written acknowledgements deposited with the instrument of transfer:

(a) in the name of the person named as transferee in that instrument of transfer; or

(b) if no person is named as transferee in that instrument of transfer, in the name of the person on whose behalf the instrument is deposited for the purpose of having the transfer registered.

5.5   Enquiry as to Title Not Required

Neither the Company nor any director, officer or agent of the Company is bound to inquire into the title of the person named in the instrument of transfer as transferee or, if no person is named as transferee in the instrument of transfer, of the person on whose behalf the instrument is deposited for the purpose of having the transfer registered or is liable for any claim related to registering the transfer by the shareholder or by any intermediate owner or holder of the shares, of any interest in the shares, of any share certificate representing such shares or of any written acknowledgement of a right to obtain a share certificate for such shares.

5.6   Transfer Fee

There must be paid to the Company, in relation to the registration of any transfer, the amount, if any, determined by the directors.

6. TRANSMISSION OF SHARES

6.1   Legal Personal Representative Recognized on Death

In case of the death of a shareholder, the legal personal representative, or if the shareholder was a joint holder, the surviving joint holder, will be the only person recognized by the Company as having any title to the shareholder’s interest in the shares. Before recognizing a person as a legal personal representative, the directors may require proof of appointment by a court of competent jurisdiction, a grant of letters probate, letters of administration or such other evidence or documents as the directors consider appropriate.

6.2   Rights of Legal Personal Representative

The legal personal representative has the same rights, privileges and obligations that attach to the shares held by the shareholder, including the right to transfer the shares in accordance with these Articles, provided the documents required by the Business Corporations Act and the directors have been deposited with the Company.

7. PURCHASE OF SHARES

7.1   Company Authorized to Purchase Shares

Subject to Article 7.2, the special rights and restrictions attached to the shares of any class or series and the Business Corporations Act, the Company may, if authorized by the directors, purchase or otherwise acquire any of its shares at the price and upon the terms specified in such resolution.

7.2   Purchase When Insolvent

The Company must not make a payment or provide any other consideration to purchase or otherwise acquire any of its shares if there are reasonable grounds for believing that:

(a) the Company is insolvent; or

(b) making the payment or providing the consideration would render the Company insolvent.

7.3   Sale and Voting of Purchased Shares

If the Company retains a share redeemed, purchased or otherwise acquired by it, the Company may sell, gift or otherwise dispose of the share, but, while such share is held by the Company, it:

(a) is not entitled to vote the share at a meeting of its shareholders;

(b) must not pay a dividend in respect of the share; and

(c) must not make any other distribution in respect of the share.

8. BORROWING POWERS

The Company, if authorized by the directors, may:

(a) borrow money in the manner and amount, on the security, from the sources and on the terms and conditions that they consider appropriate;

(b) issue bonds, debentures and other debt obligations either outright or as security for any liability or obligation of the Company or any other person and at such discounts or premiums and on such other terms as they consider appropriate;

(c) guarantee the repayment of money by any other person or the performance of any obligation of any other person; and

(d) mortgage, charge, whether by way of specific or floating charge, grant a security interest in, or give other security on, the whole or any part of the present and future assets and undertaking of the Company.

9. ALTERATIONS

9.1   Alteration of Authorized Share Structure

Subject to Article 9.2 and the Business Corporations Act, the Company may by directors resolution or special resolution:

(a) create one or more classes or series of shares or, if none of the shares of a class or series of shares are allotted or issued, eliminate that class or series of shares;

(b) increase, reduce or eliminate the maximum number of shares that the Company is authorized to issue out of any class or series of shares or establish a maximum number of shares that the Company is authorized to issue out of any class or series of shares for which no maximum is established;

(c) subdivide or consolidate all or any of its unissued, or fully paid issued, shares;

(d) if the Company is authorized to issue shares of a class of shares with par value:

(i)   decrease the par value of those shares; or

(ii)  if none of the shares of that class of shares are allotted or issued, increase the par value of those shares;

(e) change all or any of its unissued, or fully paid issued, shares with par value into shares without par value or any of its unissued shares without par value into shares with par value;

(f)   alter the identifying name of any of its shares; or

(g) otherwise alter its shares or authorized share structure when required or permitted to do so by the Business Corporations Act.

9.2   Special Rights and Restrictions

Subject to the Business Corporations Act, the Company may by directors resolution or special resolution:

(a) create special rights or restrictions for, and attach those special rights or restrictions to, the shares of any class or series of shares, whether or not any or all of those shares have been issued; or

(b) vary or delete any special rights or restrictions attached to the shares of any class or series of shares, whether or not any or all of those shares have been issued.

9.3   Change of Name

The Company may by directors resolution or ordinary resolution authorize an alteration of its Notice of Articles in order to change its name.

9.4   Other Alterations

If the Business Corporations Act does not specify the type of resolution and these Articles do not specify another type of resolution, the Company may by directors resolution or ordinary resolution alter these Articles.

10.  MEETINGS OF SHAREHOLDERS

10.1   Annual General Meetings

Unless an annual general meeting is deferred or waived in accordance with the Business Corporations Act, the Company must hold its first annual general meeting within 18 months after the date on which it was incorporated or otherwise recognized, and after that must hold an annual general meeting at least once in each calendar year and not more than 15 months after the last annual reference date at such time and place as may be determined by the directors.

10.2   Resolution Instead of Annual General Meeting

If all the shareholders who are entitled to vote at an annual general meeting consent by a unanimous resolution under the Business Corporations Act to all of the business that is required to be transacted at that annual general meeting, the annual general meeting is deemed to have been held on the date of the unanimous resolution. The shareholders must, in any unanimous resolution passed under this Article 10.2, select as the Company’s annual reference date a date that would be appropriate for the holding of the applicable annual general meeting.

10.3   Calling of Meetings of Shareholders

The directors may, whenever they think fit, call a meeting of shareholders.

10.4   Notice for Meetings of Shareholders

The Company must send notice of the date, time and location of any meeting of shareholders, in the manner provided in these Articles, or in such other manner, if any, as may be prescribed by ordinary resolution (whether previous notice of the resolution has been given or not), to each shareholder entitled to attend the meeting, to each director and to the auditor of the Company, unless these Articles otherwise provide, at least the following number of days before the meeting:

(a) if and for so long as the Company is a public company, 21 days;

(b) otherwise, 10 days.

10.5   Record Date for Notice

The directors may set a date as the record date for the purpose of determining shareholders entitled to notice of any meeting of shareholders. The record date must not precede the date on which the meeting is to be held by more than two months or, in the case of a general meeting requisitioned by shareholders under the Business Corporations Act, by more than four months. The record date must not precede the date on which the meeting is held by fewer than:

(a) if and for so long as the Company is a public company, 21 days;

(b) otherwise, 10 days.

If no record date is set, the record date is 5 p.m. on the day immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting.

10.6   Record Date for Voting

The directors may set a date as the record date for the purpose of determining shareholders entitled to vote at any meeting of shareholders. The record date must not precede the date on which the meeting is to be held by more than two months or, in the case of a general meeting requisitioned by shareholders under the Business Corporations Act, by more than four months. If no record date is set, the record date is 5 p.m. on the day immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting.

10.7   Failure to Give Notice and Waiver of Notice

The accidental omission to send notice of any meeting to, or the non-receipt of any notice by, any of the persons entitled to notice does not invalidate any proceedings at that meeting. Any person entitled to notice of a meeting of shareholders may, in writing or otherwise, waive or reduce the period of notice of such meeting.

10.8   Notice of Special Business at Meetings of Shareholders

If a meeting of shareholders is to consider special business within the meaning of Article 11.1, the notice of meeting must:

(a) state the general nature of the special business; and

(b) if the special business includes considering, approving, ratifying, adopting or authorizing any document or the signing of or giving of effect to any document, have attached to it a copy of the document or state that a copy of the document will be available for inspection by shareholders:

(i)   at the Company’s records office, or at such other reasonably accessible location in British Columbia as is specified in the notice; and

(ii)  during statutory business hours on any one or more specified days before the day set for the holding of the meeting.

10.9   Location of Meeting

Subject to Article 10.10, the directors may, by resolution of the directors, approve any location for the holding of a meeting of shareholders.

10.10   Electronic Meetings

The directors may determine that a meeting of shareholders shall be held entirely by means of telephonic, electronic or other communication facilities that permit all participants to communicate with each other during the meeting. A meeting of shareholders may also be held at which some, but not necessarily all, persons entitled to attend may participate by means of such communication facilities, if the directors determine to make them available. A person participating in a meeting by such means is deemed to be present at the meeting.

10.11   Electronic Voting

Any vote at a meeting of shareholders may be held entirely or partially by means of telephonic, electronic or other communication facilities, if the directors determine to make them available, whether or not persons entitled to attend participate in the meeting by means of communication facilities.

11.  PROCEEDINGS AT MEETINGS OF SHAREHOLDERS

11.1   Special Business

At a meeting of shareholders, the following business is special business:

(a) at a meeting of shareholders that is not an annual general meeting, all business is special business except business relating to the conduct of or voting at the meeting;

(b) at an annual general meeting, all business is special business except for the following:

(i)   business relating to the conduct of or voting at the meeting;

(ii)  consideration of any financial statements of the Company presented to the meeting;

(iii)  consideration of any reports of the directors or auditor;

(iv)  the setting or changing of the number of directors;

(v) the election or appointment of directors;

(vi)  the appointment of an auditor;

(vii)  the setting of the remuneration of an auditor;

(viii)  business arising out of a report of the directors not requiring the passing of a special resolution or an exceptional resolution;

(ix)  any other business which, under these Articles or the Business Corporations Act, may be transacted at a meeting of shareholders without prior notice of the business being given to the shareholders.

11.2   Special Majority

The majority of votes required for the Company to pass a special resolution at a meeting of shareholders is two-thirds of the votes cast on the resolution.

11.3   Quorum

Subject to the special rights and restrictions attached to the shares of any class or series of shares, the quorum for the transaction of business at a meeting of shareholders is one person who is, or who represents by proxy, a shareholder who, in the aggregate, holds at least 5% of the issued shares entitled to be voted at the meeting.

11.4   One Shareholder May Constitute Quorum

If there is only one shareholder entitled to vote at a meeting of shareholders:

(a) the quorum is one person who is, or who represents by proxy, that shareholder, and

(b) that shareholder, present in person or by proxy, may constitute the meeting.

11.5   Other Persons May Attend

The directors, the president (if any), the Chief Executive Officer (if any), the Chief Financial Officer (if any), the secretary (if any), any lawyer for the Company, the auditor of the Company and any other persons invited by the directors are entitled to attend any meeting of shareholders, but if any of those persons does attend a meeting of shareholders, that person is not to be counted in the quorum and is not entitled to vote at the meeting unless that person is a shareholder or proxy holder entitled to vote at the meeting.

11.6   Requirement of Quorum

No business, other than the election of a chair of the meeting and the adjournment of the meeting, may be transacted at any meeting of shareholders unless a quorum of shareholders entitled to vote is present at the commencement of the meeting, but such quorum need not be present throughout the meeting.

11.7   Lack of Quorum

If, within one-half hour from the time set for the holding of a meeting of shareholders, a quorum is not present:

(a) in the case of a general meeting requisitioned by shareholders, the meeting is dissolved, and

(b) in the case of any other meeting of shareholders, the meeting stands adjourned to the same day in the next week at the same time and place.

11.8   Lack of Quorum at Succeeding Meeting

If, at the meeting to which the meeting referred to in Article 11.7(b) was adjourned, a quorum is not present within one-half hour from the time set for the holding of the meeting, the person or persons present and being, or representing by proxy, one or more shareholders entitled to attend and vote at the meeting constitute a quorum.

11.9   Chair

The following individual is entitled to preside as chair at a meeting of shareholders:

(a) the chair of the board, if any; or

(b) if the chair of the board is absent or unwilling to act as chair of the meeting, the Chief Executive Officer, if any.

11.10   Selection of Alternate Chair

If, at any meeting of shareholders, there is no chair of the board or Chief Executive Officer present within 15 minutes after the time set for holding the meeting, or if the chair of the board and the Chief Executive Officer are unwilling to act as chair of the meeting, or if the chair of the board and the Chief Executive have advised the secretary, if any, or any director present at the meeting, that they will not be present at the meeting, the directors present must choose one of their number to be chair of the meeting or if all of the directors present decline to take the chair or fail to so choose or if no director is present, the shareholders entitled to vote at the meeting who are present in person or by proxy may choose any person present at the meeting to chair the meeting.

11.11   Adjournments

The chair of a meeting of shareholders may, and if so directed by the meeting must, adjourn the meeting from time to time and from place to place, but no business may be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

11.12   Notice of Adjourned Meeting

It is not necessary to give any notice of an adjourned meeting or of the business to be transacted at an adjourned meeting of shareholders except that, when a meeting is adjourned for 30 days or more, notice of the adjourned meeting must be given as in the case of the original meeting.

11.13   Decisions by Show of Hands or Poll

Subject to the Business Corporations Act, every motion put to a vote at a meeting of shareholders will be decided on a show of hands unless a poll, before or on the declaration of the result of the vote by show of hands, is directed by the chair or demanded by at least one shareholder entitled to vote who is present in person or by proxy.

11.14   Declaration of Result

The chair of a meeting of shareholders must declare to the meeting the decision on every question in accordance with the result of the show of hands or the poll, as the case may be, and that decision must be entered in the minutes of the meeting. A declaration of the chair that a resolution is carried by the necessary majority or is defeated is, unless a poll is directed by the chair or demanded under Article 11.13, conclusive evidence without proof of the number or proportion of the votes recorded in favour of or against the resolution.

11.15   Motion Need Not be Seconded

No motion proposed at a meeting of shareholders need be seconded unless the chair of the meeting rules otherwise, and the chair of any meeting of shareholders is entitled to propose or second a motion.

11.16   Casting Vote

In case of an equality of votes, the chair of a meeting of shareholders does not, either on a show of hands or on a poll, have a second or casting vote in addition to the vote or votes to which the chair may be entitled as a shareholder.

11.17   Manner of Taking Poll

Subject to Article 11.18, if a poll is duly demanded at a meeting of shareholders:

(a) the poll must be taken:

(i)   at the meeting, or within seven days after the date of the meeting, as the chair of the meeting directs; and

(ii)  in the manner, at the time and at the place that the chair of the meeting directs;

(b) the result of the poll is deemed to be the decision of the meeting at which the poll is demanded; and

(c) the demand for the poll may be withdrawn by the person who demanded it.

11.18   Demand for Poll on Adjournment

A poll demanded at a meeting of shareholders on a question of adjournment must be taken immediately at the meeting.

11.19   Chair Must Resolve Dispute

In the case of any dispute as to the admission or rejection of a vote given on a poll, the chair of the meeting must determine the dispute, and his or her determination made in good faith is final and conclusive.

11.20   Casting of Votes

On a poll, a shareholder entitled to more than one vote need not cast all the votes in the same way.

11.21   Demand for Poll

No poll may be demanded in respect of the vote by which a chair of a meeting of shareholders is elected.

11.22   Demand for Poll Not to Prevent Continuance of Meeting

The demand for a poll at a meeting of shareholders does not, unless the chair of the meeting so rules, prevent the continuation of a meeting for the transaction of any business other than the question on which a poll has been demanded.

11.23   Retention of Ballots and Proxies

The Company must, for at least three months after a meeting of shareholders, keep each ballot cast on a poll and each proxy voted at the meeting, and, during that period, make them available for inspection during normal business hours by any shareholder or proxyholder entitled to vote at the meeting. At the end of such three month period, the Company may destroy such ballots and proxies.

12.  VOTES OF SHAREHOLDERS

12.1   Number of Votes by Shareholder or by Shares

Subject to any special rights or restrictions attached to any shares and to the restrictions imposed on joint shareholders under Article 12.3:

(a) on a vote by show of hands, every person present who is a shareholder or proxy holder and entitled to vote on the matter has one vote; and

(b) on a poll, every shareholder entitled to vote on the matter has one vote in respect of each share entitled to be voted on the matter and held by that shareholder and may exercise that vote either in person or by proxy.

12.2   Votes of Persons in Representative Capacity

A person who is not a shareholder may vote at a meeting of shareholders, whether on a show of hands or on a poll, and may appoint a proxy holder to act at the meeting, if, before doing so, the person satisfies the chair of the meeting, or the directors, that the person is a legal personal representative or a trustee in bankruptcy for a shareholder who is entitled to vote at the meeting.

12.3   Votes by Joint Holders

If there are joint shareholders registered in respect of any share:

(a) any one of the joint shareholders may vote at any meeting, either personally or by proxy, in respect of the share as if that joint shareholder were solely entitled to it; or

(b) if more than one of the joint shareholders is present at any meeting, personally or by proxy, and more than one of them votes in respect of that share, then only the vote of the joint shareholder present whose name stands first on the central securities register in respect of the share will be counted.

12.4   Legal Personal Representatives as Joint Shareholders

Two or more legal personal representatives of a shareholder in whose sole name any share is registered are, for the purposes of Article 12.3, deemed to be joint shareholders.

12.5   Representative of a Corporate Shareholder

If a corporation, that is not a subsidiary of the Company, is a shareholder, that corporation may appoint a person to act as its representative at any meeting of shareholders of the Company, and:

(a) for that purpose, the instrument appointing a representative must:

(i)   be received at the registered office of the Company or at any other place specified, in the notice calling the meeting, for the receipt of proxies, at least the number of business days specified in the notice for the receipt of proxies, or if no number of days is specified, two business days before the day set for the holding of the meeting; or

(ii)  be provided, at the meeting, to the chair of the meeting or to a person designated by the chair of the meeting;

(b) if a representative is appointed under this Article 12.5:

(i)   the representative is entitled to exercise in respect of and at that meeting the same rights on behalf of the corporation that the representative represents as that corporation could exercise if it were a shareholder who is an individual, including, without limitation, the right to appoint a proxy holder; and

(ii)  the representative, if present at the meeting, is to be counted for the purpose of forming a quorum and is deemed to be a shareholder present in person at the meeting.

Evidence of the appointment of any such representative may be sent to the Company by written instrument, fax or any other method of transmitting legibly recorded messages.

12.6   Proxy Provisions Do Not Apply to All Companies

Articles 12.7 to 12.15 do not apply to the Company if and for so long as it is a public company or a pre-existing reporting company which has the Statutory Reporting Company Provisions as part of its Articles or to which the Statutory Reporting Company Provisions apply.

12.7   Appointment of Proxy Holders

Every shareholder of the Company, including a corporation that is a shareholder but not a subsidiary of the Company, entitled to vote at a meeting of shareholders of the Company may, by proxy, appoint one or more (but not more than five) proxy holders to attend and act at the meeting in the manner, to the extent and with the powers conferred by the proxy. The instructing of proxy holders may be carried out by means of telephonic, electronic or other communication facility in addition to or in substitution for instructing proxy holders by mail.

12.8   Alternate Proxy Holders

A shareholder may appoint one or more alternate proxy holders to act in the place of an absent proxy holder.

12.9   When Proxy Holder Need Not Be Shareholder

A person must not be appointed as a proxy holder unless the person is a shareholder, although a person who is not a shareholder may be appointed as a proxy holder if:

(a) the person appointing the proxy holder is a corporation or a representative of a corporation appointed under Article 12.5;

(b) the Company has at the time of the meeting for which the proxy holder is to be appointed only one shareholder entitled to vote at the meeting; or

(c) the shareholders present in person or by proxy at and entitled to vote at the meeting for which the proxy holder is to be appointed, by a resolution on which the proxy holder is not entitled to vote but in respect of which the proxy holder is to be counted in the quorum, permit the proxy holder to attend and vote at the meeting.

12.10   Deposit of Proxy

A proxy for a meeting of shareholders must:

(a) be received at the registered office of the Company or at any other place specified, in the notice calling the meeting, for the receipt of proxies, at least the number of business days specified in the notice, or if no number of days is specified, two business days before the day set for the holding of the meeting; or

(b) unless the notice provides otherwise, be provided, at the meeting, to the chair of the meeting or to a person designated by the chair of the meeting.

A proxy may be sent to the Company by written instrument, fax or any other method of transmitting legibly recorded messages.

12.11   Validity of Proxy Vote

A vote given in accordance with the terms of a proxy is valid notwithstanding the death or incapacity of the shareholder giving the proxy and despite the revocation of the proxy or the revocation of the authority under which the proxy is given, unless notice in writing of that death, incapacity or revocation is received:

(a) at the registered office of the Company, at any time up to and including the last business day before the day set for the holding of the meeting at which the proxy is to be used; or

(b) by the chair of the meeting, before the vote is taken.

12.12   Form of Proxy

A proxy, whether for a specified meeting or otherwise, must be either in the following form or in any other form approved by the directors or the chair of the meeting:

[Name of Company]

(the “Company”)

The undersigned, being a shareholder of the Company, hereby appoints [name] or, failing that person, [name], a proxy holder for the undersigned to attend, act and vote for and on behalf of the undersigned at the meeting of shareholders of the Company to be held on [month, day, year] and at any adjournment of that meeting.

Number of shares in respect of which this proxy is given (if no number is specified, then this proxy is given in respect of all shares registered in the name of the shareholder):

Signed:
(month/day/year)

(Signature of shareholder)

(Name of shareholder—printed)

12.13   Revocation of Proxy

Subject to Article 12.14, every proxy may be revoked by an instrument in writing that is:

(a) received at the registered office of the Company at any time up to and including the last business day before the day set for the holding of the meeting at which the proxy is to be used; or

(b) provided, at the meeting, to the chair of the meeting.

12.14   Revocation of Proxy Must Be Signed

An instrument referred to in Article 12.13 must be signed as follows:

(a) if the shareholder for whom the proxy holder is appointed is an individual, the instrument must be signed by the shareholder or his or her legal personal representative or trustee in bankruptcy;

(b) if the shareholder for whom the proxy holder is appointed is a corporation, the instrument must be signed by the corporation or by a representative appointed for the corporation under Article 12.5.

12.15   Production of Evidence of Authority to Vote

The chair of any meeting of shareholders may, but need not, inquire into the authority of any person to vote at the meeting and may, but need not, demand from that person production of evidence as to the existence of the authority to vote.

13.  DIRECTORS

13.1   First Directors; Number of Directors

The first directors are the persons designated as directors of the Company in the Notice of Articles that applies to the Company when it is recognized under the Business Corporations Act. The number of directors, excluding additional directors appointed under Article 14.8, is set at:

(a) subject to paragraphs (b) and (c), the number of directors that is equal to the number of the Company’s first directors;

(b) if the Company is a public company, the greater of three and the most recently set of:

(i)   the number of directors set by ordinary resolution (whether or not previous notice of the resolution was given); and

(ii)  the number of directors set under Article 14.4;

(c) if the Company is not a public company, the most recently set of:

(i)   the number of directors set by ordinary resolution (whether or not previous notice of the resolution was given); and

(ii)  the number of directors set under Article 14.4.

13.2   Change in Number of Directors

If the number of directors is set under Articles 13.1(b)(i) or 13.1(c)(i):

(a) the shareholders may elect or appoint the directors needed to fill any vacancies in the board of directors up to that number;

(b) if the shareholders do not elect or appoint the directors needed to fill any vacancies in the board of directors up to that number contemporaneously with the setting of that number, then the directors may appoint, or the shareholders may elect or appoint, directors to fill those vacancies.

13.3   Directors’ Acts Valid Despite Vacancy

An act or proceeding of the directors is not invalid merely because fewer than the number of directors set or otherwise required under these Articles is in office.

13.4   Qualifications of Directors

A director is not required to hold a share of the Company as qualification for his or her office but must be qualified as required by the Business Corporations Act to become, act or continue to act as a director.

13.5   Remuneration of Directors

The directors are entitled to the remuneration for acting as directors, if any, as the directors may from time to time determine. If the directors so decide, the remuneration of the directors, if any, will be determined by the shareholders. That remuneration may be in addition to any salary or other remuneration paid to any officer or employee of the Company as such, who is also a director.

13.6   Reimbursement of Expenses of Directors

The Company must reimburse each director for the reasonable expenses that he or she may incur in and about the business of the Company.

13.7   Special Remuneration for Directors

If any director performs any professional or other services for the Company that in the opinion of the directors are outside the ordinary duties of a director, or if any director is otherwise specially occupied in or about the Company’s business, he or she may be paid remuneration fixed by the directors, or, at the option of that director, fixed by ordinary resolution, and such remuneration may be either in addition to, or in substitution for, any other remuneration that he or she may be entitled to receive.

13.8   Gratuity, Pension or Allowance on Retirement of Director

Unless otherwise determined by ordinary resolution, the directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any director who has held any salaried office or place of profit with the Company or to his or her spouse or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

14.  ELECTION AND REMOVAL OF DIRECTORS

14.1   Election at Annual General Meeting

At every annual general meeting and in every unanimous resolution contemplated by Article 10.2:

(a) the shareholders entitled to vote at the annual general meeting for the election of directors must elect, or in the unanimous resolution appoint, a board of directors consisting of the number of directors for the time being set under these Articles; and

(b) all the directors cease to hold office immediately before the election or appointment of directors under paragraph (a), but are eligible for re-election or re-appointment.

14.2   Consent to be a Director

No election, appointment or designation of an individual as a director is valid unless:

(a) that individual consents to be a director in the manner provided for in the Business Corporations Act;

(b) that individual is elected or appointed at a meeting at which the individual is present and the individual does not refuse, at the meeting, to be a director; or

(c) with respect to first directors, the designation is otherwise valid under the Business Corporations Act.

14.3   Failure to Elect or Appoint Directors

If:

(a) the Company fails to hold an annual general meeting, and all the shareholders who are entitled to vote at an annual general meeting fail to pass the unanimous resolution contemplated by Article 10.2, on or before the date by which the annual general meeting is required to be held under the Business Corporations Act; or

(b) the shareholders fail, at the annual general meeting or in the unanimous resolution contemplated by Article 10.2, to elect or appoint any directors;

then each director then in office continues to hold office until the earlier of:

(c) the date on which his or her successor is elected or appointed; and

(d) the date on which he or she otherwise ceases to hold office under the Business Corporations Act or these Articles.

14.4   Places of Retiring Directors Not Filled

If, at any meeting of shareholders at which there should be an election of directors, the places of any of the retiring directors are not filled by that election, those retiring directors who are not re-elected and who are asked by the newly elected directors to continue in office will, if willing to do so, continue in office to complete the number of directors for the time being set pursuant to these Articles until further new directors are elected at a meeting of shareholders convened for that purpose. If any such election or continuance of directors does not result in the election or continuance of the number of directors for the time being set pursuant to these Articles, the number of directors of the Company is deemed to be set at the number of directors actually elected or continued in office.

14.5   Directors May Fill Casual Vacancies

Any casual vacancy occurring in the board of directors may be filled by the directors.

14.6   Remaining Directors Power to Act

The directors may act notwithstanding any vacancy in the board of directors, but if the Company has fewer directors in office than the number set pursuant to these Articles as the quorum of directors, the directors may only act for the purpose of appointing directors up to that number or of summoning a meeting of shareholders for the purpose of filling any vacancies on the board of directors or, subject to the Business Corporations Act, for any other purpose.

14.7   Shareholders May Fill Vacancies

If the Company has no directors or fewer directors in office than the number set pursuant to these Articles as the quorum of directors, the shareholders may elect or appoint directors to fill any vacancies on the board of directors.

14.8   Additional Directors

Notwithstanding Articles 13.1 and 13.2, between annual general meetings or unanimous resolutions contemplated by Article 10.2, the directors may appoint one or more additional directors, but the number of additional directors appointed under this Article 14.8 must not at any time exceed:

(a) one-third of the number of first directors, if, at the time of the appointments, one or more of the first directors have not yet completed their first term of office; or

(b) in any other case, one-third of the number of the current directors who were elected or appointed as directors other than under this Article 14.8.

Any director so appointed ceases to hold office immediately before the next election or appointment of directors under Article 14.1(a), but is eligible for re-election or re-appointment.

14.9   Ceasing to be a Director

A director ceases to be a director when:

(a) the term of office of the director expires;

(b) the director dies;

(c) the director resigns as a director by notice in writing provided to the Company or a lawyer for the Company; or

(d) the director is removed from office pursuant to Articles 14.10 or 14.11.

14.10   Removal of Director by Shareholders

The Company may remove any director before the expiration of his or her term of office by special resolution. In that event, the shareholders may elect, or appoint by ordinary resolution, a director to fill the resulting vacancy. If the shareholders do not elect or appoint a director to fill the resulting vacancy contemporaneously with the removal, then the directors may appoint or the shareholders may elect, or appoint by ordinary resolution, a director to fill that vacancy.

14.11   Removal of Director by Directors

The directors may remove any director before the expiration of his or her term of office if the director is convicted of an indictable offence, or if the director ceases to be qualified to act as a director of a company and does not promptly resign, and the directors may appoint a director to fill the resulting vacancy.

14.12   Advance Notice of Nominations of Directors

(1)	In this Article 14.12:

	(a)	“Applicable Securities Laws” means the Securities Act and the applicable securities legislation of each province and territory of Canada, as amended, of which the Company is a reporting issuer or equivalent, from time to time, along with the rules, regulations and forms made or promulgated under any such statute and the published national instruments, multilateral instruments, policies, bulletins and notices of the related securities commission and similar regulatory authority of the applicable provinces and territories of Canada;

	(b)	“Company Email Address” means the business email address of the Company as specified on the Company’s profile on SEDAR;

	(c)	“Head Office” means the head office address of the Company as specified on the Company’s profile on SEDAR;

	(d)	“Meeting of Shareholders” means such annual shareholders meeting or special shareholders meeting, whether general or not, at which one or more persons are nominated for election to the board of directors by a Nominating Shareholder;

	(e)	“Nominating Shareholder” has the meaning set out in Article 14.12(3)(c);

	(f)	“Notice Date” has the meaning set out in Article 14.12(5)(a);

	(g)	“Public Announcement” shall mean disclosure in a press release reported by a national news service in Canada, or in a document publicly filed by the Company on SEDAR;

	(h)	“Representation and Agreement” has the meaning set out in Article 14.12(4)(b);

	(i)	“Securities Act” means the British Columbia Securities Act or any successor thereto;

	(j)	“SEDAR” means the System for Electronic Document Analysis and Retrieval at www.sedar.com, or any successor filing service for the dissemination of public company disclosure documents in Canada;

	(k)	“Shareholder Notice” has the meaning set out in Article 14.12(4)(a).

(2)	This Article 14.12 only applies to the company if and for so long as it is a public company.

(3)	Subject only to the Business Corporations Act, only persons who are nominated in accordance with this Article 14.12 shall be eligible for election as directors of the company. Nominations of persons for election to the board of directors may be made for any Meeting of Shareholders:

(a)	by or at the direction of the board of directors or an authorized officer of the Company, including pursuant to a notice of meeting;

(b)	by or at the direction or request of one or more shareholders pursuant to a proposal made in accordance with the provisions of the Business Corporations Act, or a requisition of the shareholders made in accordance with the provisions of the Business Corporations Act; or

(c)	by any person (a “Nominating Shareholder”):

(i)	who, on the record date for notice of such meeting, is entered in the securities register as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting; and

(ii)	who complies with the notice procedures set forth below in this Article 14.12.

(4)	In addition to any other applicable requirements a Nominating Shareholder must give the following in order to nominate persons for election as directors:

(a)	timely notice of the nomination in proper written form to the secretary of the Company at the Head Office in accordance with this Article 14.12 (“Shareholder Notice”); and

(b)	a representation and agreement with respect to each candidate for nomination as required by, and within the time period specified in Article 14.12(7) (“Representation and Agreement”).

(5)	To be timely, the Shareholder Notice must be given:

(a)	in the case of an annual general meeting (which may also be an annual and special meeting of shareholders), not less than 30 and not more than 65 days prior to the date of the annual general meeting; provided, however, that in the event that the annual general meeting is to be held on a date that is less than 50 days after the date (the “Notice Date”) on which the first Public Announcement of the date of the annual general meeting was made, the Shareholder Notice may be given not later than 5 p.m. in the time zone of the Head Office on the tenth (10th) day following the Notice Date; or

(b)	in the case of a special meeting (which is not also an annual meeting of shareholders) called for the purpose of electing directors (whether or not called for other purposes), not later than 5 p.m. in the time zone of the Head Office on the fifteenth (15th) day following the first Public Announcement of the date of the special meeting.

(6)	To be in proper written form, the Shareholder Notice must set forth:

(a)	as to each person whom the Nominating Shareholder proposes to nominate for election as a director:

(i)	the name, age, business address and residential address of the person;

(ii)	the principal occupation or employment of the person;

(iii)	the class or series and number of shares in the capital of the Company which are controlled or which are owned beneficially or of record by the person as of the record date of notice for the Meeting of Shareholders (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice;

(iv)	a statement as to whether such person would be “independent” of the Company (within the meaning of section 1.4 and 1.5 of National Instrument 52-110 – Audit Committees of the Canadian Securities Administrators, as such provisions may be amended from time to time) if elected as a director at such meeting and the reasons and basis for such determination; and

(v)	any other information relating to the person that would be required to be disclosed in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Business Corporations Act and Applicable Securities Laws; and

(b)	as to the Nominating Shareholder giving the Shareholder Notice,

(i)	any information relating to such Nominating Shareholder that would be required to be made in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Business Corporations Act and Applicable Securities Laws; and

(ii)	the class or series and number of shares in the capital of the Company which are controlled or which are owned beneficially or of record by the Nominating Shareholder as of the record date of notice for the Meeting of Shareholders (if such date shall than have been made publicly available and shall have occurred) and as of the date of such notice.

(7)	To be eligible to be a candidate for election as a director of the Company and to be duly nominated, a candidate must be nominated in the manner prescribed in this Article 14.12 and the candidate for nomination, whether nominated by the board of directors or otherwise, must have previously delivered to the secretary of the Company at the Head Office, not less than five (5) days prior to the date of the Meeting of Shareholders, a written Representation and Agreement (in a form acceptable to the Company, acting reasonably) that such candidate for nomination, if elected as a director of the Company, will comply with all applicable corporate governance, conflict of interest, confidentiality, share ownership, majority voting, insider trading policies and other policies and guidelines of the Company applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the secretary of the Company shall provide such candidate for nomination all such polices and guidelines in effect).

(8)	No person shall be eligible for election as a director of the Company unless nominated in accordance with the provisions of this Article 14.12; provided, however, that nothing in this Article 14.12 shall be deemed to preclude discussion by a shareholder (as distinct from the nomination of directors) at a meeting of shareholders of any matter in respect of which it would have been entitled to submit a proposal pursuant to the provisions of the Business Corporations Act.

(9)	The chair of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in the foregoing provisions and, if any proposed nomination is not in compliance with such foregoing provisions, to declare that such defective nomination be disregarded.

(10)	Notwithstanding any other provision of these Articles, notice or any delivery given to the secretary of the Company pursuant to this Article 14.12 may only be given by mail, personal delivery or email and shall be deemed to have been given and made only at the time it is sent by mail to the Head Office, served by personal delivery to the Head Office, sent by email to the Company Email Address (provided that receipt of confirmation of such transmission has been received); provided that if such delivery or electronic communication is made on a day which is a not a business day or later than 5 p.m. In the time zone of the Head Office on a day which is a business day, then such delivery or electronic communication shall be deemed to have been made on the subsequent day that is a business day.

(11)	Notwithstanding the foregoing, the board of directors may, in their sole discretion, waive any requirement in this Article 14.12 by resolution of the board of directors.

(12)	In no event shall any adjournment or postponement of a Meeting of Shareholders or the announcement thereof commence a new time period for the giving of the Shareholder Notice or the Representation and Agreement.

15. POWERS AND DUTIES OF DIRECTORS

15.1 Powers of Management

The directors must, subject to the Business Corporations Act and these Articles, manage or supervise the management of the business and affairs of the Company and have the authority to exercise all such powers of the Company as are not, by the Business Corporations Act or by these Articles, required to be exercised by the shareholders of the Company.

15.2 Appointment of Attorney of Company

The directors may from time to time, by power of attorney or other instrument, under seal if so required by law, appoint any person to be the attorney of the Company for such purposes, and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the directors under these Articles and excepting the power to fill vacancies in the board of directors, to remove a director, to change the membership of, or fill vacancies in, any committee of the directors, to appoint or remove officers appointed by the directors and to declare dividends) and for such period, and with such remuneration and subject to such conditions as the directors may think fit. Any such power of attorney may contain such provisions for the protection or convenience of persons dealing with such attorney as the directors think fit. Any such attorney may be authorized by the directors to sub-delegate all or any of the powers, authorities and discretions for the time being vested in him or her.

16. DISCLOSURE OF INTEREST OF DIRECTORS

16.1 Obligation to Account for Profits

A director or senior officer who holds a disclosable interest (as that term is used in the Business Corporations Act) in a contract or transaction into which the Company has entered or proposes to enter is liable to account to the Company for any profit that accrues to the director or senior officer under or as a result of the contract or transaction only if and to the extent provided in the Business Corporations Act.

16.2 Restrictions on Voting by Reason of Interest

A director who holds a disclosable interest in a contract or transaction into which the Company has entered or proposes to enter is not entitled to vote on any directors’ resolution to approve that contract or transaction, unless all the directors have a disclosable interest in that contract or transaction, in which case any or all of those directors may vote on such resolution.

16.3 Interested Director Counted in Quorum

A director who holds a disclosable interest in a contract or transaction into which the Company has entered or proposes to enter and who is present at the meeting of directors at which the contract or transaction is considered for approval may be counted in the quorum at the meeting whether or not the director votes on any or all of the resolutions considered at the meeting.

16.4 Disclosure of Conflict of Interest or Property

A director or senior officer who holds any office or possesses any property, right or interest that could result, directly or indirectly, in the creation of a duty or interest that materially conflicts with that individual’s duty or interest as a director or senior officer, must disclose the nature and extent of the conflict as required by the Business Corporations Act.

16.5 Director Holding Other Office in the Company

A director may hold any office or place of profit with the Company, other than the office of auditor of the Company, in addition to his or her office of director for the period and on the terms (as to remuneration or otherwise) that the directors may determine.

16.6 No Disqualification

No director or intended director is disqualified by his or her office from contracting with the Company either with regard to the holding of any office or place of profit the director holds with the Company or as vendor, purchaser or otherwise, and no contract or transaction entered into by or on behalf of the Company in which a director is in any way interested is liable to be voided for that reason.

16.7 Professional Services by Director or Officer

Subject to the Business Corporations Act, a director or officer, or any person in which a director or officer has an interest, may act in a professional capacity for the Company, except as auditor of the Company, and the director or officer or such person is entitled to remuneration for professional services as if that director or officer were not a director or officer.

16.8 Director or Officer in Other Corporations

A director or officer may be or become a director, officer or employee of, or otherwise interested in, any person in which the Company may be interested as a shareholder or otherwise, and, subject to the Business Corporations Act, the director or officer is not accountable to the Company for any remuneration or other benefits received by him or her as director, officer or employee of, or from his or her interest in, such other person.

17. PROCEEDINGS OF DIRECTORS

17.1 Meetings of Directors

The directors may meet together for the conduct of business, adjourn and otherwise regulate their meetings as they think fit, and meetings of the directors held at regular intervals may be held at the place, at the time and on the notice, if any, as the directors may from time to time determine.

17.2 Voting at Meetings

Questions arising at any meeting of directors are to be decided by a majority of votes and, in the case of an equality of votes, the chair of the meeting does not have a second or casting vote.

17.3 Chair of Meetings

The following individual is entitled to preside as chair at a meeting of directors:

(a) the chair of the board, if any;

(b) in the absence of the chair of the board, the president, if any, if the president is a director; or

(c) any other director chosen by the directors if:

(i) neither the chair of the board nor the president, if a director, is present at the meeting within 15 minutes after the time set for holding the meeting;

(ii) neither the chair of the board nor the president, if a director, is willing to chair the meeting; or

(iii) the chair of the board and the president, if a director, have advised the secretary, if any, or any other director, that they will not be present at the meeting.

17.4 Meetings by Telephone or Other Communications Medium

A director may participate in a meeting of the directors or of any committee of the directors in person or by telephone if all directors participating in the meeting, whether in person or by telephone or other communications medium, are able to communicate with each other. A director may participate in a meeting of the directors or of any committee of the directors by a communications medium other than telephone if all directors participating in the meeting, whether in person or by telephone or other communications medium, are able to communicate with each other and if all directors who wish to participate in the meeting agree to such participation. A director who participates in a meeting in a manner contemplated by this Article 17.4 is deemed for all purposes of the Business Corporations Act and these Articles to be present at the meeting and to have agreed to participate in that manner.

17.5 Calling of Meetings

A director may, and the secretary of the Company, if any, on the request of a director must, call a meeting of the directors at any time.

17.6 Notice of Meetings

Other than for meetings held at regular intervals as determined by the directors pursuant to Article 17.1, reasonable notice of each meeting of the directors, specifying the place, day and time of that meeting must be given to each of the directors by any method set out in Article 23.1 or orally or by telephone.

17.7 When Notice Not Required

It is not necessary to give notice of a meeting of the directors to a director if:

(a) the meeting is to be held immediately following a meeting of shareholders at which that director was elected or appointed, or is the meeting of the directors at which that director is appointed; or

(b) the director has waived notice of the meeting.

17.8 Meeting Valid Despite Failure to Give Notice

The accidental omission to give notice of any meeting of directors to, or the non-receipt of any notice by, any director or alternate director, does not invalidate any proceedings at that meeting.

17.9 Waiver of Notice of Meetings

Any director may send to the Company a document signed by him or her waiving notice of any past, present or future meeting or meetings of the directors and may at any time withdraw that waiver with respect to meetings held after that withdrawal. After sending a waiver with respect to all future meetings and until that waiver is withdrawn, no notice of any meeting of the directors need be given to that director and all meetings of the directors so held are deemed not to be improperly called or constituted by reason of notice not having been given to such director.

17.10 Quorum

The quorum necessary for the transaction of the business of the directors may be set by the directors and, if not so set, is deemed to be set at a majority of directors or, if the number of directors is set at one, is deemed to be set at one director, and that director may constitute a meeting.

17.11 Validity of Acts Where Appointment Defective

Subject to the Business Corporations Act, an act of a director or officer is not invalid merely because of an irregularity in the election or appointment or a defect in the qualification of that director or officer.

17.12 Consent Resolutions in Writing

A resolution of the directors or of any committee of the directors consented to in writing by all of the directors entitled to vote on it, whether by signed document, fax, email or any other method of transmitting legibly recorded messages, is as valid and effective as if it had been passed at a meeting of the directors or of the committee of the directors duly called and held. Such resolution may be in two or more counterparts which together are deemed to constitute one resolution in writing. A resolution passed in that manner is effective on the date stated in the resolution or on the latest date stated on any counterpart. A resolution of the directors or of any committee of the directors passed in accordance with this Article 17.12 is deemed to be a proceeding at a meeting of directors or of the committee of the directors and to be as valid and effective as if it had been passed at a meeting of the directors or of the committee of the directors that satisfies all the requirements of the Business Corporations Act and all the requirements of these Articles relating to meetings of the directors or of a committee of the directors.

18. EXECUTIVE AND OTHER COMMITTEES

18.1 Appointment and Powers of Executive Committee

The directors may, by resolution, appoint an executive committee consisting of the director or directors that they consider appropriate, and this committee has, during the intervals between meetings of the board of directors, all of the directors’ powers, except:

(a) the power to fill vacancies in the board of directors;

(b) the power to remove a director;

(c) the power to change the membership of, or fill vacancies in, any committee of the directors; and

(d) such other powers, if any, as may be set out in the resolution or any subsequent directors’ resolution.

18.2 Appointment and Powers of Other Committees

The directors may, by resolution:

(a) appoint one or more committees (other than the executive committee) consisting of the director or directors that they consider appropriate;

(b) delegate to a committee appointed under paragraph (a) any of the directors’ powers, except:

(i) the power to fill vacancies in the board of directors;

(ii) the power to remove a director;

(iii) the power to change the membership of, or fill vacancies in, any committee of the directors; and

(iv) the power to appoint or remove officers appointed by the directors; and

(c) make any delegation referred to in paragraph (b) subject to the conditions set out in the resolution or any subsequent directors’ resolution.

18.3 Obligations of Committees

Any committee appointed under Articles 18.1 or 18.2, in the exercise of the powers delegated to it, must:

(a) conform to any rules that may from time to time be imposed on it by the directors; and

(b) report every act or thing done in exercise of those powers at such times as the directors may require.

18.4 Powers of Board

The directors may, at any time, with respect to a committee appointed under Articles 18.1 or 18.2:

(a) revoke or alter the authority given to the committee, or override a decision made by the committee, except as to acts done before such revocation, alteration or overriding;

(b) terminate the appointment of, or change the membership of, the committee; and

(c) fill vacancies in the committee.

18.5 Committee Meetings

Subject to Article 18.3(a) and unless the directors otherwise provide in the resolution appointing the committee or in any subsequent resolution, with respect to a committee appointed under Articles 18.1 or 18.2:

(a) the committee may meet and adjourn as it thinks proper;

(b) the committee may elect a chair of its meetings but, if no chair of a meeting is elected, or if at a meeting the chair of the meeting is not present within 15 minutes after the time set for holding the meeting, the directors present who are members of the committee may choose one of their number to chair the meeting;

(c) a majority of the members of the committee constitutes a quorum of the committee; and

(d) questions arising at any meeting of the committee are determined by a majority of votes of the members present, and in case of an equality of votes, the chair of the meeting does not have a second or casting vote.

19. OFFICERS

19.1 Directors May Appoint Officers

The directors may, from time to time, appoint such officers, if any, as the directors determine and the directors may, at any time, terminate any such appointment.

19.2 Functions, Duties and Powers of Officers

The directors may, for each officer:

(a) determine the functions and duties of the officer;

(b) entrust to and confer on the officer any of the powers exercisable by the directors on such terms and conditions and with such restrictions as the directors think fit; and

(c) revoke, withdraw, alter or vary all or any of the functions, duties and powers of the officer.

19.3 Qualifications

No officer may be appointed unless that officer is qualified in accordance with the Business Corporations Act. One person may hold more than one position as an officer of the Company. Any person appointed as the chair of the board or as the managing director must be a director. Any other officer need not be a director.

19.4 Remuneration and Terms of Appointment

All appointments of officers are to be made on the terms and conditions and at the remuneration (whether by way of salary, fee, commission, participation in profits or otherwise) that the directors think fit and are subject to termination at the pleasure of the directors, and an officer may in addition to such remuneration be entitled to receive, after he or she ceases to hold such office or leaves the employment of the Company, a pension or gratuity.

20. INDEMNIFICATION

20.1 Definitions

In this Article 20:

(a) “eligible penalty” means a judgement, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding;

(b) “eligible proceeding” means a legal proceeding or investigative action, whether current, threatened, pending or completed, in which a director or former director of the Company (an “eligible party”) or any of the heirs and legal personal representatives of the eligible party, by reason of the eligible party being or having been a director of the Company:

(i) is or may be joined as a party; or

(ii) is or may be liable for or in respect of a judgement, penalty or fine in, or expenses related to, the proceeding;

(c) “expenses” has the meaning set out in the Business Corporations Act.

20.2 Mandatory Indemnification of Directors and Former Directors

Subject to the Business Corporations Act, the Company must indemnify a director or former director of the Company and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director is deemed to have contracted with the Company on the terms of the indemnity contained in this Article 20.2.

20.3 Indemnification of Other Persons

Subject to any restrictions in the Business Corporations Act, the Company may indemnify any person.

20.4 Non-Compliance with Business Corporations Act

The failure of a director or officer of the Company to comply with the Business Corporations Act or these Articles does not invalidate any indemnity to which he or she is entitled under this Part.

20.5 Company May Purchase Insurance

The Company may purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who:

(a) is or was a director, officer, employee or agent of the Company;

(b) is or was a director, officer, employee or agent of a corporation at a time when the corporation is or was an affiliate of the Company;

(c) at the request of the Company, is or was a director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity;

(d) at the request of the Company, holds or held a position equivalent to that of a director or officer of a partnership, trust, joint venture or other unincorporated entity;

against any liability incurred by him or her as such director, officer, employee or agent or person who holds or held such equivalent position.

21. DIVIDENDS

21.1 Payment of Dividends Subject to Special Rights

The provisions of this Article 21 are subject to the rights, if any, of shareholders holding shares with special rights as to dividends.

21.2 Declaration of Dividends

Subject to the Business Corporations Act, the directors may from time to time declare and authorize payment of such dividends as they may deem advisable.

21.3 No Notice Required

The directors need not give notice to any shareholder of any declaration under Article 21.2.

21.4 Record Date

The directors may set a date as the record date for the purpose of determining shareholders entitled to receive payment of a dividend. The record date must not precede the date on which the dividend is to be paid by more than two months. If no record date is set, the record date is 5 p.m. on the date on which the directors pass the resolution declaring the dividend.

21.5 Manner of Paying Dividend

A resolution declaring a dividend may direct payment of the dividend wholly or partly by the distribution of specific assets or of fully paid shares or of bonds, debentures or other securities of the Company, or in any one or more of those ways.

21.6 Settlement of Difficulties

If any difficulty arises in regard to a distribution under Article 21.5, the directors may settle the difficulty as they deem advisable, and, in particular, may:

(a) set the value for distribution of specific assets;

(b) determine that cash payments in substitution for all or any part of the specific assets to which any shareholders are entitled may be made to any shareholders on the basis of the value so fixed in order to adjust the rights of all parties; and

(c) vest any such specific assets in trustees for the persons entitled to the dividend.

21.7 When Dividend Payable

Any dividend may be made payable on such date as is fixed by the directors.

21.8 Dividends to be Paid in Accordance with Number of Shares

All dividends on shares of any class or series of shares must be declared and paid according to the number of such shares held.

21.9 Receipt by Joint Shareholders

If several persons are joint shareholders of any share, any one of them may give an effective receipt for any dividend, bonus or other money payable in respect of the share.

21.10 Dividend Bears No Interest

No dividend bears interest against the Company.

21.11 Fractional Dividends

If a dividend to which a shareholder is entitled includes a fraction of the smallest monetary unit of the currency of the dividend, that fraction may be disregarded in making payment of the dividend and that payment represents full payment of the dividend.

21.12 Payment of Dividends

Any dividend or other distribution payable in cash in respect of shares may be paid by cheque, made payable to the order of the person to whom it is sent, and mailed to the address of the shareholder, or in the case of joint shareholders, to the address of the joint shareholder who is first named on the central securities register, or to the person and to the address the shareholder or joint shareholders may direct in writing. The mailing of such cheque will, to the extent of the sum represented by the cheque (plus the amount of the tax required by law to be deducted), discharge all liability for the dividend unless such cheque is not paid on presentation or the amount of tax so deducted is not paid to the appropriate taxing authority.

21.13 Capitalization of Surplus

Notwithstanding anything contained in these Articles, the directors may from time to time capitalize any surplus of the Company and may from time to time issue, as fully paid, shares or any bonds, debentures or other securities of the Company as a dividend representing the surplus or any part of the surplus.

22. DOCUMENTS, RECORDS AND REPORTS

22.1 Recording of Financial Affairs

The directors must cause adequate accounting records to be kept to record properly the financial affairs and condition of the Company and to comply with the Business Corporations Act.

22.2 Inspection of Accounting Records

Unless the directors determine otherwise, or unless otherwise determined by ordinary resolution, no shareholder of the Company is entitled to inspect or obtain a copy of any accounting records of the Company.

23. NOTICES

23.1 Method of Giving Notice

Unless the Business Corporations Act or these Articles provides otherwise, a notice, statement, report or other record required or permitted by the Business Corporations Act or these Articles to be sent by or to a person may be sent by any one of the following methods:

(a) mail addressed to the person at the applicable address for that person as follows:

(i) for a record mailed to a shareholder, the shareholder’s registered address;

(ii) for a record mailed to a director or officer, the prescribed address for mailing shown for the director or officer in the records kept by the Company or the mailing address provided by the recipient for the sending of that record or records of that class;

(iii) in any other case, the mailing address of the intended recipient;

(b) delivery at the applicable address for that person as follows, addressed to the person:

(i) for a record delivered to a shareholder, the shareholder’s registered address;

(ii) for a record delivered to a director or officer, the prescribed address for delivery shown for the director or officer in the records kept by the Company or the delivery address provided by the recipient for the sending of that record or records of that class;

(iii) in any other case, the delivery address of the intended recipient;

(c) sending the record by fax to the fax number provided by the intended recipient for the sending of that record or records of that class;

(d) sending the record by email to the email address provided by the intended recipient for the sending of that record or records of that class;

(e) physical delivery to the intended recipient.

23.2 Deemed Receipt of Mailing

A record that is mailed to a person by ordinary mail to the applicable address for that person referred to in Article 23.1 is deemed to be received by the person to whom it was mailed on the day, Saturdays, Sundays and holidays excepted, following the date of mailing.

23.3 Certificate of Sending

A certificate signed by the secretary, if any, or other officer of the Company or of any other corporation acting in that behalf for the Company stating that a notice, statement, report or other record was addressed as required by Article 23.1, prepaid and mailed or otherwise sent as permitted by Article 23.1 is conclusive evidence of that fact.

23.4 Notice to Joint Shareholders

A notice, statement, report or other record may be provided by the Company to the joint shareholders of a share by providing the notice to the joint shareholder first named in the central securities register in respect of the share.

23.5 Notice to Trustees

A notice, statement, report or other record may be provided by the Company to the persons entitled to a share in consequence of the death, bankruptcy or incapacity of a shareholder by:

(a) mailing the record, addressed to them:

(i) by name, by the title of the legal personal representative of the deceased or incapacitated shareholder, by the title of trustee of the bankrupt shareholder or by any similar description; and

(ii) at the address, if any, supplied to the Company for that purpose by the persons claiming to be so entitled; or

(b) if an address referred to in paragraph (a)(i) has not been supplied to the Company, by giving the notice in a manner in which it might have been given if the death, bankruptcy or incapacity had not occurred.

24. SEAL

24.1 Who May Attest Seal

Except as provided in Articles 24.2 and 24.3, the Company’s seal, if any, must not be impressed on any record except when that impression is attested by the signatures of:

(a) any two directors;

(b) any officer, together with any director;

(c) if the Company only has one director, that director; or

(d) any one or more directors or officers or persons as may be determined by the directors.

24.2 Sealing Copies

For the purpose of certifying under seal a certificate of incumbency of the directors or officers of the Company or a true copy of any resolution or other document, despite Article 24.1, the impression of the seal may be attested by the signature of any director or officer.

24.3 Mechanical Reproduction of Seal

The directors may authorize the seal to be impressed by third parties on share certificates or bonds, debentures or other securities of the Company as they may determine appropriate from time to time. To enable the seal to be impressed on any share certificates or bonds, debentures or other securities of the Company, whether in definitive or interim form, on which facsimiles of any of the signatures of the directors or officers of the Company are, in accordance with the Business Corporations Act or these Articles, printed or otherwise mechanically reproduced, there may be delivered to the person employed to engrave, lithograph or print such definitive or interim share certificates or bonds, debentures or other securities one or more unmounted dies reproducing the seal and the chair of the board or any senior officer together with the secretary, treasurer, secretary-treasurer, an assistant secretary, an assistant treasurer or an assistant secretary-treasurer may in writing authorize such person to cause the seal to be impressed on such definitive or interim share certificates or bonds, debentures or other securities by the use of such dies. Share certificates or bonds, debentures or other securities to which the seal has been so impressed are for all purposes deemed to be under and to bear the seal impressed on them.

25. PROHIBITIONS

25.1 Definitions

In this Article 25:

(a) “designated security” means:

(i) a voting security of the Company;

(ii) a security of the Company that is not a debt security and that carries a residual right to participate in the earnings of the Company or, on the liquidation or winding up of the Company, in its assets; or

(iii) a security of the Company convertible, directly or indirectly, into a security described in paragraph (a) or (b);

(b) “security” has the meaning assigned in the Securities Act (British Columbia);

(c) “voting security” means a security of the Company that:

(i) is not a debt security, and

(ii) carries a voting right either under all circumstances or under some circumstances that have occurred and are continuing.

25.2 Application

Article 25.3 does not apply to the Company if and for so long as it is a public company or a pre-existing reporting company which has the Statutory Reporting Company Provisions as part of its Articles or to which the Statutory Reporting Company Provisions apply.

25.3 Consent Required for Transfer of Shares or Designated Securities

No share or designated security may be sold, transferred or otherwise disposed of without the consent of the directors and the directors are not required to give any reason for refusing to consent to any such sale, transfer or other disposition.

26. SPECIAL RIGHTS AND RESTRICTIONS

26.1 Authorized Capital

The Company is authorized to issue:

(a) 200,000,000 Class A Common shares with a par value of US$0.0001;

(b) 20,000,000 Class B Common shares with a par value of US$0.0001; and

(c) 1,000,000 Preferred shares with a par value of US$0.0001.

26.2 Defined Terms

In Articles 26 and 27 , the following terms shall have the following meanings:

(a) “Affiliate” in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity;

(b) “Business Combination” means a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the “target business”), which Business Combination: (a as long as the Company’s securities are listed on the Designated Stock Exchange, must occur with one or more target businesses that together have an aggregate fair market value equal to at least 80 per cent of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of signing the agreement to enter into such Business Combination; and (b) must not have been effectuated solely with another bank cheque company or a similar company with nominal operations;

(c) “Common Shares” means, collectively, the Class A Common Shares and the Class B Common Shares;

(d) “Designated Stock Exchange” means any U.S. national securities exchange on which the securities of the Company are listed for trading, including the NASDAQ Capital Market;

(e) “Directors” means the board of directors of the Company;

(f) “Equity-linked Securities” means any debt or equity securities that are convertible, exercisable or exchangeable for Class A Shares issued in a financing transaction in connection with a Business Combination, including but not limited to a private placement of equity or debt;

(g) “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time;

(h) “IPO” means the Company’s initial public offering of securities;

(i) “Preferred Shares” means the Preferred Shares;

(j) “Public Share” means a Class A Common Share issued as art of the units issued in the IPO;

(k) “Redemption Notice” means a notice in a form approved by the Company by which a holder of Public Shares is entitled to require the Company to redeem its Public Shares, subject to any conditions contained therein;

(l) “Securities and Exchange Commission” means the United States Securities and Exchange Commission;

(m) “Shares” means the Class A Common Shares, the Class B Common Shares, and the Preferred Shares, and “Share” means any one of them;

(n) “Sponsor” means Alpha Partners Technology Merger Sponsor LLC, a Delaware limited liability company, and its successors or assigns; and

(o) “Trust Account” means the trust account established by the Company upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of a private placement of units simultaneously with the closing date of the IPO, was deposited.

26.3 Class A Common Shares

The Class A Common shares, as a class, shall have attached to them the following rights, privileges, restrictions and conditions:

(a) Voting

The holders of the Class A Common shares shall each be entitled to:

(i) receive notice of, and to attend at, all meetings of shareholders of the Company, except meetings at which only holders of another class of shares of the Company not held by such shareholder are entitled to vote separately as a class; and

(ii) one vote in respect of each Class A Common share held by such shareholder on each matter presented to the shareholders of the Company for their action or consideration at a meeting of shareholders of the Company, except matters on which only holders of a class of shares of the Company other than the Class A Common shares are entitled to vote separately as a class.

(b) Dividends

Subject to any preferential rights and restrictions contained in these Articles and any other shares ranking senior to the Class A Common shares with respect to priority in the payment of dividends, the holders of Class A Common shares shall be entitled to receive dividends and the Company shall pay dividends thereon, as and when declared by the board of directors of the Company out of moneys properly applicable to the payment of dividends, in such amount and in such form as the board of directors of the Company may from time to time determine.

The board of directors may by resolution, in their absolute discretion, declare dividends in favour of any one or more class or classes of shares of the Company entitled to receive dividends to the exclusion of the other class or classes of shares of the Company entitled to receive dividends.

(c) Dissolution, Liquidation or Winding Up

In the event of the liquidation, dissolution, or winding-up of the Company or other distribution of property or assets of the Company among its shareholders for the purpose of winding-up its affairs, and subject to the prior rights of the holders of any other class of shares of the Company entitled to receive assets of the Company upon such a distribution in priority to or concurrently with the holders of Class A Common shares, shall participate rateably, share and share alike, without any further preference or distinction.

26.4 Class B Common Shares

The Class B Common shares, as a class, shall have attached to them the following rights, privileges, restrictions and conditions:

(a) Conversion

(i) Class B Common shares shall automatically convert into Class A Common shares on a one-for-one basis (the “Initial Conversion Ratio”): (a) at any time and from time to time at the option of the holders thereof, or (b) in connection with the consummation of a Business Combination.

(ii) Notwithstanding the Initial Conversion Ratio, in the case that additional Class A Common shares or any other Equity-linked Securities, are issued, or deemed issued, by the Company in excess of the amounts offered in the IPO and in connection with the consummation of a Business Combination, all Class B Common shares in issue shall automatically convert into Class A Common shares in connection with the consummation of a Business Combination at a ratio for which the Class B Common shares shall convert into Class A Common shares will be adjusted (unless the holders of a majority of the Class B Common shares then outstanding agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Common shares issuable upon conversion of all Class B Common shares will equal, on an as-converted basis, in the aggregate, 20 per cent of the sum of all Common Shares in issue upon completion of the IPO plus all Class A Common shares and Equity-linked Securities issued or deemed issued in connection with a Business Combination, excluding any Shares or Equity-linked Securities issued, or to be issued, to any seller in a Business Combination and any private placement units issued to the Sponsor or its Affiliates upon conversion of working capital loans made to the Company.

(iii) Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional Class A Common shares or Equity-linked Securities by the written consent or agreement of holders of a majority of the Class B Common shares then outstanding consenting or agreeing separately as a separate class.

(iv) The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share split, subdivision, exchange, capitalisation, rights issue, reclassification, recapitalisation or otherwise) or combination (by reverse share split, share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Class A Common shares then outstanding into a greater or lesser number of shares without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalisation of the Class B Common shares then outstanding.

(v) Each Class B Common share shall convert into its pro rata number of Class A Common shares pursuant to this Section. The pro rata share for each holder of Class B Common shares will be determined as follows: each Class B Common share shall convert into such number of Class A Common shares as is equal to the product of one multiplied by a fraction, the numerator of which shall be the total number of Class A Common shares into which all of the Class B Common shares then outstanding shall be converted pursuant to this Section 26.4(a) and the denominator of which shall be the total number of Class B Common shares then outstanding at the time of conversion.

(vi) References in this Section 26.4(a) to “converted”, “conversion” or “exchange” shall mean the compulsory redemption without notice of Class B Common shares of any holder and, on behalf of such holder, automatic application of such redemption proceeds in paying for such new Class A Common shares into which the Class B Common shares have been converted or exchanged at a price per Class B Common share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Common shares to be issued as part of the conversion or exchange will be issued at par. The Class A Common shares to be issued on an exchange or conversion shall be registered in the name of such holder or in such name as the holder may direct.

(vii) Notwithstanding anything to the contrary in this Section 26.4(a), in no event may any Class B Common share convert into Class A Common shares at a ratio that is less than one-for-one.

(b) Voting

The holders of the Class B Common shares shall each be entitled to:

(i) receive notice of, and to attend at, all meetings of shareholders of the Company, except meetings at which only holders of another class of shares of the Company not held by such shareholder are entitled to vote separately as a class; and

(ii) one vote in respect of each Class B Common share held by such shareholder on each matter presented to the shareholders of the Company for their action or consideration at a meeting of shareholders of the Company, except matters on which only holders of a class of shares of the Company other than the Class B Common shares are entitled to vote separately as a class.

(c) Dividends

Subject to any preferential rights and restrictions contained in these Articles and any other shares ranking senior to the Class B Common shares with respect to priority in the payment of dividends, the holders of Class B Common shares shall be entitled to receive dividends and the Company shall pay dividends thereon, as and when declared by the board of directors of the Company out of moneys properly applicable to the payment of dividends, in such amount and in such form as the board of directors of the Company may from time to time determine.

The board of directors may by resolution, in their absolute discretion, declare dividends in favour of any one or more class or classes of shares of the Company entitled to receive dividends to the exclusion of the other class or classes of shares of the Company entitled to receive dividends.

(d) Dissolution, Liquidation or Winding Up

In the event of the liquidation, dissolution, or winding-up of the Company or other distribution of property or assets of the Company among its shareholders for the purpose of winding-up its affairs, and subject to the prior rights of the holders of any other class of shares of the Company entitled to receive assets of the Company upon such a distribution in priority to or concurrently with the holders of Class B Common shares, shall participate rateably, share and share alike, without any further preference or distinction.

26.5 Preferred Shares

The Preferred shares, as a class, shall have attached to them the following rights, privileges, restrictions and conditions:

(a) The Preferred shares may at any time and from time to time be issued in one or more series. Subject to the provisions of Section 26.5(a) and 26.5(b) the directors may from time to time before the issue thereof fix the number of shares in, and determine the designation, rights, privileges, restrictions and conditions attaching to the shares of, each series of Preferred Shares.

(b) The Preferred Shares shall be entitled to priority over the Class A Common shares and Class B Common shares and all other shares ranking junior to the Preferred shares with respect to the payment of dividends and the distribution of assets of the Company in the event of any liquidation, dissolution or winding up of the Company or other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs.

(c) The Preferred shares of each series shall rank on a parity with the Preferred shares of every other series with respect to priority in the payment of dividends and in the distribution of assets of the Company in the event of any liquidation, dissolution or winding up of the Company or other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs.

26.6 Redemption, Repurchase and Surrender of Shares

Subject to the provisions of the Business Corporations Act, and, where applicable, the rules and regulations of the Designated Stock Exchange, the securities commission and/or any other competent regulatory authority or otherwise under applicable laws, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of a holder of such Share or the Company. The redemption of such Share, except Public Shares, shall be effected in such manner and upon such other terms as the Company, by special resolution, determine before the issue of such Shares.

With respect to redeeming or repurchasing the Shares: (i) holders of Public Shares are entitled to request the redemption of such Shares in the circumstances described in Section 27; (ii) Class B Common Shares held by the Sponsor shall be surrendered by the Sponsor for no consideration to the extent that its over-allotment option is not exercised in full so that the Sponsor will own 20 per cent of the Company’s issued Shares after the IPO; and (iii) Public Shares shall be repurchased by the Company in the circumstances described in Section 27.

Subject to the provisions of the Business Corporations Act, and, where applicable, the rules and regulations of the Designated Stock Exchange, the securities commission and/or any other competent regulatory authority or otherwise under applicable laws, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant holder of such Shares. For the avoidance of doubt, redemptions, repurchase and surrender of Shares in the circumstances described in this Section 26.6 shall not require further approval of the shareholders of the Company.

Subject to the provisions of the Business Corporations Act, and, where applicable, the rules and regulations of the Designated Stock Exchange, the securities commission and/or any other competent regulatory authority or otherwise under applicable laws, the Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by applicable laws, including out of capital and the directors may accept the surrender for no consideration of any fully paid Share.

27. BUSINESS COMBINATION

(a) Notwithstanding any other provision of the Articles, this Section 27 shall apply until the earliest occurrence of: (A) the consummation of a Business Combination and (B) the full distribution of the Trust Account pursuant to Section 27. In the event of a conflict between Section 27 and any other sections of these Articles, the provisions of this Section 27 shall prevail.

(b) Prior to the consummation of a Business Combination, the Company shall either:

(i) submit such Business Combination to its shareholders for approval; or

(ii) provide shareholders with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any), divided by the number of then issued Public Shares.

(c) Subject to the provisions of the Business Corporations Act, if the Company initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a proposed Business Combination, it shall file tender offer documents with the Securities and Exchange Commission prior to completing such Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act. If, alternatively, the Company holds general meeting to approve a proposed Business Combination, the Company will conduct any redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, and not pursuant to the tender offer rules, and file proxy materials with the Securities and Exchange Commission.

(d) At a general meeting called for the purposes of approving a Business Combination pursuant to this Section 27, in the event that such Business Combination is approved by ordinary resolution, the Company shall be authorised to consummate such Business Combination, provided that the Company shall not consummate such Business Combination unless the Company has net tangible assets of at least US$5,000,001 immediately prior to, or upon such consummation of such Business Combination, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such Business Combination.

(e) Any holders of Public Shares who is not the Sponsor, a founder, officer or director may, in connection with any vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such holder acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Public Shares in the aggregate without the prior consent of the Company. If so demanded, the Company shall pay any such redeeming shareholder, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”), but only in the event that the applicable proposed Business Combination is approved and in connection with its consummation.

(f) A shareholder may not withdraw a Redemption Notice following the deadline for such Redemption Notice unless the directors determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).

(g) In the event that the Company does not consummate a Business Combination within 42 months from the consummation of the IPO or such earlier date as determined by the directors, the Company shall:

(i) cease all operations except for the purpose of winding up;

(ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish such shareholder’s rights as a shareholder of the Company (including the right to receive further liquidation distributions, if any); and

(iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the directors, liquidate and dissolve,

subject in each case, to its obligations under the Business Corporations Act to provide for claims of creditors and the requirements of applicable law.

(h) In the event that any amendment is made to the Articles:

(i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or redeem 100 per cent of the Public Shares if the Company does not consummate a Business Combination within 42 months from the consummation of the IPO or such earlier date as determined by the directors; or

(ii) with respect to any other provision relating to shareholder’s rights or pre-Business Combination activity,

each holder of Public Shares who is not the Sponsor, a founder, officer or director shall be provided with the opportunity to redeem their Public Shares upon the approval or effectiveness of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares.

(i) the Company shall provide the holders of Public Shares who is not the Sponsor, a founder, officer or director shall be provided with the opportunity to redeem their Public Shares upon the approval of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable) earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares.

(j) A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of an IPO Redemption, a repurchase of Shares by means of a tender offer pursuant to this Article, or a distribution of the Trust Account pursuant to this Section. In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account.

(k) Except in connection with the conversion of Class B Common shares into Class A Common shares pursuant to Section 26.4(a) where the holders of such Common Shares have waived any right to receive funds from the Trust Account, after the issue of Public Shares, and prior to the consummation of a Business Combination, the Company shall not issue additional Shares or any other securities that would entitle the holders thereof to:

(i) receive funds from the Trust Account; or

(ii) vote as a class with Public Shares on a Business Combination.

(l) The independent directors shall approve any transaction or transactions between the Company and any of the following parties:

(i) any shareholder owning an interest in the voting power of the Company that gives such shareholder a significant influence over the Company; and

(ii) any director or officer and any Affiliate of such director or officer.

(m) A director may vote in respect of a Business Combination in which such director has a conflict of interest with respect to the evaluation of such Business Combination. Such director must disclose such interest or conflict to the other directors.

(n) As long as the Company’s securities are listed on the Designated Stock Exchange, the Company must complete the Business Combination with one or more operating businesses or assets with a fair market value equal to at least 80 per cent of the assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting discount held in the Trust Account) at the time of signing the agreement to enter into the Business Combination. A Business Combination must not be effectuated solely with another blank cheque company or a similar company with nominal operations.

(o) The Company may enter into a Business Combination with a target business that is Affiliated with the Sponsor, a founder, a director or an officer. In the event the Company seeks to complete a Business Combination with a target that is Affiliated with the Sponsor, a founder, a director or an officer, the Company, or a committee of independent directors, will obtain an opinion from an independent investment banking firm or another valuation or appraisal firm that regularly renders fairness opinions on the type of target business the Company is seeking to acquire that such a Business Combination is fair to the Company from a financial point of view.

Full name and signature of each Director	Date of Signing
___________________________________ KANISHKA ROY
___________________________________ MICHAEL DINSDALE
___________________________________ ALAN BLACK
___________________________________ DAVID SABLE

Exhibit D

FORM OF CLOSING PUBCO ARTICLES

Number:	[__]

BUSINESS CORPORATIONS ACT

(British Columbia)

ARTICLES

of

[_____]

(the “Company”)

D-i

Number:	[__]

BUSINESS CORPORATIONS ACT

(British Columbia)

ARTICLES

of

[____]

(the “Company”)

Part 1

interpretation

Definitions

1.1 In these Articles, unless the context otherwise requires:

(a) “Act” means the Business Corporations Act (British Columbia) from time to time in force and all amendments thereto and includes all regulations and amendments thereto made pursuant to that Act;

(b) “board of directors”, “directors” and “board” mean the directors or sole director of the Company for the time being;

(c) “Interpretation Act” means the Interpretation Act (British Columbia) from time to time in force and all amendments thereto and includes all regulations and amendments thereto made pursuant to that Act;

(d) “legal personal representative” means the personal or other legal representative of the shareholder;

(e) “registered address” of a shareholder means the shareholder’s address as recorded in the central securities register;

(f) “seal” means the seal of the Company, if any;

(g) “share” means a share in the share structure of the Company; and

(h) “special majority” means the majority of votes described in §11.2 which is required to pass a special resolution.

Act and Interpretation Act Definitions Applicable

1.2 The definitions in the Act and the definitions and rules of construction in the Interpretation Act, with the necessary changes, so far as applicable, and except as the context requires otherwise, apply to these Articles as if they were an enactment. If there is a conflict between a definition in the Act and a definition or rule in the Interpretation Act relating to a term used in these Articles, the definition in the Act will prevail. If there is a conflict or inconsistency between these Articles and the Act, the Act will prevail.

Part 2

shares and share certificates

Authorized Share Structure

2.1 The authorized share structure of the Company consists of shares of the class or classes and series, if any, described in the Notice of Articles of the Company.

Form of Share Certificate

2.2 Each share certificate issued by the Company must comply with, and be signed as required by, the Act.

Shareholder Entitled to Certificate, Acknowledgment or Written Notice

2.3 Unless the shares of which the shareholder is the registered owner are uncertificated shares, each shareholder is entitled, without charge, to (a) one share certificate representing the shares of each class or series of shares registered in the shareholder’s name or (b) a non-transferable written acknowledgment of the shareholder’s right to obtain such a share certificate, provided that in respect of a share held jointly by several persons, the Company is not bound to issue more than one share certificate and delivery of a share certificate for a share to one of several joint shareholders or to one of the shareholders’ duly authorized agents will be sufficient delivery to all. If a shareholder is the registered owner of uncertificated shares, the Company must send to a holder of an uncertificated share a written notice containing the information required by the Act within a reasonable time after the issue or transfer of such share.

Delivery by Mail

2.4 Any share certificate or non-transferable written acknowledgment of a shareholder’s right to obtain a share certificate, or written notice of the issue or transfer of an uncertificated share may be sent to the shareholder by mail at the shareholder’s registered address and neither the Company nor any director, officer or agent of the Company is liable for any loss to the shareholder because the share certificate, acknowledgement or written notice is lost in the mail or stolen.

Replacement of Worn Out or Defaced Certificate or Acknowledgement

2.5 If the directors of the Company are satisfied that a share certificate or a non-transferable written acknowledgment of the shareholder’s right to obtain a share certificate is worn out or defaced, the Company must, on production of the share certificate or acknowledgment, as the case may be, and on such other terms, if any, as are deemed fit:

(a) cancel the share certificate or acknowledgment; and

(b) issue a replacement share certificate or acknowledgment.

Replacement of Lost, Stolen or Destroyed Certificate or Acknowledgment

2.6 If a share certificate or a non-transferable written acknowledgment of a shareholder’s right to obtain a share certificate is lost, stolen or destroyed, a replacement share certificate or acknowledgment, as the case may be, must be issued to the person entitled to that share certificate or acknowledgment, if the requirements of the Act are satisfied, as the case may be, if the directors receive:

(a) proof satisfactory to it of the loss, theft or destruction; and

(b) any indemnity the directors consider adequate.

Splitting Share Certificates

2.7 If a shareholder surrenders a share certificate to the Company with a written request that the Company issue in the shareholder’s name two or more share certificates, each representing a specified number of shares and in the aggregate representing the same number of shares as the share certificate so surrendered, the Company must cancel the surrendered share certificate and issue replacement share certificates in accordance with that request.

Certificate Fee

2.8 There must be paid to the Company, in relation to the issue of any share certificate under §2.5, §2.6 or §2.7, the amount, if any, not exceeding the amount prescribed under the Act, determined by the directors.

Recognition of Trusts

2.9 Except as required by law or statute or these Articles, no person will be recognized by the Company as holding any share upon any trust, and the Company is not bound by or compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future or partial interest in any share or fraction of a share or (except as required by law or statute or these Articles or as ordered by a court of competent jurisdiction) any other rights in respect of any share except an absolute right to the entirety thereof in the shareholder.

Uncertificated Shares

2.10 Notwithstanding any other provision of this Part, the directors may, by resolution, provide that:

(a) the shares of any or all of the classes and series of the Company’s shares may be uncertificated shares; or

(b) any specific shares may be uncertificated shares.

Part 3

ISSUE OF SHARES

Directors Authorized

3.1 Subject to the Act and the rights, if any, of the holders of issued shares of the Company, the Company may allot, issue, sell or otherwise dispose of the unissued shares, and issued shares held by the Company, at the times, to the persons, including directors, in the manner, on the terms and conditions and for the consideration (including any premium at which shares with par value may be issued) that the directors may determine. The issue price for a share with par value must be equal to or greater than the par value of the share.

Commissions and Discounts

3.2 The Company may at any time pay a reasonable commission or allow a reasonable discount to any person in consideration of that person’s purchase or agreement to purchase shares of the Company from the Company or any other person’s procurement or agreement to procure purchasers for shares of the Company.

Brokerage

3.3 The Company may pay such brokerage fee or other consideration as may be lawful for or in connection with the sale or placement of its securities.

Conditions of Issue

3.4 Except as provided for by the Act, no share may be issued until it is fully paid. A share is fully paid when:

(a) consideration is provided to the Company for the issue of the share by one or more of the following:

(i) past services performed for the Company;

(ii) property;

(iii) money; and

(b) the value of the consideration received by the Company equals or exceeds the issue price set for the share under §3.1.

Share Purchase Warrants and Rights

3.5 Subject to the Act, the Company may issue share purchase warrants, options and rights upon such terms and conditions as the directors determine, which share purchase warrants, options and rights may be issued alone or in conjunction with debentures, debenture stock, bonds, shares or any other securities issued or created by the Company from time to time.

Part 4

share registers

Central Securities Register

4.1 As required by and subject to the Act, the Company must maintain in British Columbia a central securities register and may appoint an agent to maintain such register. The directors may appoint one or more agents, including the agent appointed to keep the central securities register, as transfer agent for shares or any class or series of shares and the same or another agent as registrar for shares or such class or series of shares, as the case may be. The directors may terminate such appointment of any agent at any time and may appoint another agent in its place.

Closing Register

4.2 The Company must not at any time close its central securities register.

Part 5

share transfers

Registering Transfers

5.1 A transfer of a share must not be registered unless the Company or the transfer agent or registrar for the class or series of shares to be transferred has received:

(a) except as exempted by the Act, a written instrument of transfer in respect of the share has been received by the Company (which may be a separate document or endorsed on the share certificate for the shares transferred) made by the shareholder or other appropriate person or by an agent who has actual authority to act on behalf of that person;

(b) if a share certificate has been issued by the Company in respect of the share to be transferred, that share certificate;

(c) if a non-transferable written acknowledgment of the shareholder’s right to obtain a share certificate has been issued by the Company in respect of the share to be transferred, that acknowledgment; and

(d) such other evidence, if any, as the Company or the transfer agent or registrar for the class or series of share to be transferred may require to prove the title of the transferor or the transferor’s right to transfer the share, that the written instrument of transfer is genuine and the right of the transferee to have the transfer registered.

Form of Instrument of Transfer

5.2 The instrument of transfer in respect of any share of the Company must be either in the form, if any, on the back of the Company’s share certificates of that class or series or in some other form that may be approved by the directors from time to time or by the transfer agent or registrar for those shares.

Transferor Remains Shareholder

5.3 Except to the extent that the Act otherwise provides, the transferor of a share is deemed to remain the holder of it until the name of the transferee is entered in a securities register of the Company in respect of the transfer.

Signing of Instrument of Transfer

5.4 If a shareholder, or the shareholder’s duly authorized attorney, signs an instrument of transfer in respect of shares registered in the name of the shareholder, the signed instrument of transfer constitutes a complete and sufficient authority to the Company and its directors, officers and agents to register the number of shares specified in the instrument of transfer or specified in any other manner, or, if no number is specified, all the shares represented by the share certificates or set out in the written acknowledgments deposited with the instrument of transfer, or if the shares are uncertificated shares, then all of the shares registered in the name of the shareholder on the central securities register:

(a) in the name of the person named as transferee in that instrument of transfer; or

(b) if no person is named as transferee in that instrument of transfer, in the name of the person on whose behalf the instrument is deposited for the purpose of having the transfer registered.

Enquiry as to Title Not Required

5.5 Neither the Company nor any director, officer or agent of the Company is bound to inquire into the title of the person named in the instrument of transfer as transferee or, if no person is named as transferee in the instrument of transfer, of the person on whose behalf the instrument is deposited for the purpose of having the transfer registered or is liable for any claim related to registering the transfer by the shareholder or by any intermediate owner or holder of the shares transferred, of any interest in such shares, of any share certificate representing such shares or of any written acknowledgment of a right to obtain a share certificate for such shares.

Transfer Fee

5.6 There must be paid to the Company, in relation to the registration of a transfer, the amount, if any, determined by the directors.

Part 6

transmission of shares

Legal Personal Representative Recognized on Death

6.1 In case of the death of a shareholder, the legal personal representative of the shareholder, or in the case of shares registered in the shareholder’s name and the name of another person in joint tenancy, the surviving joint holder, will be the only person recognized by the Company as having any title to the shareholder’s interest in the shares. Before recognizing a person as a legal personal representative of a shareholder, the Company shall receive the documentation required by the Act.

Rights of Legal Personal Representative

6.2 The legal personal representative of a shareholder has the same rights, privileges and obligations that attach to the shares held by the shareholder, including the right to transfer the shares in accordance with these Articles, provided the documents required by the Act and the directors have been deposited with the Company. This §6.2 does not apply in the case of the death of a shareholder with respect to shares registered in the name of the shareholder and the name of another person in joint tenancy.

Part 7

purchase, redeem or otherwise acquire shares

Company Authorized to Purchase, Redeem or Otherwise Acquire Shares

7.1 Subject to §7.2, the special rights or restrictions attached to the shares of any class or series and the Act, the Company may, if authorized by the directors, purchase, redeem or otherwise acquire any of its shares at the price and upon the terms determined by the directors.

Purchase When Insolvent

7.2 The Company must not make a payment or provide any other consideration to purchase, redeem or otherwise acquire any of its shares if there are reasonable grounds for believing that:

(a) the Company is insolvent; or

(b) making the payment or providing the consideration would render the Company insolvent.

Sale and Voting of Purchased, Redeemed or Otherwise Acquired Shares

7.3 If the Company retains a share redeemed, purchased or otherwise acquired by it, the Company may sell, gift or otherwise dispose of the share, but, while such share is held by the Company, it:

(a) is not entitled to vote the share at a meeting of its shareholders;

(b) must not pay a dividend in respect of the share; and

(c) must not make any other distribution in respect of the share.

Company Entitled to Purchase, Redeem or Otherwise Acquire Share Fractions

7.4 The Company may, without prior notice to the holders, purchase, redeem or otherwise acquire for fair value any and all outstanding share fractions of any class or kind of shares in its authorized share structure as may exist at any time and from time to time. Upon the Company delivering the purchase funds and confirmation of purchase or redemption of the share fractions to the holders’ registered or last known address, or if the Company has a transfer agent then to such agent for the benefit of and forwarding to such holders, the Company shall thereupon amend its central securities register to reflect the purchase or redemption of such share fractions and if the Company has a transfer agent, shall direct the transfer agent to amend the central securities register accordingly. Any holder of a share fraction, who upon receipt of the funds and confirmation of purchase or redemption of same, disputes the fair value paid for the fraction, shall have the right to apply to the court to request that it set the price and terms of payment and make consequential orders and give directions the court considers appropriate, as if the Company were the “acquiring person” as contemplated by Part 9 Division 6, Compulsory Acquisitions, under the Act and the holder were an “offeree” subject to the provisions contained in such Division, mutatis mutandis.

Part 8

BORROWING POWERS

8.1 The Company, if authorized by the directors, may:

(a) borrow money in the manner and amount, on the security, from the sources and on the terms and conditions that they consider appropriate;

(b) issue bonds, debentures and other debt obligations either outright or as security for any liability or obligation of the Company or any other person and at such discounts or premiums and on such other terms as the directors consider appropriate;

(c) guarantee the repayment of money by any other person or the performance of any obligation of any other person; and

(d) mortgage, charge, whether by way of specific or floating charge, grant a security interest in, or give other security on, the whole or any part of the present and future assets and undertaking of the Company.

8.2 The powers conferred under this Part 8 shall be deemed to include the powers conferred on a company by Division VII of the Special Corporations Powers Act being chapter P-16 of the Revised Statutes of Quebec, 1988, and every statutory provision that may be substituted therefor or for any provision therein.

Part 9

alterations

Alteration of Authorized Share Structure

9.1 Subject to §9.2 and the Act, the Company may by ordinary resolution (or a resolution of the directors in the case of §9.1(c) or §9.1(f)):

(a) create one or more classes or series of shares or, if none of the shares of a class or series of shares are allotted or issued, eliminate that class or series of shares;

(b) increase, reduce or eliminate the maximum number of shares that the Company is authorized to issue out of any class or series of shares or establish a maximum number of shares that the Company is authorized to issue out of any class or series of shares for which no maximum is established;

(c) subdivide or consolidate all or any of its unissued, or fully paid issued, shares;

(d) if the Company is authorized to issue shares of a class of shares with par value:

(i) decrease the par value of those shares; or

(ii) if none of the shares of that class of shares are allotted or issued, increase the par value of those shares;

(e) change all or any of its unissued, or fully paid issued, shares with par value into shares without par value or any of its unissued shares without par value into shares with par value;

(f) alter the identifying name of any of its shares; or

(g) otherwise alter its shares or authorized share structure when required or permitted to do so by the Act where it does not specify by a special resolution;

and, if applicable, alter its Notice of Articles and Articles accordingly.

Special Rights or Restrictions

9.2 Subject to the Act and in particular those provisions of the Act relating to the rights of holders of outstanding shares to vote if their rights are prejudiced or interfered with, the Company may by ordinary resolution:

(a) create special rights or restrictions for, and attach those special rights or restrictions to, the shares of any class or series of shares, whether or not any or all of those shares have been issued; or

(b) vary or delete any special rights or restrictions attached to the shares of any class or series of shares, whether or not any or all of those shares have been issued,

and alter its Notice of Articles and Articles accordingly.

Change of Name

9.3 The Company may by resolution of the directors authorize an alteration to its Notice of Articles in order to change its name or adopt or change any translation of that name.

Other Alterations

9.4 If the Act does not specify the type of resolution and these Articles do not specify another type of resolution, the Company may by ordinary resolution or by resolution of the directors alter these Articles.

Part 10

meetings of shareholders

Annual General Meetings

10.1 Unless an annual general meeting is deferred or waived in accordance with the Act, the Company must hold its first annual general meeting within 18 months after the date on which it was incorporated or otherwise recognized, and after that must hold an annual general meeting at least once in each calendar year and not more than 15 months after the last annual reference date at such date, time and, if applicable, place as may be determined by the directors.

Resolution Instead of Annual General Meeting

10.2 If all the shareholders who are entitled to vote at an annual general meeting consent in writing by a unanimous resolution to all of the business that is required to be transacted at that annual general meeting, the annual general meeting is deemed to have been held on the date of the unanimous resolution. The shareholders must, in any unanimous resolution passed under this §10.2, select as the Company’s annual reference date a date that would be appropriate for the holding of the applicable annual general meeting.

Calling of Meetings of Shareholders

10.3 The directors may, at any time, call a meeting of shareholders.

Notice for Meetings of Shareholders

10.4 The Company must send notice of the date, time and location of any meeting of shareholders (including, without limitation, any notice specifying the intention to propose a resolution as an exceptional resolution, a special resolution or a special separate resolution, and any notice to consider approving an amalgamation into a foreign jurisdiction, an arrangement or the adoption of an amalgamation agreement, and any notice of a general meeting, class meeting or series meeting), in the manner provided in these Articles, or in such other manner, if any, as may be prescribed by ordinary resolution (whether previous notice of the resolution has been given or not), to each shareholder entitled to attend the meeting, to each director and to the auditor of the Company, unless these Articles otherwise provide, at least the following number of days before the meeting:

(a) if the Company is a public company, 21 days;

(b) otherwise, 10 days.

Record Date for Notice

10.5 The directors may set a date as the record date for the purpose of determining shareholders entitled to notice of any meeting of shareholders. The record date must not precede the date on which the meeting is to be held by more than two months or, in the case of a general meeting requisitioned by shareholders under the Act, by more than four months. The record date must not precede the date on which the meeting is held by fewer than:

(a) if the Company is a public company, 21 days;

(b) otherwise, 10 days.

If no record date is set, the record date is 5 p.m. on the day immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting.

Record Date for Voting

10.6 The directors may set a date as the record date for the purpose of determining shareholders entitled to vote at any meeting of shareholders. The record date must not precede the date on which the meeting is to be held by more than two months or, in the case of a general meeting requisitioned by shareholders under the Act, by more than four months. If no record date is set, the record date is 5 p.m. on the day immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting.

Failure to Give Notice and Waiver of Notice

10.7 The accidental omission to send notice of any meeting of shareholders to, or the non-receipt of any notice by, any of the persons entitled to notice does not invalidate any proceedings at that meeting. Any person entitled to notice of a meeting of shareholders may, in writing or otherwise, waive that entitlement or may agree to reduce the period of that notice. Attendance of a person at a meeting of shareholders is a waiver of entitlement to notice of the meeting unless that person attends the meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

Notice of Special Business at Meetings of Shareholders

10.8 If a meeting of shareholders is to consider special business within the meaning of §11.1, the notice of meeting must:

(a) state the general nature of the special business; and

(b) if the special business includes considering, approving, ratifying, adopting or authorizing any document or the signing of or giving of effect to any document, have attached to it a copy of the document or state that a copy of the document will be available for inspection by shareholders:

(i) at the Company’s records office, or at such other reasonably accessible location in British Columbia as is specified in the notice; and

(ii) during statutory business hours on any one or more specified days before the day set for the holding of the meeting.

Place of Meetings

10.9 In addition to any location in British Columbia, any general meeting may be held in any location outside British Columbia, if applicable, as approved by a resolution of the directors.

Electronic Meetings

10.10 The directors may determine that a meeting of shareholders shall be held entirely by means of telephonic, electronic, hybrid or other communication facilities that permit all participants to communicate with each other during the meeting. A meeting of shareholders may also be held at which some, but not necessarily all, persons entitled to attend may participate by means of such communications facilities, if the directors determine to make them available. A shareholder who participates in a meeting in a manner contemplated by this Article 10.10 is deemed for all purposes of the Act and these Articles to be present at the meeting and to have agreed to participate in that manner.

Electronic Voting

10.11 Subject to applicable law, any vote at a meeting of shareholders may be held entirely or partially by means of telephonic, electronic, hybrid or other communication medium, if the directors determine to make them available, whether or not persons entitled to attend participate in the meeting by means of such communication medium. A person participating in a meeting in a manner contemplated by this Article 10.11 is deemed for all purposes of the Act and these Articles to be present at the meeting and to have agreed to participate in that manner.

Part 11

proceedings at meetings of shareholders

Special Business

11.1 At a meeting of shareholders, the following business is special business:

(a) at a meeting of shareholders that is not an annual general meeting, all business is special business except business relating to the conduct of or voting at the meeting;

(b) at an annual general meeting, all business is special business except for the following:

(i) business relating to the conduct of or voting at the meeting;

(ii) consideration of any financial statements of the Company presented to the meeting;

(iii) consideration of any reports of the directors or auditor;

(iv) the setting or changing of the number of directors;

(v) the election or appointment of directors;

(vi) the appointment of an auditor;

(vii) the setting of the remuneration of an auditor;

(viii) business arising out of a report of the directors not requiring the passing of a special resolution or an exceptional resolution;

(ix) any other business which, under these Articles or the Act, may be transacted at a meeting of shareholders without prior notice of the business being given to the shareholders.

Special Majority

11.2 The majority of votes required for the Company to pass a special resolution at a general meeting of shareholders is two-thirds of the votes cast on the resolution.

Quorum

11.3 Subject to the special rights or restrictions attached to the shares of any class or series of shares, and to §11.4, the quorum for the transaction of business at a meeting of shareholders is at least one person who is, or who represents by proxy, one or more shareholders who, in the aggregate, hold at least five percent of the issued shares entitled to be voted at the meeting.

One Shareholder May Constitute Quorum

11.4 If there is only one shareholder entitled to vote at a meeting of shareholders:

(a) the quorum is one person who is, or who represents by proxy, that shareholder, and

(b) that shareholder, in attendance at the meeting or represented at the meeting by proxy, may constitute the meeting.

Persons Entitled to Attend Meeting

11.5 In addition to those persons who are entitled to vote at a meeting of shareholders, the only other persons entitled to be present at the meeting are the directors, the president (if any), the secretary (if any), the assistant secretary (if any), any lawyer for the Company, the auditor of the Company, any persons invited to be present at the meeting by the directors or by the chair of the meeting and any persons entitled or required under the Act or these Articles to be present at the meeting; but if any of those persons does attend the meeting, that person is not to be counted in the quorum and is not entitled to vote at the meeting unless that person is a shareholder or proxy holder entitled to vote at the meeting.

Requirement of Quorum

11.6 No business, other than the election of a chair of the meeting and the adjournment of the meeting, may be transacted at any meeting of shareholders unless a quorum of shareholders entitled to vote is present at the commencement of the meeting, but such quorum need not be present throughout the meeting.

Lack of Quorum

11.7 If, within one-half hour from the time set for the holding of a meeting of shareholders, a quorum is not present:

(a) in the case of a general meeting requisitioned by shareholders, the meeting is dissolved, and

(b) in the case of any other meeting of shareholders, the meeting stands adjourned to the same day in the next week at the same time and place.

Lack of Quorum at Succeeding Meeting

11.8 If, at the meeting to which the meeting referred to in §11.7(b) was adjourned, a quorum is not present within one-half hour from the time set for the holding of the meeting, the person or persons present and being, or representing by proxy, one or more shareholders entitled to attend and vote at the meeting shall be deemed to constitute a quorum.

Chair

11.9 The following individual is entitled to preside as chair at a meeting of shareholders:

(a) the chair of the board, if any; or

(b) if the chair of the board is absent or unwilling to act as chair of the meeting, the president, if any.

Selection of Alternate Chair

11.10 If, at any meeting of shareholders, there is no chair of the board or president present within 15 minutes after the time set for holding the meeting, or if the chair of the board and the president are unwilling to act as chair of the meeting, or if the chair of the board and the president have advised the secretary, if any, or any director present at the meeting, that they will not be present at the meeting, the directors present may choose either one of their number or the solicitor of the Company to be chair of the meeting. If all of the directors present decline to take the chair or fail to so choose or if no director is present or the solicitor of the Company declines to take the chair, the shareholders entitled to vote at the meeting who are present in person or by proxy may choose any person present at the meeting to chair the meeting.

Adjournments

11.11 The chair of a meeting of shareholders may, and if so directed by the meeting must, adjourn the meeting from time to time and from place to place, but no business may be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

Notice of Adjourned Meeting

11.12 It is not necessary to give any notice of an adjourned meeting of shareholders or of the business to be transacted at an adjourned meeting of shareholders except that, when a meeting is adjourned for 30 days or more, notice of the adjourned meeting must be given as in the case of the original meeting.

Decisions by Show of Hands or Poll

11.13 Subject to the Act, every motion put to a vote at a meeting of shareholders will be decided on a show of hands unless a poll, before or on the declaration of the result of the vote by show of hands, is directed by the chair or demanded by any shareholder entitled to vote who is in attendance at the meeting or represented at the meeting by proxy.

Declaration of Result

11.14 The chair of a meeting of shareholders must declare to the meeting the decision on every question in accordance with the result of the show of hands or the poll, as the case may be, and that decision must be entered in the minutes of the meeting. A declaration of the chair that a resolution is carried by the necessary majority or is defeated is, unless a poll is directed by the chair or demanded under §11.13, conclusive evidence without proof of the number or proportion of the votes recorded in favour of or against the resolution.

Motion Need Not be Seconded

11.15 No motion proposed at a meeting of shareholders need be seconded unless the chair of the meeting rules otherwise, and the chair of any meeting of shareholders is entitled to propose or second a motion.

Casting Vote

11.16 In case of an equality of votes, the chair of a meeting of shareholders does not, either on a show of hands or on a poll, have a second or casting vote in addition to the vote or votes to which the chair may be entitled as a shareholder.

Manner of Taking Poll

11.17 Subject to §11.18, if a poll is duly demanded at a meeting of shareholders:

(a) the poll must be taken:

(i) at the meeting, or within seven days after the date of the meeting, as the chair of the meeting directs; and

(ii) in the manner, at the time and, if applicable, the place that the chair of the meeting directs;

(b) the result of the poll is deemed to be the decision of the meeting at which the poll is demanded; and

(c) the demand for the poll may be withdrawn by the person who demanded it.

Demand for Poll on Adjournment

11.18 A poll demanded at a meeting of shareholders on a question of adjournment must be taken immediately at the meeting.

Chair Must Resolve Dispute

11.19 In the case of any dispute as to the admission or rejection of a vote given on a poll, the chair of the meeting must determine the dispute, and the determination of the chair made in good faith is final and conclusive.

Casting of Votes

11.20 On a poll, a shareholder entitled to more than one vote need not cast all the votes in the same way.

No Demand for Poll on Election of Chair

11.21 No poll may be demanded in respect of the vote by which a chair of a meeting of shareholders is elected.

Demand for Poll Not to Prevent Continuance of Meeting

11.22 The demand for a poll at a meeting of shareholders does not, unless the chair of the meeting so rules, prevent the continuation of a meeting for the transaction of any business other than the question on which a poll has been demanded.

Retention of Ballots and Proxies

11.23 The Company must, for at least three months after a meeting of shareholders, keep each ballot cast on a poll and each proxy voted at the meeting, and, during that period, make them available for inspection during normal business hours by any shareholder or proxy holder entitled to vote at the meeting. At the end of such three month period, the Company may destroy such ballots and proxies.

Part 12

VOTES OF SHAREHOLDERS

Number of Votes by Shareholder or by Shares

12.1 Subject to any special rights or restrictions attached to any shares and to the restrictions imposed on joint shareholders under §12.3:

(a) on a vote by show of hands, every person present who is a shareholder or proxy holder and entitled to vote on the matter has one vote; and

(b) on a poll, every shareholder entitled to vote on the matter has one vote in respect of each share entitled to be voted on the matter and held by that shareholder and may exercise that vote either personally while in attendance at the meeting or by proxy.

Votes of Persons in Representative Capacity

12.2 A person who is not a shareholder may vote at a meeting of shareholders, whether on a show of hands or on a poll, and may appoint a proxy holder to act at the meeting, if, before doing so, the person satisfies the chair of the meeting, or the directors, that the person is a legal personal representative or a trustee in bankruptcy for a shareholder who is entitled to vote at the meeting.

Votes by Joint Holders

12.3 If there are joint shareholders registered in respect of any share:

(a) any one of the joint shareholders may vote at any meeting of shareholders, personally or by proxy, in respect of the share as if that joint shareholder were solely entitled to it; or

(b) if more than one of the joint shareholders is present at any meeting of shareholders, personally or by proxy, and more than one of them votes in respect of that share, then only the vote of the joint shareholder present whose name stands first on the central securities register in respect of the share will be counted.

Legal Personal Representatives as Joint Shareholders

12.4 Two or more legal personal representatives of a shareholder in whose sole name any share is registered are, for the purposes of §12.3, deemed to be joint shareholders registered in respect of that share.

Representative of a Corporate Shareholder

12.5 If a corporation, that is not a subsidiary of the Company, is a shareholder, that corporation may appoint a person to act as its representative at any meeting of shareholders of the Company, and:

(a) for that purpose, the instrument appointing a representative must be received:

(i) at the registered office of the Company or at any other place specified, in the notice calling the meeting, for the receipt of proxies, at least the number of business days specified in the notice for the receipt of proxies, or if no number of days is specified, two business days before the day set for the holding of the meeting or any adjourned meeting; or

(ii) at the meeting or any adjourned meeting, by the chair of the meeting or adjourned meeting or by a person designated by the chair of the meeting or adjourned meeting;

(b) if a representative is appointed under this §12.5:

(i) the representative is entitled to exercise in respect of and at that meeting the same rights on behalf of the corporation that the representative represents as that corporation could exercise if it were a shareholder who is an individual, including, without limitation, the right to appoint a proxy holder; and

(ii) the representative, if present at the meeting, is to be counted for the purpose of forming a quorum and is deemed to be a shareholder present in person at the meeting.

Evidence of the appointment of any such representative may be sent to the Company by written instrument, fax or any other method of transmitting legibly recorded messages.

Proxy Provisions Do Not Apply to All Companies

12.6 If and for so long as the Company is a public company or a pre-existing reporting company which has the Statutory Reporting Company Provisions as part of its Articles or to which the Statutory Reporting Company Provisions apply, then §12.7 to §12.15 are not mandatory, however the directors of the Company are authorized to apply all or part of such sections or to adopt alternative procedures for proxy form, deposit and revocation procedures to the extent that the directors deem necessary in order to comply with securities laws applicable to the Company.

Appointment of Proxy Holders

12.7 Every shareholder of the Company entitled to vote at a meeting of shareholders may, by proxy, appoint one or more (but not more than two) proxy holders to attend and act at the meeting in the manner, to the extent and with the powers conferred by the proxy.

Alternate Proxy Holders

12.8 A shareholder may appoint one or more alternate proxy holders to act in the place of an absent proxy holder.

Proxy Holder Need Not Be Shareholder

12.9  A proxy holder need not be a shareholder of the Company.

Deposit of Proxy

12.10 A proxy for a meeting of shareholders must:

(a) be received at the registered office of the Company or at any other place specified, in the notice calling the meeting, for the receipt of proxies, at least the number of business days specified in the notice, or if no number of days is specified, two business days before the day set for the holding of the meeting or any adjourned meeting; or

(b) unless the notice provides otherwise, be received, at the meeting or any adjourned meeting, by the chair of the meeting or adjourned meeting or by a person designated by the chair of the meeting or adjourned meeting.

A proxy may be sent to the Company by written instrument, fax or any other method of transmitting legibly recorded messages, including through Internet or telephone voting or by email, if permitted by the notice calling the meeting or the information circular for the meeting.

Validity of Proxy Vote

12.11 A vote given in accordance with the terms of a proxy is valid notwithstanding the death or incapacity of the shareholder giving the proxy and despite the revocation of the proxy or the revocation of the authority under which the proxy is given, unless notice in writing of that death, incapacity or revocation is received:

(a) at the registered office of the Company, at any time up to and including the last business day before the day set for the holding of the meeting or any adjourned meeting at which the proxy is to be used; or

(b) at the meeting or any adjourned meeting by the chair of the meeting or adjourned meeting, before any vote in respect of which the proxy has been given has been taken.

Form of Proxy

12.12 A proxy, whether for a specified meeting or otherwise, must be either in the following form or in any other form approved by the directors or the chair of the meeting:

[Name of Company]

(the “Company”)

The undersigned, being a shareholder of the Company, hereby appoints [name] or, failing that person, [name], as proxy holder for the undersigned to attend, act and vote for and on behalf of the undersigned at the meeting of shareholders of the Company to be held on [month, day, year] and at any adjournment of that meeting.

Number of shares in respect of which this proxy is given (if no number is specified, then this proxy is given in respect of all shares registered in the name of the undersigned): _____________________

Signed [month, day, year]

[Signature of shareholder]

[Name of shareholder—printed]

Revocation of Proxy

12.13 Subject to §12.14, every proxy may be revoked by an instrument in writing that is received:

(a) at the registered office of the Company at any time up to and including the last business day before the day set for the holding of the meeting or any adjourned meeting at which the proxy is to be used; or

(b) at the meeting or any adjourned meeting, by the chair of the meeting or adjourned meeting, before any vote in respect of which the proxy has been given has been taken.

Revocation of Proxy Must Be Signed

12.14 An instrument referred to in §12.13 must be signed as follows:

(a) if the shareholder for whom the proxy holder is appointed is an individual, the instrument must be signed by the shareholder or the shareholder’s legal personal representative or trustee in bankruptcy;

(b) if the shareholder for whom the proxy holder is appointed is a corporation, the instrument must be signed by the corporation or by a representative appointed for the corporation under §12.5.

Production of Evidence of Authority to Vote

12.15 The chair of any meeting of shareholders may, but need not, inquire into the authority of any person to vote at the meeting and may, but need not, demand from that person production of evidence as to the existence of the authority to vote.

Part 13

directors

First Directors; Number of Directors

13.1 The first directors are the persons designated as directors of the Company in the Notice of Articles that applies to the Company when it is recognized under the Act. The number of directors, excluding additional directors appointed under §14.8, is set at:

(a) subject to §(b) and §(c), the number of directors that is equal to the number of the Company’s first directors;

(b) if the Company is a public company, the greater of three and the most recently set of:

(i) the number of directors set by a resolution of the directors (whether or not previous notice of the resolution was given); and

(ii) the number of directors in office pursuant to §14.4;

(c) if the Company is not a public company, the most recently set of:

(i) the number of directors set by a resolution of the directors (whether or not previous notice of the resolution was given); and

(ii) the number of directors in office pursuant to §14.4.

Change in Number of Directors

13.2 If the number of directors is set under §13.1(b)(i) or §13.1(c)(i):

(a) the shareholders may elect or appoint the directors needed to fill any vacancies in the board of directors up to that number; or

(b) if the shareholders do not elect or appoint the directors needed to fill any vacancies in the board of directors up to that number then the directors, subject to §14.8, may appoint directors to fill those vacancies.

Directors’ Acts Valid Despite Vacancy

13.3 An act or proceeding of the directors is not invalid merely because fewer than the number of directors set or otherwise required under these Articles is in office.

Qualifications of Directors

13.4 A director is not required to hold a share as qualification for his or her office but must be qualified as required by the Act to become, act or continue to act as a director.

Remuneration of Directors

13.5 The directors are entitled to the remuneration for acting as directors, if any, as the directors may from time to time determine. If the directors so decide, the remuneration of the directors, if any, will be determined by the shareholders. The remuneration may be in addition to any salary or other remuneration paid to any officer or employee of the Company as such, who is also a director.

Reimbursement of Expenses of Directors

13.6 The Company must reimburse each director for the reasonable expenses that he or she may incur in and about the business of the Company.

Special Remuneration for Directors

13.7 If any director performs any professional or other services for the Company that in the opinion of the directors are outside the ordinary duties of a director, he or she may be paid remuneration fixed by the directors, or at the option of the directors, fixed by ordinary resolution, and such remuneration will be in addition to any other remuneration that he or she may be entitled to receive.

Gratuity, Pension or Allowance on Retirement of Director

13.8 Unless otherwise determined by ordinary resolution, the directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any director who has held any salaried office or place of profit with the Company or to his or her spouse or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

Classification of Directors

13.9 The directors shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of directors. Class I directors shall initially serve for a term expiring at the first annual general meeting following the effectiveness of these Articles, Class II directors shall initially serve for a term expiring at the second annual general meeting following the effectiveness of these Articles and Class III directors shall initially serve for a term expiring at the third annual general meeting following the effectiveness of these Articles. At each succeeding annual general meeting, successors to the class of directors whose term expires at that annual general meeting shall be elected for a term expiring at the third succeeding annual general meeting. If the total number of directors is changed, any increase or decrease shall be apportioned by resolution of the directors among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director elected or apponted to fill any newly created directorship resulting from an increase in any such class shall serve for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the total number of directors remove or shorten the term of any incumbent director. Any such director shall serve until the annual general meeting at which his or her term expires and until his or her successor shall be elected or appointed and qualified, subject to his or her earlier death, resignation, disqualification or removal.

Part 14

election and removal of directors

Election at Annual General Meeting

14.1 At every annual general meeting and in every unanimous resolution contemplated by §10.2:

(a) the shareholders entitled to vote at the annual general meeting for the election of directors must elect, or in the unanimous resolution appoint, the number of directors whose term expires at such annual general meeting pursuant to §13.9; and

(b) all the directors whose term expires at such annual general meeting pursuant to §13.9 shall cease to hold office immediately before the election or appointment of directors under §(a), but are eligible for re-election or re-appointment.

Consent to be a Director

14.2 No election, appointment or designation of an individual as a director is valid unless:

(a) that individual consents to be a director in the manner provided for in the Act;

(b) that individual is elected or appointed at a meeting at which the individual is present and the individual does not refuse, at the meeting, to be a director; or

(c) with respect to first directors, the designation is otherwise valid under the Act.

Failure to Elect or Appoint Directors

14.3 If:

(a) the Company fails to hold an annual general meeting, and all the shareholders who are entitled to vote at an annual general meeting fail to pass the unanimous resolution contemplated by §10.2, on or before the date by which the annual general meeting is required to be held under the Act; or

(b) the shareholders fail, at the annual general meeting or in the unanimous resolution contemplated by §10.2, to elect or appoint any directors;

then each director then in office continues to hold office until the earlier of:

(c) when his or her successor is elected or appointed; and

(d) when he or she otherwise ceases to hold office under the Act or these Articles.

Places of Retiring Directors Not Filled

14.4 If, at any meeting of shareholders at which there should be an election of directors, the places of any of the retiring directors are not filled by that election, those retiring directors who are not re-elected and who are asked by the newly elected directors to continue in office will, if willing to do so, continue in office to complete the number of directors for the time being set pursuant to these Articles but their term of office shall expire when new directors are elected at a meeting of shareholders convened for that purpose. If any such election or continuance of directors does not result in the election or continuance of the number of directors for the time being set pursuant to these Articles, the number of directors of the Company is deemed to be set at the number of directors actually elected or continued in office.

Directors May Fill Casual Vacancies

14.5 Any casual vacancy occurring in the board of directors may be filled by the directors.

Remaining Directors Power to Act

14.6 The directors may act notwithstanding any vacancy in the board of directors, but if the Company has fewer directors in office than the number set pursuant to these Articles as the quorum of directors, the directors may only act for the purpose of appointing directors up to that number or of calling a meeting of shareholders for the purpose of filling any vacancies on the board of directors or, subject to the Act, for any other purpose.

Shareholders May Fill Vacancies

14.7 If the Company has no directors or fewer directors in office than the number set pursuant to these Articles as the quorum of directors, the shareholders may elect or appoint directors to fill any vacancies on the board of directors.

Additional Directors

14.8 Notwithstanding §13.1 and §13.2, between annual general meetings or by unanimous resolutions contemplated by §10.2, the directors may appoint one or more additional directors, but the number of additional directors appointed under this §14.8 must not at any time exceed:

(a) one-third of the number of first directors, if, at the time of the appointments, one or more of the first directors have not yet completed their first term of office; or

(b) in any other case, one-third of the number of the current directors who were elected or appointed as directors other than under this §14.8.

Any director so appointed ceases to hold office immediately before the next election or appointment of directors under §14.1(a), but is eligible for re-election or re-appointment.

Ceasing to be a Director

14.9 A director ceases to be a director when:

(a) the term of office of the director expires;

(b) the director dies;

(c) the director resigns as a director by notice in writing provided to the Company or a lawyer for the Company; or

(d) the director is removed from office pursuant to §14.10 or §14.11.

Removal of Director by Shareholders

14.10 The Company may remove any director before the expiration of his or her term of office by special resolution. In that event, the shareholders may elect, or appoint by ordinary resolution, a director to fill the resulting vacancy. If the shareholders do not elect or appoint a director to fill the resulting vacancy contemporaneously with the removal, then the directors may appoint or the shareholders may elect, or appoint by ordinary resolution, a director to fill that vacancy.

Removal of Director by Directors

14.11 The directors may remove any director before the expiration of his or her term of office if the director is convicted of an indictable offence, or if the director ceases to be qualified to act as a director of a company and does not promptly resign, and the directors may appoint a director to fill the resulting vacancy.

Nomination of Directors

14.12

(a) Subject only to the Act, only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Company. Nominations of persons for election to the board may be made at any annual meeting of shareholders, or at any special meeting of shareholders (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting):

(i) by or at the direction of the board or an authorized officer of the Company, including pursuant to a notice of meeting;

(ii) by or at the direction or request of one or more shareholders pursuant to a proposal made in accordance with the provisions of the Act or a requisition of the shareholders made in accordance with the provisions of the Act; or

(iii) by any person (a “Nominating Shareholder”) (A) who, at the close of business on the date of the giving of the notice provided for below in this §14.12 and on the record date for notice of such meeting, is entered in the securities register as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting and (B) who complies with the notice procedures set forth below in this §14.12.

(b) In addition to any other applicable requirements, for a nomination to be made by a Nominating Shareholder, such person must have given (i) timely notice thereof in proper written form to the Corporate Secretary of the Company at the principal executive offices of the Company in accordance with this §14.12, and (ii) the representation and agreement with respect to each candidate for nomination as required by, and within the time period specified in §14.12(e).

(c) To be timely under §14.12(b)(i), a Nominating Shareholder’s notice to the Corporate Secretary of the Company must be made:

(i) in the case of an annual meeting of shareholders, not less than 30 nor more than 65 days prior to the date of the annual meeting of shareholders; provided, however, that in the event that the annual meeting of shareholders is called for a date that is less than 40 days after the date (the “Notice Date”) on which the first public announcement of the date of the annual meeting was made, notice by the Nominating Shareholder may be made not later than 5 p.m. in the time zone of the principal executive offices of the Company on the tenth (10th) day following the Notice Date; and

(ii) in the case of a special meeting (which is not also an annual meeting) of shareholders called for the purpose of electing directors (whether or not called for other purposes), not later than 5 p.m. in the time zone of the principal executive offices of the Company on the fifteenth (15th) day following the day on which the first public announcement of the date of the special meeting of shareholders was made.

Notwithstanding the foregoing, the board may, in its sole discretion, waive any requirement in this §14.12(c).

(d) To be in proper written form, a Nominating Shareholder’s notice to the Corporate Secretary of the Company, under §14.12(b)(i) must set forth:

(i) as to each person whom the Nominating Shareholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares in the capital of the Company which are controlled or which are owned beneficially or of record by the person as of the record date for the Meeting of Shareholders (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice, (D) a statement as to whether such person would be “independent” of the Company (within the meaning of sections 1.4 and 1.5 of National Instrument 52-110 – Audit Committees of the Canadian Securities Administrators, as such provisions may be amended from time to time) if elected as a director at such meeting and the reasons and basis for such determination and (E) any other information relating to the person that would be required to be disclosed in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Act and Applicable Securities Laws; and

(ii) as to the Nominating Shareholder giving the notice, (A) any information relating to such Nominating Shareholder that would be required to be made in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Act and Applicable Securities Laws, and (B) the class or series and number of shares in the capital of the Company which are controlled or which are owned beneficially or of record by the Nominating Shareholder as of the record date for the Meeting of Shareholders (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice.

(e) To be eligible to be a candidate for election as a director of the Company and to be duly nominated, a candidate must be nominated in the manner prescribed in this §14.12 and the candidate for nomination, whether nominated by the board or otherwise, must have previously delivered to the Corporate Secretary of the Company at the principal executive offices of the Company, not less than 5 days prior to the date of the Meeting of Shareholders, a written representation and agreement (in form provided by the Company) that such candidate for nomination, if elected as a director of the Company, will comply with all applicable corporate governance, conflict of interest, confidentiality, share ownership, majority voting and insider trading policies and other policies and guidelines of the Company applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Corporate Secretary of the Company shall provide to such candidate for nomination all such policies and guidelines then in effect).

(f) No person shall be eligible for election as a director of the Company unless nominated in accordance with the provisions of this §14.12; provided, however, that nothing in this §14.12 shall be deemed to preclude discussion by a shareholder (as distinct from nominating directors) at a meeting of shareholders of any matter in respect of which it would have been entitled to submit a proposal pursuant to the provisions of the Act. The chair of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in the foregoing provisions and, if any proposed nomination is not in compliance with such foregoing provisions, to declare that such defective nomination shall be disregarded.

(g) For purposes of this §14.12:

(i) “Affiliate”, when used to indicate a relationship with a person, shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified person;

(ii) “Applicable Securities Laws” means the Securities Act (British Columbia) and the equivalent legislation in the other provinces and in the territories of Canada, as amended from time to time, the rules, regulations and forms made or promulgated under any such statute and the published national instruments, multilateral instruments, policies, bulletins and notices of the securities commissions and similar regulatory authorities of each of the applicable provinces and territories of Canada;

(iii) “Associate”, when used to indicate a relationship with a specified person, shall mean (A) any corporation or trust of which such person owns beneficially, directly or indirectly, voting securities carrying more than 10% of the voting rights attached to all voting securities of such corporation or trust for the time being outstanding, (B) any partner of that person, (C) any trust or estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar capacity, (D) a spouse of such specified person, (E) any person of either sex with whom such specified person is living in conjugal relationship outside marriage or (F) any relative of such specified person or of a person mentioned in clauses (D) or (E) of this definition if that relative has the same residence as the specified person;

(iv) “Derivatives Contract” shall mean a contract between two parties (the “Receiving Party” and the “Counterparty”) that is designed to expose the Receiving Party to economic benefits and risks that correspond substantially to the ownership by the Receiving Party of a number of shares in the capital of the Company or securities convertible into such shares specified or referenced in such contract (the number corresponding to such economic benefits and risks, the “Notional Securities”), regardless of whether obligations under such contract are required or permitted to be settled through the delivery of cash, shares in the capital of the Company or securities convertible into such shares or other property, without regard to any short position under the same or any other Derivatives Contract. For the avoidance of doubt, interests in broad-based index options, broad-based index futures and broad-based publicly traded market baskets of stocks approved for trading by the appropriate governmental authority shall not be deemed to be Derivatives Contracts;

(v) “Meeting of Shareholders” shall mean such annual shareholders meeting or special shareholders meeting, whether general or not, at which one or more persons are nominated for election to the board by a Nominating Shareholder;

(vi) “owned beneficially” or “owns beneficially” means, in connection with the ownership of shares in the capital of the Company by a person, (A) any such shares as to which such person or any of such person’s Affiliates or Associates owns at law or in equity, or has the right to acquire or become the owner at law or in equity, where such right is exercisable immediately or after the passage of time and whether or not on condition or the happening of any contingency or the making of any payment, upon the exercise of any conversion right, exchange right or purchase right attaching to any securities, or pursuant to any agreement, arrangement, pledge or understanding whether or not in writing; (B) any such shares as to which such person or any of such person’s Affiliates or Associates has the right to vote, or the right to direct the voting, where such right is exercisable immediately or after the passage of time and whether or not on condition or the happening of any contingency or the making of any payment, pursuant to any agreement, arrangement, pledge or understanding whether or not in writing; (C) any such shares which are beneficially owned, directly or indirectly, by a Counterparty (or any of such Counterparty’s Affiliates or Associates) under any Derivatives Contract (without regard to any short or similar position under the same or any other Derivatives Contract) to which such person or any of such person’s Affiliates or Associates is a Receiving Party; provided, however that the number of shares that a person owns beneficially pursuant to this clause (C) in connection with a particular Derivatives Contract shall not exceed the number of Notional Securities with respect to such Derivatives Contract; provided, further, that the number of securities owned beneficially by each Counterparty (including their respective Affiliates and Associates) under a Derivatives Contract shall for purposes of this clause be deemed to include all securities that are owned beneficially, directly or indirectly, by any other Counterparty (or any of such other Counterparty’s Affiliates or Associates) under any Derivatives Contract to which such first Counterparty (or any of such first Counterparty’s Affiliates or Associates) is a Receiving Party and this proviso shall be applied to successive Counterparties as appropriate; and (D) any such shares which are owned beneficially within the meaning of this definition by any other person with whom such person is acting jointly or in concert with respect to the Company or any of its securities; and

(vii) “public announcement” shall mean disclosure in a press release reported by a national news service in Canada, or in a document publicly filed by the Company or its agents under its profile on the System of Electronic Document Analysis and Retrieval+ at www.sedar+.ca.

(h) Notwithstanding any other provision to this §14.12, notice or any delivery given to the Corporate Secretary of the Company pursuant to this §14.12 may only be given by personal delivery, facsimile transmission or by email (provided that the Corporate Secretary of the Company has stipulated an email address for purposes of this notice, at such email address as stipulated from time to time), and shall be deemed to have been given and made only at the time it is served by personal delivery, email (at the address as aforesaid) or sent by facsimile transmission (provided that receipt of confirmation of such transmission has been received) to the Corporate Secretary at the address of the principal executive offices of the Company; provided that if such delivery or electronic communication is made on a day which is a not a business day or later than 5:00 p.m. (Vancouver time) on a day which is a business day, then such delivery or electronic communication shall be deemed to have been made on the subsequent day that is a business day.

(i) In no event shall any adjournment or postponement of a Meeting of Shareholders or the announcement thereof commence a new time period for the giving of a Nominating Shareholder’s notice as described in §14.12(c) or the delivery of a representation and agreement as described in §14.12(e).

Part 15

powers and duties of directors

Powers of Management

15.1 The directors must, subject to the Act and these Articles, manage or supervise the management of the business and affairs of the Company and have the authority to exercise all such powers of the Company as are not, by the Act or by these Articles, required to be exercised by the shareholders of the Company. Notwithstanding the generality of the foregoing, the directors may set the remuneration of the auditor of the Company.

Appointment of Attorney of Company

15.2 The directors may from time to time, by power of attorney or other instrument, under seal if so required by law, appoint any person to be the attorney of the Company for such purposes, and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the directors under these Articles and excepting the power to fill vacancies in the board of directors, to remove a director, to change the membership of, or fill vacancies in, any committee of the directors, to appoint or remove officers appointed by the directors and to declare dividends) and for such period, and with such remuneration and subject to such conditions as the directors may think fit. Any such power of attorney may contain such provisions for the protection or convenience of persons dealing with such attorney as the directors think fit. Any such attorney may be authorized by the directors to sub-delegate all or any of the powers, authorities and discretions for the time being vested in him or her.

Part 16

interests of directors and officers

Obligation to Account for Profits

16.1 A director or senior officer who holds a disclosable interest (as that term is used in the Act) in a contract or transaction into which the Company has entered or proposes to enter is liable to account to the Company for any profit that accrues to the director or senior officer under or as a result of the contract or transaction only if and to the extent provided in the Act.

Restrictions on Voting by Reason of Interest

16.2 A director who holds a disclosable interest in a contract or transaction into which the Company has entered or proposes to enter is not entitled to vote on any directors’ resolution to approve that contract or transaction, unless all the directors have a disclosable interest in that contract or transaction, in which case any or all of those directors may vote on such resolution.

Interested Director Counted in Quorum

16.3 A director who holds a disclosable interest in a contract or transaction into which the Company has entered or proposes to enter and who is present at the meeting of directors at which the contract or transaction is considered for approval may be counted in the quorum at the meeting whether or not the director votes on any or all of the resolutions considered at the meeting.

Disclosure of Conflict of Interest or Property

16.4 A director or senior officer who holds any office or possesses any property, right or interest that could result, directly or indirectly, in the creation of a duty or interest that materially conflicts with that individual’s duty or interest as a director or senior officer, must disclose the nature and extent of the conflict as required by the Act.

Director Holding Other Office in the Company

16.5 A director may hold any office or place of profit with the Company, other than the office of auditor of the Company, in addition to his or her office of director for the period and on the terms (as to remuneration or otherwise) that the directors may determine.

No Disqualification

16.6 No director or intended director is disqualified by his or her office from contracting with the Company either with regard to the holding of any office or place of profit the director holds with the Company or as vendor, purchaser or otherwise, and no contract or transaction entered into by or on behalf of the Company in which a director is in any way interested is liable to be voided for that reason.

Professional Services by Director or Officer

16.7 Subject to the Act, a director or officer, or any person in which a director or officer has an interest, may act in a professional capacity for the Company, except as auditor of the Company, and the director or officer or such person is entitled to remuneration for professional services as if that director or officer were not a director or officer.

Director or Officer in Other Corporations

16.8 A director or officer may be or become a director, officer or employee of, or otherwise interested in, any person in which the Company may be interested as a shareholder or otherwise, and, subject to the Act, the director or officer is not accountable to the Company for any remuneration or other benefits received by him or her as director, officer or employee of, or from his or her interest in, such other person.

Part 17

proceedings of directors

Meetings of Directors

17.1 The directors may meet together for the conduct of business, adjourn and otherwise regulate their meetings as they think fit, and meetings of the directors held at regular intervals may be held at the place, at the time and on the notice, if any, as the directors may from time to time determine.

Voting at Meetings

17.2 Questions arising at any meeting of directors are to be decided by a majority of votes and, in the case of an equality of votes, the chair of the meeting has a second or casting vote.

Chair of Meetings

17.3 The following individual is entitled to preside as chair at a meeting of directors:

(a) the chair of the board, if any;

(b) in the absence of the chair of the board, the president, if any, if the president is a director; or

(c) any other director chosen by the directors if:

(i) neither the chair of the board nor the president, if a director, is present at the meeting within 15 minutes after the time set for holding the meeting;

(ii) neither the chair of the board nor the president, if a director, is willing to chair the meeting; or

(iii) the chair of the board and the president, if a director, have advised the secretary, if any, or any other director, that they will not be present at the meeting.

Meetings by Electronic, Telephonic, Hybrid or Other Communications Medium

17.4 A director may participate in a meeting of the directors or of any committee of the directors:

(a) in person; or

(b) by electronic, telephonic, hybrid or by other communications medium if all directors participating in the meeting, whether in person or by telephone or other communications medium, are able to communicate with each other.

A director who participates in a meeting in a manner contemplated by this §17.4 is deemed for all purposes of the Act and these Articles to be present at the meeting and to have agreed to participate in that manner.

Calling of Meetings

17.5 A director may, and the secretary or an assistant secretary of the Company, if any, on the request of a director must, call a meeting of the directors at any time.

Notice of Meetings

17.6 Other than for meetings held at regular intervals as determined by the directors pursuant to §17.1, 48 hours’ notice or such lesser notice as the Chairman in his discretion determines, acting reasonably, is appropriate in any unusual circumstances of each meeting of the directors, specifying the place, day and time of that meeting must be given to each of the directors by any method set out in §23.1 or orally or by telephone.

When Notice Not Required

17.7 It is not necessary to give notice of a meeting of the directors to a director if:

(a) the meeting is to be held immediately following a meeting of shareholders at which that director was elected or appointed, or is the meeting of the directors at which that director is appointed; or

(b) the director has waived notice of the meeting.

Meeting Valid Despite Failure to Give Notice

17.8 The accidental omission to give notice of any meeting of directors to, or the non-receipt of any notice by, any director, does not invalidate any proceedings at that meeting.

Waiver of Notice of Meetings

17.9 Any director may send to the Company a document signed by him or her waiving notice of any past, present or future meeting or meetings of the directors and may at any time withdraw that waiver with respect to meetings held after that withdrawal. After sending a waiver with respect to all future meetings and until that waiver is withdrawn, no notice of any meeting of the directors need be given to that director and all meetings of the directors so held are deemed not to be improperly called or constituted by reason of notice not having been given to such director. Attendance of a director at a meeting of the directors is a waiver of notice of the meeting unless that director attends the meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

Quorum

17.10 The quorum necessary for the transaction of the business of the directors may be set by the directors to a number not less than a majority of the directors in office, and, if not so set, is deemed to be a majority of the directors in office, or, if the number of directors is set at one, is deemed to be set at one director, and that director may constitute a meeting.

Validity of Acts Where Appointment Defective

17.11 Subject to the Act, an act of a director or officer is not invalid merely because of an irregularity in the election or appointment or a defect in the qualification of that director or officer.

Consent Resolutions in Writing

17.12 A resolution of the directors or of any committee of the directors may be passed without a meeting:

(a) in all cases, if each of the directors entitled to vote on the resolution consents to it in writing; or

(b) in the case of a resolution to approve a contract or transaction in respect of which a director has disclosed that he or she has or may have a disclosable interest, if each of the other directors who have not made such a disclosure consents in writing to the resolution.

A consent in writing under this §17.12 may be by signed document, fax, email or any other method of transmitting legibly recorded messages. A consent in writing may be in two or more counterparts which together are deemed to constitute one consent in writing. A resolution of the directors or of any committee of the directors passed in accordance with this §17.12 is effective on the date stated in the consent in writing or on the latest date stated on any counterpart and is deemed to be a proceeding at a meeting of directors or of the committee of the directors and to be as valid and effective as if it had been passed at a meeting of the directors or of the committee of the directors that satisfies all the requirements of the Act and all the requirements of these Articles relating to meetings of the directors or of a committee of the directors.

Part 18

executive and other committees

Appointment and Powers of Executive Committee

18.1 The directors may, by resolution, appoint an executive committee consisting of the director or directors that they consider appropriate, and this committee has, during the intervals between meetings of the board of directors, all of the directors’ powers, except:

(a) the power to fill vacancies in the board of directors;

(b) the power to remove a director;

(c) the power to change the membership of, or fill vacancies in, any committee of the directors; and

(d) such other powers, if any, as may be set out in the resolution or any subsequent directors’ resolution.

Appointment and Powers of Other Committees

18.2 The directors may, by resolution:

(a) appoint one or more committees (other than the executive committee) consisting of the director or directors that they consider appropriate;

(b) delegate to a committee appointed under §(a) any of the directors’ powers, except:

(i) the power to fill vacancies in the board of directors;

(ii) the power to remove a director;

(iii) the power to change the membership of, or fill vacancies in, any committee of the directors; and

(iv) the power to appoint or remove officers appointed by the directors; and

(c) make any delegation referred to in §(b) subject to the conditions set out in the resolution or any subsequent directors’ resolution.

Obligations of Committees

18.3 Any committee appointed under §18.1 or §18.2, in the exercise of the powers delegated to it, must:

(a) conform to any rules that may from time to time be imposed on it by the directors; and

(b) report every act or thing done in exercise of those powers at such times as the directors may require.

Powers of Board

18.4 The directors may, at any time, with respect to a committee appointed under §18.1 or §18.2:

(a) revoke or alter the authority given to the committee, or override a decision made by the committee, except as to acts done before such revocation, alteration or overriding;

(b) terminate the appointment of, or change the membership of, the committee; and

(c) fill vacancies in the committee.

Committee Meetings

18.5 Subject to §18.3(a) and unless the directors otherwise provide in the resolution appointing the committee or in any subsequent resolution, with respect to a committee appointed under §18.1 or §18.2:

(a) the committee may meet and adjourn as it thinks proper;

(b) the committee may elect a chair of its meetings but, if no chair of a meeting is elected, or if at a meeting the chair of the meeting is not present within 15 minutes after the time set for holding the meeting, the directors present who are members of the committee may choose one of their number to chair the meeting;

(c) a majority of the members of the committee constitutes a quorum of the committee; and

(d) questions arising at any meeting of the committee are determined by a majority of votes of the members present, and in case of an equality of votes, the chair of the meeting does not have a second or casting vote.

Part 19

officers

Directors May Appoint Officers

19.1 The directors may, from time to time, appoint such officers, if any, as the directors determine and the directors may, at any time, terminate any such appointment.

Functions, Duties and Powers of Officers

19.2 The directors may, for each officer:

(a) determine the functions and duties of the officer;

(b) entrust to and confer on the officer any of the powers exercisable by the directors on such terms and conditions and with such restrictions as the directors think fit; and

(c) revoke, withdraw, alter or vary all or any of the functions, duties and powers of the officer.

Qualifications

19.3 No person may be appointed as an officer unless that person is qualified in accordance with the Act. One person may hold more than one position as an officer of the Company. Any person appointed as the chair of the board or as a managing director must be a director. Any other officer need not be a director.

Remuneration and Terms of Appointment

19.4 All appointments of officers are to be made on the terms and conditions and at the remuneration (whether by way of salary, fee, commission, participation in profits or otherwise) that the directors thinks fit and are subject to termination at the pleasure of the directors, and an officer may in addition to such remuneration be entitled to receive, after he or she ceases to hold such office or leaves the employment of the Company, a pension or gratuity.

Part 20

indemnification

Definitions

20.1 In this Part 20:

(a) “eligible party”, in relation to a company, means an individual who:

(i) is or was a director or officer of the Company;

(ii) is or was a director or officer of another corporation

(A) at a time when the corporation is or was an affiliate of the Company, or

(B) at the request of the Company; or

(iii) at the request of the Company, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity;

and includes, except in the definition of “eligible proceeding”, and §163(1)(c) and (d) and §165 of the Act, the heirs and personal or other legal representatives of that individual;

(b) “eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding;

(c) “eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Company or an associated corporation

(i) is or may be joined as a party; or

(ii) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding;

(d) “expenses” has the meaning set out in the Act and includes costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding; and

(e) “proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

Mandatory Indemnification of Eligible Parties

20.2 Subject to the Act, the Company must indemnify each eligible party and the heirs and legal personal representatives of each eligible party against all eligible penalties to which such person is or may be liable, and the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each eligible party is deemed to have contracted with the Company on the terms of the indemnity contained in this §20.2.

Indemnification of Other Persons

20.3 Subject to any restrictions in the Act, the Company may agree to indemnify and may indemnify any person (including an eligible party) against eligible penalties and pay expenses incurred in connection with the performance of services by that person for the Company.

Authority to Advance Expenses

20.4 The Company may advance expenses to an eligible party to the extent permitted by and in accordance with the Act.

Non-Compliance with Act

20.5 Subject to the Act, the failure of an eligible party of the Company to comply with the Act or these Articles or, if applicable, any former Companies Act or former Articles does not, of itself, invalidate any indemnity to which he or she is entitled under this Part 20.

Company May Purchase Insurance

20.6 The Company may purchase and maintain insurance for the benefit of any eligible party (or the heirs or legal personal representatives of any eligible party) against any liability incurred by any eligible party.

Part 21

dividends

Payment of Dividends Subject to Special Rights

21.1 The provisions of this Part 21 are subject to the rights, if any, of shareholders holding shares with special rights as to dividends.

Declaration of Dividends

21.2 Subject to the Act, the directors may from time to time declare and authorize payment of such dividends as they may deem advisable.

No Notice Required

21.3 The directors need not give notice to any shareholder of any declaration under §21.2.

Record Date

21.4 The directors must set a date as the record date for the purpose of determining shareholders entitled to receive payment of a dividend. The record date must not precede the date on which the dividend is to be paid by more than two months. If no record date is set, the record date is 5 p.m. on the date on which the directors pass the resolution declaring the dividend.

Manner of Paying Dividend

21.5 A resolution declaring a dividend may direct payment of the dividend wholly or partly in money or by the distribution of specific assets or of fully paid shares or of bonds, debentures or other securities of the Company or any other corporation, or in any one or more of those ways.

Settlement of Difficulties

21.6 If any difficulty arises in regard to a distribution under §21.5, the directors may settle the difficulty as they deem advisable, and, in particular, may:

(a) set the value for distribution of specific assets;

(b) determine that money in substitution for all or any part of the specific assets to which any shareholders are entitled may be paid to any shareholders on the basis of the value so fixed in order to adjust the rights of all parties; and

(c) vest any such specific assets in trustees for the persons entitled to the dividend.

When Dividend Payable

21.7 Any dividend may be made payable on such date as is fixed by the directors.

Dividends to be Paid in Accordance with Number of Shares

21.8 All dividends on shares of any class or series of shares must be declared and paid according to the number of such shares held.

Receipt by Joint Shareholders

21.9 If several persons are joint shareholders of any share, any one of them may give an effective receipt for any dividend, bonus or other money payable in respect of the share.

Dividend Bears No Interest

21.10 No dividend bears interest against the Company.

Fractional Dividends

21.11 If a dividend to which a shareholder is entitled includes a fraction of the smallest monetary unit of the currency of the dividend, that fraction may be disregarded in making payment of the dividend and that payment represents full payment of the dividend.

Payment of Dividends

21.12 Any dividend or other distribution payable in money in respect of shares may be paid by cheque sent through the post or by electronic transfer, so authorized by the shareholder, directed to the registered address of the shareholder or the account specified by such shareholder, or in the case of joint shareholders, to the registered address of that one of the joint shareholders who is first named on the register or the account specified by such joint shareholder, or to such person and to such address as the shareholder or joint shareholders may direct in writing. Every such cheque shall be made payable to the order of the person whom it is sent. The mailing of such cheque or the forwarding by electronic transfer shall, to the extent of the sum represented thereby (plus the amount of any tax required by law to be deducted) discharge all liability for the dividend, unless such cheque shall not be paid on presentation or the amount of tax so deducted shall not be paid to the appropriate taxing authority.

Capitalization of Retained Earnings or Surplus

21.13 Notwithstanding anything contained in these Articles, the directors may from time to time capitalize any retained earnings or surplus of the Company and may from time to time issue, as fully paid, shares or any bonds, debentures or other securities of the Company as a dividend representing the retained earnings or surplus so capitalized or any part thereof.

Part 22

ACCOUNTING RECORDS AND AUDITOR

Recording of Financial Affairs

22.1 The directors must cause adequate accounting records to be kept to record properly the financial affairs and condition of the Company and to comply with the Act.

Inspection of Accounting Records

22.2 Unless the directors determine otherwise, or unless otherwise determined by ordinary resolution, no shareholder of the Company is entitled to inspect or obtain a copy of any accounting records of the Company.

Part 23

notices

Method of Giving Notice

23.1 Unless the Act or these Articles provide otherwise, a notice, statement, report or other record required or permitted by the Act or these Articles to be sent by the Company to a person may be sent by:

(a) mail addressed to the person at the applicable address for that person as follows:

(i) for a record mailed to a shareholder, the shareholder’s registered address;

(ii) for a record mailed to a director or officer, the prescribed address for mailing shown for the director or officer in the records kept by the Company or the mailing address provided by the recipient for the sending of that record or records of that class;

(iii) in any other case, the mailing address of the intended recipient;

(b) delivery at the applicable address for that person as follows, addressed to the person:

(i) for a record delivered to a shareholder, the shareholder’s registered address;

(ii) for a record delivered to a director or officer, the prescribed address for delivery shown for the director or officer in the records kept by the Company or the delivery address provided by the recipient for the sending of that record or records of that class;

(iii) in any other case, the delivery address of the intended recipient;

(c) sending the record by fax to the fax number provided by the intended recipient for the sending of that record or records of that class;

(d) sending the record by email to the email address provided by the intended recipient for the sending of that record or records of that class;

(e) physical delivery to the intended recipient; or

(f) as otherwise permitted by any securities legislation in any province or territory of Canada or in the federal jurisdiction of the United States or in any states in the United States that is applicable to the Company and all regulations and rules made and promulgated under that legislation and all administrative policy statements, blanket orders and rulings, notices and other administrative directions issued by securities commissions or similar authorities appointed under that legislation.

Deemed Receipt of Mailing

23.2 A notice, statement, report or other record that is:

(a) mailed to a person by ordinary mail to the applicable address for that person referred to in §23.1 is deemed to be received by the person to whom it was mailed on the day (Saturdays, Sundays and holidays excepted) following the date of mailing;

(b) faxed to a person to the fax number provided by that person referred to in §23.1 is deemed to be received by the person to whom it was faxed on the day it was faxed; and

(c) emailed to a person to the e-mail address provided by that person referred to in §23.1 is deemed to be received by the person to whom it was e-mailed on the day that it was emailed.

Certificate of Sending

23.3 A certificate signed by the secretary, if any, or other officer of the Company or of any other corporation acting in that capacity on behalf of the Company stating that a notice, statement, report or other record was sent in accordance with §23.1 is conclusive evidence of that fact.

Notice to Joint Shareholders

23.4 A notice, statement, report or other record may be provided by the Company to the joint shareholders of a share by providing such record to the joint shareholder first named in the central securities register in respect of the share.

Notice to Legal Personal Representatives and Trustees

23.5 A notice, statement, report or other record may be provided by the Company to the persons entitled to a share in consequence of the death, bankruptcy or incapacity of a shareholder by:

(a) mailing the record, addressed to them:

(i) by name, by the title of the legal personal representative of the deceased or incapacitated shareholder, by the title of trustee of the bankrupt shareholder or by any similar description; and

(ii) at the address, if any, supplied to the Company for that purpose by the persons claiming to be so entitled; or

(b) if an address referred to in §(a)(ii) has not been supplied to the Company, by giving the notice in a manner in which it might have been given if the death, bankruptcy or incapacity had not occurred.

Undelivered Notices

23.6 If on two consecutive occasions, a notice, statement, report or other record is sent to a shareholder pursuant to §23.1 and on each of those occasions any such record is returned because the shareholder cannot be located, the Company shall not be required to send any further records to the shareholder until the shareholder informs the Company in writing of his or her new address.

Part 24

SEAL

Who May Attest Seal

24.1 Except as provided in §24.2 and §24.3, the Company’s seal, if any, must not be impressed on any record except when that impression is attested by the signatures of:

(a) any two directors;

(b) any officer, together with any director;

(c) if the Company only has one director, that director; or

(d) any one or more directors or officers or persons as may be determined by the directors.

Sealing Copies

24.2 For the purpose of certifying under seal a certificate of incumbency of the directors or officers of the Company or a true copy of any resolution or other document, despite §24.1, the impression of the seal may be attested by the signature of any director or officer or the signature of any other person as may be determined by the directors.

Mechanical Reproduction of Seal

24.3 The directors may authorize the seal to be impressed by third parties on share certificates or bonds, debentures or other securities of the Company as they may determine appropriate from time to time. To enable the seal to be impressed on any share certificates or bonds, debentures or other securities of the Company, whether in definitive or interim form, on which facsimiles of any of the signatures of the directors or officers of the Company are, in accordance with the Act or these Articles, printed or otherwise mechanically reproduced, there may be delivered to the person employed to engrave, lithograph or print such definitive or interim share certificates or bonds, debentures or other securities one or more unmounted dies reproducing the seal and such persons as are authorized under §24.1 to attest the Company’s seal may in writing authorize such person to cause the seal to be impressed on such definitive or interim share certificates or bonds, debentures or other securities by the use of such dies. Share certificates or bonds, debentures or other securities to which the seal has been so impressed are for all purposes deemed to be under and to bear the seal impressed on them.

Part 25

prohibitions

Definitions

25.1 In this Part 25:

(a) “designated security” means:

(i) a voting security of the Company;

(ii) a security of the Company that is not a debt security and that carries a residual right to participate in the earnings of the Company or, on the liquidation or winding up of the Company, in its assets; or

(iii) a security of the Company convertible, directly or indirectly, into a security described in §(a) or §(b);

(b) “security” has the meaning assigned in the Securities Act (British Columbia); and

(c) “voting security” means a security of the Company that:

(i) is not a debt security; and

(ii) carries a voting right either under all circumstances or under some circumstances that have occurred and are continuing.

Application

25.2 §25.3 does not apply to the Company if and for so long as it is a public company, a private company which is no longer eligible to use the private issuer exemption under the Securities Act (British Columbia), or a pre-existing reporting company which has the Statutory Reporting Company Provisions as part of its Articles or a company to which the Statutory Reporting Company Provisions apply.

Consent Required for Transfer of Shares or Designated Securities

25.3 No share or designated security may be sold, transferred or otherwise disposed of without the consent of the directors and the directors are not required to give any reason for refusing to consent to any such sale, transfer or other disposition.

Full name and signature of Incorporator	Date of signing

Full name and signature of each Incorporator	Date of signing

Full name and signature of each Director	Date of signing

Exhibit E

FORM OF CLOSING COMPANY ARTICLES

Number: [__]

BUSINESS CORPORATIONS ACT

(British Columbia)

ARTICLES

of

[_____]

(the “Company”)

E-i

Number: [__]

BUSINESS CORPORATIONS ACT

(British Columbia)

ARTICLES

of

[_____]

(the “Company”)

PART 1

Interpretation

Definitions

1.1 In these Articles, unless the context otherwise requires:

(a) “Act” means the Business Corporations Act (British Columbia) from time to time in force and all amendments thereto and includes all regulations and amendments thereto made pursuant to that Act;

(b) “board of directors”, “directors” and “board” mean the directors or sole director of the Company for the time being;

(c) “Interpretation Act” means the Interpretation Act (British Columbia) from time to time in force and all amendments thereto and includes all regulations and amendments thereto made pursuant to that Act;

(d) “legal personal representative” means the personal or other legal representative of the shareholder;

(e) “registered address” of a shareholder means the shareholder’s address as recorded in the central securities register;

(f) “seal” means the seal of the Company, if any;

(g) “share” means a share in the share structure of the Company; and

(h) “special majority” means the majority of votes described in §11.2 which is required to pass a special resolution.

Act and Interpretation Act Definitions Applicable

1.2 The definitions in the Act and the definitions and rules of construction in the Interpretation Act, with the necessary changes, so far as applicable, and except as the context requires otherwise, apply to these Articles as if they were an enactment. If there is a conflict between a definition in the Act and a definition or rule in the Interpretation Act relating to a term used in these Articles, the definition in the Act will prevail. If there is a conflict or inconsistency between these Articles and the Act, the Act will prevail.

PART 2

SHARES AND SHARE CERTIFICATES

Authorized Share Structure

2.1 The authorized share structure of the Company consists of shares of the class or classes and series, if any, described in the Notice of Articles of the Company.

Form of Share Certificate

2.2 Each share certificate issued by the Company must comply with, and be signed as required by, the Act.

Shareholder Entitled to Certificate, Acknowledgment or Written Notice

2.3 Unless the shares of which the shareholder is the registered owner are uncertificated shares, each shareholder is entitled, without charge, to (a) one share certificate representing the shares of each class or series of shares registered in the shareholder’s name or (b) a non-transferable written acknowledgment of the shareholder’s right to obtain such a share certificate, provided that in respect of a share held jointly by several persons, the Company is not bound to issue more than one share certificate and delivery of a share certificate for a share to one of several joint shareholders or to one of the shareholders’ duly authorized agents will be sufficient delivery to all. If a shareholder is the registered owner of uncertificated shares, the Company must send to a holder of an uncertificated share a written notice containing the information required by the Act within a reasonable time after the issue or transfer of such share.

Delivery by Mail

2.4 Any share certificate or non-transferable written acknowledgment of a shareholder’s right to obtain a share certificate, or written notice of the issue or transfer of an uncertificated share may be sent to the shareholder by mail at the shareholder’s registered address and neither the Company nor any director, officer or agent of the Company is liable for any loss to the shareholder because the share certificate, acknowledgement or written notice is lost in the mail or stolen.

Replacement of Worn Out or Defaced Certificate or Acknowledgement

2.5 If the directors of the Company are satisfied that a share certificate or a non-transferable written acknowledgment of the shareholder’s right to obtain a share certificate is worn out or defaced, the Company must, on production of the share certificate or acknowledgment, as the case may be, and on such other terms, if any, as are deemed fit:

(a) cancel the share certificate or acknowledgment; and

(b) issue a replacement share certificate or acknowledgment.

Replacement of Lost, Stolen or Destroyed Certificate or Acknowledgment

2.6 If a share certificate or a non-transferable written acknowledgment of a shareholder’s right to obtain a share certificate is lost, stolen or destroyed, a replacement share certificate or acknowledgment, as the case may be, must be issued to the person entitled to that share certificate or acknowledgment, if the requirements of the Act are satisfied, as the case may be, if the directors receive:

(a) proof satisfactory to it of the loss, theft or destruction; and

(b) any indemnity the directors consider adequate.

Splitting Share Certificates

2.7 If a shareholder surrenders a share certificate to the Company with a written request that the Company issue in the shareholder’s name two or more share certificates, each representing a specified number of shares and in the aggregate representing the same number of shares as the share certificate so surrendered, the Company must cancel the surrendered share certificate and issue replacement share certificates in accordance with that request.

Certificate Fee

2.8 There must be paid to the Company, in relation to the issue of any share certificate under §2.5, §2.6 or §2.7, the amount, if any, not exceeding the amount prescribed under the Act, determined by the directors.

Recognition of Trusts

2.9 Except as required by law or statute or these Articles, no person will be recognized by the Company as holding any share upon any trust, and the Company is not bound by or compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future or partial interest in any share or fraction of a share or (except as required by law or statute or these Articles or as ordered by a court of competent jurisdiction) any other rights in respect of any share except an absolute right to the entirety thereof in the shareholder.

Uncertificated Shares

2.10 Notwithstanding any other provision of this Part, the directors may, by resolution, provide that:

(a) the shares of any or all of the classes and series of the Company’s shares may be uncertificated shares; or

(b) any specific shares may be uncertificated shares.

PART 3

ISSUE OF SHARES

Directors Authorized

3.1 Subject to the Act and the rights, if any, of the holders of issued shares of the Company, the Company may allot, issue, sell or otherwise dispose of the unissued shares, and issued shares held by the Company, at the times, to the persons, including directors, in the manner, on the terms and conditions and for the consideration (including any premium at which shares with par value may be issued) that the directors may determine. The issue price for a share with par value must be equal to or greater than the par value of the share.

Commissions and Discounts

3.2 The Company may at any time pay a reasonable commission or allow a reasonable discount to any person in consideration of that person’s purchase or agreement to purchase shares of the Company from the Company or any other person’s procurement or agreement to procure purchasers for shares of the Company.

Brokerage

3.3 The Company may pay such brokerage fee or other consideration as may be lawful for or in connection with the sale or placement of its securities.

Conditions of Issue

3.4 Except as provided for by the Act, no share may be issued until it is fully paid. A share is fully paid when:

(a) consideration is provided to the Company for the issue of the share by one or more of the following:

(i) past services performed for the Company;

(ii) property;

(iii) money; and

(b) the value of the consideration received by the Company equals or exceeds the issue price set for the share under §3.1.

Share Purchase Warrants and Rights

3.5 Subject to the Act, the Company may issue share purchase warrants, options and rights upon such terms and conditions as the directors determine, which share purchase warrants, options and rights may be issued alone or in conjunction with debentures, debenture stock, bonds, shares or any other securities issued or created by the Company from time to time.

PART 4

SHARE REGISTERS

Central Securities Register

4.1 As required by and subject to the Act, the Company must maintain in British Columbia a central securities register and may appoint an agent to maintain such register. The directors may appoint one or more agents, including the agent appointed to keep the central securities register, as transfer agent for shares or any class or series of shares and the same or another agent as registrar for shares or such class or series of shares, as the case may be. The directors may terminate such appointment of any agent at any time and may appoint another agent in its place.

Closing Register

4.2 The Company must not at any time close its central securities register.

PART 5

SHARE TRANSFERS

Registering Transfers

5.1 A transfer of a share must not be registered unless the Company or the transfer agent or registrar for the class or series of shares to be transferred has received:

(a) except as exempted by the Act, a written instrument of transfer in respect of the share has been received by the Company (which may be a separate document or endorsed on the share certificate for the shares transferred) made by the shareholder or other appropriate person or by an agent who has actual authority to act on behalf of that person;

(b) if a share certificate has been issued by the Company in respect of the share to be transferred, that share certificate;

(c) if a non-transferable written acknowledgment of the shareholder’s right to obtain a share certificate has been issued by the Company in respect of the share to be transferred, that acknowledgment; and

(d) such other evidence, if any, as the Company or the transfer agent or registrar for the class or series of share to be transferred may require to prove the title of the transferor or the transferor’s right to transfer the share, that the written instrument of transfer is genuine and the right of the transferee to have the transfer registered.

Form of Instrument of Transfer

5.2 The instrument of transfer in respect of any share of the Company must be either in the form, if any, on the back of the Company’s share certificates of that class or series or in some other form that may be approved by the directors from time to time or by the transfer agent or registrar for those shares.

Transferor Remains Shareholder

5.3 Except to the extent that the Act otherwise provides, the transferor of a share is deemed to remain the holder of it until the name of the transferee is entered in a securities register of the Company in respect of the transfer.

Signing of Instrument of Transfer

5.4 If a shareholder, or the shareholder’s duly authorized attorney, signs an instrument of transfer in respect of shares registered in the name of the shareholder, the signed instrument of transfer constitutes a complete and sufficient authority to the Company and its directors, officers and agents to register the number of shares specified in the instrument of transfer or specified in any other manner, or, if no number is specified, all the shares represented by the share certificates or set out in the written acknowledgments deposited with the instrument of transfer, or if the shares are uncertificated shares, then all of the shares registered in the name of the shareholder on the central securities register:

(a) in the name of the person named as transferee in that instrument of transfer; or

(b) if no person is named as transferee in that instrument of transfer, in the name of the person on whose behalf the instrument is deposited for the purpose of having the transfer registered.

Enquiry as to Title Not Required

5.5 Neither the Company nor any director, officer or agent of the Company is bound to inquire into the title of the person named in the instrument of transfer as transferee or, if no person is named as transferee in the instrument of transfer, of the person on whose behalf the instrument is deposited for the purpose of having the transfer registered or is liable for any claim related to registering the transfer by the shareholder or by any intermediate owner or holder of the shares transferred, of any interest in such shares, of any share certificate representing such shares or of any written acknowledgment of a right to obtain a share certificate for such shares.

Transfer Fee

5.6 There must be paid to the Company, in relation to the registration of a transfer, the amount, if any, determined by the directors.

PART 6

TRANSMISSION OF SHARES

Legal Personal Representative Recognized on Death

6.1 In case of the death of a shareholder, the legal personal representative of the shareholder, or in the case of shares registered in the shareholder’s name and the name of another person in joint tenancy, the surviving joint holder, will be the only person recognized by the Company as having any title to the shareholder’s interest in the shares. Before recognizing a person as a legal personal representative of a shareholder, the Company shall receive the documentation required by the Act.

Rights of Legal Personal Representative

6.2 The legal personal representative of a shareholder has the same rights, privileges and obligations that attach to the shares held by the shareholder, including the right to transfer the shares in accordance with these Articles, provided the documents required by the Act and the directors have been deposited with the Company. This §6.2 does not apply in the case of the death of a shareholder with respect to shares registered in the name of the shareholder and the name of another person in joint tenancy.

PART 7

PURCHASE, redeem or otherwise acquire SHARES

Company Authorized to Purchase, Redeem or Otherwise Acquire Shares

7.1 Subject to §7.2, the special rights or restrictions attached to the shares of any class or series and the Act, the Company may, if authorized by the directors, purchase, redeem or otherwise acquire any of its shares at the price and upon the terms determined by the directors.

Purchase When Insolvent

7.2 The Company must not make a payment or provide any other consideration to purchase, redeem or otherwise acquire any of its shares if there are reasonable grounds for believing that:

(a) the Company is insolvent; or

(b) making the payment or providing the consideration would render the Company insolvent.

Sale and Voting of Purchased, Redeemed or Otherwise Acquired Shares

7.3 If the Company retains a share redeemed, purchased or otherwise acquired by it, the Company may sell, gift or otherwise dispose of the share, but, while such share is held by the Company, it:

(a) is not entitled to vote the share at a meeting of its shareholders;

(b) must not pay a dividend in respect of the share; and

(c) must not make any other distribution in respect of the share.

Company Entitled to Purchase, Redeem or Otherwise Acquire Share Fractions

7.4 The Company may, without prior notice to the holders, purchase, redeem or otherwise acquire for fair value any and all outstanding share fractions of any class or kind of shares in its authorized share structure as may exist at any time and from time to time. Upon the Company delivering the purchase funds and confirmation of purchase or redemption of the share fractions to the holders’ registered or last known address, or if the Company has a transfer agent then to such agent for the benefit of and forwarding to such holders, the Company shall thereupon amend its central securities register to reflect the purchase or redemption of such share fractions and if the Company has a transfer agent, shall direct the transfer agent to amend the central securities register accordingly. Any holder of a share fraction, who upon receipt of the funds and confirmation of purchase or redemption of same, disputes the fair value paid for the fraction, shall have the right to apply to the court to request that it set the price and terms of payment and make consequential orders and give directions the court considers appropriate, as if the Company were the “acquiring person” as contemplated by Part 9 Division 6, Compulsory Acquisitions, under the Act and the holder were an “offeree” subject to the provisions contained in such Division, mutatis mutandis.

PART 8

BORROWING POWERS

8.1 The Company, if authorized by the directors, may:

(a) borrow money in the manner and amount, on the security, from the sources and on the terms and conditions that they consider appropriate;

(b) issue bonds, debentures and other debt obligations either outright or as security for any liability or obligation of the Company or any other person and at such discounts or premiums and on such other terms as the directors consider appropriate;

(c) guarantee the repayment of money by any other person or the performance of any obligation of any other person; and

(d) mortgage, charge, whether by way of specific or floating charge, grant a security interest in, or give other security on, the whole or any part of the present and future assets and undertaking of the Company.

8.2 The powers conferred under this Part 8 shall be deemed to include the powers conferred on a company by Division VII of the Special Corporations Powers Act being chapter P-16 of the Revised Statutes of Quebec, 1988, and every statutory provision that may be substituted therefor or for any provision therein.

PART 9

ALTERATIONS

Alteration of Authorized Share Structure

9.1 Subject to §9.2 and the Act, the Company may by ordinary resolution (or a resolution of the directors in the case of §9.1(c) or §9.1(f):

(a) create one or more classes or series of shares or, if none of the shares of a class or series of shares are allotted or issued, eliminate that class or series of shares;

(b) increase, reduce or eliminate the maximum number of shares that the Company is authorized to issue out of any class or series of shares or establish a maximum number of shares that the Company is authorized to issue out of any class or series of shares for which no maximum is established;

(c) subdivide or consolidate all or any of its unissued, or fully paid issued, shares;

(d) if the Company is authorized to issue shares of a class of shares with par value:

(i) decrease the par value of those shares; or

(ii) if none of the shares of that class of shares are allotted or issued, increase the par value of those shares;

(e) change all or any of its unissued, or fully paid issued, shares with par value into shares without par value or any of its unissued shares without par value into shares with par value;

(f) alter the identifying name of any of its shares; or

(g) otherwise alter its shares or authorized share structure when required or permitted to do so by the Act where it does not specify by a special resolution;

and, if applicable, alter its Notice of Articles and Articles accordingly.

Special Rights or Restrictions

9.2 Subject to the Act and in particular those provisions of the Act relating to the rights of holders of outstanding shares to vote if their rights are prejudiced or interfered with, the Company may by ordinary resolution:

(a) create special rights or restrictions for, and attach those special rights or restrictions to, the shares of any class or series of shares, whether or not any or all of those shares have been issued; or

(b) vary or delete any special rights or restrictions attached to the shares of any class or series of shares, whether or not any or all of those shares have been issued,

and alter its Notice of Articles and Articles accordingly.

Change of Name

9.3 The Company may by resolution of the directors authorize an alteration to its Notice of Articles in order to change its name or adopt or change any translation of that name.

Other Alterations

9.4 If the Act does not specify the type of resolution and these Articles do not specify another type of resolution, the Company may by ordinary resolution or by resolution of the directors alter these Articles.

PART 10

MEETINGS OF SHAREHOLDERS

Annual General Meetings

10.1 Unless an annual general meeting is deferred or waived in accordance with the Act, the Company must hold its first annual general meeting within 18 months after the date on which it was incorporated or otherwise recognized, and after that must hold an annual general meeting at least once in each calendar year and not more than 15 months after the last annual reference date at such date, time and, if applicable, place as may be determined by the directors.

Resolution Instead of Annual General Meeting

10.2 If all the shareholders who are entitled to vote at an annual general meeting consent in writing by a unanimous resolution to all of the business that is required to be transacted at that annual general meeting, the annual general meeting is deemed to have been held on the date of the unanimous resolution. The shareholders must, in any unanimous resolution passed under this §10.2, select as the Company’s annual reference date a date that would be appropriate for the holding of the applicable annual general meeting.

Calling of Meetings of Shareholders

10.3 The directors may, at any time, call a meeting of shareholders.

Notice for Meetings of Shareholders

10.4 The Company must send notice of the date, time and location of any meeting of shareholders (including, without limitation, any notice specifying the intention to propose a resolution as an exceptional resolution, a special resolution or a special separate resolution, and any notice to consider approving an amalgamation into a foreign jurisdiction, an arrangement or the adoption of an amalgamation agreement, and any notice of a general meeting, class meeting or series meeting), in the manner provided in these Articles, or in such other manner, if any, as may be prescribed by ordinary resolution (whether previous notice of the resolution has been given or not), to each shareholder entitled to attend the meeting, to each director and to the auditor of the Company, unless these Articles otherwise provide, at least the following number of days before the meeting:

(a) if the Company is a public company, 21 days;

(b) otherwise, 10 days.

Record Date for Notice

10.5 The directors may set a date as the record date for the purpose of determining shareholders entitled to notice of any meeting of shareholders. The record date must not precede the date on which the meeting is to be held by more than two months or, in the case of a general meeting requisitioned by shareholders under the Act, by more than four months. The record date must not precede the date on which the meeting is held by fewer than:

(a) if the Company is a public company, 21 days;

(b) otherwise, 10 days.

If no record date is set, the record date is 5 p.m. on the day immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting.

Record Date for Voting

10.6 The directors may set a date as the record date for the purpose of determining shareholders entitled to vote at any meeting of shareholders. The record date must not precede the date on which the meeting is to be held by more than two months or, in the case of a general meeting requisitioned by shareholders under the Act, by more than four months. If no record date is set, the record date is 5 p.m. on the day immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting.

Failure to Give Notice and Waiver of Notice

10.7 The accidental omission to send notice of any meeting of shareholders to, or the non-receipt of any notice by, any of the persons entitled to notice does not invalidate any proceedings at that meeting. Any person entitled to notice of a meeting of shareholders may, in writing or otherwise, waive that entitlement or may agree to reduce the period of that notice. Attendance of a person at a meeting of shareholders is a waiver of entitlement to notice of the meeting unless that person attends the meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

Notice of Special Business at Meetings of Shareholders

10.8 If a meeting of shareholders is to consider special business within the meaning of §11.1, the notice of meeting must:

(a) state the general nature of the special business; and

(b) if the special business includes considering, approving, ratifying, adopting or authorizing any document or the signing of or giving of effect to any document, have attached to it a copy of the document or state that a copy of the document will be available for inspection by shareholders:

(i) at the Company’s records office, or at such other reasonably accessible location in British Columbia as is specified in the notice; and

(ii) during statutory business hours on any one or more specified days before the day set for the holding of the meeting.

Place of Meetings

10.9 In addition to any location in British Columbia, any general meeting may be held in any location outside British Columbia, if applicable, as approved by a resolution of the directors.

Electronic Meetings

10.10 The directors may determine that a meeting of shareholders shall be held entirely by means of telephonic, electronic, hybrid or other communication facilities that permit all participants to communicate with each other during the meeting. A meeting of shareholders may also be held at which some, but not necessarily all, persons entitled to attend may participate by means of such communications facilities, if the directors determine to make them available. A shareholder who participates in a meeting in a manner contemplated by this Article 10.10 is deemed for all purposes of the Act and these Articles to be present at the meeting and to have agreed to participate in that manner.

Electronic Voting

10.11 Subject to applicable law, any vote at a meeting of shareholders may be held entirely or partially by means of telephonic, electronic, hybrid or other communication medium, if the directors determine to make them available, whether or not persons entitled to attend participate in the meeting by means of such communication medium. A person participating in a meeting in a manner contemplated by this Article 10.11 is deemed for all purposes of the Act and these Articles to be present at the meeting and to have agreed to participate in that manner.

PART 11

PROCEEDINGS AT MEETINGS OF SHAREHOLDERS

Special Business

11.1 At a meeting of shareholders, the following business is special business:

(a) at a meeting of shareholders that is not an annual general meeting, all business is special business except business relating to the conduct of or voting at the meeting;

(b) at an annual general meeting, all business is special business except for the following:

(i) business relating to the conduct of or voting at the meeting;

(ii) consideration of any financial statements of the Company presented to the meeting;

(iii) consideration of any reports of the directors or auditor;

(iv) the setting or changing of the number of directors;

(v) the election or appointment of directors;

(vi) the appointment of an auditor;

(vii) the setting of the remuneration of an auditor;

(viii) business arising out of a report of the directors not requiring the passing of a special resolution or an exceptional resolution;

(ix) any other business which, under these Articles or the Act, may be transacted at a meeting of shareholders without prior notice of the business being given to the shareholders.

Special Majority

11.2 The majority of votes required for the Company to pass a special resolution at a general meeting of shareholders is two-thirds of the votes cast on the resolution.

Quorum

11.3 Subject to the special rights or restrictions attached to the shares of any class or series of shares, and to §11.4, the quorum for the transaction of business at a meeting of shareholders is at least one person who is, or who represents by proxy, one or more shareholders who, in the aggregate, hold at least five percent of the issued shares entitled to be voted at the meeting.

One Shareholder May Constitute Quorum

11.4 If there is only one shareholder entitled to vote at a meeting of shareholders:

(a) the quorum is one person who is, or who represents by proxy, that shareholder, and

(b) that shareholder, in attendance at the meeting or represented at the meeting by proxy, may constitute the meeting.

Persons Entitled to Attend Meeting

11.5 In addition to those persons who are entitled to vote at a meeting of shareholders, the only other persons entitled to be present at the meeting are the directors, the president (if any), the secretary (if any), the assistant secretary (if any), any lawyer for the Company, the auditor of the Company, any persons invited to be present at the meeting by the directors or by the chair of the meeting and any persons entitled or required under the Act or these Articles to be present at the meeting; but if any of those persons does attend the meeting, that person is not to be counted in the quorum and is not entitled to vote at the meeting unless that person is a shareholder or proxy holder entitled to vote at the meeting.

Requirement of Quorum

11.6 No business, other than the election of a chair of the meeting and the adjournment of the meeting, may be transacted at any meeting of shareholders unless a quorum of shareholders entitled to vote is present at the commencement of the meeting, but such quorum need not be present throughout the meeting.

Lack of Quorum

11.7 If, within one-half hour from the time set for the holding of a meeting of shareholders, a quorum is not present:

(a) in the case of a general meeting requisitioned by shareholders, the meeting is dissolved, and

(b) in the case of any other meeting of shareholders, the meeting stands adjourned to the same day in the next week at the same time and place.

Lack of Quorum at Succeeding Meeting

11.8 If, at the meeting to which the meeting referred to in §11.7(b) was adjourned, a quorum is not present within one-half hour from the time set for the holding of the meeting, the person or persons present and being, or representing by proxy, one or more shareholders entitled to attend and vote at the meeting shall be deemed to constitute a quorum.

Chair

11.9 The following individual is entitled to preside as chair at a meeting of shareholders:

(a) the chair of the board, if any; or

(b) if the chair of the board is absent or unwilling to act as chair of the meeting, the president, if any.

Selection of Alternate Chair

11.10 If, at any meeting of shareholders, there is no chair of the board or president present within 15 minutes after the time set for holding the meeting, or if the chair of the board and the president are unwilling to act as chair of the meeting, or if the chair of the board and the president have advised the secretary, if any, or any director present at the meeting, that they will not be present at the meeting, the directors present may choose either one of their number or the solicitor of the Company to be chair of the meeting. If all of the directors present decline to take the chair or fail to so choose or if no director is present or the solicitor of the Company declines to take the chair, the shareholders entitled to vote at the meeting who are present in person or by proxy may choose any person present at the meeting to chair the meeting.

Adjournments

11.11 The chair of a meeting of shareholders may, and if so directed by the meeting must, adjourn the meeting from time to time and from place to place, but no business may be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

Notice of Adjourned Meeting

11.12 It is not necessary to give any notice of an adjourned meeting of shareholders or of the business to be transacted at an adjourned meeting of shareholders except that, when a meeting is adjourned for 30 days or more, notice of the adjourned meeting must be given as in the case of the original meeting.

Decisions by Show of Hands or Poll

11.13 Subject to the Act, every motion put to a vote at a meeting of shareholders will be decided on a show of hands unless a poll, before or on the declaration of the result of the vote by show of hands, is directed by the chair or demanded by any shareholder entitled to vote who is in attendance at the meeting or represented at the meeting by proxy.

Declaration of Result

11.14 The chair of a meeting of shareholders must declare to the meeting the decision on every question in accordance with the result of the show of hands or the poll, as the case may be, and that decision must be entered in the minutes of the meeting. A declaration of the chair that a resolution is carried by the necessary majority or is defeated is, unless a poll is directed by the chair or demanded under §11.13, conclusive evidence without proof of the number or proportion of the votes recorded in favour of or against the resolution.

Motion Need Not be Seconded

11.15 No motion proposed at a meeting of shareholders need be seconded unless the chair of the meeting rules otherwise, and the chair of any meeting of shareholders is entitled to propose or second a motion.

Casting Vote

11.16 In case of an equality of votes, the chair of a meeting of shareholders does not, either on a show of hands or on a poll, have a second or casting vote in addition to the vote or votes to which the chair may be entitled as a shareholder.

Manner of Taking Poll

11.17 Subject to §11.18, if a poll is duly demanded at a meeting of shareholders:

(a) the poll must be taken:

(i) at the meeting, or within seven days after the date of the meeting, as the chair of the meeting directs; and

(ii) in the manner, at the time and, if applicable, the place that the chair of the meeting directs;

(b) the result of the poll is deemed to be the decision of the meeting at which the poll is demanded; and

(c) the demand for the poll may be withdrawn by the person who demanded it.

Demand for Poll on Adjournment

11.18 A poll demanded at a meeting of shareholders on a question of adjournment must be taken immediately at the meeting.

Chair Must Resolve Dispute

11.19 In the case of any dispute as to the admission or rejection of a vote given on a poll, the chair of the meeting must determine the dispute, and the determination of the chair made in good faith is final and conclusive.

Casting of Votes

11.20 On a poll, a shareholder entitled to more than one vote need not cast all the votes in the same way.

No Demand for Poll on Election of Chair

11.21 No poll may be demanded in respect of the vote by which a chair of a meeting of shareholders is elected.

Demand for Poll Not to Prevent Continuance of Meeting

11.22 The demand for a poll at a meeting of shareholders does not, unless the chair of the meeting so rules, prevent the continuation of a meeting for the transaction of any business other than the question on which a poll has been demanded.

Retention of Ballots and Proxies

11.23 The Company must, for at least three months after a meeting of shareholders, keep each ballot cast on a poll and each proxy voted at the meeting, and, during that period, make them available for inspection during normal business hours by any shareholder or proxy holder entitled to vote at the meeting. At the end of such three month period, the Company may destroy such ballots and proxies.

PART 12

VOTES OF SHAREHOLDERS

Number of Votes by Shareholder or by Shares

12.1 Subject to any special rights or restrictions attached to any shares and to the restrictions imposed on joint shareholders under §12.3:

(a) on a vote by show of hands, every person present who is a shareholder or proxy holder and entitled to vote on the matter has one vote; and

(b) on a poll, every shareholder entitled to vote on the matter has one vote in respect of each share entitled to be voted on the matter and held by that shareholder and may exercise that vote either personally while in attendance at the meeting or by proxy.

Votes of Persons in Representative Capacity

12.2 A person who is not a shareholder may vote at a meeting of shareholders, whether on a show of hands or on a poll, and may appoint a proxy holder to act at the meeting, if, before doing so, the person satisfies the chair of the meeting, or the directors, that the person is a legal personal representative or a trustee in bankruptcy for a shareholder who is entitled to vote at the meeting.

Votes by Joint Holders

12.3 If there are joint shareholders registered in respect of any share:

(a) any one of the joint shareholders may vote at any meeting of shareholders, personally or by proxy, in respect of the share as if that joint shareholder were solely entitled to it; or

(b) if more than one of the joint shareholders is present at any meeting of shareholders, personally or by proxy, and more than one of them votes in respect of that share, then only the vote of the joint shareholder present whose name stands first on the central securities register in respect of the share will be counted.

Legal Personal Representatives as Joint Shareholders

12.4 Two or more legal personal representatives of a shareholder in whose sole name any share is registered are, for the purposes of §12.3, deemed to be joint shareholders registered in respect of that share.

Representative of a Corporate Shareholder

12.5 If a corporation, that is not a subsidiary of the Company, is a shareholder, that corporation may appoint a person to act as its representative at any meeting of shareholders of the Company, and:

(a) for that purpose, the instrument appointing a representative must be received:

(i) at the registered office of the Company or at any other place specified, in the notice calling the meeting, for the receipt of proxies, at least the number of business days specified in the notice for the receipt of proxies, or if no number of days is specified, two business days before the day set for the holding of the meeting or any adjourned meeting; or

(ii) at the meeting or any adjourned meeting, by the chair of the meeting or adjourned meeting or by a person designated by the chair of the meeting or adjourned meeting;

(b) if a representative is appointed under this §12.5:

(i) the representative is entitled to exercise in respect of and at that meeting the same rights on behalf of the corporation that the representative represents as that corporation could exercise if it were a shareholder who is an individual, including, without limitation, the right to appoint a proxy holder; and

(ii) the representative, if present at the meeting, is to be counted for the purpose of forming a quorum and is deemed to be a shareholder present in person at the meeting.

Evidence of the appointment of any such representative may be sent to the Company by written instrument, fax or any other method of legibly transmitting recorded messages.

Proxy Provisions Do Not Apply to All Companies

12.6 If and for so long as the Company is a public company or a pre-existing reporting company which has the Statutory Reporting Company Provisions as part of its Articles or to which the Statutory Reporting Company Provisions apply, then §12.7 to §12.15 are not mandatory, however the directors of the Company are authorized to apply all or part of such sections or to adopt alternative procedures for proxy form, deposit and revocation procedures to the extent that the directors deem necessary in order to comply with securities laws applicable to the Company.

Appointment of Proxy Holders

12.7 Every shareholder of the Company entitled to vote at a meeting of shareholders may, by proxy, appoint one or more (but not more than two) proxy holders to attend and act at the meeting in the manner, to the extent and with the powers conferred by the proxy.

Alternate Proxy Holders

12.8 A shareholder may appoint one or more alternate proxy holders to act in the place of an absent proxy holder.

Proxy Holder Need Not Be Shareholder

12.9 A proxy holder need not be a shareholder of the Company.

Deposit of Proxy

12.10 A proxy for a meeting of shareholders must:

(a) be received at the registered office of the Company or at any other place specified, in the notice calling the meeting, for the receipt of proxies, at least the number of business days specified in the notice, or if no number of days is specified, two business days before the day set for the holding of the meeting or any adjourned meeting; or

(b) unless the notice provides otherwise, be received, at the meeting or any adjourned meeting, by the chair of the meeting or adjourned meeting or by a person designated by the chair of the meeting or adjourned meeting.

A proxy may be sent to the Company by written instrument, fax or any other method of transmitting legibly recorded messages, including through Internet or telephone voting or by email, if permitted by the notice calling the meeting or the information circular for the meeting.

Validity of Proxy Vote

12.11 A vote given in accordance with the terms of a proxy is valid notwithstanding the death or incapacity of the shareholder giving the proxy and despite the revocation of the proxy or the revocation of the authority under which the proxy is given, unless notice in writing of that death, incapacity or revocation is received:

(a) at the registered office of the Company, at any time up to and including the last business day before the day set for the holding of the meeting or any adjourned meeting at which the proxy is to be used; or

(b) at the meeting or any adjourned meeting by the chair of the meeting or adjourned meeting, before any vote in respect of which the proxy has been given has been taken.

Form of Proxy

12.12 A proxy, whether for a specified meeting or otherwise, must be either in the following form or in any other form approved by the directors or the chair of the meeting:

[Name of Company](the “Company”)

The undersigned, being a shareholder of the Company, hereby appoints [name] or, failing that person, [name], as proxy holder for the undersigned to attend, act and vote for and on behalf of the undersigned at the meeting of shareholders of the Company to be held on [month, day, year] and at any adjournment of that meeting.

Number of shares in respect of which this proxy is given (if no number is specified, then this proxy if given in respect of all shares registered in the name of the undersigned): _____________________

Signed [month, day, year]

[Signature of shareholder]

[Name of shareholder—printed]

Revocation of Proxy

12.13 Subject to §12.14, every proxy may be revoked by an instrument in writing that is received:

(a) at the registered office of the Company at any time up to and including the last business day before the day set for the holding of the meeting or any adjourned meeting at which the proxy is to be used; or

(b) at the meeting or any adjourned meeting, by the chair of the meeting or adjourned meeting, before any vote in respect of which the proxy has been given has been taken.

Revocation of Proxy Must Be Signed

12.14 An instrument referred to in §12.13 must be signed as follows:

(a) if the shareholder for whom the proxy holder is appointed is an individual, the instrument must be signed by the shareholder or the shareholder’s legal personal representative or trustee in bankruptcy;

(b) if the shareholder for whom the proxy holder is appointed is a corporation, the instrument must be signed by the corporation or by a representative appointed for the corporation under §12.5.

Production of Evidence of Authority to Vote

12.15 The chair of any meeting of shareholders may, but need not, inquire into the authority of any person to vote at the meeting and may, but need not, demand from that person production of evidence as to the existence of the authority to vote.

PART 13

DIRECTORS

First Directors; Number of Directors

13.1 The first directors are the persons designated as directors of the Company in the Notice of Articles that applies to the Company when it is recognized under the Act. The number of directors, excluding additional directors appointed under §14.8, is set at:

(a) subject to §(b) and §(c), the number of directors that is equal to the number of the Company’s first directors;

(b) if the Company is a public company, the greater of three and the most recently set of:

(i) the number of directors set by a resolution of the directors (whether or not previous notice of the resolution was given); and

(ii) the number of directors in office pursuant to §14.4;

(c) if the Company is not a public company, the most recently set of:

(i) the number of directors set by a resolution of the directors (whether or not previous notice of the resolution was given); and

(ii) the number of directors in office pursuant to §14.4.

Change in Number of Directors

13.2 If the number of directors is set under §13.1(b)(i) or §13.1(c)(i):

(a) the shareholders may elect or appoint the directors needed to fill any vacancies in the board of directors up to that number; or

(b) if the shareholders do not elect or appoint the directors needed to fill any vacancies in the board of directors up to that number then the directors, subject to §14.8, may appoint directors to fill those vacancies.

Directors’ Acts Valid Despite Vacancy

13.3 An act or proceeding of the directors is not invalid merely because fewer than the number of directors set or otherwise required under these Articles is in office.

Qualifications of Directors

13.4 A director is not required to hold a share as qualification for his or her office but must be qualified as required by the Act to become, act or continue to act as a director.

Remuneration of Directors

13.5 The directors are entitled to the remuneration for acting as directors, if any, as the directors may from time to time determine. If the directors so decide, the remuneration of the directors, if any, will be determined by the shareholders. The remuneration may be in addition to any salary or other remuneration paid to any officer or employee of the Company as such, who is also a director.

Reimbursement of Expenses of Directors

13.6 The Company must reimburse each director for the reasonable expenses that he or she may incur in and about the business of the Company.

Special Remuneration for Directors

13.7 If any director performs any professional or other services for the Company that in the opinion of the directors are outside the ordinary duties of a director, he or she may be paid remuneration fixed by the directors, or at the option of the directors, fixed by ordinary resolution, and such remuneration will be in addition to any other remuneration that he or she may be entitled to receive.

Gratuity, Pension or Allowance on Retirement of Director

13.8 Unless otherwise determined by ordinary resolution, the directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any director who has held any salaried office or place of profit with the Company or to his or her spouse or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

PART 14

ELECTION AND REMOVAL OF DIRECTORS

Election at Annual General Meeting

14.1 At every annual general meeting and in every unanimous resolution contemplated by §10.2:

(a) the shareholders entitled to vote at the annual general meeting for the election of directors must elect, or in the unanimous resolution appoint, a board of directors consisting of the number of directors for the time being set under these Articles; and

(b) all the directors cease to hold office immediately before the election or appointment of directors under §(a), but are eligible for re-election or re-appointment.

Consent to be a Director

14.2 No election, appointment or designation of an individual as a director is valid unless:

(a) that individual consents to be a director in the manner provided for in the Act;

(b) that individual is elected or appointed at a meeting at which the individual is present and the individual does not refuse, at the meeting, to be a director; or

(c) with respect to first directors, the designation is otherwise valid under the Act.

Failure to Elect or Appoint Directors

14.3 If:

(a) the Company fails to hold an annual general meeting, and all the shareholders who are entitled to vote at an annual general meeting fail to pass the unanimous resolution contemplated by §10.2, on or before the date by which the annual general meeting is required to be held under the Act; or

(b) the shareholders fail, at the annual general meeting or in the unanimous resolution contemplated by §10.2, to elect or appoint any directors;

then each director then in office continues to hold office until the earlier of:

(c) when his or her successor is elected or appointed; and

(d) when he or she otherwise ceases to hold office under the Act or these Articles.

Places of Retiring Directors Not Filled

14.4 If, at any meeting of shareholders at which there should be an election of directors, the places of any of the retiring directors are not filled by that election, those retiring directors who are not re-elected and who are asked by the newly elected directors to continue in office will, if willing to do so, continue in office to complete the number of directors for the time being set pursuant to these Articles but their term of office shall expire when new directors are elected at a meeting of shareholders convened for that purpose. If any such election or continuance of directors does not result in the election or continuance of the number of directors for the time being set pursuant to these Articles, the number of directors of the Company is deemed to be set at the number of directors actually elected or continued in office.

Directors May Fill Casual Vacancies

14.5 Any casual vacancy occurring in the board of directors may be filled by the directors.

Remaining Directors Power to Act

14.6 The directors may act notwithstanding any vacancy in the board of directors, but if the Company has fewer directors in office than the number set pursuant to these Articles as the quorum of directors, the directors may only act for the purpose of appointing directors up to that number or of calling a meeting of shareholders for the purpose of filling any vacancies on the board of directors or, subject to the Act, for any other purpose.

Shareholders May Fill Vacancies

14.7 If the Company has no directors or fewer directors in office than the number set pursuant to these Articles as the quorum of directors, the shareholders may elect or appoint directors to fill any vacancies on the board of directors.

Additional Directors

14.8 Notwithstanding §13.1 and §13.2, between annual general meetings or by unanimous resolutions contemplated by §10.2, the directors may appoint one or more additional directors, but the number of additional directors appointed under this §14.8 must not at any time exceed:

(a) one-third of the number of first directors, if, at the time of the appointments, one or more of the first directors have not yet completed their first term of office; or

(b) in any other case, one-third of the number of the current directors who were elected or appointed as directors other than under this §14.8.

Any director so appointed ceases to hold office immediately before the next election or appointment of directors under §14.1(a), but is eligible for re-election or re-appointment.

Ceasing to be a Director

14.9 A director ceases to be a director when:

(a) the term of office of the director expires;

(b) the director dies;

(c) the director resigns as a director by notice in writing provided to the Company or a lawyer for the Company; or

(d) the director is removed from office pursuant to §14.10 or §14.11.

Removal of Director by Shareholders

14.10 The Company may remove any director before the expiration of his or her term of office by special resolution. In that event, the shareholders may elect, or appoint by ordinary resolution, a director to fill the resulting vacancy. If the shareholders do not elect or appoint a director to fill the resulting vacancy contemporaneously with the removal, then the directors may appoint or the shareholders may elect, or appoint by ordinary resolution, a director to fill that vacancy.

Removal of Director by Directors

14.11 The directors may remove any director before the expiration of his or her term of office if the director is convicted of an indictable offence, or if the director ceases to be qualified to act as a director of a company and does not promptly resign, and the directors may appoint a director to fill the resulting vacancy.

Nomination of Directors

14.12

(a) Subject only to the Act, only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Company. Nominations of persons for election to the board may be made at any annual meeting of shareholders, or at any special meeting of shareholders (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting):

(i)	by or at the direction of the board or an authorized officer of the Company, including pursuant to a notice of meeting;

(ii)	by or at the direction or request of one or more shareholders pursuant to a proposal made in accordance with the provisions of the Act or a requisition of the shareholders made in accordance with the provisions of the Act; or

(iii)	by any person (a “Nominating Shareholder”) (A) who, at the close of business on the date of the giving of the notice provided for below in this §14.12 and on the record date for notice of such meeting, is entered in the securities register as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting and (B) who complies with the notice procedures set forth below in this §14.12.

(b) In addition to any other applicable requirements, for a nomination to be made by a Nominating Shareholder, such person must have given (i) timely notice thereof in proper written form to the Corporate Secretary of the Company at the principal executive offices of the Company in accordance with this §14.12, and (ii) the representation and agreement with respect to each candidate for nomination as required by, and within the time period specified in §14.12(c).

(c) To be timely under §14.12(b)(i), a Nominating Shareholder’s notice to the Corporate Secretary of the Company must be made:

(i)	in the case of an annual meeting of shareholders, not less than 30 nor more than 65 days prior to the date of the annual meeting of shareholders; provided, however, that in the event that the annual meeting of shareholders is called for a date that is less than 40 days after the date (the “Notice Date”) on which the first public announcement of the date of the annual meeting was made, notice by the Nominating Shareholder may be made not later than 5 p.m. in the time zone of the principal executive offices of the Company on the tenth (10th) day following the Notice Date; and

(ii)	in the case of a special meeting (which is not also an annual meeting) of shareholders called for the purpose of electing directors (whether or not called for other purposes), not later than 5 p.m. in the time zone of the principal executive offices of the Company on the fifteenth (15th) day following the day on which the first public announcement of the date of the special meeting of shareholders was made.

(iii)	Notwithstanding the foregoing, the board may, in its sole discretion, waive any requirement in this §14.12(c).

(d) To be in proper written form, a Nominating Shareholder’s notice to the Corporate Secretary of the Company, under §14.12(b) must set forth:

(i)	as to each person whom the Nominating Shareholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares in the capital of the Company which are controlled or which are owned beneficially or of record by the person as of the record date for the Meeting of Shareholders (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice, (D) a statement as to whether such person would be “independent” of the Company (within the meaning of sections 1.4 and 1.5 of National Instrument 52-110 – Audit Committees of the Canadian Securities Administrators, as such provisions may be amended from time to time) if elected as a director at such meeting and the reasons and basis for such determination and (E) any other information relating to the person that would be required to be disclosed in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Act and Applicable Securities Laws; and

(ii)	as to the Nominating Shareholder giving the notice, (A) any information relating to such Nominating Shareholder that would be required to be made in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Act and Applicable Securities Laws, and (B) the class or series and number of shares in the capital of the Company which are controlled or which are owned beneficially or of record by the Nominating Shareholder as of the record date for the Meeting of Shareholders (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice.

(e) To be eligible to be a candidate for election as a director of the Company and to be duly nominated, a candidate must be nominated in the manner prescribed in this §14.12 and the candidate for nomination, whether nominated by the board or otherwise, must have previously delivered to the Corporate Secretary of the Company at the principal executive offices of the Company, not less than 5 days prior to the date of the Meeting of Shareholders, a written representation and agreement (in form provided by the Company) that such candidate for nomination, if elected as a director of the Company, will comply with all applicable corporate governance, conflict of interest, confidentiality, share ownership, majority voting and insider trading policies and other policies and guidelines of the Company applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, an officer of the Company shall provide to such candidate for nomination all such policies and guidelines then in effect).

(f) No person shall be eligible for election as a director of the Company unless nominated in accordance with the provisions of this §14.12; provided, however, that nothing in this §14.12 shall be deemed to preclude discussion by a shareholder (as distinct from nominating directors) at a meeting of shareholders of any matter in respect of which it would have been entitled to submit a proposal pursuant to the provisions of the Act. The chair of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in the foregoing provisions and, if any proposed nomination is not in compliance with such foregoing provisions, to declare that such defective nomination shall be disregarded.

(g) For purposes of this §14.12:

(i)	“Affiliate”, when used to indicate a relationship with a person, shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified person;

(ii)	“Applicable Securities Laws” means the Securities Act (British Columbia) and the equivalent legislation in the other provinces and in the territories of Canada, as amended from time to time, the rules, regulations and forms made or promulgated under any such statute and the published national instruments, multilateral instruments, policies, bulletins and notices of the securities commissions and similar regulatory authorities of each of the applicable provinces and territories of Canada;

(iii)	“Associate”, when used to indicate a relationship with a specified person, shall mean (A) any corporation or trust of which such person owns beneficially, directly or indirectly, voting securities carrying more than 10% of the voting rights attached to all voting securities of such corporation or trust for the time being outstanding, (B) any partner of that person, (C) any trust or estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar capacity, (D) a spouse of such specified person, (E) any person of either sex with whom such specified person is living in conjugal relationship outside marriage or (F) any relative of such specified person or of a person mentioned in clauses (D) or (E) of this definition if that relative has the same residence as the specified person;

(iv)	“Derivatives Contract” shall mean a contract between two parties (the “Receiving Party” and the “Counterparty”) that is designed to expose the Receiving Party to economic benefits and risks that correspond substantially to the ownership by the Receiving Party of a number of shares in the capital of the Company or securities convertible into such shares specified or referenced in such contract (the number corresponding to such economic benefits and risks, the “Notional Securities”), regardless of whether obligations under such contract are required or permitted to be settled through the delivery of cash, shares in the capital of the Company or securities convertible into such shares or other property, without regard to any short position under the same or any other Derivatives Contract. For the avoidance of doubt, interests in broad-based index options, broad-based index futures and broad-based publicly traded market baskets of stocks approved for trading by the appropriate governmental authority shall not be deemed to be Derivatives Contracts;

(v)	“Meeting of Shareholders” shall mean such annual shareholders meeting or special shareholders meeting, whether general or not, at which one or more persons are nominated for election to the board by a Nominating Shareholder;

(vi)	“owned beneficially” or “owns beneficially” means, in connection with the ownership of shares in the capital of the Company by a person, (A) any such shares as to which such person or any of such person’s Affiliates or Associates owns at law or in equity, or has the right to acquire or become the owner at law or in equity, where such right is exercisable immediately or after the passage of time and whether or not on condition or the happening of any contingency or the making of any payment, upon the exercise of any conversion right, exchange right or purchase right attaching to any securities, or pursuant to any agreement, arrangement, pledge or understanding whether or not in writing; (B) any such shares as to which such person or any of such person’s Affiliates or Associates has the right to vote, or the right to direct the voting, where such right is exercisable immediately or after the passage of time and whether or not on condition or the happening of any contingency or the making of any payment, pursuant to any agreement, arrangement, pledge or understanding whether or not in writing; (C) any such shares which are beneficially owned, directly or indirectly, by a Counterparty (or any of such Counterparty’s Affiliates or Associates) under any Derivatives Contract (without regard to any short or similar position under the same or any other Derivatives Contract) to which such person or any of such person’s Affiliates or Associates is a Receiving Party; provided, however that the number of shares that a person owns beneficially pursuant to this clause (C) in connection with a particular Derivatives Contract shall not exceed the number of Notional Securities with respect to such Derivatives Contract; provided, further, that the number of securities owned beneficially by each Counterparty (including their respective Affiliates and Associates) under a Derivatives Contract shall for purposes of this clause be deemed to include all securities that are owned beneficially, directly or indirectly, by any other Counterparty (or any of such other Counterparty’s Affiliates or Associates) under any Derivatives Contract to which such first Counterparty (or any of such first Counterparty’s Affiliates or Associates) is a Receiving Party and this proviso shall be applied to successive Counterparties as appropriate; and (D) any such shares which are owned beneficially within the meaning of this definition by any other person with whom such person is acting jointly or in concert with respect to the Company or any of its securities; and

(vii)	“public announcement” shall mean disclosure in a press release reported by a national news service in Canada, or in a document publicly filed by the Company or its agents under its profile on the System of Electronic Document Analysis and Retrieval at www.sedar.com.

(h) Notwithstanding any other provision to this §14.12, notice or any delivery given to the Corporate Secretary of the Company pursuant to this §14.12 may only be given by personal delivery, facsimile transmission or by email (provided that the Corporate Secretary of the Company has stipulated an email address for purposes of this notice, at such email address as stipulated from time to time), and shall be deemed to have been given and made only at the time it is served by personal delivery, email (at the address as aforesaid) or sent by facsimile transmission (provided that receipt of confirmation of such transmission has been received) to the Corporate Secretary the Company at the address of the principal executive offices of the Company; provided that if such delivery or electronic communication is made on a day which is a not a business day or later than 5:00 p.m. (Vancouver time) on a day which is a business day, then such delivery or electronic communication shall be deemed to have been made on the subsequent day that is a business day.

(i) In no event shall any adjournment or postponement of a Meeting of Shareholders or the announcement thereof commence a new time period for the giving of a Nominating Shareholder’s notice as described in §14.12(c) or the delivery of a representation and agreement as described in §14.12(e).

PART 15

POWERS AND DUTIES OF DIRECTORS

Powers of Management

15.1 The directors must, subject to the Act and these Articles, manage or supervise the management of the business and affairs of the Company and have the authority to exercise all such powers of the Company as are not, by the Act or by these Articles, required to be exercised by the shareholders of the Company. Notwithstanding the generality of the foregoing, the directors may set the remuneration of the auditor of the Company.

Appointment of Attorney of Company

15.2 The directors may from time to time, by power of attorney or other instrument, under seal if so required by law, appoint any person to be the attorney of the Company for such purposes, and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the directors under these Articles and excepting the power to fill vacancies in the board of directors, to remove a director, to change the membership of, or fill vacancies in, any committee of the directors, to appoint or remove officers appointed by the directors and to declare dividends) and for such period, and with such remuneration and subject to such conditions as the directors may think fit. Any such power of attorney may contain such provisions for the protection or convenience of persons dealing with such attorney as the directors think fit. Any such attorney may be authorized by the directors to sub-delegate all or any of the powers, authorities and discretions for the time being vested in him or her.

PART 16

INTERESTs OF DIRECTORS and officers

Obligation to Account for Profits

16.1 A director or senior officer who holds a disclosable interest (as that term is used in the Act) in a contract or transaction into which the Company has entered or proposes to enter is liable to account to the Company for any profit that accrues to the director or senior officer under or as a result of the contract or transaction only if and to the extent provided in the Act.

Restrictions on Voting by Reason of Interest

16.2 A director who holds a disclosable interest in a contract or transaction into which the Company has entered or proposes to enter is not entitled to vote on any directors’ resolution to approve that contract or transaction, unless all the directors have a disclosable interest in that contract or transaction, in which case any or all of those directors may vote on such resolution.

Interested Director Counted in Quorum

16.3 A director who holds a disclosable interest in a contract or transaction into which the Company has entered or proposes to enter and who is present at the meeting of directors at which the contract or transaction is considered for approval may be counted in the quorum at the meeting whether or not the director votes on any or all of the resolutions considered at the meeting.

Disclosure of Conflict of Interest or Property

16.4 A director or senior officer who holds any office or possesses any property, right or interest that could result, directly or indirectly, in the creation of a duty or interest that materially conflicts with that individual’s duty or interest as a director or senior officer, must disclose the nature and extent of the conflict as required by the Act.

Director Holding Other Office in the Company

16.5 A director may hold any office or place of profit with the Company, other than the office of auditor of the Company, in addition to his or her office of director for the period and on the terms (as to remuneration or otherwise) that the directors may determine.

No Disqualification

16.6 No director or intended director is disqualified by his or her office from contracting with the Company either with regard to the holding of any office or place of profit the director holds with the Company or as vendor, purchaser or otherwise, and no contract or transaction entered into by or on behalf of the Company in which a director is in any way interested is liable to be voided for that reason.

Professional Services by Director or Officer

16.7 Subject to the Act, a director or officer, or any person in which a director or officer has an interest, may act in a professional capacity for the Company, except as auditor of the Company, and the director or officer or such person is entitled to remuneration for professional services as if that director or officer were not a director or officer.

Director or Officer in Other Corporations

16.8 A director or officer may be or become a director, officer or employee of, or otherwise interested in, any person in which the Company may be interested as a shareholder or otherwise, and, subject to the Act, the director or officer is not accountable to the Company for any remuneration or other benefits received by him or her as director, officer or employee of, or from his or her interest in, such other person.

PART 17

PROCEEDINGS OF DIRECTORS

Meetings of Directors

17.1 The directors may meet together for the conduct of business, adjourn and otherwise regulate their meetings as they think fit, and meetings of the directors held at regular intervals may be held at the place, at the time and on the notice, if any, as the directors may from time to time determine.

Voting at Meetings

17.2 Questions arising at any meeting of directors are to be decided by a majority of votes and, in the case of an equality of votes, the chair of the meeting has a second or casting vote.

Chair of Meetings

17.3 The following individual is entitled to preside as chair at a meeting of directors:

(a) the chair of the board, if any;

(b) in the absence of the chair of the board, the president, if any, if the president is a director; or

(c) any other director chosen by the directors if:

(i) neither the chair of the board nor the president, if a director, is present at the meeting within 15 minutes after the time set for holding the meeting;

(ii) neither the chair of the board nor the president, if a director, is willing to chair the meeting; or

(iii) the chair of the board and the president, if a director, have advised the secretary, if any, or any other director, that they will not be present at the meeting.

Meetings by Electronic, Telephonic, Hybrid or Other Communications Medium

17.4 A director may participate in a meeting of the directors or of any committee of the directors:

(a) in person; or

(b) by telephone or by other communications medium if all directors participating in the meeting, whether in person or by telephone or other communications medium, are able to communicate with each other.

A director who participates in a meeting in a manner contemplated by this §17.4 is deemed for all purposes of the Act and these Articles to be present at the meeting and to have agreed to participate in that manner.

Calling of Meetings

17.5 A director may, and the secretary or an assistant secretary of the Company, if any, on the request of a director must, call a meeting of the directors at any time.

Notice of Meetings

17.6 Other than for meetings held at regular intervals as determined by the directors pursuant to §17.1, 48 hours’ notice or such lesser notice as the Chairman in his discretion determines, acting reasonably, is appropriate in any unusual circumstances of each meeting of the directors, specifying the place, day and time of that meeting must be given to each of the directors by any method set out in §23.1 or orally or by telephone.

When Notice Not Required

17.7 It is not necessary to give notice of a meeting of the directors to a director if:

(a) the meeting is to be held immediately following a meeting of shareholders at which that director was elected or appointed, or is the meeting of the directors at which that director is appointed; or

(b) the director has waived notice of the meeting.

Meeting Valid Despite Failure to Give Notice

17.8 The accidental omission to give notice of any meeting of directors to, or the non-receipt of any notice by, any director, does not invalidate any proceedings at that meeting.

Waiver of Notice of Meetings

17.9 Any director may send to the Company a document signed by him or her waiving notice of any past, present or future meeting or meetings of the directors and may at any time withdraw that waiver with respect to meetings held after that withdrawal. After sending a waiver with respect to all future meetings and until that waiver is withdrawn, no notice of any meeting of the directors need be given to that director and all meetings of the directors so held are deemed not to be improperly called or constituted by reason of notice not having been given to such director. Attendance of a director at a meeting of the directors is a waiver of notice of the meeting unless that director attends the meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

Quorum

17.10 The quorum necessary for the transaction of the business of the directors may be set by the directors to a number not less than a majority of the directors in office, and, if not so set, is deemed to be a majority of the directors in office or, if the number of directors is set at one, is deemed to be set at one director, and that director may constitute a meeting.

Validity of Acts Where Appointment Defective

17.11 Subject to the Act, an act of a director or officer is not invalid merely because of an irregularity in the election or appointment or a defect in the qualification of that director or officer.

Consent Resolutions in Writing

17.12 A resolution of the directors or of any committee of the directors may be passed without a meeting:

(a) in all cases, if each of the directors entitled to vote on the resolution consents to it in writing; or

(b) in the case of a resolution to approve a contract or transaction in respect of which a director has disclosed that he or she has or may have a disclosable interest, if each of the other directors who have not made such a disclosure consents in writing to the resolution.

A consent in writing under this Article 18 may be by signed document, fax, email or any other method of transmitting legibly recorded messages. A consent in writing may be in two or more counterparts which together are deemed to constitute one consent in writing. A resolution of the directors or of any committee of the directors passed in accordance with this §17.12 is effective on the date stated in the consent in writing or on the latest date stated on any counterpart and is deemed to be a proceeding at a meeting of directors or of the committee of the directors and to be as valid and effective as if it had been passed at a meeting of the directors or of the committee of the directors that satisfies all the requirements of the Act and all the requirements of these Articles relating to meetings of the directors or of a committee of the directors.

PART 18

EXECUTIVE AND OTHER COMMITTEES

Appointment and Powers of Executive Committee

18.1 The directors may, by resolution, appoint an executive committee consisting of the director or directors that they consider appropriate, and this committee has, during the intervals between meetings of the board of directors, all of the directors’ powers, except:

(a) the power to fill vacancies in the board of directors;

(b) the power to remove a director;

(c) the power to change the membership of, or fill vacancies in, any committee of the directors; and

(d) such other powers, if any, as may be set out in the resolution or any subsequent directors’ resolution.

Appointment and Powers of Other Committees

18.2 The directors may, by resolution:

(a) appoint one or more committees (other than the executive committee) consisting of the director or directors that they consider appropriate;

(b) delegate to a committee appointed under §(a) any of the directors’ powers, except:

(i) the power to fill vacancies in the board of directors;

(ii) the power to remove a director;

(iii) the power to change the membership of, or fill vacancies in, any committee of the directors; and

(iv) the power to appoint or remove officers appointed by the directors; and

(c) make any delegation referred to in §(b) subject to the conditions set out in the resolution or any subsequent directors’ resolution.

Obligations of Committees

18.3 Any committee appointed under §18.1 or §18.2, in the exercise of the powers delegated to it, must:

(a) conform to any rules that may from time to time be imposed on it by the directors; and

(b) report every act or thing done in exercise of those powers at such times as the directors may require.

Powers of Board

18.4 The directors may, at any time, with respect to a committee appointed under §18.1 or §18.2:

(a) revoke or alter the authority given to the committee, or override a decision made by the committee, except as to acts done before such revocation, alteration or overriding;

(b) terminate the appointment of, or change the membership of, the committee; and

(c) fill vacancies in the committee.

Committee Meetings

18.5 Subject to §18.3(a) and unless the directors otherwise provide in the resolution appointing the committee or in any subsequent resolution, with respect to a committee appointed under §18.1 or §18.2:

(a) the committee may meet and adjourn as it thinks proper;

(b) the committee may elect a chair of its meetings but, if no chair of a meeting is elected, or if at a meeting the chair of the meeting is not present within 15 minutes after the time set for holding the meeting, the directors present who are members of the committee may choose one of their number to chair the meeting;

(c) a majority of the members of the committee constitutes a quorum of the committee; and

(d) questions arising at any meeting of the committee are determined by a majority of votes of the members present, and in case of an equality of votes, the chair of the meeting does not have a second or casting vote.

PART 19

OFFICERS

Directors May Appoint Officers

19.1 The directors may, from time to time, appoint such officers, if any, as the directors determine and the directors may, at any time, terminate any such appointment.

Functions, Duties and Powers of Officers

19.2 The directors may, for each officer:

(a) determine the functions and duties of the officer;

(b) entrust to and confer on the officer any of the powers exercisable by the directors on such terms and conditions and with such restrictions as the directors think fit; and

(c) revoke, withdraw, alter or vary all or any of the functions, duties and powers of the officer.

Qualifications

19.3 No person may be appointed as an officer unless that person is qualified in accordance with the Act. One person may hold more than one position as an officer of the Company. Any person appointed as the chair of the board or as a managing director must be a director. Any other officer need not be a director.

Remuneration and Terms of Appointment

19.4 All appointments of officers are to be made on the terms and conditions and at the remuneration (whether by way of salary, fee, commission, participation in profits or otherwise) that the directors thinks fit and are subject to termination at the pleasure of the directors, and an officer may in addition to such remuneration be entitled to receive, after he or she ceases to hold such office or leaves the employment of the Company, a pension or gratuity.

PART 20

INDEMNIFICATION

Definitions

20.1 In this Part 20:

(a) “eligible party”, in relation to a company, means an individual who:

(i) is or was a director or officer of the Company;

(ii) is or was a director or officer of another corporation

(A) at a time when the corporation is or was an affiliate of the Company, or

(B) at the request of the Company; or

(iii) at the request of the Company, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity;

and includes, except in the definition of “eligible proceeding”, and §163(1)(c) and (d) and §165 of the Act, the heirs and personal or other legal representatives of that individual;

(b) “eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding;

(c) “eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Company or an associated corporation

(i) is or may be joined as a party; or

(ii) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding;

(d) “expenses” has the meaning set out in the Act and includes costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding; and

(e) “proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

Mandatory Indemnification of Eligible Parties

20.2 Subject to the Act, the Company must indemnify each eligible party and the heirs and legal personal representatives of each eligible party against all eligible penalties to which such person is or may be liable, and the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each eligible party is deemed to have contracted with the Company on the terms of the indemnity contained in this §20.2.

Indemnification of Other Persons

20.3 Subject to any restrictions in the Act, the Company may agree to indemnify and may indemnify any person (including an eligible party) against eligible penalties and pay expenses incurred in connection with the performance of services by that person for the Company.

Authority to Advance Expenses

20.4 The Company may advance expenses to an eligible party to the extent permitted by and in accordance with the Act.

Non-Compliance with Act

20.5 Subject to the Act, the failure of an eligible party of the Company to comply with the Act or these Articles or, if applicable, any former Companies Act or former Articles does not, of itself, invalidate any indemnity to which he or she is entitled under this Part 20.

Company May Purchase Insurance

20.6 The Company may purchase and maintain insurance for the benefit of any eligible party (or the heirs or legal personal representatives of any eligible party) against any liability incurred by any eligible party.

PART 21

DIVIDENDS

Payment of Dividends Subject to Special Rights

21.1 The provisions of this Part 21 are subject to the rights, if any, of shareholders holding shares with special rights as to dividends.

Declaration of Dividends

21.2 Subject to the Act, the directors may from time to time declare and authorize payment of such dividends as they may deem advisable.

No Notice Required

21.3 The directors need not give notice to any shareholder of any declaration under

Record Date

21.4 The directors must set a date as the record date for the purpose of determining shareholders entitled to receive payment of a dividend. The record date must not precede the date on which the dividend is to be paid by more than two months. If no record date is set, the record date is 5 p.m. on the date on which the directors pass the resolution declaring the dividend.

Manner of Paying Dividend

21.5 A resolution declaring a dividend may direct payment of the dividend wholly or partly in money or by the distribution of specific assets or of fully paid shares or of bonds, debentures or other securities of the Company or any other corporation, or in any one or more of those ways.

Settlement of Difficulties

21.6 If any difficulty arises in regard to a distribution under §21.5, the directors may settle the difficulty as they deem advisable, and, in particular, may:

(a) set the value for distribution of specific assets;

(b) determine that money in substitution for all or any part of the specific assets to which any shareholders are entitled may be paid to any shareholders on the basis of the value so fixed in order to adjust the rights of all parties; and

(c) vest any such specific assets in trustees for the persons entitled to the dividend.

When Dividend Payable

21.7 Any dividend may be made payable on such date as is fixed by the directors.

Dividends to be Paid in Accordance with Number of Shares

21.8 All dividends on shares of any class or series of shares must be declared and paid according to the number of such shares held.

Receipt by Joint Shareholders

21.9 If several persons are joint shareholders of any share, any one of them may give an effective receipt for any dividend, bonus or other money payable in respect of the share.

Dividend Bears No Interest

21.10 No dividend bears interest against the Company.

Fractional Dividends

21.11 If a dividend to which a shareholder is entitled includes a fraction of the smallest monetary unit of the currency of the dividend, that fraction may be disregarded in making payment of the dividend and that payment represents full payment of the dividend.

Payment of Dividends

Any dividend or other distribution payable in money in respect of shares may be paid by cheque sent through the post or by electronic transfer, so authorized by the shareholder, directed to the registered address of the shareholder or the account specified by such shareholder, or in the case of joint shareholders, to the registered address of the joint shareholder who is first named on the register, or the account specified by such joint shareholder, or to such person and to such address as the shareholder or joint shareholders may direct in writing. Every such cheque shall be made payable to the order of the person whom it is sent. The mailing of such cheque or the forwarding by electronic transfer shall, to the extent of the sum represented by the cheque (plus the amount of the tax required by law to be deducted), discharge all liability for the dividend, unless such cheque is not paid on presentation or the amount of tax so deducted is not paid to the appropriate taxing authority.

Capitalization of Retained Earnings or Surplus

21.12 Notwithstanding anything contained in these Articles, the directors may from time to time capitalize any retained earnings or surplus of the Company and may from time to time issue, as fully paid, shares or any bonds, debentures or other securities of the Company as a dividend representing the retained earnings or surplus so capitalized or any part thereof.

PART 22

accounting records and auditors

Recording of Financial Affairs

22.1 The directors must cause adequate accounting records to be kept to record properly the financial affairs and condition of the Company and to comply with the Act.

Inspection of Accounting Records

22.2 Unless the directors determine otherwise, or unless otherwise determined by ordinary resolution, no shareholder of the Company is entitled to inspect or obtain a copy of any accounting records of the Company.

Remuneration of Auditor

22.3 The directors may set the remuneration of the auditor of the Company.

PART 23

NOTICES

Method of Giving Notice

23.1 Unless the Act or these Articles provide otherwise, a notice, statement, report or other record required or permitted by the Act or these Articles to be sent by the Company to a person may be sent by:

(a) mail addressed to the person at the applicable address for that person as follows:

(i) for a record mailed to a shareholder, the shareholder’s registered address;

(ii) for a record mailed to a director or officer, the prescribed address for mailing shown for the director or officer in the records kept by the Company or the mailing address provided by the recipient for the sending of that record or records of that class;

(iii) in any other case, the mailing address of the intended recipient;

(b) delivery at the applicable address for that person as follows, addressed to the person:

(i) for a record delivered to a shareholder, the shareholder’s registered address;

(ii) for a record delivered to a director or officer, the prescribed address for delivery shown for the director or officer in the records kept by the Company or the delivery address provided by the recipient for the sending of that record or records of that class;

(iii) in any other case, the delivery address of the intended recipient;

(c) sending the record by fax to the fax number provided by the intended recipient for the sending of that record or records of that class;

(d) sending the record by email to the email address provided by the intended recipient for the sending of that record or records of that class;

(e) physical delivery to the intended recipient; or

(f) as otherwise permitted by any securities legislation in any province or territory of Canada or in the federal jurisdiction of the United States or in any states in the United States that is applicable to the Company and all regulations and rules made and promulgated under that legislation and all administrative policy statements, blanket orders and rulings, notices and other administrative directions issued by securities commissions or similar authorities appointed under that legislation.

Deemed Receipt of Mailing

23.2 A notice, statement, report or other record that is:

(a) mailed to a person by ordinary mail to the applicable address for that person referred to in §23.1 i is deemed to be received by the person to whom it was mailed on the day (Saturdays, Sundays and holidays excepted) following the date of mailing;

(b) faxed to a person to the fax number provided by that person referred to in §23.1 is deemed to be received by the person to whom it was faxed on the day it was faxed; and

(c) emailed to a person to the e-mail address provided by that person referred to in §23.1 is deemed to be received by the person to whom it was e-mailed on the day that it was emailed.

Certificate of Sending

23.3 A certificate signed by the secretary, if any, or other officer of the Company or of any other corporation acting in that capacity on behalf of the Company stating that a notice, statement, report or other record was sent in accordance with §23.1is conclusive evidence of that fact.

Notice to Joint Shareholders

23.4 A notice, statement, report or other record may be provided by the Company to the joint shareholders of a share by providing such record to the joint shareholder first named in the central securities register in respect of the share.

Notice to Legal Personal Representatives and Trustees

23.5 A notice, statement, report or other record may be provided by the Company to the persons entitled to a share in consequence of the death, bankruptcy or incapacity of a shareholder by:

(a) mailing the record, addressed to them:

(i) by name, by the title of the legal personal representative of the deceased or incapacitated shareholder, by the title of trustee of the bankrupt shareholder or by any similar description; and

(ii) at the address, if any, supplied to the Company for that purpose by the persons claiming to be so entitled; or

(b) if an address referred to in §(a)(ii) has not been supplied to the Company, by giving the notice in a manner in which it might have been given if the death, bankruptcy or incapacity had not occurred.

Undelivered Notices

23.6 If on two consecutive occasions, a notice, statement, report or other record is sent to a shareholder pursuant to §23.1 and on each of those occasions any such record is returned because the shareholder cannot be located, the Company shall not be required to send any further records to the shareholder until the shareholder informs the Company in writing of his or her new address.

PART 24

SEAL

Who May Attest Seal

24.1 Except as provided in §24.2 and §24.3, the Company’s seal, if any, must not be impressed on any record except when that impression is attested by the signatures of:

(a) any two directors;

(b) any officer, together with any director;

(c) if the Company only has one director, that director; or

(d) any one or more directors or officers or persons as may be determined by the directors.

Sealing Copies

24.2 For the purpose of certifying under seal a certificate of incumbency of the directors or officers of the Company or a true copy of any resolution or other document, despite §24.1, the impression of the seal may be attested by the signature of any director or officer or the signature of any other person as may be determined by the directors.

Mechanical Reproduction of Seal

24.3 The directors may authorize the seal to be impressed by third parties on share certificates or bonds, debentures or other securities of the Company as they may determine appropriate from time to time. To enable the seal to be impressed on any share certificates or bonds, debentures or other securities of the Company, whether in definitive or interim form, on which facsimiles of any of the signatures of the directors or officers of the Company are, in accordance with the Act or these Articles, printed or otherwise mechanically reproduced, there may be delivered to the person employed to engrave, lithograph or print such definitive or interim share certificates or bonds, debentures or other securities one or more unmounted dies reproducing the seal and such persons as are authorized under §24.1 to attest the Company’s seal may in writing authorize such person to cause the seal to be impressed on such definitive or interim share certificates or bonds, debentures or other securities by the use of such dies. Share certificates or bonds, debentures or other securities to which the seal has been so impressed are for all purposes deemed to be under and to bear the seal impressed on them.

PART 25

prohibitions

Definitions

25.1 In this Part 25:

(a) “designated security” means:

(i) a voting security of the Company;

(ii) a security of the Company that is not a debt security and that carries a residual right to participate in the earnings of the Company or, on the liquidation or winding up of the Company, in its assets; or

(iii) a security of the Company convertible, directly or indirectly, into a security described in §(a) or §(b);

(b) “security” has the meaning assigned in the Securities Act (British Columbia); and

(c) “voting security” means a security of the Company that:

(i) is not a debt security; and

(ii) carries a voting right either under all circumstances or under some circumstances that have occurred and are continuing.

Application

25.2 §25.3 does not apply to the Company if and for so long as it is a public company, a private company which is no longer eligible to use the private issuer exemption under the Securities Act (British Columbia), or a pre-existing reporting company which has the Statutory Reporting Company Provisions as part of its Articles or a company to which the Statutory Reporting Company Provisions apply.

Consent Required for Transfer of Shares or Designated Securities

25.3 No share or designated security may be sold, transferred or otherwise disposed of without the consent of the directors and the directors are not required to give any reason for refusing to consent to any such sale, transfer or other disposition.

Full name and signature of Incorporator	Date of signing

Full name and signature of each Incorporator	Date of signing

Full name and signature of each Director	Date of signing

Exhibit F

FORM OF SHARE AWARD AGREEMENT

Participant: [●]

Grant Date: [●]1

Number of Common Shares: [●]

THIS SHARE AWARD AGREEMENT (the “Agreement”) is made effective as of the Grant Date between Plum III Merger Corp., a corporation formed under the Laws of the Province of British Columbia (the “Company”) and the Participant, a resident of [●].

RECITALS

A.	Concurrently with the execution and delivery of this Agreement, the Company is consummating a business combination transaction (the “Transaction”) pursuant to the terms and conditions of that certain Business Combination Agreement, dated as of August 22, 2024 (the “Business Combination Agreement”), entered into among the Company, Plum Acquisition Corp. III, a Cayman Islands exempted company (“SPAC”), Plum III Amalco Corp., a corporation formed under the Laws of the Province of British Columbia and a direct, wholly owned Subsidiary of SPAC, and Tactical Resources Corp., a corporation formed under the Laws of the Province of British Columbia (“Tactical”).

B.	Pursuant to the terms of Section 8.18 of the Business Combination Agreement, the Company has agreed to issue to certain service providers of the Company or Tactical, as consideration for providing certain services to the Company or Tactical, an award (the “Award”) representing the right to receive common shares in the capital of the Company (“Common Shares”) upon the fulfillment of certain vesting conditions as set out herein.

C.	The Company desires to grant to the Participant, a [consultant / employee] of the Company or Tactical, the Award on the terms and subject to the conditions set forth herein.

1.	Grant of Award

Effective as of the Grant Date, the Company hereby grants to the Participant the Award, which represents the right to receive up to that number of Common Shares set forth above (the “Company Shares”), subject to the fulfillment of the vesting conditions set forth in Section 2 of this Agreement. By accepting the Award, the Participant irrevocably agrees on behalf of the Participant and the Participant’s successors and permitted assigns to all of the terms and conditions of the Award as set forth in this Agreement.

[1]	To be dated as of the Closing Date.

2.	Vesting

The Participant’s rights in and to the Company Shares shall not be vested as of the Grant Date, and shall vest upon the satisfaction of certain conditions during the period commencing on the Grant Date and ending on the seventh anniversary of the Grant Date (the “Vesting Period”), as follows:

Vesting Conditions	Percentage (%) of Company Shares Vested
The date on which a $12.50 Stock Price Level has been achieved	33⅓%
The date on which a $15.00 Stock Price Level has been achieved	33⅓%
The date on which a $17.50 Stock Price Level has been achieved	33⅓%
The date on which a Change of Control Event occurs	100%

The Participant’ rights in and to the applicable Company Shares shall become fully vested upon the achievement of a Stock Price Level as set forth above or upon a Change of Control Event; provided, that each Stock Price Level shall be achieved only once and a Change of Control Event shall only occur once, if at all, and in no event shall the Participant be entitled to receive more than the total number of Company Shares first set forth above.

To the extent that any Stock Price Level is not achieved or a Change of Control Event does not occur in accordance with the terms of this Agreement during the Vesting Period, the Participant’s right to any Company Shares underlying the Award that would otherwise become vested under this Agreement as a result of the achievement of such Stock Price Level or the occurrence of such Change of Control Event shall instead be forfeited and cancelled without the payment of any consideration in respect thereof.

Company Shares that have vested are referred to herein as “Vested Shares” whereas Company Shares that are not vested are referred to herein as “Unvested Shares.”

3.	Vested Shares Delivery

Vested Shares shall be delivered to the Participant within five Business Days following the satisfaction of the applicable vesting conditions set forth in Section 2 (the “Payment Date”) and shall be made conditioned on the Participant’s compliance with applicable laws and withholding of applicable taxes from the Participant’s grant by the Company. Delivery of all Vested Shares will be made in book-entry form representing the Vested Shares.

4.	Effect of Termination of Service

Vesting conditions described in Section 2 of this Agreement are subject to the Participant’s compliance with the terms of this Agreement through (and including) the applicable Payment Date. If the Participant’s employment, consulting agreement or other arrangement for the provision of services to the Company or Tactical is terminated for Cause (as defined below) or the Participant resigns from providing services to the Company or Tactical, for any reason, the Participant’s right to all Company Shares underlying the Award, whether vested or unvested, shall immediately be forfeited and canceled effective as of the effective date of the Participant’s termination.

If the Participant’s employment, consulting agreement or other arrangement for the provision of services to the Company or Tactical is terminated by the Company or Tactical without Cause, then the Participant’s right to receive the Company Shares underlying the Award will remain outstanding and continue to vest as described in Section 2.

“Cause” means the Participant, in the reasonable determination of the Company or Tactical: (a) has performed any acts of fraud, misconduct or dishonesty in the performance of his or her duties to the Company or Tactical, (b) has willfully failed to perform his or her duties to the Company or Tactical or has been grossly negligent in the performance of his or her duties to the Company or Tactical, (c) has committed any breach of this Agreement after 15 days’ notice and 15 days to cure, (d) has breached his or her fiduciary duties, violated applicable law and/or failed to comply with the material terms of this Agreement or with any material agreements or policies applicable to employees or service providers of the Company or Tactical, or (e) has been convicted of or plead guilty or nolo contendere to any felony or misdemeanor involving theft, embezzlement, fraud, dishonesty or moral turpitude.

5.	Recapitalization

In the event that, prior to the delivery of all of the Company Shares, (a) the Company declares, sets aside or pays any share dividend or other distribution payable in shares to its shareholders of record or (b) the issued and outstanding Common Shares shall have been changed into a different number or class of shares by reason of any share split, share combination, consolidation, reclassification, recapitalization, reorganization, exchange, readjustment of shares or similar transaction, then in each case, the Company Shares and the Stock Price Level thresholds set forth in Section 2 of this Agreement shall be appropriately adjusted as necessary to provide the Participant the same economic effect as contemplated by this Agreement prior to such action and, as so adjusted, shall from and after the date of such event be the Company Shares and the Stock Price Level thresholds, subject to further adjustment in accordance with this Section 5.

6.	Status of Participant

Prior to the applicable Payment Date, nothing in this Agreement, or otherwise, will be construed as conferring on the Participant any right or interest whatsoever as the holder of the applicable Company Shares, including but not limited to any right to vote at, to receive notice of or to attend any meeting of shareholders of the Company or any other proceeding of the Company or any right to receive any dividend or other distribution in respect of the applicable Company Shares.

By entering into this Agreement and accepting the Award evidenced hereby, the Participant acknowledges: (a) that this Agreement is discretionary in nature; (b) that the Award does not create any contractual or other right to receive future grants of Awards; (c) that participation in this Agreement is voluntary; and (d) that the future value of the Company Shares is unknown and cannot be predicted with certainty. Participation in this Agreement confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. The Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Award. The value of the Award is an extraordinary item of compensation outside the scope of the Participant’s normal compensation rights, if any. As such, for avoidance of doubt, the Award is not part of normal or expected compensation for purposes of calculating any payments due to severance, resignation, redundancy, end of service, bonuses, long-service awards, pensions or retirement benefits or similar payment. All decisions with respect to future grants of Awards or other awards, if any, will be at the sole discretion of the Company.

Nothing contained in this Agreement shall be construed as giving the Participant any right to be retained, in any position, as an employee, consultant or director of the Company or its affiliates or shall interfere with or restrict in any way the rights of the Company or its affiliates, which are hereby expressly reserved, to remove, terminate or discharge the Participant at any time for any reason whatsoever.

7.	Registration of the Company Shares

As promptly as legally permitted and reasonably practicable following the Grant Date, the Company shall file a registration statement on Form S-8 (or other applicable form) covering the issuance of the Company Shares. Notwithstanding any other provision of this Agreement, the Participant may not sell or transfer any of the Company Shares acquired upon vesting of the Award unless such Company Shares are registered under the Securities Act of 1933, as amended (the “Securities Act”), or, if such Company Shares are not then so registered, such sale or transfer would be exempt from the registration requirements of the Securities Act.

8.	Transfers

(a)	The Award is not transferable by the Participant other than to a designated beneficiary upon the Participant’s death or by will or the laws of descent and distribution and is exercisable during the Participant’s lifetime only by him or her. No assignment or transfer of the Award, or the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise (except to a designated beneficiary, upon death, by will or the laws of descent or distribution) will vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such assignment or transfer the Award and the Participant’s rights to Company Shares thereunder will terminate and become of no further effect.

(b)	Any sale, transfer, assignment, encumbrance, pledge, hypothecation, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, whether voluntary or by operation of law, directly or indirectly, of any Unvested Shares shall be strictly prohibited and void.

(c)	The Company shall not be required to (i) transfer on its books any Unvested Shares that have been sold or transferred in violation of the provisions of this Agreement, or (ii) treat as the owner of any Unvested Shares, or otherwise accord voting, dividend or liquidation rights to, any transferee to whom any Unvested Shares have been transferred in contravention of this Agreement.

9.	Withholding

The granting, vesting or settlement of the Company Shares is subject to the condition that, if at any time the board of directors of the Company (the “Board”) determines, in its sole discretion, that the satisfaction of withholding tax or other withholding liabilities is necessary or desirable in respect of such grant vesting or settlement, such action is not effective unless such withholding has been effected to the satisfaction of the Board. In such circumstances, the Board may require that the Participant pay the Company the minimum amount as the Company is obliged to remit to the relevant taxing authority in respect of the granting or settlement. Any such additional payment is due no later than the date on which such amount with respect to the Award is required to be remitted to the relevant tax authority by the Company. Alternatively, and subject to any requirements or limitations under applicable law, the Company may, and the Participant hereby authorizes and consents to the Company, (a) withholding such amount from any remuneration or other amount payable by the Company to the Participant, (b) requiring the sale of a number of Company Shares issued upon vesting of such Company Shares and the remittance to the Company of the net proceeds from such sale sufficient to satisfy such amount or (c) entering into any other suitable arrangements for the receipt of such amount.

10.	Section 409A

This Award shall either (a) qualify for the short-term deferral exemption under Section 409A of the U.S. Internal Revenue Code and the final regulations promulgated thereunder (“Section 409A”), or other applicable exemption from Section 409A or (b) satisfy the requirements of Section 409A. This Agreement shall be interpreted, administered and construed in a manner consistent with that intent. Notwithstanding the forgoing, if the Company determines that any provision of this Agreement or the Plan contravenes Section 409A or could cause the Participant to incur any tax, interest or penalties under Section 409A, the Company may, in its sole discretion and without the Participant’s consent, modify such provision to (i) comply with, or avoid being subject to, Section 409A, or to avoid the incurrence of any taxes, interest and penalties under Section 409A, or (ii) maintain, to the maximum extent practicable, the original intent and economic benefit to the Participant of the applicable provision without materially increasing the cost to the Company or contravening the provisions of Section 409A. This Section 10 does not create an obligation of the Company to modify the Plan or this Agreement and does not guarantee that the Award will not be subject to taxes, interest and penalties under Section 409A. If the Participant is a “specified employee” as defined under Section 409A and the Participant’s Award is to be settled on account of the Participant’s separation from service (for reasons other than death) and such Award constitutes “deferred compensation” as defined under Section 409A, then any portion of the Participant’s Award that would otherwise be settled during the six-month period commencing on the Participant’s separation from service shall be settled as soon as practicable following the conclusion of the six-month period (or following the Participant’s death if it occurs during such six-month period).

11.	Compliance with Laws

This Agreement shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required or the Board determines are advisable. The Participant agrees to take all steps the Company determines are necessary to comply with all applicable provisions of federal, state, provincial and territorial securities law in exercising the Participant’s rights under this Agreement. The Board may impose such restrictions on any Company Shares as it may deem necessary or advisable under applicable laws or the requirements of any regulatory authority or stock exchange or market upon which such Company Shares are then listed or traded. In addition, the Company Shares shall be subject to any trading restrictions, stock holding requirements or other policies in effect from time to time as determined by the Board. Notwithstanding anything to the contrary in this Agreement, the Company shall not be obligated to issue or transfer any Company Shares pursuant to this Award if to do so violates or is not in compliance with any applicable laws, rules or regulations of the United States, Canada or any other state, province or country having applicable jurisdiction.

12.	Board Authority

Any question concerning the interpretation of this Agreement, and any controversy that may arise under this Agreement, shall be determined by the Board in its sole and absolute discretion. Such decision by the Board shall be final and binding on the Participant for all purposes of this Agreement.

13.	General Provisions

13.1	Notices

Whenever any notice is required or permitted hereunder, such notice must be in writing and delivered in person or by mail (to the address set forth below if notice is being delivered to the Company) or electronically. Any notice delivered in person or by mail shall be deemed to be delivered on the date on which it is personally delivered, or, whether actually received or not, on the third business day after it is deposited in the mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address that such person has theretofore specified by written notice delivered in accordance herewith. Any notice given by the Company to the Participant directed to the Participant at the Participant’s address on file with the Company shall be effective to bind the Participant and any other person who shall have acquired rights under this Agreement. The Company or the Participant may change, by written notice to the other, the address previously specified for receiving notices. Notices delivered to the Company in person or by mail shall be addressed as follows:

Tactical Resources Corp.

1500 – 1055 West Georgia Street

Vancouver, BC V6E 4N7

Canada

Attention: Kuljit Basi

Email: [omitted]

With a required copy (which shall not constitute notice) to:

McMillan LLP

Suite 1500 - 1055 West Georgia Street

Vancouver, British Columbia, V6E 4N7

Canada

Attention: Desmond Balakrishnan

Email: desmond.balakrishnan@mcmillan.ca

13.2	Governing Law

The interpretation, performance and enforcement of the Award and this Agreement shall be governed by the laws of the Province of British Columbia and the federal laws of Canada applicable therein, without regard to principles of conflicts of law. To the extent any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall remain in full force and effect.

13.3	Privacy Legislation

The Participant acknowledges and consents to the fact that the Company is collecting the Participant’s personal information (as that term is defined under applicable privacy legislation, including, without limitation, the Personal Information Protection and Electronic Documents Act (Canada) and any other applicable similar replacement or supplemental provincial or federal legislation or laws in effect from time to time) for the purpose of completing the grant of the Award contemplated herein. The Participant acknowledges and consents to the Company retaining the personal information for so long as permitted or required by applicable law or business practices. The Participant further acknowledges and consents to the fact that the Company may be required by applicable securities laws or stock exchange rules to provide regulatory authorities any personal information provided by the Participant respecting itself. In addition to the foregoing, the Participant agrees and acknowledges that the Company may use and disclose the Participant’s personal information as follows: (a) for use and disclosure to the Company’s transfer agent and registrar; (b) for use and disclosure for income tax related purposes, including without limitation, where required by law, disclosure to Canada Revenue Agency; (c) disclosure to securities regulatory authorities and other regulatory bodies with jurisdiction with respect to reports of trade and similar regulatory filings, including as contemplated by Section 7 of this Agreement; (d) disclosure to a governmental or other authority to which the disclosure is required by court order or subpoena compelling such disclosure and where there is no reasonable alternative to such disclosure; (e) disclosure to any person where such disclosure is necessary for legitimate business reasons and is made with the Participant’s prior written consent; and (f) for use and disclosure as otherwise required or permitted by law.

13.4	Whistleblower Rights; Limitation of Restrictions

The Participant has the right under applicable law to certain protections for cooperating with or reporting legal violations to various governmental entities. No provisions in this Agreement are intended to prohibit the Participant from disclosing this Agreement to, or from cooperating with or reporting violations to, any such governmental entity, and the Participant may do so without disclosure to the Company. The Company may not retaliate against the Participant for any of these activities, and nothing in this Agreement would require the Participant to waive any payment that the Participant might become entitled to from any such governmental entity. Nothing contained in this Agreement shall prohibit or prevent the Participant from (a) filing a charge with or participating, testifying or assisting in any investigation, hearing, whistleblowing proceeding or other proceeding before any federal, state, provincial or local government agency (e.g., Securities and Exchange Commission, British Columbia Securities Commission), (b) making truthful statements or disclosures about alleged unlawful practices or workplace discrimination, which is defined to include any form of unlawful work- or workplace-related discrimination, harassment, retaliation, wage and hour violations, sexual assault that is actionable under applicable federal, state or provincial law, or (c) making any disclosure or statement (e.g., the disclosure of the underlying facts and circumstances relating to any claim or action involving workplace discrimination or harassment) that a company may not contractually prohibit a consultant from making under applicable law. The Participant is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that the Participant will not be held criminally or civilly liable under any federal, state or provincial trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, provincial or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

13.5	Recoupment

This Award shall be subject to any Company clawback, recoupment or similar policy as permitted or mandated by applicable law, rules or regulations, or any Company policy as enacted, adopted or modified from time to time.

13.6	Headings

The headings of sections and subsections of this Agreement are included solely for convenience of reference and shall not affect the meaning of the provisions of this Agreement.

13.7	Assignment; Successors and Assigns

No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other party hereto, and any such purported assignment without such prior written consent shall be void. No assignment shall relieve the assigning party hereto of any of its obligations hereunder. The provisions of this Agreement will inure to the benefit of, and be binding on, the Company and its successors and assigns and the Participant and the Participant’s legal representatives, heirs, legatees, assigns and transferees by operation of law, whether or not any such person will have become a party to this Agreement and agreed in writing to join herein and be bound by the terms and conditions hereof.

13.8	Amendment; Waiver

This Agreement may be amended or modified at any time and for any reason, in whole or in part, by the Company; provided, that the consent of the Participant shall be required for any amendment or modification that has the effect of reducing the Award or the number of Company Shares underlying the Award other than as required by applicable laws or the requirements of any regulatory authority or stock exchange or market upon which such Company Shares are then listed or traded. No waiver of any provision of this Agreement will be valid unless in writing and signed by the person against whom such waiver is sought to be enforced, nor will failure to enforce any right hereunder constitute a continuing waiver of the same or a waiver of any other right hereunder.

13.9	Undertaking

The Participant hereby agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either the Participant or the Award pursuant to the express provisions of this Agreement.

13.10	Entire Contract

This Agreement constitutes the entire contract between the parties hereto with regard to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof.

13.11	Currency

All dollar amounts referred to herein will be in lawful currency of the United States unless specifically stated otherwise.

13.12	Defined Terms

Capitalized terms used but not otherwise defined in this Agreement shall have the meanings given to such terms in the Business Combination Agreement.

13.13	Execution

This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date hereof.

13.14	Acceptance of Award and Agreement

By signing below, the Participant has indicated his or her consent to and acknowledgement of the terms of this Agreement. The Participant acknowledges receipt of the Agreement, represents to the Company that he or she has read and understood this Agreement, and, as an express condition to the grant of the Award under this Agreement, agrees to be bound by the terms of this Agreement.

[Remainder of page intentionally left blank; signature page follows.]

Wherefore the parties have executed this Agreement as follows:

Plum III Merger Corp.

By:
	Name:	[●]
	Title:	[●]

Acknowledged and agreed:

Participant: [●]

By:
	Name:	[●]
Title (if applicable): [●]